    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 2, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               HEXCEL CORPORATION
             (Exact name of Registrant as specified in its charter)

           DELAWARE                          3089                  94-1109521
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                            ------------------------

                               TWO STAMFORD PLAZA
                             281 TRESSER BOULEVARD
                        STAMFORD, CONNECTICUT 06901-3238
                                 (203) 969-0666
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             IRA J. KRAKOWER, ESQ.
                               HEXCEL CORPORATION
                               TWO STAMFORD PLAZA
                             281 TRESSER BOULEVARD
                        STAMFORD, CONNECTICUT 06901-3238
                                 (203) 969-0666
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:
                              JOSEPH A. COCO, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /____________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____________
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM
                                                                      OFFERING        PROPOSED MAXIMUM
            TITLE OF EACH CLASS                  AMOUNT TO             PRICE         AGGREGATE OFFERING      AMOUNT OF
      OF SECURITIES TO BE REGISTERED           BE REGISTERED        PER UNIT(1)           PRICE(1)        REGISTRATION FEE
9 3/4% Senior Subordinated Notes Due
  2009.....................................     $240,000,000            100%            $240,000,000          $66,720

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 2, 1999

PROSPECTUS

        Offer to Exchange All 9 3/4% Senior Subordinated Notes Due 2009 for 9 3/4% Senior Subordinated Notes Due 2009, Which Have Been Registered
                Under the Securities Act of 1933, As Amended, of

                               Hexcel Corporation

                  The Exchange Offer will expire at 5:00 P.M.,
          New York City time, on             , 1999, unless extended.

                               ------------------

Terms of the Exchange Offer:

    - We will exchange all Original Notes that are validly tendered and not withdrawn prior to the expiration of the Exchange Offer.

    - You may withdraw tenders of Original Notes at any time prior to the expiration of the Exchange Offer.

    - We believe that the exchange of Original Notes will not be a taxable event for U.S. federal income tax purposes, but you should see "Certain United States Federal Income Tax Considerations" on page 111 for more information.

    - We will not receive any proceeds from the Exchange Offer.

    - The terms of the Exchange Notes are substantially identical to the Original Notes, except that the Exchange Notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the Original Notes do not apply to the Exchange Notes.

                             ---------------------

    See "Risk Factors" beginning on page 12 for a discussion of certain risks that should be considered by holders prior to tendering their Original Notes.

                              -------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                              -------------------

              The date of this Prospectus is              , 1999.

                           FORWARD-LOOKING STATEMENTS

    This Prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

    These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and other sections of this Prospectus and in the documents incorporated by reference in this Prospectus.

    Such forward-looking statements include, but are not limited to: (a) estimates of commercial aerospace production and delivery rates, including those of Boeing and Airbus; (b) expectations regarding the growth in the production of military aircraft and launch vehicle programs in 2000 and beyond; (c) expectations regarding the recovery of the electronics market; (d) expectations regarding the impact of pricing pressures from Hexcel's customers; (e) expectations regarding the ability of Hexcel to pass along pricing reductions to its suppliers; (f) expectations regarding future sales based on current backlog;
(g) expectations regarding sales growth, sales mix, gross margins, manufacturing productivity, capital expenditures and effective tax rates; (h) expectations regarding Hexcel's financial condition and liquidity, as well as future free cash flows and earnings; (i) estimates of the total cost of Hexcel's business consolidation program and estimates of the amount of cash expenditures to complete the program; (j) expectations regarding the costs and benefits of accelerating and expanding Hexcel's Lean Enterprise and business consolidation programs and implementing a supply chain management program; and (k) the impact of the Year 2000 issue, the estimated costs associated with becoming Year 2000 compliant and the estimated target date for substantial completion of remediation.

    Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: the integration of the acquired Clark-Schwebel business without disruption to manufacturing, marketing and distribution activities; changes in general economic and business conditions; changes in current pricing levels; changes in political, social and economic conditions and local regulations, particularly in Asia and Europe; foreign currency fluctuations; changes in aerospace delivery rates; reductions in sales to any significant customers, particularly Boeing or Airbus; changes in sales mix; changes in government defense procurement budgets; changes in military aerospace programs technology; industry capacity; competition; disruptions of established supply channels; manufacturing capacity constraints; the availability, terms and deployment of capital; and the ability of Hexcel to accurately estimate the cost of systems preparation and successfully implement for Year 2000 compliance. Additional information regarding these factors is contained in our annual report on Form 10-K for the year ended December 31, 1997 and subsequent quarterly reports on Form 10-Q.

    Our risks are more specifically described in "Risk Factors" and in our annual report on Form 10-K and quarterly reports on Form 10-Q, which are incorporated by reference in this Prospectus. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

    We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

                               PROSPECTUS SUMMARY

    The following summary highlights selected information from this Prospectus and may not contain all of the information that is important to you. This Prospectus includes specific terms of the notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this Prospectus in its entirety. The terms "Hexcel," "the Company," "our company" and "we" as used in this Prospectus refer to Hexcel Corporation, the issuer of your notes and the notes to be issued in the Exchange Offer, and its subsidiaries as a combined entity, except where it is made clear that such term means only the parent company. Unless otherwise indicated, the market and market share data contained in this Prospectus are derived from publicly available industry sources, which we have not independently verified. You should pay special attention to the "Risk Factors" section beginning on page 12 of this Prospectus. For a description of certain industry-related terms, see "Glossary of Terms."

                               THE EXCHANGE OFFER

    On January 21, 1999, we completed the private offering of $240 million aggregate principal amount of 9 3/4% Senior Subordinated Notes Due 2009 (the "Original Notes"). In connection with this private offering, we entered into a registration rights agreement with the initial purchasers of the Original Notes in which we agreed, among other things, to deliver this Prospectus to you and to complete an exchange offer for the Original Notes. Pursuant to the registration rights agreement, we are offering to exchange $240 million aggregate principal amount of our 9 3/4% Senior Subordinated Notes Due 2009, which have been registered under the Securities Act (the "Exchange Notes"), for a like aggregate principal amount of our Original Notes (the "Exchange Offer"). You are entitled to exchange your Original Notes for Exchange Notes with substantially identical terms. We urge you to read the discussions under the headings "Summary of the Exchange Offer" and "Summary of Terms of the Exchange Notes" in this Prospectus Summary for further information regarding the Exchange Offer and the Exchange Notes.

                                  THE COMPANY

GENERAL

    Our company is the world's leading producer of advanced structural materials. We develop, manufacture and market lightweight, high-performance carbon fibers, industrial fabrics, composite materials and engineered products for use in commercial aerospace, space and defense, electronics, recreation and general industrial applications. Our materials are used in a wide variety of end products, such as commercial and military aircraft, space launch vehicles and satellites, printed circuit boards ("PCBs"), computers, cellular telephones, televisions, high-speed trains and ferries, cars and trucks, windmill blades, reinforcements for bridges and other structures, window blinds, skis and snowboards, golf clubs, fishing poles, tennis rackets and bicycles.

    Our business is organized around three strategic business segments, presented in order of manufacturing integration from raw materials to finished products.

    - FIBERS AND FABRICS: this segment manufactures carbon fibers and carbon fiber fabrics, fiberglass fabrics which form the substrate for PCBs, woven industrial fabrics, woven fabrics for ballistics protection and carbon, aramid and glass reinforcement materials, all of which comprise the foundation of many composite materials, parts and structures;

    - COMPOSITE MATERIALS: this segment produces honeycomb and prepregs, as well as structural adhesives and specially machined honeycomb details and composite panels, which are incorporated into aerospace platforms; and

    - ENGINEERED PRODUCTS: this segment engineers and produces composite parts and structures, including finished components for commercial and military aircraft and parts used in automotive, civil engineering and rail applications.

    Through a series of strategic acquisitions over the past three years, we have expanded and diversified our product lines, manufacturing capabilities and technology portfolio. With 24 manufacturing facilities located in seven countries around the world and with joint ventures in Asia, Europe and the United States, we are well positioned to take advantage of opportunities for growth worldwide. We believe that we have achieved a degree of vertical integration unmatched by any competitor. This vertical integration enhances our control over the cost, quality and delivery of our products, and enables us to offer a variety of solutions to our customers' structural materials needs. For the twelve months ended September 30, 1998, our company generated pro forma net sales of approximately $1.246 billion and pro forma Adjusted EBITDA (as defined) of $214 million.

COMPETITIVE STRENGTHS

    We believe that our competitive position is attributable to a number of key strengths, including the following:

    - MARKET LEADER. We believe that our company is the largest integrated producer of advanced structural materials in the world. We are the largest supplier of advanced structural materials to both the commercial and military aerospace industries. We are the global leader in weaving carbon fibers. As a result of the Clark-Schwebel acquisition, we are now the global leader in weaving glass and aramid fibers, with an especially strong position as the leading worldwide supplier of fiberglass fabrics used in the manufacture of PCBs. Taken together, our overall size and leading market positions make us a critical supplier to our customers in multiple end-use industries.

    - VERTICAL INTEGRATION. We believe that our acquisitions since 1996 have built Hexcel into the most vertically integrated manufacturer of advanced structural materials in the world. Vertical integration provides us with a greater ability to control the cost, quality and delivery of our products. In addition, because we develop, manufacture and sell products from various points in the manufacturing process, we are able to provide the broadest possible range of overall materials solutions to our customers. Currently, we consume internally approximately 42% and 27% of our carbon fiber and fabric production, respectively, and sell the balance of these products to our customers.

    - MARKET AND GEOGRAPHIC DIVERSITY. Approximately 58% of our pro forma net sales for the twelve months ended September 30, 1998 was derived from the commercial aerospace industry; 9% from the space and defense industry; 15% from the electronics industry; 13% from general industrial markets; and 5% from recreation products. During the same period, we sold 61%, 33% and 6% of our products to customers located in North America, Europe and the Pacific Rim, respectively. We believe that this market and geographic diversity provides us with growth platforms in a number of global markets that follow different business cycles.

    - BROADEST RANGE OF QUALIFICATIONS IN THE AEROSPACE INDUSTRY. We believe that our company has the broadest range of product qualifications of any advanced materials manufacturer in the aerospace industry and has qualified products for use in virtually all western commercial and military aircraft programs. Before advanced structural materials may be utilized in aerospace and military applications, they must be qualified. All Airbus and Boeing commercial aircraft use Hexcel qualified products, and our carbon fiber is the only qualified carbon fiber in many U.S. military aircraft and rocket programs. We believe that our extensive range of qualifications positions us to remain a leading supplier of advanced structural materials to the aerospace industry.

    - LEADER IN GROWING MULTILAYER PCB MARKET. We are the leading weaver of fine, lightweight fiberglass fabrics used in the fabrication of multilayer PCBs. This position allows us to capitalize on the continuing trend toward electronics miniaturization, which relies on multilayer PCBs to achieve smaller size and increased functionality. Multilayer PCBs are the fastest growing segment of the PCB industry and our fabrics are one of the enabling technologies for such PCBs. The worldwide PCB market is estimated at over $30 billion, with multilayer PCBs comprising approximately two-thirds of the total market. As the leading manufacturer of lightweight fabrics for multilayer PCBs, we are well positioned to capture a significant portion of this market growth.

    - MANUFACTURING AND TECHNICAL EXPERTISE. We have been a leader in advanced structural materials technology for over 50 years and a leader in fiberglass fabrics technology for nearly 40 years. We believe that the range of technologies and products that we have developed over these decades gives us a level of manufacturing expertise unsurpassed in our industry. Our technically oriented sales force works with new and existing customers to identify and engineer solutions to meet our customers' needs, particularly by identifying areas where advanced structural materials may beneficially replace traditional materials.

BUSINESS STRATEGY

    Key elements of our strategy include the following:

    - MAINTAIN LEADERSHIP POSITION IN COMMERCIAL AEROSPACE INDUSTRY. Commercial aerospace remains the largest market for advanced structural materials. We are the leading supplier to this industry, with strong positions at both Boeing and Airbus. We believe that demand for commercial aircraft, and therefore advanced structural materials, while leveling off in 1999, will remain at historically high levels for the next several years as a result of certain trends that have been identified in industry reports. See "Business--Business Strategy." We believe that we are well positioned to capitalize on such trends by continuing to produce a wide variety of advanced structural materials for use in the manufacture of virtually every commercial aircraft in the western world, whether the aircraft is produced by Boeing, Airbus or regional manufacturers.

    - REDUCE PRODUCTION COSTS AND IMPROVE MANUFACTURING EFFICIENCIES. We will pursue specific initiatives to reduce production costs and capital expenditures and improve manufacturing efficiencies, including implementation of our Lean Enterprise program and value chain management initiatives on a global basis. As has been the case with the program we initiated in 1996, which we believe has resulted in a reduction of annual costs in excess of $30 million, these new initiatives are expected to generate significant improvements in our operating cost structure in 1999 and beyond. The goals of our current programs are to reduce unit product costs, lower production cycle times, increase throughputs, lower inventories and improve product quality and customer satisfaction.

    - CAPITALIZE ON GROWING MILITARY AEROSPACE MARKETS. We intend to capitalize on the expected growth of the military market, which uses a higher percentage of advanced structural materials and higher value products than the commercial market. We are already qualified to supply materials to a broad range of military aircraft and helicopters scheduled to enter full scale production at the start of the next decade. Demand for many of these aircraft is driven in part by the need to replace aging fighter and transport aircraft platforms. Some of these programs are currently in the developmental stage, but in many cases government funding for production has been approved. These programs include the V-22 Osprey tilt-rotor, F-22 (Raptor), F/A-18E/F (Hornet), C-17 transport, European Fighter Aircraft (Typhoon), RAH-66 (Comanche) and NH90 helicopter.

    - EXPLOIT OPPORTUNITIES FROM THE COMMERCIALIZATION OF SPACE. The rapid growth in the commercial use of satellites for voice, data and image communications, as well as mapping and weather monitoring, is expected to generate increasing production of satellites, rockets and launch vehicles. Advanced structural materials should benefit from the growth in space-related markets because they are well suited to meet severe environmental conditions during launch and in space and the need to maximize launch payloads and reduce launch costs. We are currently developing and positioning our products for the fabrication of satellites and for the next generation of launch vehicles. Our products are already qualified for use in programs such as the Delta II, III and IV, Sea Launch and Ariane rockets.

    - GLOBALIZE AND INTEGRATE GLASS FABRICS OPERATIONS. As a result of our acquisition of Clark-Schwebel and its equity interests in CS-Interglas and Asahi-Schwebel, we are now the largest supplier of glass fabrics to producers of PCBs and reinforcements for structural composites worldwide. We intend to integrate the acquired Clark-Schwebel operations into our own operations to create a global organization that can exploit best manufacturing practices and technology, leverage procurement of raw materials and optimize the utilization of our manufacturing capacity. We expect that these efforts will significantly reduce costs and broaden our reach in these key markets.

    - EXPAND APPLICATIONS FOR ADVANCED STRUCTURAL MATERIALS. We are committed to expanding the applications of our advanced materials both within existing markets and into promising new sectors. To date, advanced structural materials have found their greatest use in aerospace and recreation applications, where their performance properties have shown the most demonstrable value. We believe that these materials have significant potential applications in surface transportation (e.g., high speed and mass transit railways, cars and trucks, high speed ferries and commercial shipping), civil engineering (e.g., repair and reinforcement of buildings and bridges) and energy (e.g., windmill blades and fly wheels). Where appropriate, we will leverage our development of new applications through alliances with companies that have strong positions in these markets. For example, we have entered into a strategic alliance with Sika Finanz AG, a leading Swiss-based construction products company, to develop the market for advanced structural materials in construction and civil engineering applications.

RECENT DEVELOPMENTS

    CLARK-SCHWEBEL ACQUISITION

    On September 15, 1998, we acquired the industrial fabrics business of Clark-Schwebel for a cash purchase price of approximately $472 million (including $19 million paid on December 23, 1998). As part of this acquisition, we also acquired Clark-Schwebel's equity ownership interests in three joint ventures:

    - a 43.3% share in Asahi-Schwebel Co., Ltd., headquartered in Japan, which in turn has its own joint venture with AlliedSignal in Taiwan;

    - a 43.6% share in CS-Interglas AG, headquartered in Germany, together with fixed-price options to increase this equity interest to 84.0%; and

    - a 50.0% share in Clark-Schwebel Tech-Fab Company, headquartered in the United States.

We also entered into a $50 million lease of property, plant and equipment used in that business, pursuant to a long-term lease that includes purchase options. The acquired business is engaged in the manufacture and sale of high-quality fiberglass fabrics used to make PCBs for electronics equipment such as computers, cellular telephones, televisions and automotive components. The business also produces high performance specialty products for use in insulation, filtration, wall and facade claddings, ballistics and reinforcements for composite materials. The Clark-Schwebel acquisition established our company as a leading global materials supplier to the electronics industry, which we believe has attractive long-term growth potential, and further diversified our business beyond the historically cyclical commercial aerospace market.

    BUSINESS CONSOLIDATION PROGRAM

    As a result of the Clark-Schwebel acquisition, changing market conditions and the need for continuous improvement, we are intensifying our business consolidation efforts to achieve more rapid cost reductions throughout our organization. Our efforts will include implementing an aggressive value chain management program and reducing costs through our Lean Enterprise program. In addition, we have initiated a reorganization of our business operations to focus on improved operating effectiveness and to integrate the Clark-Schwebel business into our existing fabrics operations. We have consolidated our U.S., European and Asian composite materials businesses into a single global business unit. As a result of these and other actions, we anticipate recording approximately $12 million of business acquisition and consolidation costs in the fourth quarter of 1998. Approximately half of this charge will be for writedowns of certain assets held for disposition.

    Beginning in 1999 we anticipate annual cash savings from our business consolidation activities to be approximately $10 million. In addition, we have identified specific actions that we believe will result in significant savings from our Lean Enterprise and value chain management initiatives. We believe that these savings should help offset, but not eliminate, the expected negative impacts in 1999 of price competition and product mix changes.

    In addition to these initiatives, we expect to complete a global capacity and utilization review of our worldwide facilities requirements during 1999. This review may result in the closing or right-sizing of one or more facilities, and will likely result in the recognition of additional business consolidation charges in 1999.

    SENIOR CREDIT FACILITY, AS AMENDED

    In connection with the Clark-Schwebel acquisition on September 15, 1998, we amended our senior credit facility to: (a) fund the Clark-Schwebel acquisition;
(b) refinance our company's then existing revolving credit facility; and (c) provide for our ongoing working capital and other financing requirements. Simultaneously with the closing of the offering of the outstanding 9 3/4% Senior Subordinated Notes Due 2009, we amended our senior credit facility to, among other things, modify certain financial covenants and to permit that offering. As of September 30, 1998, our senior credit facility includes $360.0 million in aggregate revolving credit facility commitments ($100.9 million outstanding) and $311.5 million in aggregate term loans (including $152.6 million of Tranche A Term Loans and $158.9 million of Tranche B Term Loans), after giving pro forma effect to (1) the offering of the Original Notes and the application of the net proceeds from that offering, (2) the redemption of $12.5 million aggregate principal amount of senior subordinated notes payable to Ciba Specialty Chemicals Inc. from borrowings under our senior credit facility and (3) the payment of a $19.0 million deferred purchase price on December 23, 1998 in connection with the acquisition of a 43.6% joint venture interest in CS-Interglas AG.

    We expect that, on or before February 28, 1999, we will redeem $12.5 million of the $37.5 million aggregate principal amount of senior subordinated notes payable to Ciba Specialty Chemicals Inc. with borrowings under our senior credit facility. The interest rate on such notes is scheduled to increase from 7.5% per annum to 10.5% per annum on February 28, 1999 and by an additional 0.5% per annum on each February 28 thereafter through maturity in 2003. These notes were issued in connection with the acquisition of the composites business of Ciba Geigy Limited.

    OFFERING OF ORIGINAL NOTES

    On January 21, 1999, we issued and sold the Original Notes. We used the net proceeds of that offering, which were approximately $231 million (after discounts to the initial purchasers and other transaction fees and expenses), to reduce borrowings under our senior credit facility.

                         SUMMARY OF THE EXCHANGE OFFER

Securities Offered..............  We are offering up to $240,000,000 aggregate principal amount of new 9 3/4% Senior Subordinated Notes Due 2009,
                                  which have been registered under the Securities Act. The
                                  form and terms of these Exchange Notes are identical in
                                  all material respects to those of the Original Notes. The
                                  Exchange Notes, however, will not contain certain transfer restrictions and registration rights applicable to the
                                  Original Notes.

The Exchange Offer..............  We are offering to exchange new $1,000 principal amount of our 9 3/4% Senior Subordinated Notes Due 2009, which have
                                  been registered under the Securities Act, for $1,000
                                  principal amount of our outstanding 9 3/4% Senior
                                  Subordinated Notes Due 2009, which were issued in a
                                  private offering on January 21, 1999.

                                  In order to be exchanged, an Original Note must be
                                  properly tendered and accepted. All Original Notes that
                                  are validly tendered and not withdrawn will be exchanged.
                                  As of the date of this Prospectus, there are $240.0
                                  million principal of Original Notes outstanding. We will
                                  issue Exchange Notes promptly after the expiration of the
                                  Exchange Offer.

Resales.........................  We believe that the Exchange Notes issued in the Exchange
                                  Offer may be offered for resale, resold or otherwise
                                  transferred by you without compliance with the
                                  registration and prospectus delivery requirements of the
                                  Securities Act provided that:

                                  - you are acquiring the Exchange Notes in the ordinary
                                  course of your business;

                                  - you are not participating, do not intend to participate
                                  and have no arrangement or understanding with any person
                                    to participate, in a distribution of the Exchange Notes;
                                    and

                                  - you are not an "affiliate" of the Company.

                                  If you do not meet the above criteria you will have to
                                  comply with the registration and prospectus delivery
                                  requirements of the Securities Act in connection with any
                                  reoffer, resale or other disposition of your Exchange
                                  Notes.

                                  Each broker or dealer that receives Exchange Notes for its own account in exchange for Original Notes that were
                                  acquired as a result of market-making or other trading
                                  activities must acknowledge that it will deliver this
                                  Prospectus in connection with any offer to resell, resale, or other transfer of the Exchange Notes issued in the
                                  Exchange Offer.

Expiration Date.................  5:00 p.m., New York City time, on       , 1999, unless we
                                  extend the expiration date.

Accrued Interest on the Exchange
  Notes and Original Notes......  The Exchange Notes will bear interest from January 21,
                                  1999. If your Original Notes are accepted for exchange,
                                  then you will waive

                                  interest on the Original Notes accrued to the date the
                                  Exchange Notes are issued.

Certain Conditions to the
  Exchange Offer................  The Exchange Offer is subject to customary conditions, which we may waive. Please read the section "The Exchange
                                  Offer--Certain Conditions to the Exchange Offer" of this
                                  Prospectus for more information regarding conditions to
                                  the Exchange Offer.

Procedures for Tendering
  Original Notes................  If you wish to tender your Original Notes, you must complete, sign and date the Letter of Transmittal, or a
                                  facsimile of it, in accordance with its instructions and
                                  transmit the Letter of Transmittal, together with your
                                  Original Notes and any other required documentation, and
                                  The Bank of New York, who is the exchange agent, must
                                  receive such documentation at the address set forth in the
                                  Letter of Transmittal by 5:00 p.m. New York City time, on
                                  the expiration date. By executing the Letter of
                                  Transmittal, you will represent to us that you are
                                  acquiring the Exchange Notes in the ordinary course of
                                  your business, that you are not participating, do not
                                  intend to participate and have no arrangement or
                                  understanding with any person to participate, in the
                                  distribution of Exchange Notes, and that you are not an
                                  "affiliate" of ours. See "The Exchange Offer--Procedures
                                  for Tendering."

Special Procedures for
  Beneficial Holders............  If you are the beneficial holder of Original Notes that are registered in the name of your broker, dealer,
                                  commercial bank, trust company or other nominee, and you
                                  wish to tender in the Exchange Offer, you should promptly
                                  contact the person in whose name your Original Notes are
                                  registered and instruct such person to tender on your
                                  behalf. See "The Exchange Offer--Procedures for
                                  Tendering."

Guaranteed Delivery
  Procedures....................  If you wish to tender your Original Notes and you cannot deliver your notes, the Letter of Transmittal or any other required documents to the Exchange Agent before the
                                  expiration date, you may tender your Original Notes
                                  according to the guaranteed delivery procedures set forth
                                  in "The Exchange Offer-- Guaranteed Delivery Procedures."

Withdrawal Rights...............  Tenders may be withdrawn at any time before 5:00 p.m., New
                                  York City time, on the expiration date.

Acceptance of Original Notes and
  Delivery of Exchange
  Notes.........................  Subject to certain conditions, we will accept for exchange any and all Original Notes which are properly tendered in
                                  the Exchange Offer before 5:00 p.m., New York City time,
                                  on the expiration date. The Exchange Notes will be
                                  delivered promptly after the expiration date. See "The
                                  Exchange Offer--Terms of the Exchange Offer."

Certain U.S. Federal Income Tax
  Considerations................  We believe that your exchange of Original Notes for
                                  Exchange Notes pursuant to the Exchange Offer will not
                                  result in any gain or

                                  loss to you for U.S. federal income tax purposes. See
                                  "Certain United States Federal Income Tax Considerations"
                                  in this Prospectus.

Exchange Agent..................  The Bank of New York is serving as Exchange Agent in connection with the Exchange Offer. The address and
                                  telephone number of the Exchange Agent are set forth in
                                  "The Exchange Offer--Exchange Agent" in this Prospectus.

Use of Proceeds.................  We will not receive any proceeds from the issuance of
                                  Exchange Notes pursuant to the Exchange Offer. We will pay all expenses incident to the Exchange Offer.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

    The form and terms of the Exchange Notes and the Original Notes are identical in all material respects, except that certain transfer restrictions and registration rights applicable to the Original Notes do not apply to the Exchange Notes. The Exchange Notes will evidence the same debt as the Original Notes and will be governed by the same indenture. Where we refer to "Notes" in this document, we are referring to both Original Notes and Exchange Notes.

Aggregate Amount................  $240.0 million principal amount of 9 3/4% Senior
                                  Subordinated Notes Due 2009.

Maturity........................  January 15, 2009.

Interest rate...................  9 3/4% per year.

Interest payment dates..........  January 15 and July 15 of each year, commencing July 15,
                                  1999.

Ranking.........................  The Notes will be unsecured senior subordinated obligations and will rank junior to our existing and
                                  future senior indebtedness. The Notes will rank equally
                                  with our existing and future senior subordinated
                                  indebtedness and will rank senior to our subordinated
                                  indebtedness. The Notes effectively will rank junior to
                                  all liabilities of our subsidiaries. The terms "Senior
                                  Indebtedness" and "Subordinated Indebtedness" are defined
                                  in the "Description of the Notes--Ranking" and
                                  "Description of the Notes--Certain Definitions" sections
                                  of this Prospectus.

                                  As of September 30, 1998, after giving pro forma effect to
                                  (1) the offering of Original Notes and our use of the net
                                  proceeds from that offering, (2) the redemption of $12.5
                                  million aggregate principal amount of senior subordinated
                                  notes payable to Ciba from borrowings under the Senior
                                  Credit Facility and (3) the payment of $19.0 million of
                                  deferred purchase price on December 23, 1998 in connection with the acquisition of a 43.6% joint venture interest in
                                  CS-Interglas, we would have had outstanding $481.8 million of senior indebtedness and we would have had outstanding
                                  $25.0 million of senior subordinated indebtedness other
                                  than the Notes.

Optional redemption.............  We cannot redeem the Notes until January 15, 2004, except as described immediately below. Thereafter, we can redeem
                                  some or

                                  all of the Notes at the redemption prices listed in the
                                  "Description of the Notes--Optional Redemption" section of this Prospectus, plus accrued interest.
Optional Redemption after Public
  Equity Offerings..............  At any time (which may be more than once) before January
                                  15, 2002, we can choose to redeem up to 35% of the
                                  original principal amount of the Notes (including the
                                  original principal amount of any additional Notes) with
                                  money that we raise in certain equity offerings, as long
                                  as:

                                  - we pay to holders of the Notes a redemption price of
                                    109 3/4% of the face amount of the Notes we redeem, plus
                                    accrued interest;

                                  - we redeem the Notes within 120 days of completing such
                                    equity offering; and

                                  - at least 65% of the original aggregate principal amount
                                    of the Notes (including the original principal amount of
                                    any additional Notes) issued remains outstanding
                                    afterwards.

Change of Control Offer.........  If a change in control of our company occurs, we must give holders of the Notes the opportunity to sell to us their
                                  Notes at a purchase price of 101% of their face amount,
                                  plus accrued interest. The term "Change of Control" is
                                  defined in the "Description of the Notes-- Change of
                                  Control" section of this Prospectus.

Certain Covenants...............  The indenture governing the Notes will contain covenants that limit our ability and that of our subsidiaries to:

                                  - incur additional indebtedness;

                                  - pay dividends or distributions on, or redeem or
                                    repurchase, our capital stock;

                                  - make investments;

                                  - issue or sell capital stock of subsidiaries;

                                  - engage in transactions with affiliates;

                                  - create liens on our assets to service certain debt;

                                  - transfer or sell assets;

                                  - guarantee indebtedness;

                                  - restrict dividend or other payments to us;

                                  - consolidate, merge or transfer all or substantially all
                                    of our assets and the assets of our subsidiaries; and

                                  - engage in unrelated businesses.

                                  These covenants are subject to important exceptions and
                                  qualifications, which are described in the "Description of the Notes --Certain Covenants" section of this Prospectus.

Use of Proceeds.................  We will not receive any proceeds from the Exchange Offer.
                                  See "Use of Proceeds." We have agreed to bear the expenses of the Exchange Offer. No underwriter is being used in
                                  connection with the Exchange Offer. For a description of
                                  the use of proceeds of the

                                  offering of Original Notes, see "--The Company--Recent
                                  Developments--Offering of Original Notes."

RISK FACTORS

    You should carefully consider all of the information set forth or incorporated by reference into this Prospectus and, in particular, the information under "Risk Factors," beginning on page 12, before deciding to tender your Original Notes in the Exchange Offer.

               SUMMARY CONSOLIDATED FINANCIAL DATA AND OTHER DATA

    The following table presents summary financial and other data with respect to Hexcel and has been derived from (1) the audited consolidated financial statements of Hexcel as of and for the three years ended December 31, 1997, and the unaudited condensed consolidated financial statements of Hexcel as of and for the nine months ended September 30, 1997 and September 30, 1998, and for the three months ended December 31, 1997 and (2) the unaudited pro forma financial statements included elsewhere in this Prospectus which give effect to the Clark-Schwebel acquisition (including $19.0 million of deferred purchase price paid on December 23, 1998), the offering of the Original Notes and the application of the net proceeds from that offering and the redemption of $12.5 million aggregate principal amount of senior subordinated notes payable to Ciba with borrowings under the Senior Credit Facility. The summary financial and other data for Hexcel as of and for the nine months ended September 30, 1997 and September 30, 1998 are derived from unaudited financial statements which, in the opinion of our management, include all adjustments necessary for the fair presentation of such information. Results for interim periods are not necessarily indicative of the results for the full year. The information set forth below should be read together with the other information contained under the captions "Capitalization," "Pro Forma Financial Information," "Selected Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements and the related notes thereto, included elsewhere in this Prospectus.

                                                                                                         FOR THE NINE MONTHS
                                                              FOR THE YEAR ENDED DECEMBER 31,            ENDED SEPTEMBER 30,
                                                       ---------------------------------------------  -------------------------
                                                                 HISTORICAL              PRO FORMA           HISTORICAL
                                                       -------------------------------  ------------  -------------------------
                                                         1995       1996       1997         1997          1997        1998(A)
                                                       ---------  ---------  ---------  ------------  ------------  -----------
                                                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales..........................................  $ 350,238  $ 695,251  $ 936,855   $1,177,059    $  682,249      $785,581
  Gross margin.......................................     67,090    141,309    222,632      276,935       159,672       199,164
  Gross margin percentage............................      19.2%      20.3%      23.8%        23.5%         23.4%         25.4%
  Business acquisition and consolidation
    expenses.........................................  $      --  $  42,370  $  25,343  $    25,343   $    21,150       $   711
  Operating income...................................     17,766      2,789     76,457      107,322        50,229        99,455
  Other expense (income).............................       (791)    (2,994)        --          (35 )          --            --
  Bankruptcy reorganization expenses.................      3,361         --         --           --            --            --
  Income (loss) from continuing operations...........      3,201    (19,190)    73,630       71,587        61,307        48,546

OTHER DATA:
  EBITDA (b).........................................  $  26,819  $  32,513  $ 112,254  $   162,990   $    78,240   $   130,387
  Adjusted EBITDA (b)................................     29,389     71,889    137,597      188,298        99,390       131,098
  Depreciation and amortization......................     11,623     26,730     35,797       55,633        28,011        30,932
  Capital expenditures...............................     12,144     43,569     57,369       65,699        31,695        41,703
  Pro forma cash interest expense (c)................
  Ratio of pro forma total debt to pro forma Adjusted
    EBITDA...........................................
  Ratio of pro forma Adjusted EBITDA to pro forma
    cash interest expense............................
  Ratio of earnings to fixed charges (d).............       1.7x         --       2.9x         1.6x          2.6x          4.1x

BALANCE SHEET DATA (AT PERIOD END):
  Working capital....................................  $  61,570  $ 128,119  $ 200,694                $   214,230      $249,665
  Total assets.......................................    230,602    701,736    811,586                    807,553     1,394,538
  Total debt.........................................     90,144    311,016    353,371                    376,275       856,947
  Shareholders' equity...............................     48,374    179,329    249,901                    234,558       300,262

                                                                        FOR THE
                                                                         TWELVE
                                                                         MONTHS
                                                                         ENDED
                                                                     SEPTEMBER 30,
                                                                     --------------

                                                        PRO FORMA      PRO FORMA
                                                       ------------  --------------
                                                           1998           1998
                                                       ------------  --------------

STATEMENT OF OPERATIONS DATA:
  Net sales..........................................     $931,309   $   1,245,713
  Gross margin.......................................      233,212         310,609
  Gross margin percentage............................        25.0%           24.9%
  Business acquisition and consolidation
    expenses.........................................      $   711   $       4,904
  Operating income...................................      116,943         151,667
  Other expense (income).............................           13             (23 )
  Bankruptcy reorganization expenses.................           --              --
  Income (loss) from continuing operations...........       44,040          56,852
OTHER DATA:
  EBITDA (b).........................................  $   161,627   $     209,326
  Adjusted EBITDA (b)................................      162,351         214,207
  Depreciation and amortization......................       44,697          57,636
  Capital expenditures...............................       45,244          73,319
  Pro forma cash interest expense (c)................                       70,193
  Ratio of pro forma total debt to pro forma Adjusted
    EBITDA...........................................                         4.1x
  Ratio of pro forma Adjusted EBITDA to pro forma
    cash interest expense............................                         3.1x
  Ratio of earnings to fixed charges (d).............         2.2x            2.1x
BALANCE SHEET DATA (AT PERIOD END):
  Working capital....................................                     $249,665
  Total assets.......................................                    1,422,538
  Total debt.........................................                      885,585
  Shareholders' equity...............................                      299,624

------------------------

(a) Amounts include the operating results of the Clark-Schwebel Business since the acquisition date, September 15, 1998.

(b) "EBITDA" is defined as income from continuing operations before interest, taxes, depreciation and amortization. "Adjusted EBITDA" is defined as EBITDA before business acquisition and consolidation expenses, other income and bankruptcy reorganization expenses. Hexcel believes that EBITDA and Adjusted EBITDA provide useful information regarding Hexcel's ability to service its indebtedness, but should not be considered in isolation or as a substitute for operating income or cash flow from operations (in each case as determined in accordance with generally accepted accounting principles) as an indicator of Hexcel's operating performance or as a measure of Hexcel's liquidity.

(c) Pro forma cash interest expense is calculated assuming a weighted average interest rate on the amounts outstanding under the Senior Credit Facility of 7.2% and using the actual rate of 9.75% on the Notes, and is net of non-cash amortization of debt issuance costs.

(d) Earnings consist of income (loss) from continuing operations before fixed charges and income taxes. Fixed charges consist of interest expense, amortization of fees related to debt financing and that portion of rent expense deemed to be interest. For the year ended December 31, 1996, earnings were insufficient to cover fixed charges by approximately $15.8 million.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE DECIDING TO TENDER YOUR ORIGINAL NOTES IN THE EXCHANGE OFFER, AS WELL AS THE MORE DETAILED DESCRIPTIONS CROSS-REFERENCED TO THE BODY OF THE PROSPECTUS AND THE OTHER MATTERS DESCRIBED IN THIS PROSPECTUS. THE RISK FACTORS SET FORTH BELOW, OTHER THAN "--ADVERSE CONSEQUENCES OF FAILURE TO EXCHANGE, "--ADVERSE EFFECT OF ISSUANCE OF EXCHANGE NOTES ON MARKET FOR ORIGINAL NOTES" AND "--PROSPECTUS DELIVERY REQUIREMENTS OF AFFILIATES AND BROKER-DEALERS IN CONNECTION WITH RESALES OF EXCHANGE NOTES," GENERALLY APPLY TO THE ORIGINAL NOTES AS WELL AS THE EXCHANGE NOTES.

ADVERSE CONSEQUENCES OF FAILURE TO EXCHANGE

    The Original Notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your Original Notes for Exchange Notes pursuant to the Exchange Offer, you will not be able to resell, offer to resell or otherwise transfer the Original Notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be under an obligation to register the Original Notes under the Securities Act except in the limited circumstances provided under the registration rights agreement. In addition, if you want to exchange your Original Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

ADVERSE EFFECT OF ISSUANCE OF EXCHANGE NOTES ON MARKET FOR ORIGINAL NOTES

    To the extent that Original Notes are tendered for exchange and accepted in the Exchange Offer, the trading market for the untendered and tendered but unaccepted Original Notes could be adversely affected. Please refer to the section in this Prospectus entitled "--Adverse Consequences of Failure to Exchange."

PROSPECTUS DELIVERY REQUIREMENTS OF AFFILIATES AND BROKER-DEALERS IN CONNECTION
  WITH RESALES OF EXCHANGE NOTES

    Based on certain no-action letters issued by the staff of the Securities and Exchange Commission, we believe that the Exchange Notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

    - you are acquiring the Exchange Notes in the ordinary course of your business,

    - you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes within the meaning of the Securities Act, and

    - you are not an affiliate of the Company within the meaning of Rule 405 of the Securities Act.

    If any of the foregoing are not true and you transfer any Exchange Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your Exchange Notes under such Act, you may incur liability under the Securities Act. We do not and will not assume or indemnify you against such liability.

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes which were acquired by such broker-dealer as a result of market making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may use this Prospectus for any offer to resell, resale or other transfer of the Exchange Notes. We have agreed that, for a period of 180 days after the consummation of the Exchange Offer, we will make this Prospectus available to any broker-dealer for use in connection with any such offer to resell, resale or other transfer. Please refer to the section of this Prospectus entitled "Plan of Distribution."

SUBSTANTIAL LEVERAGE AND DEBT SERVICE REQUIREMENTS

    We have substantial indebtedness and debt service requirements. As of September 30, 1998, after giving pro forma effect to (1) the private offering of the Original Notes (the "Private Offering") and the application of the proceeds from that offering, (2) the redemption of $12.5 million aggregate principal amount of senior subordinated notes payable to Ciba with borrowings under the Senior Credit Facility and (3) the payment of $19.0 million of deferred purchase price on December 23, 1998 in connection with the acquisition of a 43.6% joint venture interest in CS-Interglas, we would have had $885.6 million of outstanding indebtedness and our total debt, as a percentage of total capitalization, would have been 75%. This substantial level of indebtedness will have important consequences, including:

    - limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy, research and development costs or other purposes;

    - limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal payments and fund debt service;

    - increasing our vulnerability to general adverse economic and industry conditions; and

    - limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation.

    We cannot assure you that we will generate sufficient cash flow from operations, or that we will be able to obtain sufficient funding, to satisfy our debt service obligations, including the Notes. Our ratio of pro forma Adjusted EBITDA to pro forma cash interest expense for the twelve months ended September 30, 1998 would have been 3.1x. Our ability to pay interest on the Notes and to meet our other debt service obligations depends upon, among other things, our future operating performance and ability to refinance indebtedness when necessary. Each of these factors is to a large extent dependent upon economic conditions and financial, business and competitive factors beyond our control. If, in the future, we cannot generate sufficient cash from operations to make scheduled payments on the Notes or to meet our other obligations, we will need to refinance such obligations, obtain additional financing or sell assets.

RESTRICTIONS IN DEBT AGREEMENTS

    The operating and financial restrictions and covenants in our existing debt agreements, including our Senior Credit Facility, the indentures governing the Notes, our Convertible Subordinated Notes, Convertible Subordinated Debentures and the Ciba Notes, and in any future financing agreements, may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. In addition, the Senior Credit Facility requires that we maintain compliance with certain financial ratios. A breach of any of these restrictions or covenants could cause a default under the Notes and our other debt. A significant portion of our indebtedness may then become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments, including payments on the Notes.

SUBORDINATION OF THE NOTES TO SENIOR INDEBTEDNESS AND LIABILITIES OF
  SUBSIDIARIES

    The Notes will be subordinate to the prior payment in full of all senior indebtedness. As of September 30, 1998, after giving pro forma effect to (1) the Private Offering and the application of the proceeds from that offering, (2) the redemption of $12.5 million aggregate principal amount of senior subordinated notes payable to Ciba with borrowings under the Senior Credit Facility and (3) $19.0 million of deferred purchase price paid on December 23, 1998 in connection with the acquisition of a 43.6% joint venture interest in CS-Interglas, we would have had approximately $481.8 million of senior indebtedness outstanding. Because of the subordination provisions of the Notes, in the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations under the Notes only after all payments had been made on our senior indebtedness. We cannot assure you that sufficient assets will remain after all such payments have been made to make any payments on the Notes. In addition, certain events of default under our senior indebtedness would prohibit us from making any payments on the Notes, including payments on interest when due. The term "senior indebtedness" is defined in the "Description of the Notes--Ranking" section of this Prospectus.

    Our company conducts a portion of its operations through our subsidiaries. Claims of creditors of any of such subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of our company, including holders of the Notes, even if the obligations of those subsidiaries do not constitute senior indebtedness. As of September 30, 1998, our company's subsidiaries had approximately $245 million of liabilities.

NOTES ARE UNSECURED

    In addition to being subordinate to all of our senior indebtedness, the Notes will not be secured by any of our assets. Our obligations under our Senior Credit Facility are secured by the pledge of the capital stock of certain of our domestic subsidiaries (including Clark-Schwebel) and 65% of the capital stock of certain of our foreign subsidiaries. If we become insolvent or are liquidated, or if payment under our Senior Credit Facility is accelerated, the lenders under our Senior Credit Facility would be entitled to exercise the remedies available to a secured lender under applicable law. Therefore, our bank lenders will have a claim on such assets before the holders of the Notes. See "Description of Certain Indebtedness." We cannot assure you that the liquidation value of our assets would be sufficient to repay in full the indebtedness under the Senior Credit Facility and our other indebtedness, including the Notes.

RISKS ASSOCIATED WITH THE COMMERCIAL AEROSPACE INDUSTRY

    Decreased demand in the commercial aerospace market could materially and adversely affect our business operating results, prospects and financial condition. Approximately 58% of our pro forma net sales for the twelve months ended September 30, 1998 was derived from sales to the commercial aerospace industry, which includes 38% of such sales to Boeing, Airbus and related subcontractors. The commercial aerospace industry is historically cyclical and is particularly sensitive to fluctuations based on general economic conditions and airline profitability.

    The Asian markets in particular are important markets for airlines and large commercial aircraft manufacturers. Turbulence in the financial and currency markets of many Asian countries since mid-1997 has created recessionary conditions and has led to an uncertain economic outlook for these countries. Boeing has developed a large backlog of aircraft sales to customers in Asia and estimates that the current crisis in the Asian financial markets will result in about 150 fewer airplane deliveries for all manufacturers during the next 5 years. In addition, Boeing has recently announced that in light of these recent economic conditions in Asia, it plans to adjust its production schedules over the next several years. The Asian crisis could result in additional cancellations or deferrals of deliveries from Boeing and/or Airbus.

    In addition, our customers have emphasized the need for improved yield in the use of our products and cost and inventory reduction throughout the commercial aerospace supply chain. This has led to pricing pressures during 1998 from our customers, which we expect to address, to the greatest extent possible, through cost reduction efforts, substitution of lower cost composite materials and price reductions from our suppliers. We cannot assure you, however, that these measures will effectively offset the pricing pressures from our customers in the commercial aerospace industry.

RELIANCE ON SIGNIFICANT CUSTOMERS

    Approximately 38% of our pro forma sales for the twelve months ended September 30, 1998 was to Boeing, Airbus and related subcontractors. The loss of, or significant reduction in purchases by, such major customers could materially and adversely affect our business, operating results, prospects and financial condition.

RISK ASSOCIATED WITH CARBON FIBER INVENTORY CORRECTION

    We experienced cancellations of certain carbon fiber orders due for delivery in the fourth quarter of 1998. We believe that, in response to a significant shortage of carbon fiber supply in 1997, a number of our customers, particularly those in the space and defense market, purchased and/or ordered more carbon fiber than they needed for production during the twelve months ended September 30, 1998. Consequently, customers are reducing their inventories of carbon fibers and anticipating lower purchasing needs during 1999. These factors are expected to result in higher than normal inventories in the near term and a significant reduction in our production of carbon fiber in 1999 as compared to 1998. We further expect that carbon fiber pricing in a number of applications will be lower in 1999, which could adversely affect our operating results, prospects and financial condition. We cannot assure you that production will return to preexisting levels in 2000 after our customers utilize current inventories.

COMPETITION

    We cannot assure you that we will be able to compete successfully with either existing or new competitors. Most of the markets in which we operate are highly competitive. We believe that product quality, product performance, customer service and price are the principal factors considered by customers in each of our business segments. In addition, other companies compete aggressively for sole source or limited source qualifications in the commercial and military aerospace markets. Some of these competitors may have lower costs, newer technology or more favorable operating conditions than we do and could replace us as the holder of sole source or limited source qualifications or become an additional qualified source of materials for the commercial aerospace and space and defense markets. Competitive pressures or the loss of sole source or limited source qualifications could materially and adversely affect our operating results, prospects and financial condition.

    In addition, intense competition from manufacturers located in Asia and Eastern Europe has forced us to reduce our prices for certain woven glass fiber products used in PCB applications. We believe that the prices and margins for some of our fabrics business products are likely to remain under pressure in 1999. Although we are actively pursuing opportunities to reduce costs and capital expenditures as we consolidate our global fabrics business, we cannot assure you that such initiatives will offset these adverse market trends. See "Business--Competition."

REDUCTIONS IN SPACE AND DEFENSE SPENDING

    We cannot assure you that the U.S. defense budgets and the related demand for defense-related equipment will not decline or that sales of defense-related equipment to foreign governments will continue at expected levels. Approximately 9% of our pro forma net sales during the twelve months ended September 30, 1998 was derived from the space and defense industry. The space and defense industry is largely dependent upon government defense budgets, particularly the U.S. defense budget. We cannot assure you that new military aircraft programs will enter full scale production as expected, or that any such aircraft will use significant amounts of our advanced structural materials. See "Business--Markets and Customers."

LIMITED SUPPLY OF RAW MATERIALS

    Because we purchase large volumes of raw materials, such as resins, carbon fiber, fiber glass and aramids, any decrease in the supply or increase in the cost of our raw materials could have a material adverse effect on our business. Our profitability depends largely on the price and continuity of supply of such raw materials, which are supplied by a limited number of sources. In addition, qualification of certain raw materials limits the extent to which we are able to substitute alternative materials in certain products. From time to time in recent years, these raw materials have been subject to increased demand and/or limited supply, thereby increasing our costs of acquiring these raw materials. Our ability to pass on these costs to our customers is, to a large extent, dependent on market conditions, including the extent to which our customers would switch to alternative materials not produced by us in the event of an increase in the prices of our products.

RISKS ASSOCIATED WITH OPERATIONS INITIATIVES

    One of our principal strategies is to improve financial results through the consolidation, rationalization and continuous improvement of our operations. We expect to realize cost savings from the consolidation of our global fabrics business and the ongoing rationalization of our facilities and personnel in our other businesses. We are also pursuing additional cost savings from our Lean Enterprise program and value chain management initiatives. Because of the requirements of the aerospace and other industries to qualify specific equipment and manufacturing facilities for the manufacture of certain products, the complexity, cost and time of making and rationalizing manufacturing equipment is greatly increased. We cannot assure you that we will be able to implement our plans without delay. We may encounter unanticipated problems in connection with the rationalization of operations, and our efforts may not result in the cost savings that we currently anticipate.

ENVIRONMENTAL MATTERS

    We are subject to extensive and changing federal, state, local and foreign laws and regulations establishing health and environmental quality standards, and may be subject to liabilities or penalties for violations of such standards. We are also subject to laws and regulations governing remediation of contamination at facilities currently or formerly owned or operated by us or to which we have sent hazardous substances or wastes for treatment, recycling or disposal. We have incurred substantial costs maintaining compliance with such standards, laws and regulations, particularly in connection with environmental laws governing air and wastewater emissions, and with ongoing remediation activities at certain facilities and off-site disposal locations. We believe that we will continue to incur substantial costs in connection with such matters and may incur additional costs in the future in the event that existing laws and regulations become subject to new or more stringent interpretations, new requirements are imposed or additional contamination or other environmental liabilities are discovered at our facilities. Failure to maintain compliance with health and environmental quality standards could have a material adverse effect on our business, results of operations and financial condition.

INFLUENCE OF SIGNIFICANT STOCKHOLDER

    Ciba currently beneficially owns 49.6% of our outstanding common stock. Under the Governance Agreement between Hexcel and Ciba, Ciba is entitled to designate a certain number of members of our Board of Directors and a certain number of committee members on each committee of the Board of Directors, based upon Ciba's percentage ownership of our outstanding voting securities. In addition, the

Governance Agreement provides that the Board of Directors will not authorize certain transactions without the approval of a certain number of the Ciba designees depending upon the level of Ciba's percentage ownership of our outstanding voting securities and the nature of the action. Consequently, Ciba will have the ability to influence certain of our affairs so long as it maintains ownership of certain percentages of our outstanding voting securities. The interests of Ciba may not in all cases be aligned with the interests of holders of the Notes. See "Business--Recent Acquisition History" and "Certain Relationships and Related Transactions--The Governance Agreement."

NEW PRODUCT INTRODUCTIONS AND TECHNOLOGICAL CHANGE

    Our future success will depend to a significant extent upon our ability to continue to develop, profitably manufacture and deliver, on a timely basis, innovative structural materials that satisfy market demand. Development of product lines to meet the demands of the advanced structural materials market requires substantial investment in research, development and engineering. There can be no assurance that our future developmental efforts will prove successful, or that sufficient cash flow will be available to adequately fund such efforts. See "Business--Research and Technology."

POTENTIAL FAILURE OF COMPUTER SYSTEMS TO RECOGNIZE YEAR 2000

    We are dependent on business systems (which include our information technology systems and non-information technology devices with embedded microprocessors) in operating our business. We also depend on the proper functioning of business systems of third parties, such as our vendors and customers. The failure of any of these systems to appropriately interpret the upcoming calendar year 2000 could have a material adverse effect on our financial condition, results of operations, cash flow and business prospects. We are currently identifying our own applications that are not Year 2000 compliant and taking steps to determine whether third parties are doing the same. In addition, we are implementing a worldwide plan to prepare our computer systems to be Year 2000 compliant. We have nearly completed our inventory phase and, based on this analysis, our estimated future costs to prepare our business systems to become Year 2000 compliant are approximately $5 million. Amounts incurred as of September 30, 1998 were not material.

    Our inability to remedy our own Year 2000 problems or the failure of third parties to do so may cause business interruptions or shutdown, financial loss, regulatory actions, reputational harm and/or legal liability. We cannot assure you that our Year 2000 program or the programs of third parties who do business with us will be effective, that our estimate about the timing and cost of completing our program will be accurate, or that all remediation will be complete by the Year 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosure."

INTERNATIONAL OPERATIONS, COUNTRY RISKS AND EXCHANGE RATE FLUCTUATIONS

    Our international operations are subject to a number of special risks, including currency exchange rate fluctuations, trade barriers, exchange controls, national labor strikes, political risks and risks of increases in duties, taxes and governmental royalties, as well as changes in laws and policies governing operations of foreign-based companies. Approximately 40% of our pro forma net sales for the twelve months ended September 30, 1998 was derived from operations conducted outside of the United States at facilities located in Austria, Belgium, England, France, Italy and Spain, through sales offices in Asia, Australia, Germany and South America. We are also a partner in joint ventures that manufacture and sell advanced structural materials in Asia and fabrics in Europe and Asia. Earnings of our non-U.S. subsidiaries and intercompany payments are subject to foreign income tax rules that may reduce cash flows available to meet required debt service and other liquidity needs. In addition, our operations or the value of our future earnings and cash flows translated into U.S. dollars could be materially affected by foreign currency exchange rate fluctuations.

RISK ASSOCIATED WITH THE CONVERSION BY CERTAIN EU MEMBER STATES TO THE "EURO"

    We may be exposed to certain risks as a result of the conversion by certain European Union member states of their respective currencies to the "Euro" as their legal currency on January 1, 1999. The conversion rates between such member states' currencies and the Euro will be fixed by the Council of the European Union. Risks related to the conversion to the Euro could include, among other things:

    - effects on pricing due to increased cross-border price transparency;

    - costs of modifying information systems, including both software and hardware;

    - costs of relying on third parties whose systems also require modification;

    - changes in the conduct of business and in the principal markets for our products and services; and

    - changes in the currency exchange rate risk.

    The actual effects of the conversion may not be known for some time following the conversion to the Euro, and such effects could have a material adverse effect on our business, results of operations, and financial condition.

POSSIBLE INABILITY TO PURCHASE NOTES UPON A CHANGE OF CONTROL

    Upon certain change of control events, each holder of Notes may require us to purchase all or a portion of its Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. Our ability to purchase the Notes upon a change of control event will be limited by the terms of our debt agreements. Upon a change of control event, we may be required immediately to repay the outstanding principal, any accrued interest on and any other amounts owed by us under our Senior Credit Facility. We cannot assure you that we would be able to repay amounts outstanding under our Senior Credit Facility or obtain necessary consents under such facility to purchase the Notes. In addition, upon the happening of a change of control event, we will be required to offer to purchase all of the Convertible Subordinated Notes. Any requirement to offer to purchase any outstanding Notes or Convertible Subordinated Notes may result in us having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance such indebtedness, such financing may be on terms unfavorable to us. The term "change of control" is defined in the "Description of the Notes--Certain Definitions" section of this Prospectus.

POSSIBLE VOLATILITY OF TRADING PRICE

    The trading price of the Notes could be subject to significant fluctuation in response to, among other factors, variations in operating results, developments in the industries in which we do business, general economic conditions and changes in securities analysts' recommendations regarding our securities. Such volatility may adversely affect the market price of the Notes.

NO ASSURANCE OF ACTIVE TRADING MARKET

    The Exchange Notes are being offered to the holders of the Original Notes. The Original Notes were issued on January 21, 1999 to a small number of institutional investors and overseas investors and are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screenbased, automated market for trading of securities eligible for resale under Rule 144A. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Original Notes could be adversely affected. There is no existing trading market for the Exchange Notes. We do not intend to apply for listing or quotation of the Exchange Notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be, nor can we make any assurances regarding the ability of Exchange Note holders to sell their Exchange Notes or the price at which the Exchange Notes might be sold. Although the initial purchasers of the Original Notes have informed us that they currently intend to make a market in the Exchange Notes, they are not obligated to do so, and any such market-making may be discontinued at any time without notice. As a result, the market price of the Exchange Notes could be adversely affected. However, the market for non-investment grade debt, such as the Exchange Notes, has been subject to disruptions that have caused substantial volatility in the prices of such securities. Any such disruptions may have an adverse effect on holders of the Exchange Notes.

                                USE OF PROCEEDS

    We will not receive any proceeds from the Exchange Offer. In consideration for issuing the Exchange Notes, we will receive in exchange Original Notes of like principal amount, the terms of which are identical in all material respects to the Exchange Notes. The Original Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

    For a description of the use of proceeds of the offering of Original Notes, see "Prospectus Summary-- The Company--Recent Developments--Offering of Original Notes."

                                 CAPITALIZATION

    The following table sets forth the actual capitalization of our company as of September 30, 1998 and as adjusted to give pro forma effect to (1) the Private Offering and the application of the net proceeds from that offering, (2) the redemption of $12.5 million aggregate principal amount of Ciba Notes with borrowings under the Senior Credit Facility and (3) the payment of $19.0 million of deferred purchase price on December 23, 1998 in connection with the acquisition of a 43.6% joint venture interest in CS-Interglas (collectively, the "Pro Forma Transactions"), in each case as if they had occurred on September 30, 1998.

                                                                       AS OF SEPTEMBER 30,
                                                                               1998
                                                                       --------------------
                                                                                     AS
                                                                        ACTUAL    ADJUSTED
                                                                       ---------  ---------
                                                                           (DOLLARS IN
                                                                            THOUSANDS)

Senior debt:
  Senior Credit Facility.............................................  $ 611,916  $ 412,416(a)
  European Credit and overdraft facilities...........................     13,620     13,620
  Capital lease obligations (b)......................................     55,236     55,236
  Other..............................................................        548        548
                                                                       ---------  ---------
    Total Senior Debt (c)............................................    681,320    481,820

Other debt:
  Senior Subordinated Notes payable to Ciba, net of discount (d).....     35,567     23,705
  9 3/4% Senior Subordinated Notes Due 2009..........................         --    240,000
  7% Convertible Subordinated Notes Due 2003.........................    114,435    114,435
  7% Convertible Subordinated Debentures Due 2011....................     25,625     25,625
                                                                       ---------  ---------
    Total other debt.................................................    175,627    403,765
                                                                       ---------  ---------

        Total debt (c)...............................................    856,947    885,585

Shareholders' equity:
  Common stock, $.01 par value, 100,000,000 shares authorized,
    36,288,385 shares issued and outstanding (e).....................        363        363
  Additional paid-in capital (e).....................................    260,234    260,234
  Retained earnings..................................................     33,005     32,367(f)
  Cumulative currency translation adjustment.........................      6,660      6,660
                                                                       ---------  ---------

    Total shareholders' equity.......................................    300,262    299,624
                                                                       ---------  ---------

        Total capitalization.........................................  $1,157,209 $1,185,209
                                                                       ---------  ---------
                                                                       ---------  ---------

------------------------------

(a) Includes $19.0 million of deferred purchase price paid on December 23, 1998 in connection with the acquisition of a 43.6% joint venture interest in CS-Interglas.

(b) Includes a $50 million capital lease for property, plant and equipment entered into in connection with the Clark-Schwebel acquisition. The lease expires in September 2006 and includes various purchase options.

(c) Includes $18.2 million of debt due within one year for both actual and as adjusted.

(d) Represents the Ciba Notes (face amount of $37.5 million), net of unamortized discount of $1.9 million as of September 30, 1998: as adjusted, the face amount of the Ciba Notes is $25.0 million, or $23.7 million net of unamortized discount of $1.3 million.

(e) Net of 847,020 shares of treasury stock acquired by our company at an aggregate cost of $10.7 million.

(f) Reflects the $0.6 million write-off of the unamortized discount relating to the $12.5 million aggregate principal amount of the Ciba Notes to be redeemed, as a reduction of retained earnings.

                        PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma combined statements of operations for the fiscal year ended December 31, 1997, the nine months ended September 30, 1998 and the twelve months ended September 30, 1998 were prepared to illustrate the estimated effects of the Pro Forma Transactions as if the Pro Forma Transactions had occurred as of the beginning of the periods presented.

    The unaudited pro forma financial information presented below is derived from the audited financial statements of Hexcel as of and for the year ended December 31, 1997, the audited financial statements of Clark-Schwebel as of and for the 53 weeks ended January 3, 1998 and the unaudited financial statements of Hexcel and of Clark-Schwebel as of and for the nine months ended September 30, 1998, Hexcel for the three months ended December 31, 1997 and Clark-Schwebel for the fourteen weeks ended January 3, 1998.

    The Clark-Schwebel acquisition has been accounted for using the purchase method of accounting. The purchase method of accounting allocates the aggregate purchase price to the assets acquired and liabilities assumed based upon their respective fair values. The final allocation of the aggregate purchase price is contingent upon studies and valuations which have not yet been completed. We are unable to predict whether any adjustments as a result of the foregoing will have a material effect on the pro forma financial statements.

    The following unaudited pro forma financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Hexcel and the notes thereto appearing elsewhere in this Prospectus. The unaudited pro forma financial information does not purport to be indicative of the results of operations or financial condition that would have been reported had the events assumed therein occurred on the dates indicated, nor does it purport to be indicative of results of operations that may be achieved in the future.

    The following unaudited pro forma financial information does not give effect to any of the charges or expenses expected to be incurred in the future in connection with the business consolidation program or to the operating, financial and other benefits that may be realized from the business consolidation program. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments and Outlook--Other Company Initiatives."

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              HISTORICAL
                                          ------------------
                                                     CLARK-   ADJUSTMENTS    PRO FORMA
                                           HEXCEL   SCHWEBEL   (NOTE 1)       COMBINED
                                          --------  --------  -----------   ------------
Net sales...............................  $936,855  $240,204   $     --      $ 1,177,059
Cost of sales...........................   714,223   184,901      1,000(a)       900,124
                                          --------  --------  -----------   ------------
    Gross margin........................   222,632    55,303     (1,000)         276,935
Selling, general and administrative
  expenses..............................   102,449    13,771      7,451(b)       123,671
Research and technology expenses........    18,383     2,216         --           20,599
Business acquisition and consolidation
  expenses..............................    25,343        --         --           25,343
                                          --------  --------  -----------   ------------
    Operating income....................    76,457    39,316     (8,451)         107,322
Interest expense........................    25,705    15,176     29,574(c)        70,455
Other income, net.......................        --        35         --               35
                                          --------  --------  -----------   ------------

    Income before income taxes..........    50,752    24,175    (38,025)          36,902
Provision (benefit) for income taxes....   (22,878)    9,657    (14,712)(d)      (27,933)
Equity in earnings of joint ventures,
  net...................................        --     3,997      2,755(e)         6,752
                                          --------  --------  -----------   ------------
    Net income..........................  $ 73,630  $ 18,515   $(20,558)     $    71,587
                                          --------  --------  -----------   ------------
                                          --------  --------  -----------   ------------
Net income per share:
    Basic...............................  $   2.00                           $      1.95
    Diluted.............................      1.74                                  1.69
Weighted average shares.................
    Basic...............................    36,748                                36,748
    Diluted.............................    45,997                                45,997

OTHER FINANCIAL DATA:
    EBITDA (Note 2).....................  $112,254  $ 48,736   $  2,000      $   162,990
    Adjusted EBITDA (Note 2)............   137,597    48,701      2,000          188,298
    Depreciation and amortization.......    35,797     9,385     10,451           55,633
    Capital expenditures................    57,369     8,330         --           65,699

See accompanying notes to Unaudited Pro Forma Combined Statements of Operations.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              HISTORICAL
                                          ------------------
                                                     CLARK-   ADJUSTMENTS    PRO FORMA
                                           HEXCEL   SCHWEBEL   (NOTE 1)      COMBINED
                                          --------  --------  -----------   -----------
Net sales...............................  $785,581  $145,728   $     --      $ 931,309
Cost of sales...........................   586,417   110,980        700(a)     698,097
                                          --------  --------  -----------   -----------
    Gross margin........................   199,164    34,748       (700)       233,212
Selling, general and administrative
  expenses..............................    82,092     9,291      5,725(b)      97,108
Research and technology expenses........    16,906     1,544         --         18,450
Business acquisition and consolidation
  expenses..............................       711        --         --            711
                                          --------  --------  -----------   -----------
    Operating income....................    99,455    23,913     (6,425)       116,943
Interest expense........................    23,167    17,606     13,969(c)      54,742
Other expense, net......................        --        13         --             13
                                          --------  --------  -----------   -----------
    Income before income taxes..........    76,288     6,294    (20,394)        62,188
Provision (benefit) for income taxes....    27,742     2,600     (7,746)(d)     22,596
Equity in earnings of joint ventures,
  net...................................        --     2,818      1,630(e)       4,448
                                          --------  --------  -----------   -----------
    Net income..........................  $ 48,546  $  6,512   $(11,018)     $  44,040
                                          --------  --------  -----------   -----------
                                          --------  --------  -----------   -----------
Net income per share:
    Basic...............................  $   1.32                           $    1.20
    Diluted.............................      1.15                                1.06
Weighted average shares.................
    Basic...............................    36,800                              36,800
    Diluted.............................    46,134                              46,134

OTHER FINANCIAL DATA:
    EBITDA (Note 2).....................  $130,387  $ 30,240   $  1,000      $ 161,627
    Adjusted EBITDA (Note 2)............   131,098    30,253      1,000        162,351
    Depreciation and amortization.......    30,932     6,340      7,425         44,697
    Capital expenditures................    41,703     3,541         --         45,244

See accompanying notes to Unaudited Pro Forma Combined Statements of Operations.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     TWELVE MONTHS ENDED SEPTEMBER 30, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               HISTORICAL
                                          --------------------
                                                       CLARK-   ADJUSTMENTS    PRO FORMA
                                            HEXCEL    SCHWEBEL   (NOTE 1)       COMBINED
                                          ----------  --------  -----------   ------------
Net sales...............................  $1,040,187  $205,526   $     --      $ 1,245,713
Cost of sales...........................     778,065   156,089        950(a)       935,104
                                          ----------  --------  -----------   ------------
    Gross margin........................     262,122    49,437       (950)         310,609
Selling, general and administrative
  expenses..............................     109,771    12,797      7,530(b)       130,098
Research and technology expenses........      21,766     2,174         --           23,940
Business acquisition and consolidation
  expenses..............................       4,904        --         --            4,904
                                          ----------  --------  -----------   ------------
    Operating income....................     125,681    34,466     (8,480)         151,667
Interest expense........................      30,584    22,658     20,088(c)        73,330
Other income, net.......................          --        23         --               23
                                          ----------  --------  -----------   ------------
    Income before income taxes..........      95,097    11,831    (28,568)          78,360
Provision (benefit) for income taxes....      34,230     4,562    (10,670)(d)       28,122
Equity in earnings of joint ventures,
  net...................................          --     4,030      2,584(e)         6,614
                                          ----------  --------  -----------   ------------
    Net income..........................  $   60,867  $ 11,299   $(15,314)     $    56,852
                                          ----------  --------  -----------   ------------
                                          ----------  --------  -----------   ------------
Net income per share:
    Basic...............................  $     1.65                           $      1.54
    Diluted.............................        1.45                                  1.37
Weighted average shares.................
    Basic...............................      36,812                                36,812
    Diluted.............................      46,177                                46,177

OTHER FINANCIAL DATA:
    EBITDA (Note 2).....................  $  164,399  $ 43,368   $  1,559      $   209,326
    Adjusted EBITDA (Note 2)............     169,303    43,345      1,559          214,207
    Depreciation and amortization.......      38,718     8,879     10,039           57,636
    Capital expenditures................      67,377     5,942         --           73,319
    Pro forma cash interest expense.....      27,679    16,478     26,036           70,193
    Ratio of pro forma total debt to pro
      forma Adjusted EBITDA.............                                               4.1x
    Ratio of pro forma Adjusted EBITDA
      to pro forma cash interest
      expense...........................                                               3.1x

See accompanying notes to Unaudited Pro Forma Combined Statements of Operations.

                          NOTES TO UNAUDITED PRO FORMA
                       COMBINED STATEMENTS OF OPERATIONS

NOTE 1 -- ADJUSTMENTS TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS.

                                                                                FOR THE              FOR THE
                                                            FOR THE           NINE MONTHS         TWELVE MONTHS
                                                          YEAR ENDED             ENDED                ENDED
                                                       DECEMBER 31, 1997   SEPTEMBER 30, 1998   SEPTEMBER 30, 1998
                                                       -----------------   ------------------   ------------------
                                                                        (IN THOUSANDS OF DOLLARS)
(a) Adjustment to reflect the increase in depreciation
     costs resulting from the adjustment to fair
     value of acquired property, plant and equipment,
     and from the recognition at fair value of
     property, plant and equipment to be leased
     pursuant to a long-term lease with purchase
     options.........................................         1,000                  700                  950
                                                           --------             --------             --------
                                                           --------             --------             --------
(b) Adjustment to reflect the following:
   Elimination of management fees and other expenses
     paid by the Clark-Schwebel Business to the
     selling shareholders............................        (2,000)              (1,000)              (1,559)
   Amortization of the excess of purchase price over
     the net assets acquired (using a 34-year
     weighted average amortization period, based on
     asset lives ranging from 10 to 40 years)........         9,451                6,725                9,089
                                                           --------             --------             --------
   Net adjustment....................................         7,451                5,725                7,530
                                                           --------             --------             --------
                                                           --------             --------             --------
(c) Adjustment to reflect the following:
   Elimination of interest expense on debt
     obligations of the Clark-Schwebel Business which
     were not assumed by Hexcel......................       (15,176)             (17,607)             (22,658)
   Net increase in interest expense attributable to
     borrowings under the Senior Credit Facility and
     the Notes to finance the acquisition of the
     Clark-Schwebel Business and to refinance
     Hexcel's previous bank debt. Interest on
     outstanding borrowings under the Senior Credit
     Facility is computed at variable rates based on
     the London interbank rate or, at the option of
     Hexcel, the base rate of the administrative
     agent for the lenders. For purposes of
     estimating pro forma adjustments, a weighted
     average interest rate of approximately 7.2% has
     been used. Interest on the outstanding balance
     of the Notes has been calculated using the
     actual interest rate of 9.75%...................        41,150               28,876               39,146
   Estimated interest expense under a long-term lease
     for $50,000 of property, plant and equipment....         3,600                2,700                3,600
                                                           --------             --------             --------
   Net adjustment....................................        29,574               13,969               20,088
                                                           --------             --------             --------
                                                           --------             --------             --------
(d) Adjustment to reflect an average income tax rate
     of 36.5% on the Clark-Schwebel Business and on
     related transaction costs.......................       (14,712)              (7,746)             (10,670)
                                                           --------             --------             --------
                                                           --------             --------             --------
(e) Adjustment to reflect Hexcel's ability to utilize
     certain tax attributes to reduce aggregate tax
     expense on the equity in earnings of the
     Clark-Schwebel Business joint ventures..........         2,755                1,630                2,584
                                                           --------             --------             --------
                                                           --------             --------             --------

NOTE 2 -- EBITDA AND ADJUSTED EBITDA.

    "EBITDA" is defined as income before income taxes, interest expense, depreciation and amortization. "Adjusted EBITDA" is defined as EBITDA before business acquisition and consolidation expenses and other income (expense), net. Hexcel believes that EBITDA and Adjusted EBITDA provide useful information regarding Hexcel's ability to service its indebtedness, but should not be considered in isolation or as a substitute for operating income or cash flow from operations (in each case as determined in accordance with generally accepted accounting principles) as an indicator of Hexcel's operating performance or as a measure of Hexcel's liquidity.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The selected historical financial information of the Company set forth below has been derived from the audited consolidated financial statements of the Company as of and for the five years ended December 31, 1997. The selected historical financial information as of and for the nine months ended September 30, 1997 and September 30, 1998 is derived from unaudited financial statements which, in the opinion of the Company's management, include all adjustments necessary for the fair presentation of such information. Results for interim periods are not necessarily indicative of results for the full year. The following selected financial information is qualified in its entirety by, and should be read in conjunction with, the Company's consolidated financial statements and the related notes thereto, included elsewhere in this Prospectus.

                                                                                      FOR THE YEAR ENDED DECEMBER 31,
                                                                         ----------------------------------------------------------
                                                                            1993        1994        1995        1996        1997
                                                                         ----------  ----------  ----------  ----------  ----------
                                                                                                       (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales............................................................  $  310,635  $  313,795  $  350,238  $  695,251  $  936,855
  Cost of sales........................................................     263,090     265,367     283,148     553,942     714,223
                                                                         ----------  ----------  ----------  ----------  ----------
  Gross margin.........................................................      47,545      48,428      67,090     141,309     222,632
  Selling, general & administrative expenses...........................      44,539      37,584      41,706      79,408     102,449
  Research and technology expenses.....................................       7,971       8,201       7,618      16,742      18,383
  Business acquisition and consolidation expenses (b)..................      46,600          --          --      42,370      25,343
                                                                         ----------  ----------  ----------  ----------  ----------
  Operating income (loss)..............................................     (51,565)      2,643      17,766       2,789      76,457
  Interest expense.....................................................       8,862      11,846       8,682      21,537      25,705
  Other expense (income), net..........................................      12,780      (4,861)       (791)     (2,994)         --
  Bankruptcy reorganization expenses...................................         641      20,152       3,361          --          --
                                                                         ----------  ----------  ----------  ----------  ----------
  Income (loss) from continuing operations before income taxes.........     (73,848)    (24,494)      6,514     (15,754)     50,752
  Provision (benefit) for income taxes.................................       6,024       3,586       3,313       3,436     (22,878)
                                                                         ----------  ----------  ----------  ----------  ----------
  Income (loss) from continuing operations.............................  $  (79,872) $  (28,080) $    3,201  $  (19,190) $   73,630
                                                                         ----------  ----------  ----------  ----------  ----------
                                                                         ----------  ----------  ----------  ----------  ----------
OTHER DATA:
  EBITDA (c)...........................................................  $  (50,106) $    1,582  $   26,819  $   32,513  $  112,254
  Adjusted EBITDA (c)..................................................       9,915      16,873      29,389      71,889     137,597
  Depreciation and amortization........................................      14,880      14,230      11,623      26,730      35,797
  Capital expenditures.................................................       6,264       8,362      12,144      43,569      57,369
  Ratio of earnings to fixed charges (d)...............................          --          --        1.7x          --        2.9x

BALANCE SHEET DATA (AT PERIOD END):
  Working capital......................................................  $   61,745  $  (22,955) $   61,570  $  128,119  $  200,694
  Total assets.........................................................     263,242     243,457     230,602     701,736     811,586
  Total debt...........................................................     117,136     109,539      90,144     311,016     353,371
  Shareholders' equity (deficit).......................................      20,753      (5,885)     48,374     179,329     249,901


                                                                          FOR THE NINE MONTHS
                                                                          ENDED SEPTEMBER 30,
                                                                         ----------------------
                                                                            1997      1998(A)
                                                                         ----------  ----------

STATEMENT OF OPERATIONS DATA:
  Net sales............................................................  $  682,249  $  785,581
  Cost of sales........................................................     522,577     586,417
                                                                         ----------  ----------
  Gross margin.........................................................     159,672     199,164
  Selling, general & administrative expenses...........................      74,769      82,092
  Research and technology expenses.....................................      13,524      16,906
  Business acquisition and consolidation expenses (b)..................      21,150         711
                                                                         ----------  ----------
  Operating income (loss)..............................................      50,229      99,455
  Interest expense.....................................................      18,288      23,167
  Other expense (income), net..........................................          --          --
  Bankruptcy reorganization expenses...................................          --          --
                                                                         ----------  ----------
  Income (loss) from continuing operations before income taxes.........      31,941      76,288
  Provision (benefit) for income taxes.................................     (29,366)     27,742
                                                                         ----------  ----------
  Income (loss) from continuing operations.............................  $   61,307  $   48,546
                                                                         ----------  ----------
                                                                         ----------  ----------
OTHER DATA:
  EBITDA (c)...........................................................  $   78,240  $  130,387
  Adjusted EBITDA (c)..................................................      99,390     131,098
  Depreciation and amortization........................................      28,011      30,932
  Capital expenditures.................................................      31,695      41,703
  Ratio of earnings to fixed charges (d)...............................        2.6x        4.1x
BALANCE SHEET DATA (AT PERIOD END):
  Working capital......................................................  $  214,230  $  249,665
  Total assets.........................................................     807,553   1,394,538
  Total debt...........................................................     376,275     856,947
  Shareholders' equity (deficit).......................................     234,558     300,262

------------------------

(a) Amounts include the operating results of the Clark-Schwebel Business since the acquisition date, September 15, 1998.

(b) Business acquisition and consolidation expenses include amounts previously reported as "Restructuring expenses."

(c) "EBITDA" is defined as income from continuing operations before interest, taxes and depreciation and amortization. "Adjusted EBITDA" is defined as EBITDA before business acquisition and consolidation expenses, other income (expense) and bankruptcy reorganization expenses. The Company believes that EBITDA and Adjusted EBITDA provide useful information regarding the Company's ability to service its indebtedness, but should not be considered in isolation or as a substitute for operating income or cash flow from operations (in each case as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance or as a measure of the Company's liquidity.

(d) Earnings consist of income (loss) from continuing operations before fixed charges and income taxes. Fixed charges consist of interest expense, amortization of fees related to debt financing and that portion of rent expense deemed to be interest. For the years ended December 31, 1993, 1994 and 1996, earnings were insufficient to cover fixed charges by approximately $73.8 million, $24.5 million and $15.8 million, respectively.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, which together constitute the Exchange Offer, we will accept for exchange Original Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used in this Prospectus, the term "Expiration Date" means 5:00 p.m.,
New York City time, on             , 1999. However, if we, in our sole
discretion, have extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which we extend the Exchange Offer.

    As of the date of this Prospectus, $240 million aggregate principal amount of the Original Notes is outstanding. This Prospectus, together with the Letter
of Transmittal, is first being sent on or about             , 1999, to all
holders of Original Notes known to us. Our obligation to accept Original Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth below under "--Certain Conditions to the Exchange Offer."

    We expressly reserve the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Original Notes, by giving oral or written notice of such extension to the holders of Original Notes as described below. During any such extension, all Original Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us. Any Original Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer.

    Original Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

    We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Original Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." We will give oral or written notice of any (1) extension, (2) amendment, (3) non-acceptance or (4) termination to the holders of the Original Notes as promptly as practicable on the next business day after the previously scheduled Expiration Date. Such notice in the case of any extension is to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time on such date.

PROCEDURES FOR TENDERING

    The tender to us of Original Notes by a holder of Original Notes as set forth below and acceptance of such tender by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Original Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to The Bank of New York (the "Exchange Agent") at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date. In addition, the Exchange Agent must receive:

    - certificates for such Original Notes along with the Letter of Transmittal; or

    - prior to the Expiration Date, a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Original Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedure for book-entry transfer described below.

The holder must also comply with the guaranteed delivery procedures described below.

    The method of delivery of Original Notes, Letters of Transmittal and all other required documents is at your election and risk. If such delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send Letters of Transmittal or Original Notes to us.

    Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and who wishes to tender, should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Original Notes, either (1) make appropriate arrangements to register ownership of the Original Notes in such owner's name or (2) obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Original Notes surrendered for exchange are tendered:

    - by a registered holder of the Original Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or

    - for the account of an Eligible Institution (as defined below).

    In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a financial institution--including most banks, savings and loan associations and brokerage houses--that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program (collectively, "Eligible Institutions"). If Original Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Original Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature on such Original Notes guaranteed by an Eligible Institution.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Original Notes tendered for exchange will be determined by us in our sole discretion. This determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular Original Note not properly tendered or to not accept any particular Original Notes which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Original Note either before or after the Expiration Date, including the right to waive the ineligibility of any holder who seeks to tender Original Notes in the Exchange Offer. The interpretation of the terms and conditions of the Exchange Offer as to any particular Original Note either before or after the Expiration Date, including the Letter of Transmittal and the instructions to such Letter of Transmittal, by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes for exchange must be cured within such reasonable period of time as we shall determine. Neither we, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Original Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

    If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Original Notes, such Original Notes must be endorsed or accompanied by appropriate powers of attorney. In either case, such Original Notes must be signed exactly as the name or names of the registered holder or holders appear on the Original Notes.

    If the Letter of Transmittal or any Original Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

    By tendering, each holder will represent to us that, among other things, (1) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes (whether or not such person is the holder) and (2) neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes. In the case of a holder that is not a broker-dealer, each such holder, by tendering, will also represent to us that such holder is not engaged in and does not intend to engage in a distribution of the Exchange Notes. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of ours, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of such Exchange Notes to be acquired pursuant to the Exchange Offer, such holder or any such other person (1) could not rely on the applicable interpretations of the staff of the SEC and (2) must comply with the registration and Prospectus delivery requirements of the Securities Act in connection with any resale transaction.

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a Prospectus that meets the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering such a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will accept, promptly after the Expiration Date, all Original Notes properly tendered, and will issue the Exchange Notes promptly after acceptance of the Original Notes. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, we shall be deemed to have accepted properly tendered Original Notes for exchange when, as and if we have given oral or written notice to the Exchange Agent, with written confirmation of any oral notice to be given promptly after giving such notice.

    For each Original Note accepted for exchange, the holder of such Original Note will receive an Exchange Note having a principal amount equal to that of the surrendered Original Note. The Exchange Notes will bear interest from the most recent date to which interest has been paid on the Original Notes or, if no interest has been paid on the Original Notes, from January 21, 1999. Accordingly, registered holders of Exchange Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from January 21, 1999. Original Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Original Notes whose Original Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Original Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer and will be deemed to have waived their rights to receive such accrued interest on the Original Notes.

    In all cases, issuance of Exchange Notes for Original Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (1) certificates for such Original Notes, or a timely Book-Entry Confirmation of such Original Notes, into the Exchange Agent's account at the Book-Entry Transfer Facility, (2) a properly completed and duly executed Letter of Transmittal and (3) all other required documents.

    If any tendered Original Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, or if Original Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Original Notes will be returned without expense to the tendering holder of such Original Notes, or, in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Original Notes will be credited to an account maintained with such Book-Entry Transfer Facility, as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Original Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Original Notes by causing the Book-Entry Transfer Facility to transfer such Original Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book Entry Transfer Facility's procedures for transfer. However, although delivery of Original Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or a facsimile of such Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to, and received by, the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date, unless such holder has strictly complied with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    If a registered holder of the Original Notes desires to tender such Original Notes, and the Original Notes are not immediately available, or time will not permit such holder's Original Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be effected if:

    - the tender is made through an Eligible Institution;

    - prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal, or a facsimile of such Letter of Transmittal, and Notice of Guaranteed Delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, (a) setting forth the name and address of the holder of Original Notes and the amount of Original Notes tendered, (b) stating that the tender is being made thereby, and (c) guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the Expiration Date, the certificates for all physically tendered Original Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    - the certificates for all physically tendered Original Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the Expiration Date.

WITHDRAWAL RIGHTS

    Tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

    For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at the address or, in the case of Eligible Institutions, at the facsimile number, set forth below under

"--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must:

    - specify the name of the person having tendered the Original Notes to be withdrawn (the "Depositor");

    - identify the Notes to be withdrawn, including the certificate number or numbers and principal amount of such Original Notes;

    - contain a statement that such holder is withdrawing his election to have such Original Notes exchanged;

    - be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Original Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the Trustee with respect to the Original Notes register the transfer of such Original Notes in the name of the person withdrawing the tender; and

    - specify the name in which such Original Notes are registered, if different from that of the Depositor.

    If Original Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Original Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, whose determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. No Exchange Notes will be issued with respect to the Exchange Offer unless the Original Notes so withdrawn are validly retendered. Any Original Notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of such Original Notes without cost to such holder, or, in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Original Notes will be credited to an account maintained with the Book-Entry Transfer Facility for the Original Notes, as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Original Notes may be retendered by following the procedures described under "--Procedures for Tendering" above at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, we shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Original Notes, and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Original Notes for exchange or the exchange of the Exchange Notes for such Original Notes, any of the following events shall occur:

    - there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (1) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result of such transaction or (2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the Original Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (1) or (2) above or, in our sole judgment, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

    - there shall have occurred:

       (1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market;

       (2) any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the Exchange Offer;

       (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

       (4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening of such calamities; or

    - any change, or any development involving a prospective change, shall have occurred or be threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and those of our subsidiaries taken as a whole that, in our sole judgment, is or may be adverse to us, or we shall have become aware of facts that, in our sole judgment, have or may have adverse significance with respect to the value of the Original Notes or the Exchange Notes; which in our sole judgment in any case, and regardless of the circumstances, including any action by us, giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

    The foregoing conditions are to our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, we will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for any such Original Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

EXCHANGE AGENT

    The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of

Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

               DELIVERY TO: The Bank of New York, EXCHANGE AGENT

       BY HAND OR OVERNIGHT DELIVERY:                BY REGISTERED OR CERTIFIED MAIL:

            The Bank of New York                           The Bank of New York
             101 Barclay Street                           101 Barclay Street, 7E
       Corporate Trust Services Window                      New York, NY 10286
                Ground Level                         Attention: Reorganization Section
             New York, NY 10286
      Attention: Reorganization Section

                             FOR INFORMATION CALL:
                                 (212) 815-6333

                           BY FACSIMILE TRANSMISSION
                       (FOR ELIGIBLE INSTITUTIONS ONLY):
                                 (212) 571-3080

                             CONFIRM BY TELEPHONE:
                                 (212) 815-6333

    IF YOU DELIVER THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMIT INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, THEN SUCH DELIVERY OR TRANSMISSION DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

    We will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by us. We estimate these expenses in the aggregate to be approximately $500,000.

ACCOUNTING TREATMENT

    The Company will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. We will amortize the expense of the Exchange Offer over the term of the Exchange Notes under generally accepted accounting principles.

TRANSFER TAXES

    Holders who tender their Original Notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register Exchange Notes in the name of, or request that Original Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE ORIGINAL NOTES

    Holders of Original Notes who do not exchange their Original Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Original Notes and the restrictions on transfer of such Original Notes as set forth in the legend on such Notes as a consequence of the issuance of the Original Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Original Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. As discussed below in "Exchange Offer; Registration Rights," we do not currently anticipate that we will register Original Notes under the Securities Act.

    Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold or otherwise transferred by holders of such Original Notes, other than any such holder which is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and Prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. However, the SEC has not considered the Exchange Offer in the context of a no-action letter. There can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes and has no arrangement or understanding to participate in a distribution of Exchange Notes. If any holder is an affiliate of ours, and is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such holder (1) could not rely on the applicable interpretations of the staff of the SEC and (2) must comply with the registration and Prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes must acknowledge that such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a Prospectus in connection with any resale of such Exchange Notes. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification, with which there has been compliance, is available. See "Plan of Distribution."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS RELATES TO THE UNAUDITED RESULTS OF OPERATIONS OF HEXCEL FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1998. THE DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE SELECTED CONSOLIDATED FINANCIAL INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND THE NOTES THERETO APPEARING ELSEWHERE AND OTHER FINANCIAL INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

GENERAL

---------------------------------------------------------------------------------
                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                               1997       1998
---------------------------------------------------------------------------------
                                                                 (DOLLARS IN
                                                                  MILLIONS)
Sales......................................................  $   682.2  $   785.6
Gross margin %.............................................       23.4%      25.4%
Adjusted operating income % (a)............................       10.5       12.8
Adjusted EBITDA (b)........................................  $    99.4  $   131.1
Net income.................................................       61.3       48.5
Adjusted net income (c)....................................       32.8       49.5

---------------------------------------------------------------------------------

       (a) Excludes business acquisition and consolidation expenses.

       (b) Excludes business acquisition and consolidation expenses and interest, taxes, depreciation and amortization.

       (c) Excludes business acquisition and consolidation expenses and other acquisition related costs and assumes a U.S. tax provision of 36% for 1997.

    For the nine months ended September 30, 1998, Hexcel continued to benefit from strong commercial aerospace and space and defense markets as sales, adjusted operating income and Adjusted EBITDA all reached record levels. Excluding acquisition-related charges and other nonrecurring items, Adjusted EBITDA for the nine months ended September 30, 1998 increased 32% over the same period in 1997.

    On September 15, 1998, the Company completed its acquisition of the industrial fabrics business of Clark-Schwebel (the "Clark-Schwebel Business"). The acquisition of the Clark-Schwebel Business establishes the Company as a leading global materials supplier to the electronics industry, which we believe has attractive long-term growth potential. Furthermore, it diversifies the Company's business beyond commercial aerospace. The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations of the Clark-Schwebel Business since the date of acquisition are included in the Company's 1998 results. Sales and Adjusted EBITDA for the Clark-Schwebel Business for the approximate two week period ended September 30, 1998, were $7.0 million and $1.4 million, respectively.

    The estimated costs of integrating the Clark-Schwebel Business into the Company's preexisting fabrics operations will be finalized in, and recognized in the results for, the fourth quarter of 1998. The Company expects a reduction in its previously anticipated capital expenditures related to its existing fabrics operations.

RECENT DEVELOPMENTS AND OUTLOOK

    CARBON FIBERS. During October 1998, the Company experienced cancellations of certain carbon fiber orders due for delivery in the fourth quarter of 1998. Management believes that, in response to a significant shortage of carbon fiber supply in 1997, a number of the Company's customers, particularly those in the space and defense market, purchased and/or ordered more carbon fiber than they needed during the twelve months ended September 30, 1998. Now that carbon fiber supplies have increased, customers are reducing their inventories and are anticipating lower purchasing needs for 1999. These factors are expected to result in surplus inventories at December 31, 1998 and a significant reduction in the production of carbon fiber products in 1999 as compared to 1998. The Company further expects that carbon fiber pricing in a number of applications will be lower in 1999. Despite these shorter term impacts, the Company still anticipates growth in carbon fiber sales in 2000 and beyond as new military aircraft and launch vehicle programs enter full scale production.

    COMPOSITE MATERIALS. Over 70% of the Company's sales in this segment for the nine months ended September 30, 1998 was to the commercial aerospace market, with two customers, Boeing and Airbus, and their subcontractors comprising the vast majority of these sales. Based on a recent announcement by Boeing, the demand for Boeing commercial aircraft is expected to peak in 1999, with the largest percentage reductions in demand thereafter occurring in sales of wide-bodied aircraft. The anticipated reduction in wide-bodied sales is primarily attributed to the Asian economic crisis. Boeing delivered 559 aircraft in 1998, and expects to deliver 620 in 1999 and 490 in 2000. The effects of this reduction will be partially offset by the expectations that the Company will continue to benefit from the growth in Airbus aircraft delivery rates. Airbus has reported deliveries of 229 aircraft in 1998, and has recently forecast deliveries of 293 in 1999 and 317 in 2000. Depending upon the product, orders are placed with Hexcel anywhere between one to 12 months prior to the delivery of the aircraft to the customer. In addition, the Company's products are included on every model of commercial aircraft sold by Boeing and Airbus, with sales per aircraft ranging from $0.2 million to over $1.0 million. The regional aircraft market (under 100 seats) continues to perform well, and no significant changes in this market are expected in the next few years.

    The Company's customers have also emphasized the need for material yield improvement and cost and inventory reduction throughout the commercial aerospace supply chain. This is leading to pricing pressures from the Company's customers, which the Company expects to address, to the greatest extent possible, through cost reduction efforts, substitution of lower cost composite materials in our customers' end products and price reductions from the Company's suppliers.

    FABRICS. Towards the end of the third quarter and in the fourth quarter of 1998, the Company experienced increased order volume for woven glass fiber products used in electronic PCB applications, suggesting an end to the recent inventory correction in the electronics industry. However, intense competition from manufacturers located in Asia and Eastern Europe has placed pressure on the Company's prices for these products. The Company believes that the prices and margins for products of its fabrics business are likely to remain under pressure in 1999. Any resulting price reductions are expected to be partially offset by lower material costs. The Company is actively pursuing opportunities to reduce costs and capital expenditures in the consolidation of the Clark-Schwebel Business with its existing fabrics operations in order to help offset these market trends.

    OTHER COMPANY INITIATIVES. As a result of our acquisition of the Clark-Schwebel Business, changing market conditions and the need for continuous improvement, the Company is intensifying its business consolidation efforts to achieve more rapid cost reductions throughout our organization. The Company's efforts will include the implementation of an aggressive value chain management program and the elimination of waste in our organization and processes through our Lean Enterprise initiatives. In addition, the Company has initiated a reorganization of its business operations to focus on improved operating effectiveness and to integrate the Clark-Schwebel Business into its preexisting fabrics operations. The Company has also consolidated its U.S., European and Asian composite materials businesses into a single global business unit.

    Beginning in 1999 we anticipate annual cash savings from our business consolidation activities to be approximately $10 million. In addition, we have identified specific actions that we believe will result in significant savings from our Lean Enterprise and value chain management initiatives. We believe that these savings should help offset, but not eliminate, expected negative impacts in 1999 of price competition and product mix changes.

    In addition to these initiatives, the Company expects to complete a global capacity and utilization review of its worldwide facilities requirements during 1999. This review may result in the closing or right-sizing of one or more facilities, and will likely result in the recognition of additional business consolidation charges in 1999.

    In pursuing the above plans, the Company will continue to focus on its goal of generating $100 million in free cash flow in the fifteen months ending December 1999. The Company is currently reviewing its capital expenditure and working capital plans. The Company expects that capital expenditures for 1999 will be approximately $45 to $50 million. This compares to estimated capital expenditures of approximately $67 million for 1998, which includes the acquisition of the Clark-Schwebel Business for three and one-half months. The Company expects that it will use such free cash flow to repay debt under the Senior Credit Facility.

RESULTS OF OPERATIONS

    NET SALES. The following table summarizes net sales to third-party customers by product group and market segment for the nine months ended September 30, 1997 and 1998:

  ------------------------------------------------------------------------------------------------------------------
                                             COMMERCIAL     SPACE &                   GENERAL
                                              AEROSPACE     DEFENSE    ELECTRONICS  INDUSTRIAL   RECREATION     TOTAL
  ------------------------------------------------------------------------------------------------------------------
                                                                       (DOLLARS IN MILLIONS)
NINE MONTHS ENDED SEPT. 30, 1997
Fibers and Fabrics                            $    18.0    $    10.1    $    37.6    $    54.1    $     8.0   $   127.8
Composite Materials                               289.0         45.8       --             46.7         44.9       426.4
Engineered Products                               119.6          7.0       --              1.4       --           128.0
------------------------------------------------------------------------------------------------------------------
    Total                                     $   426.6    $    62.9    $    37.6    $   102.2    $    52.9   $   682.2
    Percent of Total                                63%           9%           5%          15%           8%        100%
-------------------------------------------------------------------------------------------

NINE MONTHS ENDED SEPT. 30, 1998
Fibers and Fabrics                            $    14.0    $    21.6    $    39.8    $    47.4    $    14.6   $   137.4
Composite Materials                               345.5         66.8       --             41.6         31.3       485.2
Engineered Products                               155.2          7.7       --           --           --           162.9
-------------------------------------------------------------------------------------------
    Total                                     $   514.7    $    96.1    $    39.8    $    89.0    $    45.9   $   785.5
    Percent of Total                                66%          12%           5%          11%           6%        100%
-------------------------------------------------------------------------------------------

    Net sales for the first nine months of 1998 increased by 15% to $785.5 million, compared to $682.2 million for the comparable 1997 period. Excluding sales attributable to the Clark-Schwebel Business, sales for the first nine months of 1998 were $778.6 million, or an increase of 14% over 1997. The sales growth was primarily due to strong sales of composite products to commercial aerospace customers, primarily in Europe, as well as to the space and defense markets. On a constant currency basis, sales for the first nine months of 1998 would have been about $8 million higher than reported.

    Commercial aerospace net sales increased to $514.7 million for the first nine months of 1998, from $426.6 million for the comparable period of 1997, an increase of 21%. This increase corresponds to the expected peak in commercial aircraft (over 100 seats) delivery rates in 1999, as discussed above in "--Recent Developments and Outlook."

    Space and defense net sales for the first nine months of 1998 increased 53% to $96.1 million. The increase reflects improved sales of composite materials to select military and space programs as well as the Company's acquisition of Fiberite, Inc.'s satellite business on September 30, 1997.

    Electronic sales increased $2.2 million, to $39.8 million for the first nine months of 1998. The increase reflects the Company's acquisition of the Clark-Schwebel Business. Despite a worldwide reduction in electronic industry sales volume experienced during the summer of 1998, primarily resulting from inventory adjustments, the Company has experienced a recent increase in sales orders which is consistent with predictions from industry analysts that the market is beginning to recover. However, pricing in this market remains subject to significant pressures, particularly due to competition from manufacturers located in Asia and Eastern Europe. Any resulting price reductions are expected to be partially offset by lower material costs.

    Net sales in the general industrial and recreational markets decreased in the first nine months of 1998 as compared to the comparable period in 1997, primarily due to reduced customer demand for certain products in these markets.

    BACKLOG. The following tables summarize the backlog of orders to be delivered within twelve months, by product group, as of September 30, 1997, December 31, 1997 and September 30, 1998:

----------------------------------------------------------------------------------------------------
                                                           AEROSPACE(A) NON-AEROSPACE(B)     TOTAL
----------------------------------------------------------------------------------------------------
                                                                         (IN MILLIONS)
AS OF SEPTEMBER 30, 1997
Fibers and Fabrics                                          $    45.6       $    31.0      $    76.6
Composite Materials                                             232.5            22.3          254.8
Engineered Products                                             162.2          --              162.2
-------------------------------------------------------------------------------------------
    Total                                                   $   440.3       $    53.3      $   493.6
-------------------------------------------------------------------------------------------

AS OF DECEMBER 31, 1997
Fibers and Fabrics                                          $    33.3       $    24.4      $    57.7
Composite Materials                                             273.2            19.1          292.3
Engineered Products                                             170.0          --              170.0
-------------------------------------------------------------------------------------------
    Total                                                   $   476.5       $    43.5      $   520.0
-------------------------------------------------------------------------------------------

AS OF SEPTEMBER 30, 1998 (C)
Fibers and Fabrics                                          $    13.2       $    16.7      $    29.9
Composite Materials                                             214.9            20.3          235.2
Engineered Products                                             156.8             0.4          157.2
-------------------------------------------------------------------------------------------
    Total                                                   $   384.9       $    37.4      $   422.3
-------------------------------------------------------------------------------------------

------------------------

(a) Includes commercial aerospace and space and defense markets.

(b) Includes electronics, general industrial and recreation markets.

(c) Includes backlog of orders for Clark-Schwebel from September 15, 1998.

    Backlog for aerospace materials was $384.9 million as of September 30, 1998, a 19% decrease from backlog as of December 31, 1997 and a 13% decrease from backlog as of September 30, 1997. The Company believes that the decrease in backlog is attributable to a number of factors, including a continuing trend toward shorter lead times and better supply-chain management by the industry overall and, with respect to the decrease from December 31, 1997, the practice of certain customers to place orders near the end of the fiscal year. In light of changing conditions in the aerospace industry, twelve month backlog information may no longer be a material trend indicator. The Company continues to closely watch the economic situation in Asia, along with overall aircraft orders and production trends, to monitor future growth.

    Backlog for the non-aerospace markets was $37.4 million as of September 30, 1998, compared to $43.5 million as of December 31, 1997 and $53.3 million as of September 30, 1997. The decrease in backlog is primarily attributable to a decrease in orders from customers in the recreation market. Customers in the electronics, general industrial and recreational markets generally operate with little advance purchasing, and thus backlog for such businesses is subject to certain fluctuations. The Clark-Schwebel Business also operates with nominal backlog. The Company's backlog in the non-aerospace markets for the next twelve months is therefore not necessarily a meaningful indicator of future sales.

    GROSS MARGIN. Gross margin for the first nine months of 1998 was $199.2 million, or 25.4% of net sales, compared to $159.7 million, or 23.4% of net sales, for the comparable period of 1997. While gross margin for the 1998 period increased two percentage points over the 1997 period, on a quarterly trend basis, the Company's gross margin percentage has leveled off as the current business consolidation program has approached completion and commercial aerospace growth has flattened. The Company is, however, pursuing efforts to reduce its cost structure and increase its productivity through its Lean Enterprise program, which will extend to all U.S. locations by year end and to its European facilities in 1999. The expected improvement in cost and productivity will be partially offset by customer demand for reductions in the costs of the products they purchase from the Company.

    OPERATING INCOME. Operating income for the first nine months of 1997 was $50.2 million, compared with $99.5 million for the same period in 1998. Excluding business acquisition and consolidation expenses of $21.2 million and $0.7 million incurred in the first nine months of 1997 and 1998, respectively, the improvement in operating income is the result of higher sales volume, partially offset by increases in SG&A and R&T expenses. SG&A expenses were $82.1 million, or 10.4% of sales, for the first nine months of 1998, compared to $74.8 million, or 11.0% of sales, for the same period in 1997. The increase in SG&A expenses is the result of higher sales volume. R&T expenses were $16.9 million, or 2.2% of sales, for the first nine months of 1998, compared to $13.5 million, or 2.0% of sales, for the comparable 1997 period.

    INTEREST EXPENSE. Interest expense was $23.2 million for the first nine months of 1998, compared with $18.3 million for the comparable 1997 period. The increase in interest expense is primarily due to the additional financing required for the Clark-Schwebel Business as well as working capital needs, and a $1.6 million write-off of capitalized loan fees relating to the Company's previous credit facilities.

    PROVISION FOR INCOME TAXES. The effective income tax rate for the first nine months of 1998 was 36%. For the first nine months of 1997, the benefit for income taxes was $29.4 million, which included a $39.0 million reversal of a U.S. tax valuation allowance.

    Prior to September 30, 1997, the Company had fully provided valuation allowances against its U.S. net deferred tax assets as there were uncertainties in generating sufficient future taxable income to realize these net deferred tax assets. On September 30, 1997, the Company reversed its U.S. tax valuation allowance as it was more likely than not that these tax assets would be realized. As a result, excluding the $39.0 million U.S. valuation allowance reversal, no provision for U.S. federal income taxes was recorded for the nine months ended September 30, 1997 due to the utilization of net operating loss carryforwards. Going forward, the Company expects that its U.S. income tax rate will approximate the statutory rate.

    NET INCOME. Net income for the nine months ended September 30, 1998 was $48.5 million versus $61.3 million for the comparable period of 1997. The results for 1998 include approximately $1.3 million of after-tax, acquisition-related charges. The 1997 results included $21.2 million of business acquisition and consolidation expenses and a non-recurring credit resulting from the reversal of a $39.0 million deferred tax reserve against the income tax provision.

FINANCIAL CONDITION AND LIQUIDITY

    SENIOR CREDIT FACILITY, AS AMENDED

    In connection with the acquisition of the Clark-Schwebel Business on September 15, 1998, Hexcel obtained the Senior Credit Facility to: (a) fund the purchase of the Clark-Schwebel Business; (b) refinance the Company's then existing revolving credit facility; and (c) provide for ongoing working capital and other financing requirements of the Company. The Senior Credit Facility, as amended in connection with the

Private Offering, and after giving effect to the Pro Forma Transactions, includes $360.0 million in aggregate revolving credit facility commitments ($100.9 million as of September 30, 1998), and $311.5 million in aggregate term loans (including $152.6 million of Tranche A Term Loans and $158.9 million of Tranche B Term Loans).

    Depending on certain predetermined ratios and other conditions, interest on outstanding borrowings under the Senior Credit Facility is computed at an annual rate ranging from approximately 0.75 to 2.25% in excess of the applicable London interbank rate, or at the option of Hexcel, at an annual rate ranging from approximately 0 to 1.25% in excess of the base rate of the administrative agent for the lenders. In addition, the Senior Credit Facility is subject to a commitment fee ranging from 0.23 to 0.50% per annum of certain commitments under the facility.

    The Senior Credit Facility is secured by a pledge of stock of certain of Hexcel's subsidiaries. In addition, the Company is subject to various financial covenants and restrictions under the Senior Credit Facility, and is generally prohibited from paying dividends or redeeming capital stock. Approximately $513 million of the Senior Credit Facility expires in September 2004, with the balance expiring in September 2005, in each case unless terminated earlier under certain circumstances.

    The net proceeds of the Private Offering were used to reduce certain outstanding borrowings under the Senior Credit Facility. In addition, the Company expects that it will redeem $12.5 million aggregate principal amount of the Ciba Notes on or before February 28, 1999, with borrowings under the Senior Credit Facility.

    CAPITAL LEASE OBLIGATION

    Hexcel has a $50.0 million capital lease for property, plant and equipment used in the Clark-Schwebel Business. The lease expires in September 2006 and includes various purchase options.

    OTHER CAPITAL COMMITMENTS

    Mandatory redemption of the Convertible Subordinated Debentures is scheduled to begin in 2002 through annual sinking fund requirements of $1.1 million in 2002 and $1.8 million in each year thereafter.

    The Company's total estimated financial commitments to its joint ventures in China and Malaysia are approximately $31 million, which are expected to be made in increments through 2001.

    EBITDA AND CASH FLOWS

    NINE MONTHS ENDED SEPTEMBER 30, 1997. Adjusted EBITDA for the first nine months of 1997 was $99.4 million. Net cash used for operating activities was $19.1 million, primarily as the result of the increase in working capital of $71.2 million, business acquisition and consolidation payments of $27.3 million, as well as the deferred income tax allowance reversal of $39.0 million, all of which more than offset $61.3 million of net income, $28.0 million of depreciation and amortization and $21.2 million of business acquisition and consolidation expenses. The substantial increase in working capital reflects higher levels of accounts receivable and inventory resulting from increased sales and production volumes. The working capital increase also reflects reductions in accrued liabilities from peak year-end levels, primarily due to the payment in 1997 of obligations incurred during 1996 for capital projects and employee incentive and benefit programs.

    Net cash used for investing activities was $65.7 million. This primarily reflects $31.7 million of capital expenditures, $37.0 million related to the acquisition of the satellite business and a license of technology from Fiberite and the receipt of $5.0 million in connection with the sale of a 50% equity interest in the Knytex joint venture. Net cash used for investing activities was funded by borrowings under the Company's revolving credit facility.

    NINE MONTHS ENDED SEPTEMBER 30, 1998. Adjusted EBITDA for the first nine months of 1998 was $131.1 million, a 32% increase over the comparable 1997 period. Net cash provided by operating activities was $48.1 million, as increased working capital of $32.6 million and restructuring payments of $6.9 million partially offset $48.5 million of net income and $38.4 million of non-cash depreciation and amortization and deferred income taxes. The increase in working capital reflects higher levels of accounts receivable and inventory due to higher sales volume, as well as reductions in accrued liabilities from peak year-end levels, primarily due to the payment of obligations in 1998 for capital projects and employee incentive and benefit programs incurred during 1997.

    Net cash used for investing activities was $496.0 million, reflecting the net cash paid for the Clark-Schwebel Business, net of cash acquired, of $453.0 million and capital expenditures of $41.7 million. On December 23, 1998, the Company paid $19.0 million to complete its purchase of a 43.6% joint venture interest in CS-Interglas. Net cash provided by financing activities was $436.9 million, primarily reflecting $442.3 million of funds borrowed under the Senior Credit Facility that was offset in part by the acquisition of $10.0 million of treasury stock.

    Adjusted EBITDA has been presented to provide a measure of Hexcel's operating performance that is commonly used by investors and financial analysts to analyze and compare companies. Adjusted EBITDA does not represent an alternative measure of the Company's cash flows or operating income, and should not be considered in isolation or as a substitute for measures of performance presented in accordance with generally accepted accounting principles.

    CAPITAL EXPENDITURES

    Capital expenditures increased to $41.7 million in the first nine months of 1998, from $31.7 million in the first nine months of 1997. This increase is attributable to capital expenditures incurred in connection with the business consolidation program as well as expenditures to improve manufacturing processes and to expand production capacity for select product lines that are in high demand.

YEAR 2000 READINESS DISCLOSURE

    Hexcel, like most other companies, is continuing to address whether its information technology systems and non-information technology devices with embedded microprocessors (collectively "Business Systems") will recognize and process dates starting with the year 2000 and beyond (the "Year 2000"). The Year 2000 issue can arise at any point in the Company's supply, manufacturing, processing and distribution chains.

    In order to address the Year 2000 issue, the Company has developed and implemented a six phase plan divided into the following components: (1) inventory; (2) risk assessment and assigning priorities; (3) assessing compliance; (4) repairing or replacing; (5) testing; and (6) developing contingency plans. In addition, the Company established a central Year 2000 issue project office to coordinate and monitor progress towards achieving corporate-wide Year 2000 compliance. The Company is also using external consulting services, where appropriate, as part of its efforts to address its Year 2000 issue.

    With respect to the Company's Business Systems and its Year 2000 project, the Company has nearly completed its inventory phase. The Company has established June 30, 1999 as its target date for substantial completion of phases one through four (i.e., repairing and replacing), and certain testing of significant business systems and manufacturing processes.

    The Company has initiated formal communications with all of its significant suppliers and customers to survey what steps those companies are taking to remediate their Year 2000 issues. To the extent that supplier responses to Year 2000 readiness are unsatisfactory, the Company will attempt to reduce risks of interruptions, with such options including changes in suppliers to those who have demonstrated Year 2000 readiness, and accumulation of inventory. The Company is also monitoring the status of its significant customers as a means of assessing risks and developing alternatives.

    Estimated future costs to prepare the Company's Business Systems to become Year 2000 compliant are approximately $5 million. This amount includes approximately $1 million of capital expenditures to be used for the purchase of certain capital equipment which is currently not Year 2000 compliant. The estimate also includes the cost of certain internal resources fully dedicated to this project. Due to resource constraints caused by the Year 2000 issue, the Company is deferring other information technology projects. The estimate does not include any costs associated with the implementation of contingency plans, which have not yet been developed. Amounts expensed through September 30, 1998 were immaterial.

    The Company presently believes that by implementing its plans, including modifications to existing Business Systems and conversion to new or upgraded software and other systems, the Year 2000 issue will not pose significant operational problems for the Company. However, if necessary remediation actions are not completed in a timely manner, or if the Company's suppliers and customers do not successfully address their Year 2000 issues, the Year 2000 issue could have a material impact on the operations, liquidity and financial condition of the Company.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Effective for fiscal years beginning after December 15, 1998, this SOP requires that entities capitalize certain internal-use software costs once certain criteria are met. The Company does not expect SOP 98-1 to have a material impact on its consolidated financial statements.

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position SOP 98-5, "Reporting on the Costs of Start-Up Activities." Effective for fiscal years beginning after December 15, 1998, this SOP requires start-up activities and organization costs be expensed as incurred. The Company does not expect SOP 98-5 to have a material impact on its consolidated financial statements.

    In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This Statement requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS 133 is not expected to have a material impact on Hexcel's consolidated financial statements. This Statement is effective for fiscal years beginning after June 15, 1999. Hexcel will adopt this accounting standard as required by January 1, 2000.

                                    BUSINESS

GENERAL

    Our company is the world's leading producer of advanced structural materials. We develop, manufacture and market lightweight, high-performance carbon fibers, industrial fabrics, composite materials and engineered products for use in commercial aerospace, space and defense, electronics, recreation and general industrial applications. Our materials are used in a wide variety of end products, such as commercial and military aircraft, space launch vehicles and satellites, printed circuit boards ("PCBs"), computers, cellular telephones, televisions, high-speed trains and ferries, cars and trucks, windmill blades, reinforcements for bridges and other structures, window blinds, skis and snowboards, golf clubs, fishing poles, tennis rackets and bicycles.

    Our business is organized around three strategic business segments, presented in order of manufacturing integration from raw materials to finished products.

    - FIBERS AND FABRICS: this segment manufactures carbon fibers and carbon fiber fabrics, fiberglass fabrics which form the substrate for PCBs, woven industrial fabrics, woven fabrics for ballistics protection and carbon, aramid and glass reinforcement materials, all of which comprise the foundation of many composite materials, parts and structures;

    - COMPOSITE MATERIALS: this segment produces honeycomb and prepregs, as well as structural adhesives and specially machined honeycomb details and composite panels, which are incorporated into aerospace platforms; and

    - ENGINEERED PRODUCTS: this segment engineers and produces composite parts and structures, including finished components for commercial and military aircraft and parts used in automotive, civil engineering and rail applications.

    Through a series of strategic acquisitions over the past three years, we have expanded and diversified our product lines, manufacturing capabilities and technology portfolio. With 24 manufacturing facilities located in seven countries around the world and with joint ventures in Asia, Europe and the United States, we are well positioned to take advantage of opportunities for growth worldwide. We believe that we have achieved a degree of vertical integration unmatched by any competitor. This vertical integration enhances our control over the cost, quality and delivery of our products, and enables us to offer a variety of solutions to our customers' structural materials needs. For the twelve months ended September 30, 1998, our company generated pro forma net sales of approximately $1.246 billion and pro forma Adjusted EBITDA (as defined) of $214 million.

COMPETITIVE STRENGTHS

    We believe that our competitive position is attributable to a number of key strengths, including the following:

    - MARKET LEADER. We believe that our company is the largest integrated producer of advanced structural materials in the world. We are the largest supplier of advanced structural materials to both the commercial and military aerospace industries. We are the global leader in weaving carbon fibers. As a result of the Clark-Schwebel acquisition, we are now the global leader in weaving glass and aramid fibers, with an especially strong position as the leading worldwide supplier of fiberglass fabrics used in the manufacture of PCBs. Taken together, our overall size and leading market positions make us a critical supplier to our customers in multiple end-use industries.

    - VERTICAL INTEGRATION. We believe that our acquisitions since 1996 have built Hexcel into the most vertically integrated manufacturer of advanced structural materials in the world. Vertical integration provides us with a greater ability to control the cost, quality and delivery of our products. In addition, because we develop, manufacture and sell products from various points in the manufacturing process, we are able to provide the broadest possible range of overall materials solutions to our customers. Currently, we consume internally approximately 42% and 27% of our carbon fiber and fabric production, respectively, and sell the balance of these products to our customers.

    - MARKET AND GEOGRAPHIC DIVERSITY. Approximately 58% of our pro forma net sales for the twelve months ended September 30, 1998 was derived from the commercial aerospace industry; 9% from the space and defense industry; 15% from the electronics industry; 13% from general industrial markets; and 5% from recreation products. During the same period, we sold 61%, 33% and 6% of our products to customers located in North America, Europe and the Pacific Rim, respectively. We believe that this market and geographic diversity provides us with growth platforms in a number of global markets that follow different business cycles.

    - BROADEST RANGE OF QUALIFICATIONS IN THE AEROSPACE INDUSTRY. We believe that our company has the broadest range of product qualifications of any advanced materials manufacturer in the aerospace industry and has qualified products for use in virtually all western commercial and military aircraft programs. Before advanced structural materials may be utilized in aerospace and military applications, they must be qualified. All Airbus and Boeing commercial aircraft use Hexcel qualified products, and our carbon fiber is the only qualified carbon fiber in many U.S. military aircraft and rocket programs. We believe that our extensive range of qualifications positions us to remain a leading supplier of advanced structural materials to the aerospace industry.

    - LEADER IN GROWING MULTILAYER PCB MARKET. We are the leading weaver of the fine, lightweight fiberglass fabrics used in the fabrication of multilayer PCBs. This position allows us to capitalize on the continuing trend toward electronics miniaturization, which relies on multilayer PCBs to achieve smaller size with increased functionality. Multilayer PCBs are the fastest growing segment of the PCB industry and our fabrics are one of the enabling technologies for such PCBs. The worldwide PCB market is estimated at over $30 billion, with multilayer PCBs comprising approximately two-thirds of the total market. As the leading manufacturer of lightweight fabrics for multilayer PCBs, we are well positioned to capture a significant portion of this market growth.

    - MANUFACTURING AND TECHNICAL EXPERTISE. We have been a leader in advanced structural materials technology for over 50 years and a leader in fiberglass fabrics technology for nearly 40 years. We believe that the range of technologies and products that we have developed over these decades gives us a level of manufacturing expertise unsurpassed in our industry. Our technically oriented sales force works with new and existing customers to identify and engineer solutions to meet our customers' needs, particularly by identifying areas where advanced structural materials may beneficially replace traditional materials.

BUSINESS STRATEGY

    Key elements of our strategy include the following:

    - MAINTAIN LEADERSHIP POSITION IN COMMERCIAL AEROSPACE INDUSTRY. Commercial aerospace remains the largest market for advanced structural materials. We are the leading supplier to this industry, with strong positions at both Boeing and Airbus. We believe that demand for commercial aircraft, and therefore advanced structural materials, while leveling off in 1999, will remain at historically high levels for the next several years as a result of the following trends that have been identified in industry reports:

       - continued growth in air travel over the next ten years;

       - the existing broad design and qualification baseline for advanced structural materials in modern commercial aircraft;

       - the acceleration of new aircraft deliveries as a result of government noise regulations;

       - European aviation deregulation;

       - continuing airline profitability and balance sheet strength; and

       - expected increases in aircraft fleet size during the next decade.

      Industry analysts believe combined Boeing and Airbus production will decline from 1999 peak levels but remain at a historically high level for the next few years, although relative market shares may shift. We believe that we are well positioned to capitalize on such trends by continuing to produce a wide variety of advanced structural materials for use in the manufacture of virtually every commercial aircraft in the western world, whether the aircraft is produced by Boeing, Airbus or regional manufacturers. We continue to pursue the increased use of advanced structural materials in each new generation of commercial aircraft. The latest Airbus A340 500/600 models for the first time utilize advanced structural materials to fabricate the keel beam and the rear pressure bulkhead. The A3XX, when built, will evidence further penetration of advanced structural materials as a proportion of total materials used in the fabrication of the airframe and control surfaces.

    - REDUCE PRODUCTION COSTS AND IMPROVE MANUFACTURING EFFICIENCIES. We will pursue specific initiatives to reduce production costs and capital expenditures and improve manufacturing efficiencies, including implementation of our Lean Enterprise program and value chain management initiatives on a global basis. As has been the case with the program we initiated in 1996, which we believe has resulted in a reduction of annual costs in excess of $30 million, these new initiatives are expected to generate significant improvements in our operating cost structure in 1999 and beyond. The goals of our current programs are to reduce unit product costs, lower production cycle times, increase throughputs, lower inventories and improve product quality and customer satisfaction.

    - CAPITALIZE ON GROWING MILITARY AEROSPACE MARKETS. We intend to capitalize on the expected growth of the military market, which uses a higher percentage of advanced structural materials and higher value products than the commercial market. We are already qualified to supply materials to a broad range of military aircraft and helicopters scheduled to enter full scale production at the start of the next decade. Demand for many of these aircraft is driven in part by the need to replace aging fighter and transport aircraft platforms. Some of these programs are currently in the developmental stage, but in many cases government funding for production has been approved. These programs include the V-22 Osprey tilt-rotor, F-22 (Raptor), F/A-18E/F (Hornet), C-17 transport, European Fighter Aircraft (Typhoon), RAH-66 (Comanche) and NH90 helicopter.

    - EXPLOIT OPPORTUNITIES FROM THE COMMERCIALIZATION OF SPACE. The rapid growth in the commercial use of satellites for voice, data and image communications as well as mapping and weather monitoring is expected to generate increasing production of satellites, rockets and launch vehicles. Advanced structural materials should benefit from the growth in space-related markets because they are well suited to meet severe environmental conditions during launch and in space and the need to maximize launch payloads and reduce launch costs. We are currently developing and positioning our products for the fabrication of satellites and for the next generation of launch vehicles. Our products are already qualified for use in programs such as the Delta II, III and IV, Sea Launch and Ariane rockets.

    - GLOBALIZE AND INTEGRATE GLASS FABRICS OPERATIONS. As a result of our acquisition of Clark-Schwebel and its equity interests in CS-Interglas and Asahi-Schwebel, we are now the largest supplier of glass fabrics to producers of PCBs and reinforcements for structural composites worldwide. We intend to integrate the acquired Clark-Schwebel operations into our own operations to create a global organization that can exploit best manufacturing practices and technology, leverage procurement of raw materials and optimize the utilization of our manufacturing capacity. We expect that these efforts will significantly reduce costs and broaden our reach in these key markets.

    - EXPAND APPLICATIONS FOR ADVANCED STRUCTURAL MATERIALS. We are committed to expanding the applications of our advanced materials both within existing markets and into promising new segments. To date, advanced structural materials have found their greatest use in aerospace and recreation applications, where their performance properties have shown the most demonstrable value. We believe that these materials have significant potential applications in surface transportation (e.g., high speed and mass transit railways, cars and trucks, high speed ferries and commercial shipping), civil engineering (e.g., repair and reinforcement of buildings and bridges) and energy (e.g., windmill blades and fly wheels). Where appropriate, we will leverage our development of new applications through alliances with companies that have strong positions in these markets. For example, we have entered into a strategic alliance with Sika Finanz AG, a leading Swiss-based construction products company, to develop the market for advanced structural materials in construction and civil engineering applications.

RECENT ACQUISITION HISTORY

    On September 15, 1998, we acquired the industrial fabrics business of Clark-Schwebel and its subsidiaries for a cash purchase price of approximately $472 million (including $19 million paid on December 23, 1998). This business is engaged in the manufacture and sale of high-quality fiberglass fabrics used to make PCBs for electronics equipment such as computers, cellular telephones, televisions and automotive components. The business also produces high performance specialty products for use in insulation, filtration, wall and facade claddings, ballistics and reinforcements for composite materials. We also entered into a $50 million lease of property, plant and equipment used in that business pursuant to a long-term lease that includes purchase options.

    The Clark-Schwebel acquisition established our company as a leading global materials supplier to the electronics industry, which we believe has attractive long-term growth potential, and further diversified our business beyond the historically cyclical commercial aerospace market.

    The Clark-Schwebel acquisition was our most recent in a series of strategic acquisitions. On February 29, 1996, we purchased the composites business of Ciba-Geigy Limited ("CGL") for an aggregate value of approximately $209 million. This acquisition combined two of the world's leading and most technically advanced structural materials companies, broadening our range of products and markets, enhancing our research, development and technological capabilities and balancing our geographical scope. CGL's composite product lines were highly complementary to our fabrics, prepregs and honeycomb businesses; furthermore, CGL composites provided us with manufacturing capabilities in finished and semi-finished structures and interiors for airframe OEMs. Our overall customer profiles were similar, but CGL's composites had a stronger presence in Europe, particularly with members of the Airbus consortium (Aerospatiale, British Aerospace, CASA and DASA). With equally strong market positions in Europe and the United States, we benefit from future aircraft orders placed with either Boeing or Airbus. As a result of the Ciba composites acquisition and the spinoff of Ciba Specialty Chemical Holding Inc. (a Swiss Corporation formerly an affiliate of CGL ("Ciba")) from CGL, Ciba has a significant relationship with our company and now beneficially owns 49.6% of our outstanding common shares.

    On June 27, 1996, we acquired Hercules Inc.'s composite products division for a cash purchase price of approximately $139 million. This acquisition combined two leading prepreg manufacturers and enabled us to produce a large portion of a significant raw material, polyacrylonitrile ("PAN") based carbon fiber. With this acquisition, we became the fourth largest carbon fiber producer in the world. We are also today the largest consumer of PAN-based carbon fiber in the world, utilizing approximately 20% of worldwide carbon fiber production. This has created a hedge against carbon fiber price fluctuations for us because we both buy and sell this crucial raw material. In addition, the Hercules acquisition further enhanced our technological and integrated manufacturing capabilities and provided us with new prepreg products and customer qualifications both in the United States and Europe, thus strengthening existing customer relationships.

    On September 30, 1997, we acquired the business and certain non-exclusive worldwide rights to certain prepreg technologies of Fiberite, Inc., which consisted of intangible assets and inventory, and certain non-exclusive, worldwide rights to certain prepreg technologies, for $37.0 million in cash. The Fiberite acquisition expanded our existing role as a supplier of carbon fiber, prepreg and honeycomb to rocket and space satellite programs, positioned us to capitalize on the expected growth in commercial satellite activities and expanded our offering of prepregs for commercial and military applications.

    The Clark-Schwebel, Ciba, Hercules and Fiberite acquisitions transformed Hexcel into what we believe is the most vertically integrated company in the advanced structural materials industry.

CORE BUSINESSES

    Hexcel operates in three business segments, each of which focuses on particular products and markets.

BUSINESS SEGMENTS                  PRODUCTS                      PRIMARY END-USE
 FIBERS & FABRICS            Carbon Fibers          - Raw materials for industrial fabrics
                                                    and prepregs; and
                                                    - Filament winding for various space,
                                                    defense and industrial applications.

                             Industrial Fabrics     - Printed circuit boards;
                                                    - Raw materials for prepregs and
                                                      honeycomb;
                                                    - Various marine applications;
                                                    - Window blinds;
                                                    - Insulation;
                                                    - Metal and fume filtration systems;
                                                    - Soft body armor; and
                                                    - Civil engineering and construction
                                                      applications.
 COMPOSITE MATERIALS         Prepregs               - Raw materials for composite structures
                                                    & interiors;
                                                    - Semi-finished aircraft components;
                                                    - Munitions and defense systems; and
                                                    - Skis, snowboards, golf club shafts,
                                                    fishing rods and tennis rackets.

                             Structural Adhesives   - Bonding of structural materials and
                                                      components, including composite panels.

                             Honeycomb, Honeycomb   - Raw materials for composite structures
                              Parts & Composite     & interiors; and
                             Panels                 - Semi-finished aircraft components used
                                                    in:
                                                        Helicopter blades;
                                                        Aircraft surfaces (flaps, wing tips,
                                                        elevators and fairings);
                                                        High-speed ferries, truck and train
                                                        components;
                                                        Automotive carburetor components; and
                                                        Space shuttle doors.
 ENGINEERED PRODUCTS         Composite Structures   - Aircraft structures and finished
                                                    aircraft components, including:
                                                        Wing-to-body and flap track fairings;
                                                        Radomes;
                                                        Engine cowls and inlet ducts;
                                                        Wing panels; and
                                                        Truck floor panels.

                             Interiors              - OEM and retrofit aircraft interiors,
                                                      including:
                                                        Overhead stowage compartments;
                                                        Lavatories; and
                                                        Sidewalls and ceilings.

FIBERS & FABRICS

    The Fibers and Fabrics business segment has worldwide responsibility for manufacturing and marketing carbon fibers and industrial fabrics.

    CARBON FIBERS. Carbon fibers are manufactured for sale to third-party customers and for use by Hexcel in manufacturing certain industrial fabrics and composite materials. Carbon fibers are woven into carbon fabrics, used as reinforcement in conjunction with a resin matrix to produce prepregs, and used in filament winding and advanced fiber placement to produce various other composite materials. Key product applications include structural components for commercial and military aircraft and space launch vehicles, as well as certain recreational and general industrial products such as golf club shafts and tennis racquets. On a pro forma basis, for the nine months ended September 30, 1998, we sold approximately 58% of the carbon fiber that we produced to third-party customers and used the remainder internally.

    INDUSTRIAL FABRICS. Industrial fabrics are made from a variety of fibers, including several types of fiberglass as well as carbon, aramid, quartz, ceramic and other specialty reinforcements. On a pro forma basis, for the nine months ended September 30, 1998, we sold approximately 73% of the industrial fabrics that we produced to third-party customers for use in a wide range of products, including PCBs, window coverings and other architectural products, soft body armor, and a variety of structural materials and components used in aerospace, marine and rail applications. The remainder was used internally to manufacture prepregs and other composite materials.

                          FIBERS & FABRICS

          KEY CUSTOMERS                MANUFACTURING FACILITIES
AlliedSignal                       Anderson, SC
Alliant Techsystems                Cleveland, GA
Cytec Fiberite                     Decatur, AL
IBM                                Decines, France
Isola                              Les Avenieres, France
Nelco                              Salt Lake City, UT
Piad                               Seguin, TX
Polyclad                           Statesville, NC
Second Chance                      Washington, GA

COMPOSITE MATERIALS

    The Composite Materials business unit, which was recently reorganized on a global basis, has worldwide responsibility for manufacturing and marketing prepregs, structural adhesives, honeycomb, specially machined honeycomb parts and composite panels.

    PREPREGS AND STRUCTURAL ADHESIVES. We are a worldwide leader in the production of prepregs and have led the development of applications for prepregs for nearly thirty years.

    Prepregs are manufactured by combining high performance industrial fabrics or unidirectional fibers with a resin matrix to form a composite material with exceptional structural properties not present in either of their constituent materials. Industrial fabrics used in the manufacture of prepregs include S-2-Registered Trademark- fiberglass, carbon, aramid, quartz, ceramic, Thorstrand-Registered Trademark-, polyethylene and other specialty reinforcements. Resin matrices include BMI, cyanates, epoxy, phenolic, polyester, polyimide and other specialty resins. Prepregs are used to manufacture other products, including finished components for aircraft structures and interiors.

    Hexcel designs and markets a comprehensive range of Redux-Registered Trademark- and other film adhesives. These structural adhesives, which bond a wide range of composite, metallic, and honeycomb surfaces, are used in a variety of product applications.

    HONEYCOMB, HONEYCOMB PARTS AND COMPOSITE PANELS. Honeycomb is a unique, lightweight, cellular structure composed of hexagonal nested cells. The product is similar in appearance to a cross-sectional slice of a beehive. The hexagonal cell design gives honeycomb a high strength-to-weight ratio and a uniform resistance to crushing. These basic characteristics are combined with the physical properties of the material from which the honeycomb is made to meet various engineering requirements.

    Hexcel produces honeycomb from a number of metallic and non-metallic materials. Most metallic honeycomb is made from aluminum and is available in a selection of alloys, cell sizes and dimensions. Non-metallic honeycomb materials include fiberglass, carbon, thermoplastics, non-flammable aramid papers and several other specialty materials.

    Hexcel sells honeycomb core material in standard block and sheet form and in laminated panel form. In the construction of composite panels, sheets of aluminum, stainless steel, prepreg or other laminates are bonded with adhesives to each side of a slice of honeycomb core, creating a "sandwich" structure. Hexcel also possesses advanced processing capabilities which enable us to design and manufacture complex fabricated honeycomb parts and bonded assemblies to meet customer specifications. Such parts and assemblies are used as semi-finished components in the manufacture of composite structures.

    The largest market for honeycomb products is the aerospace market. We also sell honeycomb for non-aerospace applications including high-speed trains and mass transit vehicles, automotive parts, energy absorption products, marine vessel compartments, portable shelters, business machine cabinets and other general industrial uses.

    In addition, we produce honeycomb for the Engineered Products business segment for use in manufacturing finished parts for airframe OEMs.

                        COMPOSITE MATERIALS

          KEY CUSTOMERS                MANUFACTURING FACILITIES
United States                      United States
  Boeing                           Burlington, WA
  CFAN                             Casa Grande, AZ
  Hawker de Havilland              Gilbert, AZ
  Lockheed Martin                  Lancaster, OH
  Northrop Grumman                 Livermore, CA
  Rohr                             Pottsville, PA
  United Technologies              Salt Lake City, UT

Europe                             Europe
  Aerospatiale                     Dagneux, France
  Alenia                           Duxford, England
  British Aerospace                Linz, Austria
  CASA                             Parla, Spain
  DASA                             Swindon, England
                                   Welkenraedt, Belgium

ENGINEERED PRODUCTS

    The Engineered Products business unit has worldwide responsibility for designing, manufacturing and marketing lightweight, high-strength composite structures and interiors primarily for use in the aerospace industry.

    COMPOSITE STRUCTURES. Composite structures, and structural parts, are manufactured from a variety of composite materials (prepregs, honeycombs and structural adhesives) using such manufacturing processes as resin transfer molding, autoclave processing, press laminating, heat forming, resin transfer molding and other manufacturing techniques. Composite structures include such items as wing-to-body and flap track fairings, radomes, engine cowls, inlet ducts, wing panels and other aircraft components. More recently, we have begun to produce composite structural components used in heavy trucks (such as the cab floor of the Kenworth T2000 truck) and certain other industrial products.

    AIRCRAFT INTERIORS. Hexcel designs and produces innovative, lightweight, high-strength composite interior systems for aircraft. Aircraft interior products include overhead stowage bins, lavatories, sidewalls and ceilings. We sell these products to Boeing and other airframe manufacturers for use in the production of certain aircraft, and to airlines for replacement of existing interior components.

                        ENGINEERED PRODUCTS

          KEY CUSTOMERS                MANUFACTURING FACILITIES
Alenia                             Bellingham, WA
Boeing                             Brindisi, Italy
Kenworth                           Kent, WA
Mitsubishi
Northrop Grumman

JOINT VENTURES

    In January 1998, we reached an agreement in principle with Boeing and Aviation Industries of China to form a joint venture, BHA Aero Composite Parts Co., Ltd., to manufacture composite parts for secondary structures and interior applications on commercial aircraft. This joint venture will be located in Tianjin, China. In February 1998, we signed an agreement with Boeing, Sime Darby Berhad and Malaysia Helicopter Services (now known as Naluri Berhad) to form another joint venture, Asian Composite Manufacturing Sdn. Bhd., to manufacture composite parts for secondary structures on commercial aircraft. This joint venture will be located in Alor Setar, Malaysia. Products manufactured by both joint ventures will be shipped to our company's Kent, Washington facility for final assembly, inspection and shipment to Boeing as well as other customers worldwide. It is anticipated that the first parts will be delivered to customers in 2001. Our total estimated financial commitment to both of these joint ventures will be approximately $31 million, which is expected to be made in increments through 2001. However, implementation of these projects, including the related investments, remains subject to certain significant conditions, including completion of negotiation of relevant contracts and U.S. and foreign governmental approvals.

    We have also formed a global alliance with Sika Finanz AG ("Sika") to develop and market composite systems for the construction industry. Initial applications will focus on the strengthening and repair of existing structures using composite materials. Under the terms of the alliance, Sika will generally take leadership for the marketing and sale of alliance products under the Sika Carbodur-Registered Trademark- trade name, and Hexcel will take leadership for the development and manufacture of advanced structural materials for the alliance. Sika is a worldwide leader in construction chemicals and structural adhesives. Sika has extensive experience and expertise in the repair, protection and strengthening of structures in the construction industry and the use of elastic bonding technology in the transportation industry.

    In addition, we have a 45% equity interest in a joint venture in Japan with Dainippon Ink and Chemicals ("DIC"). This joint venture, which owns and operates a manufacturing facility in Komatsu, Japan, was formed in 1990 and produces and sells prepregs, honeycomb, decorative laminates and bulk molding compounds using technology licensed from Hexcel and DIC.

    As part of the Clark-Schwebel acquisition, we also acquired significant equity ownership interests in three joint ventures:

    - a 43.3% share in Asahi-Schwebel Co., Ltd. ("Asahi-Schwebel"), headquartered in Japan, which in turn has its own joint venture with AlliedSignal in Taiwan;

    - a 43.6% share in CS-Interglas AG ("CS-Interglas"), together with fixed-price options to increase this equity interest to approximately 84%; and

    - a 50.0% share in Clark-Schwebel Tech-Fab Company ("CS Tech-Fab"), headquartered in the U.S.

    CS-Interglas and Asahi-Schwebel are fiberglass fabric producers serving the European and Asian electronics industry. In addition, CS-Interglas and Asahi-Schwebel have announced plans to build and operate a jointly owned facility in the Philippines to serve the PCB laminate market in Southeast Asia, although there can be no assurance that this proposed joint venture will proceed as originally planned. CS Tech-Fab manufactures non-woven materials for roofing, construction and other specialty applications.

LEAN ENTERPRISE AND VALUE CHAIN MANAGEMENT PROGRAMS

    The Lean Enterprise and value chain management programs are designed to create a common way of managing our company, with a singular focus on creating value for our customers and eliminating waste throughout the value chain. This new management approach targets value creation, and challenges all our employees to continually reduce cost, improve our operating efficiency and maximize the quality of our products. Success of the program will depend on training our employees to eliminate waste and non-value activity while improving business processes to deliver superior product faster and more efficiently than our competitors.

    The goals of the program are reduced scrap, faster manufacturing cycle times, shorter equipment set-up and clean-down times, lower manufacturing rejects and warranty claims, faster processing of customer orders and deliveries, simplified manufacturing procedures and improved manufacturing processes. All of these actions, if successful, are expected to result in higher throughput and greater capacity on existing manufacturing equipment, thereby reducing both capital expenditures and facility requirements. Improved efficiency and quality are expected to result in lower unit labor requirements and thereby lower product costs and lower inventory requirements.

    The potential for improvement encompasses our entire vertically integrated supply chain, including our manufacturing plants, support functions, product development activities and customers and suppliers. The Lean Enterprise program is also systematically linked with key initiatives to improve the quality and effectiveness of our global procurement activities. The results of these multi-year initiatives will be measured by the satisfaction of our customers and the progressive improvement in our operating performance.

PRODUCTION SUPPLY CHAIN

    As a result of the vertically integrated nature of Hexcel's operations, we produce several materials used in our manufacture of certain industrial fabrics, composite materials and engineered products, as well as the PAN used as a precursor material in our manufacture of carbon fibers. As depicted below, at each level of the production supply chain Hexcel sells a significant portion of its products to outside customers, thus exposing each product line to market forces and stimulating productivity and innovation so that product lines remain cost competitive and at the leading edge of technology. Currently, we consume internally approximately 42% and 27% of our carbon fiber and fabric production, respectively.

                                 [LOGO]

    Hexcel's production activities are generally based on a combination of "make-to-order" and "make-to-forecast" production requirements. We coordinate closely with key suppliers in an effort to avoid raw material shortages and excess inventories.

RESEARCH AND TECHNOLOGY

    Hexcel's research and technology ("R&T") activities support all of our core businesses worldwide. Through R&T, we maintain expertise in chemical formulation and curatives, fabric forming and textile architectures, advanced composites structures, process engineering, analysis and testing of composite materials, computational design and prediction, and other scientific disciplines related to our worldwide business base. Additionally, our R&T departments perform a limited amount of contract research and development in the United States and Europe for strategically important customers in the areas of ceramics, higher temperature polymers, advanced textiles and composite structures manufacturing.

    Our products rely primarily on our expertise in materials science, textiles, process engineering and polymer chemistry. Consistent with market demand, we have been placing more emphasis on cost effective product design and agile manufacturing in recent years. Towards this end, we have entered into formal and informal partnerships, as well as licensing and teaming arrangements, with several customers, suppliers, external agencies and laboratories. We believe that we possess unique capabilities to design, develop and manufacture composite materials and structures. We own and maintain in excess of 100 patents worldwide, have licensed many key technologies and have granted technology licenses and patent rights to several third parties in connection with joint ventures and joint development programs.

    Our company spent $18.4 million for R&T for the year ended December 31, 1997 and $16.9 million for the nine months ended September 30, 1998.

MARKETS AND CUSTOMERS

    Our materials are sold for a broad range of end-uses. The following tables summarize net sales to third-party customers by market and by geography for the year ended December 31, 1997 and the twelve months ended September 30, 1998 (pro forma after giving effect to the Clark-Schwebel acquisition).

                                                                                                PRO FORMA TWELVE
                                                                          YEAR ENDED DECEMBER     MONTHS ENDED
                                                                               31, 1997        SEPTEMBER 30, 1998
                                                                          -------------------  -------------------
NET SALES BY MARKET
Commercial aerospace....................................................              67%                  58%
Space and defense.......................................................              10                    9
Electronics.............................................................               4                   15
General industrial......................................................              13                   13
Recreation..............................................................               6                    5
                                                                                   -----                -----
    Total...............................................................             100%                 100%
                                                                                   -----                -----
                                                                                   -----                -----
NET SALES BY GEOGRAPHY
United States...........................................................              56%                  60%
U.S. exports............................................................               8                    8
International...........................................................              36                   32
                                                                                   -----                -----
    Total...............................................................             100%                 100%
                                                                                   -----                -----
                                                                                   -----                -----

    Virtually all of the net sales of the Clark-Schwebel Business (exclusive of its non-consolidated joint ventures) are to customers located in the United States. Approximately 65% of net sales of the Clark-Schwebel Business are to electronics markets, approximately 14% to commercial aerospace markets and 21% to general industrial markets.

    COMMERCIAL AEROSPACE. Historically, the commercial aerospace industry has led the development of applications for advanced structural materials and components because it has the strongest need for the performance properties of these materials, and is well positioned to maximize the economic benefits from their use. The demand for advanced structural material products, however, is closely correlated to the demand for commercial aircraft.

    Commercial aircraft demand fluctuates in relation to two principal factors. First, the number of revenue passenger miles flown by the world's airlines affects the size of the airline fleets and generally follows the level of overall economic activity. A recent document, published by Boeing, projects that revenue passenger miles will increase an average of 4.9% per year over the next decade, providing a source of long-term demand for new commercial aircraft. However, recent economic events in Asia, Latin America and other parts of the world may result in difficulties in achieving this projected growth rate, especially in the near term.

    The second demand factor, which is less sensitive to the general economy, is the replacement and retrofit rates for existing aircraft. These rates, resulting mainly from obsolescence, are determined in part by the regulatory requirements established by various civil aviation authorities, and by public concern regarding aircraft age, safety and noise. These rates may also be affected by the desire of the various airlines for higher payloads and more fuel efficient aircraft, which in turn is influenced by the price of fuel.

    Reflecting the demand factors noted above, the number of commercial aircraft delivered by Boeing, including McDonnell Douglas, and Airbus declined by 48% from 1992 to 1995. At the lowest point during this period, Boeing and Airbus reported combined deliveries of 380 aircraft. Beginning in 1996, however, aircraft deliveries by Boeing and Airbus began to rise, growing to a combined total of 397 in 1996, 557 in 1997, and 788 in 1998. Based on published projections, including a press release issued by Boeing on December 1, 1998, combined deliveries are expected to peak at 913 in 1999, before declining to 807 in 2000. Set forth below are historical and projected deliveries as published by Boeing and Airbus:

                                                   1990         1991         1992         1993         1994         1995
                                                   -----        -----        -----        -----        -----        -----
Boeing/McDonnell Douglas......................         527          605          573          409          311          256
Airbus........................................          95          163          157          138          127          124
                                                       ---          ---          ---          ---          ---          ---
    Total.....................................         622          768          730          547          438          380
                                                       ---          ---          ---          ---          ---          ---
                                                       ---          ---          ---          ---          ---          ---

                                                                                              PROJECTED
                                                                                             ------------
                                                   1996         1997         1998         1999         2000
                                                   -----        -----        -----        -----        -----
Boeing/McDonnell Douglas......................         271          375          559          620          490
Airbus........................................         126          182          229          293          317
                                                       ---          ---          ---          ---          ---
    Total.....................................         397          557          788          913          807
                                                       ---          ---          ---          ---          ---
                                                       ---          ---          ---          ---          ---

    Approximately 43% of Hexcel's net sales for the nine months ended September 30, 1998 were to Boeing (including materials for military aircraft and space programs), Airbus and related subcontractors, compared with 46% in 1997 and 32% in 1996. This percentage is expected to decline in 1999, as a result of the projected trends in commercial aircraft deliveries as well as the procurement and manufacturing trends noted above. In addition, the acquisition of the Clark-Schwebel Business will increase the proportion of Hexcel's sales to the electronics market in 1999. On a pro forma basis, Hexcel's net sales for the twelve months ended September 30, 1998 to Boeing, Airbus and related subcontractors were approximately 38% of its total net sales.

    SPACE AND DEFENSE. The space and defense markets have historically been innovators in and sources of significant demand for advanced structural materials. For example, advanced structural materials made a major contribution to the development of "stealth" aircraft technologies. However, aggregate demand by space and defense customers is primarily a function of military aircraft procurement by the U.S. and certain European governments. Consequently, the space and defense market for advanced structural materials declined significantly during the early part of this decade, as a result of substantial decreases in military aircraft procurement that began in the late 1980s. Presently, there are a number of potentially significant military aircraft programs in various stages of development or initial production that utilize advanced structural materials. Hexcel has a number of carbon fiber and composite material products qualified for use on several of these programs, including the competing development versions of the Joint Strike Fighter (JSF), the F-22 (Raptor) and F/A-18 E/F (Hornet) aircraft, the European Fighter Aircraft (Typhoon), the C-17 cargo and V-22 (Osprey) tilt-rotor aircraft, RAH-66 (Comanche) and NH90 helicopter.

    ELECTRONICS. The acquisition of the Clark-Schwebel Business provides Hexcel with a global platform to supply the electronics industry, which we believe has attractive long-term growth potential. The Clark-Schwebel Business is the largest producer of fine, lightweight fiberglass fabrics used in the fabrication of multilayer PCBs, with an estimated 50% market share in the United States. In addition to its U.S. businesses, it has significant ownership positions in three joint ventures: CS-Interglas, Asahi-Schwebel and CS Tech-Fab. CS-Interglas and Asahi-Schwebel are leading fiberglass fabric manufacturers in Europe, Japan and Southeast Asia with estimated electronics fiberglass fabric market shares of 36%, 38% and 13%, respectively. Fiberglass fabrics are a critical component used in the production of PCBs, which are integral to most advanced electronics products, including computers, telecommunications equipment, advanced cable television equipment, network servers, televisions, automotive equipment and home appliances.

    We believe that we are strategically positioned to capitalize on the expected growth in worldwide demand for electronics fiberglass fabrics resulting from:

    - the development of more complex and sophisticated electronics equipment in established markets, such as wireless communications and personal computers;

    - the proliferation of computer usage through networking, server and multi-media systems;

    - the increase in global demand for telecommunication infrastructure and mobile telecommunications services; and

    - new applications for electronic systems in automobiles, home appliances and medical equipment.

    The worldwide PCB market is estimated at over $30 billion, with multilayer PCBs comprising approximately two-thirds of the total market. As the leading manufacturer of lightweight fabrics for multilayer PCBs, we are well positioned to capture a significant portion of this market growth.

    RECREATION, GENERAL INDUSTRIAL AND OTHER MARKETS. We have focused our participation in recreation and general industrial markets in areas where the application of advanced structural material technology offers significant benefits to the end-user. As a result, we have chosen select opportunities where high performance is the key product criterion. Accordingly, future opportunities and growth depend primarily upon the success of the individual programs and industries in which we have elected to participate. Within the recreation market, key product applications in which we are involved include skis, snowboards, golf club shafts, fishing rods, tennis rackets and bicycles. Within general industrial markets, key applications include surface transportation (automobiles, trucks, mass transit and high-speed rail and marine applications), wind energy and civil engineering. Hexcel's participation in these markets is a valuable complement to our commercial and military aerospace businesses, and we are committed to the application of advanced structural material technology in performance-driven recreation and general industrial products.

COMPETITION

    In the production and sale of advanced structural materials, Hexcel competes with numerous United States and international companies on a worldwide basis. The broad markets for our products are highly competitive and we have focused on both specific markets and specialty products within markets to obtain market share. In addition to competing directly with companies offering similar products, our materials compete with substitute structural materials such as structural foam, wood, metal and concrete. Depending upon the material and markets, relevant competitive factors include price, delivery, service, quality and product performance. See "Risk Factors--Competition."

ENVIRONMENTAL MATTERS

    We are subject to numerous federal, state, local and foreign laws and regulations that impose strict requirements for the control and abatement of air, water and soil pollutants and the manufacturing, storage, handling and disposal of hazardous substances and waste. These laws and regulations include the Federal Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA" or "Superfund"), the Clean Air Act, the Clean Water Act and the Resource Conservation and Recovery Act, and analogous state laws and regulations. Regulatory standards under these environmental laws and regulations have tended to become increasingly stringent over time.

    We have incurred substantial compliance costs, including capital costs, in complying with such requirements in the United States and in foreign jurisdictions. We are currently a party to, or otherwise involved in, legal proceedings in connection with a number of Superfund sites. Because CERCLA provides for joint and several liability, we could be responsible for all remediation costs at such sites, even if we are one of many potentially responsible parties ("PRPs"). We believe, however, based on our experience with such matters, the amount and the nature of our waste, and the number of other financially viable PRPs, that our liability in connection with such matters will not be material.

    In addition, we are currently investigating and remediating on-site areas of contamination at certain of our current and former facilities. We cannot assure you that we have identified all off-site liability matters and all on-site remediation matters involving our current or former facilities for which we may be responsible or that the cost of such known or unknown remediation matters will be immaterial. We have established financial reserves in cases where the amount of environmentally-related expenditures can be reasonably estimated. As assessments and cleanups proceed, and as additional information becomes available, we will review and adjust, if necessary, these reserve amounts.

EMPLOYEES

    As of September 30, 1998, Hexcel employed 6,875 full-time employees, compared with 5,597 and 5,013 as of December 31, 1997 and 1996, respectively. As a result of the acquisition of the Clark-Schwebel Business, we added approximately 1,300 employees to our workforce.

    Approximately 20% of Hexcel's employees have various union affiliations. We believe that labor relations in our company are generally satisfactory.

PROPERTIES

    Hexcel owns manufacturing facilities and leases sales offices located throughout the United States and in other countries as noted below. Our corporate offices are located in leased facilities in Stamford, Connecticut and Pleasanton, California. Our central R&T administration and certain composite materials laboratories are located in Dublin, California.

    The following table lists the manufacturing facilities of Hexcel by geographic location, approximate square footage, and principal products manufactured. The following table does not include manufacturing facilities owned by entities in which we have a joint venture interest.

                            MANUFACTURING FACILITIES

                                           APPROXIMATE
  FACILITY LOCATION                       SQUARE FOOTAGE                    PRINCIPAL PRODUCTS
----------------------------------------  --------------  -------------------------------------------------------
UNITED STATES:
  Anderson, South Carolina..............       432,000    Reinforcement fabrics
  Bellingham, Washington................       188,000    Interiors
  Burlington, Washington................        73,000    Honeycomb Parts
  Casa Grande, Arizona..................       307,000    Honeycomb and Honeycomb Parts
  Cleveland, Georgia....................        93,000    Heavyweight electronic fabric
  Decatur, Alabama......................       159,000    PAN Precursor (used to produce Carbon Fibers)
  Gilbert, Arizona......................        30,000    Prepregs
  Kent, Washington......................       883,000    Composite Structures; Interiors
  Lancaster, Ohio.......................        49,000    Prepregs
  Livermore, California.................       141,000    Prepregs
  Pottsville, Pennsylvania..............       134,000    Honeycomb Parts
  Salt Lake City, Utah..................       371,000    Carbon Fibers; Prepregs
  Seguin, Texas.........................       204,000    Reinforcement fabrics
  Statesville, North Carolina...........       553,000    Lightweight electronic fabrics; reinforcement fabrics
  Washington, Georgia...................       160,000    Midweight electronic fabrics

INTERNATIONAL:
  Brindisi, Italy.......................       110,000    Engineered Products
  Dagneux, France.......................       130,000    Prepregs
  Decines, France.......................        90,000    Reinforcement fabrics
  Duxford, United Kingdom...............       440,000    Prepregs; Honeycomb and Honeycomb Parts
  Les Avenieres, France.................       476,000    Reinforcement fabrics; Prepregs
  Linz, Austria.........................       163,000    Prepregs
  Parla, Spain..........................        43,000    Prepregs
  Swindon, United Kingdom...............        20,000    Honeycomb Parts
  Welkenraedt, Belgium..................       223,000    Honeycomb and Honeycomb Parts

    Hexcel leases the facilities located in Anderson, South Carolina; Washington, Georgia; Statesville, North Carolina; Gilbert, Arizona; and Swindon, U.K.; and the land on which the Burlington, Washington, facility is located. The Company also leases portions of the facilities located in Casa Grande, Arizona; Bellingham and Kent, Washington; Linz, Austria; and Les Avenieres, France.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The Board of Directors of our company (the "Board of Directors" or the "Board") consists of 10 directors: four directors designated by Ciba (John M.D. Cheesmond, Stanley Sherman, Joseph T. Sullivan and Hermann Vodicka), the Chairman of the Board and Chief Executive Officer of Hexcel (John J. Lee), the President and Chief Operating Officer of Hexcel (Harold E. Kinne) and four additional independent directors (Marshall S. Geller, Martin L. Solomon, George
S. Springer and Franklin S. Wimer).

    The following tables set forth certain information regarding the directors and certain executive officers of our company as of December 15, 1998. No family relationship exists between any of our directors and/or executive officers.

DIRECTORS

                                               DIRECTOR
NAME                                 AGE         SINCE     POSITION(S) WITH HEXCEL
-------------------------------      ---      -----------  ----------------------------------------------------------------
John J. Lee....................          62         1993   Chairman of the Board; Chief Executive Officer; Director
Harold E. Kinne................          59         1998   President and Chief Operating Officer; Director
John M.D. Cheesmond............          49         1996   Director
Marshall S. Geller.............          59         1994   Director
Stanley Sherman................          60         1996   Director
Martin L. Solomon..............          62         1996   Director
George S. Springer.............          65         1993   Director
Joseph T. Sullivan.............          58         1996   Director
Hermann Vodicka................          56         1996   Director
Franklin S. Wimer..............          62         1995   Director

    JOHN J. LEE, age 62, has served as Chairman of the Board of Directors of Hexcel since February 1996, Chief Executive Officer since January 1994, Chairman and Chief Executive Officer from January 1994 to February 1995, Chairman and Co-Chief Executive Officer from July 1993 to December 1993 and a director since May 1993. He also serves as Chairman of the Nominating Committee and is a member of the Finance Committee of Hexcel. Mr. Lee is a director of Hvide Marine Incorporated, a marine support and transportation services company. He has served as Chairman of the Board, President and Chief Executive Officer of Lee Development Corporation, a merchant banking company, since 1987 and as an adviser to the Clipper Group, a private investment partnership, since 1993. He is a trustee of Yale University and is also a director of various privately-held corporations. Mr. Lee was a director of XTRA Corporation, a transportation equipment leasing company, from 1990 to 1996 and Chairman of the Board and Chief Executive Officer of Seminole Corporation, a manufacturer and distributor of fertilizer, from 1989 to 1993. Mr. Lee also served as a director of Tosco Corporation, a national refiner and marketer of petroleum products, from 1988 to 1993 and as President and Chief Operating Officer of Tosco Corporation from 1990 through 1993.

    HAROLD E. KINNE, age 59, has served as President and Chief Operating Officer of Hexcel since July 1998. Prior to joining Hexcel, he was President of the Additives Division, corporate vice president, a member of the corporate management committee and a director of Ciba Specialty Chemicals Corporation from 1996 to June 1998. Mr. Kinne also held the same positions in Ciba-Geigy Corporation ("CGC") from 1988 through 1996. Prior to that, Mr. Kinne served as Vice President, Pigments, for the Plastics & Additives Division of CGC from 1986 to 1988. Mr. Kinne has held various other technical and managerial positions with CGC from 1965 to 1986.

    JOHN M.D. CHEESMOND, age 49, has been a director of Hexcel since February 1996. Mr. Cheesmond also serves as Chairman of the Executive Compensation Committee, is a member of the

Finance Committee of Hexcel and is Executive Vice President of Ciba Specialty Chemicals Inc. (Switzerland). Mr. Cheesmond was Senior Vice President and Head of Regional Finance and Control of Ciba Geigy Limited ("CGL") from 1994 to 1996. From 1991 to 1993, Mr. Cheesmond served as Group Vice President, Planning, Information and Control at Ciba Vision Corporation.

    MARSHALL S. GELLER, age 59, served as Co-Chairman of the Board of Directors of Hexcel from February 1995 to February 1996 and has been a director of Hexcel since August 1994. Mr. Geller also serves as a member of the Audit, Executive Compensation and Nominating Committees of Hexcel. Mr. Geller has served as Chairman of the Board, Chief Executive Officer and founding partner at Geller & Friend Capital Partners, Inc., a merchant banking firm, since 1995. Mr. Geller was Senior Managing Director of Golenberg & Geller, Inc., a merchant banking firm, from 1991 to 1995; Vice Chairman of Gruntal & Company, an investment banking firm, from 1988 to 1990; and a Senior Managing Director of Bear, Stearns & Co., Inc., an investment banking firm, from 1967 to 1988. Mr. Geller is currently a director of Ballantyne of Omaha, Inc., Players International, Inc., Value Vision International, Inc., iMall, Inc., DataLink Systems Corp., Cabletel Communications Corp., Stroud's, Inc. and various privately-held corporations and charitable organizations.

    STANLEY SHERMAN, age 60, has been a director of Hexcel since February 1996. Mr. Sherman also serves as a member of the Executive Compensation and Finance Committees of Hexcel. Mr. Sherman is President and Chief Executive Officer of Ciba Specialty Chemicals Corporation (North America) and Chairman of the Board of Ciba Specialty Chemicals (Canada). Mr. Sherman served as a director and Vice President and Chief Financial Officer of CGC from 1991 to 1996, and was a member of the Finance Committee and the Corporate Management Committee of CGC's Board of Directors. From 1986 to 1991, Mr. Sherman served as Vice President-Corporate Planning of CGC. Mr. Sherman also serves on the Board of Directors of the Westchester Educational Coalition.

    MARTIN L. SOLOMON, age 62, has been a director of Hexcel since May 1996. Mr. Solomon serves as Chairman of the Finance Committee and is a member of the Audit and Executive Compensation Committees of Hexcel. Mr. Solomon has been Chairman and Chief Executive Officer of American County Holdings, Inc., an insurance holding company, since 1997 and a self-employed investor since 1990. Mr. Solomon was a director and Vice Chairman of the Board of Directors of Great Dane Holdings, Inc., which is engaged in the manufacture of transportation equipment, automobile stamping, the leasing of taxis and insurance, from 1985 to 1996, Managing Partner of Value Equity Associates I, L.R., an investment partnership, from 1988 to 1990, and an investment analyst and portfolio manager of Steinhardt Partners, an investment partnership, from 1985 to 1987. Mr. Solomon has been a director of XTRA Corporation since 1990. Mr. Solomon is also a director of various privately-held corporations and civic organizations.

    GEORGE S. SPRINGER, age 65, has been a director of Hexcel since January 1993. Mr. Springer also serves as Chairman of the Technology Committee of Hexcel. Mr. Springer is the Paul Pigott Professor and Chairman of the Department of Aeronautics and Astronautics, and by courtesy, Professor of Mechanical Engineering and Professor of Civil Engineering, at Stanford University. Mr. Springer joined Stanford University's faculty in 1983.

    JOSEPH T. SULLIVAN, age 58, has been a director of Hexcel since February 1996. Mr. Sullivan also serves as a member of the Nominating and Technology Committees of Hexcel. Mr. Sullivan is the Joseph H. Colic Professor of Chemical Engineering at Virginia Polytechnic Institute and State University in Blacksburg, VA, and also works as a consultant. Mr. Sullivan served as a director and Senior Vice President of CGC from 1986 to 1996.

    HERMANN VODICKA, age 56, has been a director of Hexcel since February 1996. Mr. Vodicka also serves as a member of the Nominating and Technology Committees of Hexcel. Mr. Vodicka was Chief Executive Officer and a director of Ciba until December 1998 and President of the Polymers Division and a member of the Executive Committee of CGL from 1993 to 1996. Mr. Vodicka was the Chairman of the

Board of Mettler-Toledo, a leading worldwide manufacturer of scales and balances and a wholly owned subsidiary of CGL, until its sale in 1996. From 1988 to 1993, Mr. Vodicka was President and Chief Executive Officer of Mettler-Toledo.

    FRANKLIN S. WIMER, age 62, was a director of Hexcel from February 1995 to February 1996 and was reelected in May 1996. Mr. Wimer also serves as Chairman of the Audit Committee and is a member of the Technology Committee of Hexcel. Mr. Wimer is President and Principal of UniRock Management Corporation ("UniRock"), a private merchant banking firm based in Denver, Colorado. Mr. Wimer has been with UniRock since 1987. UniRock acted as strategic planning consultant to Hexcel from December 1993 through April 1996. Mr. Wimer is currently Chairman of the Board of Vista Restaurants, Inc., Chairman of the Board of Colorado Gaming & Entertainment Co. and is a director of the Denver Paralegal Institute and Foresight Products, Inc.

EXECUTIVE OFFICERS

    Set forth below is certain information concerning the executive officers of Hexcel and all persons chosen to become executive officers of Hexcel as of December 15, 1998. For additional information concerning Messrs. Lee and Kinne, see "--Directors and Executive Officers--Directors."

                                             EXECUTIVE
                                              OFFICER
NAME                               AGE         SINCE                          POSITION(S) WITH HEXCEL
-----------------------------      ---      -----------  ------------------------------------------------------------------
John J. Lee..................          62         1993   Chairman of the Board; Chief Executive Officer; Director
Harold E. Kinne..............          59         1998   President; Chief Operating Officer; Director
Stephen C. Forsyth...........          43         1994   Executive Vice President; Chief Financial Officer
Ira J. Krakower..............          58         1996   Senior Vice President; General Counsel; Secretary
Wayne C. Pensky..............          43         1993   Vice President; Corporate Controller; Chief Accounting Officer
Robert A. Petrisko...........          44         1993   Vice President of Research and Technology
Gary L. Sandercock...........          57         1989   Vice President of Manufacturing
Joseph H. Shaulson...........          33         1996   Vice President of Planning and Integration
David M. Wong................          54         1996   Vice President of Corporate Affairs
Bruce D. Herman..............          43         1996   Treasurer
William Hunt.................          55         1996   President of the Global Materials Business Unit
William D. Bennison..........          54         1998   President of the Global Fabrics Business Unit
James N. Burns...............          58         1996   President of the Fibers Business Unit
Justin Taylor................          45         1996   President of the Structures and Interiors Business Unit

    STEPHEN C. FORSYTH, age 43, has served as Executive Vice President of Hexcel since June 1998, Chief Financial Officer since November 1996 and Senior Vice President of Finance and Administration between February 1996 and June 1998. Mr. Forsyth served as Vice President of International Operations of Hexcel from October 1994 to February 1996 and General Manager of Hexcel's Resins Business and Export Marketing from 1989 to 1994, and held other general management positions with Hexcel from 1980 to 1989. Mr. Forsyth joined Hexcel in 1980.

    IRA J. KRAKOWER, age 58, has served as Senior Vice President, General Counsel and Secretary of Hexcel since September 1996. Prior to joining Hexcel, Mr. Krakower served as Vice President and General Counsel to Uniroyal Chemical Corporation from 1986 to August 1996 and served on the Board of Directors of and as Secretary of Uniroyal Chemical Company, Inc. from 1989 to 1996.

    WAYNE C. PENSKY, age 43, has served as Vice President of Hexcel since December 1998 and as Corporate Controller and Chief Accounting Officer of Hexcel since July 1993. Prior to joining Hexcel in 1993, Mr. Pensky was a partner at Arthur Andersen & Co., an accounting firm, where he was employed from 1979 to 1993.

    ROBERT A. PETRISKO, age 44, has served as Vice President of Research and Technology of Hexcel since September 1993. Mr. Petrisko served at Hexcel's Chandler facility as Manager of the Signature Technology Group from 1989 to April 1993 and as Director of Aerospace Technology from April 1993 to September 1993. Mr. Petrisko joined Hexcel in 1989 after serving as a Research Specialist with Dow Corning Corporation from 1985 to 1989.

    GARY L. SANDERCOCK, age 57, has served as Vice President of Manufacturing of Hexcel since October 1996. From February 1996 to October 1996, he served as President of Hexcel's Special Process business unit. Mr. Sandercock served as Vice President of Manufacturing of Hexcel from April 1993 to February 1996, Vice President of the Reinforcement Fabrics business unit of Hexcel from 1989 to 1993 and General Manager of the Trevarno Division of Hexcel from 1985 to 1989, and held other manufacturing and general management positions from 1967 to 1985. Mr. Sandercock joined Hexcel in 1967.

    JOSEPH H. SHAULSON, age 33, has served as Vice President of Planning and Integration of Hexcel since November 1998. Mr. Shaulson served as Vice President of Corporate Development of Hexcel from April 1996 to October 1998. In addition, Mr. Shaulson served as Acting General Counsel and Acting Secretary of Hexcel from April 1996 to September 1996. Prior to joining Hexcel, Mr. Shaulson was an associate in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, where he was employed from 1991 to 1996.

    DAVID M. WONG, age 54, has served as Vice President of Corporate Affairs of Hexcel since February 1996. Mr. Wong served as Hexcel's Director of Special Projects from July 1993 to February 1996 and Corporate Controller and Chief Accounting Officer of Hexcel from 1983 to 1993, and held other general management positions from 1979 to 1983. Mr. Wong joined Hexcel in 1979.

    BRUCE D. HERMAN, age 43, has served as Treasurer of Hexcel since April 1996. Prior to joining Hexcel, Mr. Herman served as Vice President of Finance in the Transportation and Industrial Financing Division of USL Capital Corp. (formerly U.S. Leasing Inc.) ("USL") from 1993 to 1996, Vice President of Finance in the Equipment Financing Group of USL from 1991 to 1993 and Vice President of Corporate Analysis of USL from 1988 to 1991.

    WILLIAM HUNT, age 55, has served as President of Hexcel's Global Materials business unit since November 1998 and as President of the former Hexcel EuroMaterials business unit since February 1996. Mr. Hunt served as President of the EuroMaterials unit of the Ciba Composites Business from 1991 to February 1996 and as Managing Director of Ciba-Geigy Plastics ("CGP") from 1990 to 1991. Prior to joining CGP in 1990, Mr. Hunt held various other technical and managerial positions, including the position of Managing Director of Illford Limited (Photographic) Co.

    WILLIAM D. BENNISON, age 54, has served as President of Hexcel's Global Fabrics business unit since November 1998. Prior to joining Hexcel in September 1998, Mr. Bennison was President of Clark-Schwebel, Inc. Mr. Bennison also serves as President of CS Tech-Fab and as a director of CS-Interglas and Asahi-Schwebel. Mr. Bennison was President of BGF Industries and its predecessor, Burlington Glass Fabrics Co., from 1981 to 1989.

    JAMES N. BURNS, age 58, has served as President of Hexcel's Fibers business unit since July 1996. Prior to his employment with Hexcel, Mr. Burns served in a number of management positions with the Composite Products Division of Hercules Incorporated, including Business Director from March 1995 to June 1996, Business Unit Director of Advanced Composite Materials from June 1992 to March 1995 and Vice President of Marketing from June 1986 to June 1992.

    JUSTIN TAYLOR, age 45, has served as President of Hexcel's Structures and Interiors business unit since April 1996. From July 1995 to April 1996, Mr. Taylor served as a member of CGLs strategic planning unit. Prior to July 1995, Mr. Taylor held various management positions in the Heath Tecna Division of CGC.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information as of December 15, 1998 with respect to the ownership by any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) known to Hexcel to be the beneficial owner of more than five percent of the issued and outstanding shares of Hexcel's common stock.

                                                                                     NUMBER OF
                                                                                     SHARES OF       PERCENT OF
NAME AND ADDRESS                                                                    COMMON STOCK        CLASS
---------------------------------------------------------------------------------  --------------  ---------------
Ciba Specialty Chemicals Holding Inc. (a)........................................     18,021,748            49.6%
  Klybeckstrasse 141
  CH 4002
  Basle, Switzerland

Franklin Resources, Inc. (b).....................................................      3,627,773             9.8%
  Franklin Mutual Advisors, Inc.
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078

------------------------

(a) Based on information contained in a Statement on Schedule 13D filed with the SEC on March 18, 1997 on behalf of Ciba and its wholly owned affiliates, Ciba Specialty Chemicals Corporation ("SCC") and Ciba Specialty Chemicals Inc. ("SCI"). SCI has sole voting and investment power with respect to 9,204,503 shares and SCC has sole voting and investment power with respect to 8,817,245 shares of Hexcel's common stock. The shares of Hexcel's common stock beneficially owned by Ciba are subject to the terms of the Governance Agreement. See "Certain Relationships and Related Transactions."

(b) Based on information contained in a Statement on Schedule 13G filed with the SEC on January 29, 1999 on behalf of Franklin Resources, Inc., Franklin Mutual Advisors, Inc., Rupert H. Johnson, Jr. and Charles B. Johnson, which parties have sole voting and investment power with respect to all the shares of Hexcel's common stock held by it.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The following description is only a summary of certain provisions of the Senior Credit Facility, the Convertible Debentures Indenture, the Convertible Notes Indenture and the Ciba Notes Indenture and does not purport to be complete. You may request copies of these agreements at our address set forth under "Available Information."

    In this description, the word "Company" refers only to Hexcel Corporation and not to any of its subsidiaries.

SENIOR CREDIT FACILITY, AS AMENDED

    In connection with the acquisition of the Clark-Schwebel Business on September 15, 1998, the Company and certain of its foreign subsidiaries (the "Foreign Subsidiaries") entered into a Second Amended and Restated Credit Agreement (the "Senior Credit Facility") with certain financial institutions as lenders, Credit Suisse First Boston ("CSFB"), as the Administrative Agent, and Citibank, N.A., as Documentation Agent, to: (a) fund the purchase of the Clark-Schwebel Business; (b) refinance the Company's then existing revolving credit facility; and (c) provide for ongoing working capital and other financing requirements of the Company. Simultaneously with the consummation of the private offering of the Original Notes (the "Private Offering"), the Senior Credit Facility was amended to, among other things, modify certain financial covenants and permit the Private Offering.

    The Senior Credit Facility (on a pro forma basis after giving effect to the Private Offering and the application of the proceeds thereof) provides for up to $671.5 million of aggregate borrowing capacity, consisting of:

    - a secured $152.6 million tranche A term loan (the "Tranche A Term Loan");

    - a secured $158.9 million tranche B term loan (the "Tranche B Term Loan");

    - a secured revolving line of credit in an aggregate amount of $250.0 million in borrowings available to the Company (the "Domestic Revolving Line of Credit");

    - a secured European revolving line of credit in an aggregate amount of $100.0 million in borrowings available to the Company and the Foreign Subsidiaries (the "European Revolving Line of Credit"); and

    - a secured European overdraft facility in an aggregate amount of $10.0 million in borrowings available to certain of the Foreign Subsidiaries (the "European Overdraft Facility").

The Domestic Revolving Line of Credit is available to the Company for revolving loans subject to utilization by the Company of a letter of credit sub-facility and a swing line sub-facility. The European Revolving Line of Credit is available to the Company and the Foreign Subsidiaries for revolving loans subject to utilization by the Company and the Foreign Subsidiaries of a European letter of credit sub-facility. The European Overdraft Facility is available to certain of the Foreign Subsidiaries.

    As of September 30, 1998 (after giving effect to the Pro Forma Transactions), there was approximately $412.4 million of aggregate loans outstanding under the Senior Credit Facility, consisting of $152.6 million of Tranche A Term Loan, $158.9 million of Tranche B Term Loan, $60.0 million of the Domestic Revolving Line of Credit, $40.9 million of the European Revolving Line of Credit and no amounts under the European Overdraft Facility.

    The Tranche A Term Loan is subject to certain specified amortization payments required to be made in quarterly installments commencing in December 1999 until final payment is made in September 2004. The Tranche B Term Loan is subject to certain specified amortization payments required to be made in quarterly installments commencing in December 1999 until final payment is made in September 2005. The Domestic Revolving Line of Credit, the European Revolving Line of Credit and the European Overdraft

Facility are available until September 14, 2004 unless terminated earlier under certain circumstances. Additionally, the loans under the Senior Credit Facility and the aggregate available commitments under the Senior Credit Facility will be reduced in connection with certain asset and capital stock sales and dispositions, receipt of certain insurance proceeds, and certain incurrences of indebtedness.

    Borrowings by the Company under the Tranche A Term Loan, Tranche B Term Loan and Domestic Revolving Line of Credit portions of the Senior Credit Facility and borrowings in U.S. dollars by the Company under the European Revolving Line of Credit portion of the Senior Credit Facility bear interest at a rate equal to, at the option of the Company, either (1) the base rate (which is based on the prime rate most recently announced by the Agent or the Federal Funds rate plus one-half of 1%) or (2) the applicable London interbank rate, in each case plus an applicable margin (determined by reference to the ratio of Indebtedness to EBITDA (as defined in the Senior Credit Facility)) of the Company and its subsidiaries; provided that borrowings of swing line loans under the Domestic Revolving Line of Credit portion of the Senior Credit Facility bear interest at a rate equal to the base rate plus an applicable margin determined by reference to the ratio of Indebtedness to EBITDA of the Company and its subsidiaries. All other borrowings under the European Revolving Line of Credit and the European Overdraft Facility portions of the Senior Credit Facility bear interest at a rate equal to the applicable London interbank rate plus an applicable margin determined by reference to the ratio of Indebtedness to EBITDA of the Company and its subsidiaries.

    The obligations of the Company and the Foreign Subsidiaries under the Senior Credit Facility are unconditionally guaranteed, jointly and severally, by all material U.S. subsidiaries of the Company and the obligations of the Foreign Subsidiaries under the Senior Credit Facility are unconditionally guaranteed by the Company. The obligations of the Company, the Foreign Subsidiaries and such guarantors under the Senior Credit Facility are secured primarily by a first priority pledge of the stock of all material U.S. subsidiaries of the Company, and a first priority pledge of at least 65% of the capital stock of the Company's non-U.S. subsidiaries owned directly by the Company or any of the Company's material U.S. subsidiaries.

    The Senior Credit Facility contains, among other things, covenants restricting the ability of the Company and its subsidiaries to dispose of assets, merge, pay dividends, repurchase or redeem capital stock and indebtedness (including the Notes), incur indebtedness and guarantees, create liens, enter into agreements with negative pledge clauses, make certain investments or acquisitions, enter into sale and leaseback transactions, enter into transactions with affiliates, change its fiscal year, change its business or make fundamental changes, and otherwise restrict corporate activities. The Senior Credit Facility also contains a number of financial covenants.

    In addition, the Senior Credit Facility is subject to (1) a facility fee determined by reference to the ratio of Indebtedness to EBITDA of the Company and its subsidiaries, payable in arrears on a quarterly basis, times the daily average of the Domestic Revolving Line of Credit, European Revolving Line Credit and European Overdraft Facility commitments and the additional amount that is available to be borrowed under the Tranche A Term Loan, and (2) letter of credit fees with respect to each letter of credit outstanding under the Senior Credit Facility margin based on the applicable margin in effect for London interbank rate loans under the Senior Credit Facility.

    The Senior Credit Facility was filed with the SEC as an exhibit to the Company's quarterly report on Form 10-Q for the period ended September 30, 1998.

7% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2011

    On August 1, 1986, the Company issued $35.0 million aggregate principal amount of 7% Convertible Subordinated Debentures Due 2011 (the "Convertible Debentures"), of which $25.6 million aggregate principal amount remains outstanding. The Convertible Debentures are convertible into common stock of the Company prior to maturity, unless previously redeemed, at a conversion price of $30.72 per share.

Mandatory redemption of the Convertible Debentures is scheduled to begin in 2002 through annual sinking fund requirements of $1.1 million in 2002 and $1.75 million in each year thereafter. The Convertible Debentures are subordinated to all present and future Senior Indebtedness (as defined in the Convertible Debentures Indenture) of the Company. The Convertible Debentures Indenture contains certain covenants that, among other things, limit consolidations, mergers and certain transfers of assets.

7% CONVERTIBLE SUBORDINATED NOTES DUE 2003

    On July 18, 1996, the Company issued $114.5 million aggregate principal amount of 7% Convertible Subordinated Notes Due 2003 (the "Convertible Notes"), of which $114.4 million remains outstanding. The Convertible Notes are convertible into common stock of the Company at any time on or before August 1, 2003, unless previously redeemed, at a conversion price of $15.81 per share. The Convertible Notes are redeemable, in whole or in part, at the option of the Company at any time on or after August 9, 1999, at various redemption prices set forth in the Convertible Notes Indenture, plus accrued interest. Upon a Change of Control (as defined in the Convertible Notes Indenture), each holder of Convertible Notes will have the right to require the Company to repurchase any or all outstanding Convertible Notes by such holder at 100% of their principal amount plus accrued interest. The Convertible Notes are subordinated to all present and future Senior Indebtedness (as defined in the Convertible Notes Indenture) of the Company. The Convertible Notes Indenture contains certain covenants that, among other things, limit consolidations, mergers and certain transfers of assets.

SENIOR SUBORDINATED NOTES PAYABLE TO CIBA

    In connection with the Ciba acquisition, the Company issued $37.5 million of aggregate principal amount of senior subordinated notes payable to Ciba. The Ciba Notes rank PARI PASSU with the Notes and currently bear interest at a rate of 7.5% per annum. The interest rate on the Ciba Notes is scheduled to increase to 10.5% per annum on February 28, 1999 and by an additional 0.5% per year on each February 28 thereafter through maturity in 2003. The Ciba Notes are redeemable, in whole or in part, at the option of the Company. The Company expects that, on or before February 28, 1999, it will redeem $12.5 million aggregate principal amount of the Ciba Notes with borrowings under the Senior Credit Facility. The Company has various financial and other relationships with Ciba, the holder of the Ciba Notes. See "Certain Relationships and Related Transactions."

                            DESCRIPTION OF THE NOTES

    The form and terms of the Exchange Notes and the Original Notes are identical in all material respects, except that certain transfer restrictions and registration rights applicable to the Original Notes do not apply to the Exchange Notes.

    The Original Notes are, and the Exchange Notes will be, issued under an indenture, dated as of January 21, 1999 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). References to the Notes include the Exchange Notes unless the context otherwise requires. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). Certain terms used in this section are defined under the caption "--Certain Definitions." In this section, the word "Company" refers only to Hexcel Corporation and not to any of its subsidiaries.

    The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. We have filed a copy of the Indenture as an exhibit to the Registration Statement which includes this Prospectus. You may request a copy of the Indenture at our address set forth under "Available Information."

BRIEF DESCRIPTION OF THE NOTES

    These Notes:

    - are unsecured senior subordinated obligations of the Company;

    - are subordinated in right of payment to all existing and future Senior Indebtedness of the Company; and

    - are senior in right of payment to any future Subordinated Obligations of the Company.

PRINCIPAL, MATURITY AND INTEREST

    The Original Notes are, and the Exchange Notes will be, issued initially in a maximum aggregate principal amount of $240.0 million. The Original Notes are, and the Exchange Notes will be, issued in denominations of $1,000 and any integral multiple of $1,000. The Notes will mature on January 15, 2009. Subject to our compliance with the covenant described under the caption "--Certain Covenants-- Limitation on Indebtedness," we are permitted to issue more Notes under the Indenture in an unlimited principal amount (the "Additional Notes").

    Interest on the Notes will accrue at the rate of 9 3/4% per annum and will be payable semiannually in arrears on January 15 and July 15, commencing on July 15, 1999. The Company will make each interest payment to the holders of record of the Notes on the immediately preceding January 1 and July 1.

    Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Original Note surrendered in exchange therefor or, if no interest has been paid on such Original Note, from the date of its original issuance. Holders whose Original Notes are accepted in the Exchange Offer will be deemed to have waived their right to receive accrued interest on the Original Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    Additional interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement.

OPTIONAL REDEMPTION

    Except as set forth below, we will not be entitled to redeem the Notes at our option prior to January 15, 2004.

    On and after January 15, 2004, we will be entitled at our option to redeem all or a portion of these Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the 12-month period beginning on January 15 in the years indicated below:

YEAR                                                                                    PERCENTAGE
--------------------------------------------------------------------------------------  -----------
2004..................................................................................     104.875%
2005..................................................................................     103.900
2006..................................................................................     102.925
2007..................................................................................     101.950
2008..................................................................................     100.975
2009 and thereafter...................................................................     100.000%

    In addition, before January 15, 2002, we may at our option on one or more occasions redeem up to 35% of the original aggregate principal amount of Notes (including the original principal amount of any Additional Notes) at a redemption price of 109.75% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Public Equity Offerings following which there is a Public Market; PROVIDED that

    (1) at least 65% of the original aggregate principal amount of Notes (including the original principal amount of any Additional Notes) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

    (2) each such redemption occurs within 120 days after the date of the related Public Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

    If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a PRO RATA basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

    We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

    If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. We will issue a new Note in principal amount equal to the unredeemed portion of the original Note in the name of the holder thereof upon cancelation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

RANKING

    SENIOR INDEBTEDNESS VERSUS NOTES

    The payment of the principal of, premium, if any, and interest on the Notes will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness, including Hexcel's obligations under the Credit Agreement.

    As of September 30, 1998, after giving effect to the Pro Forma Transactions, Hexcel's Senior Indebtedness would have been $481.8 million. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "--Certain Covenants--Limitation on Indebtedness."

    LIABILITIES OF SUBSIDIARIES VERSUS NOTES

    A portion of Hexcel's operations are conducted through its subsidiaries. Claims of creditors of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of Hexcel, including holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of subsidiaries of the Company.

    At September 30, 1998, the total liabilities of Hexcel's subsidiaries were approximately $245 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of Hexcel's subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "--Certain Covenants--Limitation on Indebtedness."

    OTHER SENIOR SUBORDINATED INDEBTEDNESS VERSUS NOTES

    Only Indebtedness of Hexcel that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank PARI PASSU with all other Senior Subordinated Indebtedness of the Company. As of September 30, 1998, the Company's outstanding Senior Subordinated Indebtedness was $35.6 million (net of unamortized discount of $1.9 million) and, after giving effect to the Pro Forma Transactions, Hexcel would have had $25.0 million of Senior Subordinated Indebtedness outstanding, or $23.7 million net of unamortized discount of $1.3 million.

    We have agreed in the Indenture that we will not Incur, directly or indirectly, any Indebtedness that is contractually subordinate or junior in right of payment to our Senior Indebtedness, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. The Indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured.

    PAYMENT OF NOTES

    We are not permitted to pay principal of, premium, if any, or interest on the Notes or make any deposit pursuant to the provisions described under "--Defeasance" below and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if:

    (1) any Designated Senior Indebtedness is not paid when due; or

    (2) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. Regardless of the foregoing, we are permitted to pay the Notes if we and the Trustee receive written notice approving such payment from the Representative of any Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

    During the continuance of any default (other than a default described in clause (1) or (2) above) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

    (1) by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

    (2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

    (3) because such Designated Senior Indebtedness has been discharged or repaid in full.

    Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period.

    Upon any payment or distribution of the assets of Hexcel upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to Hexcel or its property:

    (1) the holders of Senior Indebtedness will be entitled to receive payment in full of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment;

    (2) until the Senior Indebtedness is paid in full, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of Notes may receive certain Capital Stock and subordinated debt obligations; and

    (3) if a distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

    If payment of the Notes is accelerated because of an Event of Default, Hexcel or the Trustee shall promptly notify the holders of Designated Senior Indebtedness or the Representative of such holders of the acceleration.

    By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of ours who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Notes.

    The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "--Defeasance."

CHANGE OF CONTROL

    Upon the occurrence of any of the following events (each a "Change of Control"), each holder shall have the right to require that the Company purchase such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase

(subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

    (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1), such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether or not such right is exercisable immediately), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of the Company; PROVIDED, HOWEVER, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors;

    (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved pursuant to the Governance Agreement or by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

    (3) the merger or consolidation of the Company with or into another Person (other than a Permitted Holder) or the merger of another Person (other than a Permitted Holder) with, or into the Company or the sale of all or substantially all the assets of the Company to another Person (other than a Person controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and that represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee;

PROVIDED, HOWEVER, that if the event described in (1) above occurs as a result of a transfer of Voting Stock by the Permitted Holders in a single transaction or a series of related transactions (a "Change of Control Event"), a Change of Control shall be deemed not to occur unless and until the publicly announced rating of the Notes by either Rating Agency shall, on or within 90 days after the date of the occurrence of such Change of Control Event (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Rating Agency), be less than the rating of the Notes by such Rating Agency on the date (the "Rating Date") which is 90 days before the date of the occurrence of such Change of Control Event; PROVIDED FURTHER, HOWEVER, that, if on the Rating Date the Notes have an Investment Grade Rating by both Rating Agencies, a Change of Control shall be deemed not to occur following a Change of Control Event unless and until the publicly announced rating of the Notes by either Rating Agency shall, on or within 90 days after the date of the occurrence of such Change of Control Event (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Rating Agency), be less than an Investment Grade Rating.

    Within 30 days after any Change of Control, the Company will mail a notice to each holder of Notes at its registered address, with a copy to the Trustee (the "Change of Control Offer") stating:

    (1) that a Change of Control has occurred and that such holder has the right to require us to purchase such holder's Notes at a purchase price in cash equal to 101% of the principal amount

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       thereof plus accrued and unpaid interest, if any, to the date of purchase
       (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

    (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to PRO FORMA historical income, cash flow and capitalization after giving effect to such Change of Control);

    (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

    (4) the instructions determined by us, consistent with the covenant described under this caption, that a holder must follow in order to have its Notes purchased.

    The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described under this caption, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described under this caption by virtue thereof.

    The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of Hexcel and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Hexcel and the Initial Purchasers and is not the result of our knowledge of any specific effort to accumulate shares of common stock of the Company or to obtain control of Hexcel by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenant described under the caption "--Certain Covenants--Limitation on Indebtedness." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

    The Credit Agreement will prohibit us from purchasing any Notes and will also provide that the occurrence of certain change of control events with respect to Hexcel would constitute a default thereunder. In the event a change of control occurs at a time when we are prohibited from purchasing Notes, we may seek the consent of our lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing the Notes. In such case, our failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the holders of Notes.

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    Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require us to repurchase such indebtedness upon a Change of Control. Moreover, the exercise by the holders of Notes of their right to require the Company to purchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

    The provisions under the Indenture relative to our obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

CERTAIN COVENANTS

    The Indenture contains covenants including, among others, the following:

    LIMITATION ON INDEBTEDNESS

    (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; PROVIDED, HOWEVER, that the Company and its Restricted Subsidiaries may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a PRO FORMA basis, the Consolidated Coverage Ratio exceeds (x) if on or prior to January 15, 2002, 2.0 to 1.0 and (y) if thereafter, 2.25 to 1.0.

    (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries may Incur any or all of the following Indebtedness:

    (1) Indebtedness Incurred by the Company or any Restricted Subsidiary pursuant to the Credit Agreement; PROVIDED, HOWEVER, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed (A) the greater of (x) $680.0 million LESS the sum of all term loan principal amortization payments scheduled to be made (whether or not in fact made) through the date of such Incurrence pursuant to the Credit Agreement as in effect on the Issue Date (such amount being the "Maximum Committed Credit Agreement Amount") and (y) the sum of 50% of the book value of the consolidated inventory of the Company and its Restricted Subsidiaries and 80% of the consolidated accounts receivable of the Company and its Restricted Subsidiaries (such sum being the "Consolidated Working Capital Amount") LESS the principal amount of any Indebtedness Incurred pursuant to clause
       (2) below and then outstanding, LESS (B) the sum of all principal payments with respect to such Indebtedness made pursuant to paragraph
       (a)(3)(A) of the covenant described under the caption "--Limitation on Asset Dispositions";

    (2) Indebtedness Incurred by Foreign Subsidiaries to finance the working capital requirements of Foreign Subsidiaries; PROVIDED, HOWEVER, that the aggregate principal amount of such Indebtedness, when added together with the amount of Indebtedness Incurred by all Foreign Subsidiaries pursuant to this clause (2) and then outstanding, does not exceed the lesser of
       (A) the sum of 50% of the book value of the consolidated inventories of all Foreign Subsidiaries and 80% of the consolidated accounts receivable of all Foreign Subsidiaries and (B) the amount by which the greater of
       (x) the Consolidated Working Capital Amount and (y) the Maximum Committed Credit Agreement Amount exceeds the principal amount of Indebtedness Incurred pursuant to clause (1) above and then outstanding;

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
    (3) Indebtedness owed to and held by the Company or any Wholly Owned Subsidiary; PROVIDED, HOWEVER, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness and (B) if the Company is the obligor on such Indebtedness, the payment of such Indebtedness is expressly subordinate to the prior payment in full in cash of all obligations with respect to the Notes;

    (4) the Notes (other than Additional Notes) and the Exchange Notes;

    (5) Indebtedness (other than the Indebtedness described in clauses (1), (2),
       (3) or (4) above) outstanding on the Issue Date;

    (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) above or pursuant to clause (4), (5) or this clause (6);

    (7) Hedging Obligations directly related to Indebtedness permitted to be Incurred by the Company and Restricted Subsidiaries pursuant to the Indenture or, in the case of a Currency Exchange Protection Agreement, reasonably related to the ordinary course of business of the Company and its Restricted Subsidiaries;

    (8) Indebtedness, including Capitalized Lease Obligations and purchase money Indebtedness, Incurred by the Company or its Restricted Subsidiaries to finance the acquisition of tangible assets or other capital expenditures, and Indebtedness Incurred by the Company or its Restricted Subsidiaries to Refinance such Capitalized Lease Obligations and purchase money Indebtedness, in an aggregate outstanding principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (8) and then outstanding, does not exceed $20 million;

    (9) Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of the Company and its Restricted Subsidiaries; or

    (10) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company and Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (9) above or paragraph (a)), does not exceed $25.0 million.

    (c) Notwithstanding the foregoing, the Company will not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations, unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

    (d) For purposes of determining compliance with this covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (2) an item of Indebtedness may be divided and classified under more than one of the types of Indebtedness described above.

    (e) Notwithstanding paragraphs (a) and (b) above, the Company will not Incur
(1) any Indebtedness if such Indebtedness is contractually subordinate or junior in right of payment in any respect to any Senior Indebtedness, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness or (2) any Secured Indebtedness that is not Senior Indebtedness, unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

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    (f) For the purpose of determining amounts of Indebtedness outstanding under the covenant described under this caption and for the purpose of avoiding duplication only, Indebtedness of a Person resulting from the grant by such Person of security interests with respect to, or from the issuance by such Person of Guarantees (and security interests with respect thereof) of, or from the assumption of obligations with respect to letters of credit supporting, Indebtedness Incurred by such Person pursuant to the Indenture (or Indebtedness which such Person is otherwise permitted to Incur under the Indenture) shall not be deemed to be a separate Incurrence of Indebtedness by such Person.

    (g) Indebtedness of any Person which is outstanding at the time such Person becomes a Restricted Subsidiary of the Company (including upon designation of any Subsidiary or other Person as a Restricted Subsidiary) or is merged with or into or consolidated with the Company or a Restricted Subsidiary of the Company shall be deemed to have been Incurred at the time such Person becomes a Restricted Subsidiary or merged with or into or consolidated with the Company or a Restricted Subsidiary, as applicable.

    LIMITATION ON RESTRICTED PAYMENTS

    (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

    (1) a Default shall have occurred and be continuing (or would result therefrom);

    (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under the caption "--Limitation on Indebtedness;" or

    (3) the aggregate amount of such Restricted Payment and all other Restricted Payments made since the Issue Date would exceed the sum of (without duplication):

       (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income is a deficit, less 100% of such deficit); PLUS

       (B) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date and on or prior to the date of such Restricted Payment (other than an issuance or sale to a Subsidiary of the Company or an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); PLUS

       (C) the amount by which the Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date and on or prior to the date of such Restricted Payment of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); PLUS

       (D) an amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; PROVIDED, HOWEVER, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of

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
           Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

    (b) The preceding provisions will not prohibit:

    (1) any acquisition of any Capital Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company) or options, warrants or other rights to purchase such Capital Stock; PROVIDED, HOWEVER, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clause (3)(B) of paragraph (a) above;

    (2) any purchase, repurchase, redemption, defeasance or acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company) or options, warrants or other rights to purchase such Capital Stock; PROVIDED, HOWEVER, that (A) such purchase, repurchase, redemption, defeasance or acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clause (3)(B) of paragraph (a) above;

    (3) any purchase, repurchase, redemption, defeasance or acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under the caption "--Limitation on Indebtedness;" PROVIDED, HOWEVER, that such Indebtedness (A) shall have a Stated Maturity later than the Stated Maturity of the Notes and (B) shall have an Average Life greater than the remaining Average Life of the Notes; PROVIDED FURTHER, HOWEVER, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

    (4) any purchase or redemption of Subordinated Obligations from Net Available Cash after application in accordance with clauses (A), (B) and
       (C) of paragraph (a)(3) of the covenant described under the caption "--Limitation on Asset Dispositions;" PROVIDED, HOWEVER, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

    (5) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; PROVIDED, HOWEVER, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); PROVIDED FURTHER, HOWEVER, that the declaration, but not the payment, of such dividend shall be included in the calculation of the amount of Restricted Payments;

    (6) so long as no Default shall have occurred and be continuing (or result therefrom), Investments in Joint Ventures or other Persons engaged in a Related Business in an aggregate amount which, when added together with the amount of all other Investments made pursuant to this clause (6) which at such time have not been repaid through dividends, repayments of loans or advances or other transfers of assets, does not exceed $60.0 million; PROVIDED, HOWEVER, that the amount of such Investments shall be excluded in the calculation of Restricted Payments;

    (7) so long as no Default shall have occurred and be continuing (or result therefrom), payments with respect to employee or director stock options, stock incentive plans or restricted stock plans of the Company, including any redemption, repurchase, acquisition, cancelation or other retirement for value of shares of Capital Stock of the Company, restricted stock, options on any such shares or similar securities held by directors, officers or employees or former directors, officers or employees or by any Plan upon death, disability, retirement or termination of employment of any such person pursuant to the terms of such Plan or agreement under which such shares or related rights were issued or acquired; PROVIDED, HOWEVER, that the amount of any such payments shall be included in the calculation of Restricted Payments;

    (8) so long as no Default shall have occurred and be continuing (or result therefrom), any purchase or defeasance of Subordinated Obligations upon a Change of Control to the extent required by the indenture or other agreement or instrument pursuant to which such Subordinated Obligations were issued, but only if the Company has first complied with all its obligations under the provisions described under the caption "--Change of Control"; PROVIDED, HOWEVER, that the amount of such purchase or defeasance shall be excluded in the calculation of Restricted Payments; or

    (9) so long as no Default shall have occurred and be continuing (or result therefrom), Restricted Payments in an aggregate amount which, when added together with the amount of all other Restricted Payments made pursuant to this clause (9) which at such time have not been repaid through dividends, repayments of loans or advances or other transfers of assets, does not exceed $40.0 million; PROVIDED, HOWEVER, that the amount of such Restricted Payments shall be included in the calculation of Restricted Payments.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

    The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company,
(b) make any loans or advances to the Company or any Restricted Subsidiary or
(c) transfer any of its property or assets to the Company or any Restricted Subsidiary (collectively "Payment Restrictions"), except:

    (1) any Payment Restriction imposed pursuant to the Credit Agreement, the Indenture, Refinancing Indebtedness in respect of the Notes and any agreement in effect at or entered into on the Issue Date;

    (2) any Payment Restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of, or was acquired by, the Company) and outstanding on such date;

    (3) any Payment Restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause
       (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); PROVIDED, HOWEVER, that the Payment Restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the holders of the Notes than those with respect to such Restricted Subsidiary contained in such predecessor agreements;

    (4) in the case of clause (c) above, any encumbrance or restriction consisting of customary non-assignment provisions in leases or other contracts governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

    (5) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

    (6) any encumbrance or restriction contained in the governing documents of any Joint Venture Subsidiary.

    LIMITATION ON ASSET DISPOSITIONS

    (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

    (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors (if the total proceeds of such sale is greater than $5.0 million), the determination of which shall be evidenced by a Board Resolution (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

    (2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; and

    (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

       (A) FIRST, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness or Indebtedness of such Restricted Subsidiary), to prepay, repay or purchase Senior Indebtedness or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

       (B) SECOND, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects to acquire Additional Assets within one year from the later of such Asset Disposition or the receipt of such Net Available Cash;

       (C) THIRD, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Subordinated Indebtedness designated by the Company) to purchase Notes (and such other Senior Subordinated Indebtedness) pursuant to and subject to the conditions contained in the Indenture; and

       (D) FOURTH, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any purpose not prohibited by the terms of the Indenture.

    Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with the foregoing paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied with accordance with the foregoing paragraph exceeds $15.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash will be invested in Temporary Cash Investments.

    For the purposes of the covenant described under this caption, the following shall be deemed to be cash: (x) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of

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the Company or such Restricted Subsidiary from all liability with respect to such Indebtedness in connection with such Asset Disposition, PROVIDED, HOWEVER, that the amount of such Indebtedness shall not be deemed to be cash for the purpose of the term "Net Available Cash;" and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

    (b) In the event of an Asset Disposition that requires the purchase of the Notes (and other Senior Subordinated Indebtedness) pursuant to clause (a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) to be set forth in the Indenture. If the aggregate purchase price of Notes (and any other Senior Subordinated Indebtedness) tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, the Company will be entitled to apply the remaining Net Available Cash in accordance with clause (a)(3)(D) above. The Company shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Indebtedness) pursuant to the covenant described under this caption if the Net Available Cash available therefor (after application of Net Available Cash in accordance with clauses (A) and (B) of paragraph (a) above) is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

    (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of the Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations under this clause by virtue thereof.

    LIMITATION ON AFFILIATE TRANSACTIONS

    (a) The Company will not, and will not permit any Restricted Subsidiary to enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless

    (1) the Affiliate Transaction is made (A) in good faith and (B) on terms which are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be;

    (2) if such Affiliate Transaction involves an amount in excess of $5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1)(B) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a Board Resolution; and

    (3) if such Affiliate Transaction involves an amount in excess of $10.0 million, the Board of Directors shall also have received a written opinion from an investment banking firm of national prominence that is not an Affiliate of the Company to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

    (b) The provisions of the foregoing paragraph (a) shall not prohibit:

    (1) any Permitted Investment and any Restricted Payment permitted to be paid pursuant to the covenant described under the caption "--Limitation on Restricted Payments;"

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
    (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

    (3) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries;

    (4) transactions between the Company or a Restricted Subsidiary and one or more Restricted Subsidiaries; PROVIDED, HOWEVER, that no Affiliate of the Company (other than another Restricted Subsidiary) owns, directly or indirectly, any Capital Stock in any such Restricted Subsidiary;

    (5) transactions in the ordinary course of business (including loans, expense advances and reimbursements) between the Company or any of its Restricted Subsidiaries, on the one hand, and any employee thereof, on the other hand;

    (6) transactions with Affiliates entered into in the ordinary course of business of the Company or its Restricted Subsidiaries, on terms which are, in the opinion of the Company's management or the Board of Directors, fair and reasonable to the Company or its Restricted Subsidiaries;

    (7) the granting and performance of registration rights for shares of Capital Stock of the Company under a written registration rights agreement approved by a majority of directors of the Company that are disinterested with respect to such transactions;

    (8) transactions with Affiliates solely in their capacity as holders of Indebtedness or Capital Stock of the Company or any of its Subsidiaries, so long as Indebtedness or Capital Stock of the same class is also held by Persons that are not Affiliates of the Company and such Affiliates are treated no more favorably than holders of such Indebtedness or such Capital Stock generally, and the redemption of the outstanding principal amount of the Ciba Notes (together with accrued interest at the contract rate thereon);

    (9) transactions in accordance with or as contemplated by the Governance Agreement, and any amendments to the Governance Agreement that are not adverse to the interests of the holders of the Notes and which are approved by a majority of the directors of the Company disinterested with respect to such amendment; and

    (10) any transaction between the Company or any Restricted Subsidiaries and any of the Existing Joint Ventures pursuant to agreements in effect on the Issue Date.

    LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED
     SUBSIDIARIES

    The Company will not sell or otherwise dispose of any shares of Capital Stock (other than Qualified Preferred Stock) of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock (other than Qualified Preferred Stock) except

    (1) to the Company or a Wholly Owned Subsidiary;

    (2) directors' qualifying shares;

    (3) if, immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

    (4) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under the caption "--Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition.

    Notwithstanding the foregoing, the issuance or sale of shares of Capital Stock of any Restricted Subsidiary of the Company will not violate the provisions of the immediately preceding sentence if such shares are issued or sold in connection with (x) the formation or capitalization of a Restricted Subsidiary which, at the time of such issuance or sale or immediately thereafter, is a Joint Venture Subsidiary or (y) a single transaction or a series of substantially contemporaneous transactions whereby such Restricted Subsidiary becomes a Restricted Subsidiary of the Company by reason of the acquisition of securities or assets from another Person.

    MERGER AND CONSOLIDATION

    The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any other Person, unless

    (1) the resulting, surviving or transferee person (the "Successor Company"), shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if other than the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

    (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

    (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under the caption "--Limitation on Indebtedness;"

    (4) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company prior to such transaction; and

    (5) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

    Nothing contained in the foregoing shall prohibit any Wholly Owned Subsidiary from consolidating with, merging with or into, or transferring all or part of its properties and assets to, the Company.

    The Successor Company will be the successor to the Company and will succeed to, and be substituted for and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.

    LIMITATION ON BUSINESS ACTIVITIES

    The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than in businesses conducted by the Company and its Restricted Subsidiaries on the Issue Date and businesses which, in the good faith determination of the Board of Directors, are reasonably related, ancillary or complementary thereto.

    SEC REPORTS

    Whether or not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC and provide the Trustee and the holders of the Notes with such annual

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
reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections.

    In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

DEFAULTS

    Each of the following is an Event of Default:

    (1) a default for 30 days in the payment when due of interest on the Notes, whether or not prohibited pursuant to the subordination provisions of the Indenture;

    (2) a default in payment when due of the principal of any Note at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not prohibited pursuant to the subordination provisions of the Indenture;

    (3) the failure by the Company to comply with its obligations described under the caption "--Certain Covenants--Merger and Consolidation" above;

    (4) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under the caption "--Change of Control" (other than a failure to purchase Notes) or under the caption "--Certain Covenants--Limitation on Indebtedness," "--Limitation on Restricted Payments," "--Limitation on Restrictions on Distributions from Restricted Subsidiaries," "--Limitation on Asset Dispositions" (other than a failure to purchase Notes), "--Limitation on Affiliate Transactions," "--Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "--Limitation on Business Activities" or "--SEC Reports;"

    (5) the failure by the Company to comply for 60 days after notice with any of the other agreements contained in the Indenture;

    (6) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the "cross acceleration provision");

    (7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"); or

    (8) any judgment or decree for the payment of money in excess of $10.0 million is entered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision").

    However, a default under clauses (4), (5) or (8) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

    If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the

Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

    Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless

    (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

    (2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

    (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

    (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

    (5) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

    Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

    The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of holders of 80% or more in principal amount of the Notes then outstanding, the Company may not (with respect to any Notes held by a non-consenting holder) make any change to the subordination provisions of the Indenture that would adversely affect holders of the Notes. In addition, without the consent of each holder affected, an amendment or waiver may not:

    (1) reduce the principal amount of Notes whose holders must consent to an amendment;

    (2) reduce the rate of or extend the time for payment of interest on any Note;

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
    (3) reduce the principal of or extend the Stated Maturity of any Note;

    (4) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption;"

    (5) make any Note payable in money other than that stated in the Notes;

    (6) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes; or

    (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

    Notwithstanding the preceding, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes:

    (1) to cure any ambiguity, defect or inconsistency;

    (2) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

    (3) to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture;

    (4) to add guarantees with respect to the Notes or to secure the Notes;

    (5) to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company;

    (6) to make any change that does not adversely affect the rights under the Indenture of any such holder; or

    (7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

    However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

    The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

    The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. In addition, the Company at any time may terminate its obligations described under the caption "--Change of Control" and under the covenants described under the caption "--Certain Covenants" (other than the covenant described under the caption "Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under the caption "--Defaults" above and the limitations contained in clauses (3) and (4) of the covenant described under the caption "--Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

    The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under the caption "--Defaults" above or because of the failure of the Company to comply with clause (3) or (4) of the covenant described under the caption "--Certain Covenants--Merger and Consolidation" above.

    In order to exercise either legal defeasance or covenant defeasance, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

    The Bank of New York is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

    The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

    The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

    "ADDITIONAL ASSETS" means any

    (1) property or assets (other than Indebtedness and Capital Stock) to be used by the Company, a Restricted Subsidiary or a Joint Venture;

    (2) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

    (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary or a Joint Venture;

PROVIDED, HOWEVER, that any such Restricted Subsidiary described in clauses (2) and (3) is primarily engaged in Related Business.

    "AFFILIATE" of any specified Person means

    (1) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person; or

    (2) any other Person who is a director or officer (A) of such specified Person, (B) of any Subsidiary of such specified Person or (C) of any Person described in clause (1).

For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under the captions "--Certain Covenants--Limitation on Affiliate Transactions" and "--Certain Covenants--Limitation on Asset Dispositions" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

    "ASAHI-SCHWEBEL" means Asahi-Schwebel Co., Ltd., a Japanese corporation and joint venture in which a subsidiary of Hexcel owns a 43.3% equity interest.

    "ASAHI-SCHWEBEL (TAIWAN)" means Asahi-Schwebel (Taiwan) Co., Ltd., a joint venture between Asahi-Schwebel and AlliedSignal.

    "ASAHI-SCHWEBEL INTERGLAS (PHILIPPINES)" means Asahi-Schwebel Interglas Corporation (Philippines), a proposed joint venture between Asahi-Schwebel and CS Interglas.

    "ASIAN COMPOSITE MANUFACTURING" means Asian Composite Manufacturing Sdn. Bhd., a proposed joint venture among Hexcel, The Boeing Company, Sime Darby Berhad and Malaysia Helicopter Services.

    "ASSET DISPOSITION" means any direct or indirect sale, lease, transfer, conveyance or other disposition (or series of related sales, leases, transfers, conveyances or dispositions) of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any Restricted Subsidiary (including any disposition by means of a merger, consolidation or similar transaction) involving an amount in excess of $3.0 million other than

    (1) a disposition by a Restricted Subsidiary to the Company, by the Company or a Restricted Subsidiary to a Restricted Subsidiary or between Restricted Subsidiaries;

    (2) a disposition of property or assets at fair market value in the ordinary course of business and consistent with past practices of the Company or any of its Restricted Subsidiaries, as applicable (including sales of products to customers, disposition of excess inventory and dispositions of used or replaced equipment);

    (3) the disposition or grant of licenses to third parties in respect of intellectual property;

    (4) a sale or disposition of assets for the purpose of forming any Joint Venture, in exchange for an interest in such Joint Venture;

    (5) the sale of Specified Properties;

    (6) a disposition by the Company or any Subsidiary of assets within 24 months after such assets were directly or indirectly acquired as part of an acquisition of other properties or assets (including Capital Stock) (the "Primary Acquisition"), if the assets being disposed of are "non-core" assets (as determined in good faith by a majority of the Board of Directors) or are required to be disposed of pursuant to any law, rule or regulation or any order of or settlement with any court or governmental authority, and the proceeds therefrom are used within 18 months after the date of sale to repay any Indebtedness Incurred in connection with the Primary Acquisition of such assets; and

    (7) for purposes of the covenant described under the caption "--Certain Covenants--Limitation on Asset Dispositions" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under the caption "--Certain Covenants--Limitation on Restricted Payments;" or

    (8) an Asset Disposition that also constitutes a Change of Control; PROVIDED, HOWEVER, that the Company complies with all its obligations described under the caption "--Change of Control."

    "AVERAGE LIFE" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (x) the sum of the products of the numbers of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or scheduled redemption multiplied by the amount of such payment by (y) the sum of all such payments.

    "BANK INDEBTEDNESS" means any and all Indebtedness and other amounts payable under or in respect of the Credit Agreement including principal, premium (if any), interest (including interest accruing at the contract rate specified in the Credit Agreement (including any rate applicable upon default) on or after the filing of any petition in bankruptcy, or the commencement of any similar state, federal or foreign reorganization or liquidation proceeding, relating to the Company and interest that would accrue but for the commencement of such proceeding whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

    "BHA AERO COMPOSITE PARTS" means BHA Aero Composite Parts Co., Ltd., a proposed joint venture among Hexcel, The Boeing Company and Aviation Industries of China.

    "BOARD OF DIRECTORS" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

    "BOARD RESOLUTION" means a duly adopted resolution of the Board of Directors in full force and effect at the time of determination and certified as such by the Secretary or an Assistant Secretary of the Company.

    "BUSINESS DAY" means each day other than a Saturday, Sunday or a day on which commercial banking institutions are authorized or required by law to close in New York City.

    "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests (including partnership interests) in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "CAPITALIZED LEASE OBLIGATION" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP. The Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "CONSOLIDATED COVERAGE RATIO" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to the

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date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; PROVIDED, HOWEVER, that

    (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a PRO FORMA basis to
       (a) such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and (b) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

    (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a PRO FORMA basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

    (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

    (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving PRO FORMA effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

    (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets requiring an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving PRO FORMA effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

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
For purposes of this definition, whenever PRO FORMA effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the PRO FORMA calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given PRO FORMA effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness if such Interest Rate Protection Agreement has a remaining term as at the date of determination in excess of 12 months).

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the sum of, without duplication,

    (a) total interest expense of the Company and its consolidated Restricted Subsidiaries for such period, including, to the extent not otherwise included in such interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries in such period, without duplication,

    (1) interest expense attributable to capital leases;

    (2) amortization of debt discount and debt issuance cost;

    (3) amortization of capitalized interest;

    (4) non-cash interest expense;

    (5) accrued interest;

    (6) amortization of commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

    (7) interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness of any other Person;

    (8) net payments, if any, made pursuant to Interest Rate Protection Agreements (including amortization of fees);

    (b) Preferred Stock dividends paid during such period in respect of all Preferred Stock of Restricted Subsidiaries of the Company held by Persons other than the Company; and

    (c) cash contributions made during such period to any employee stock ownership plan or other trust for the benefit of employees to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust to purchase Capital Stock of the Company.

    "CONSOLIDATED NET INCOME" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income

    (1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that

       (A) the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

       (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

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
    (2) any net income (loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

    (3) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that

       (A) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

       (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

    (4) any gain (but not loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

    (5) any extraordinary gain or loss;

    (6) cumulative effect of a change in accounting principles; and

    (7) any non-cash business consolidation and acquisition charges recognized with respect to the Clark-Schwebel Acquisition (except to the extent such non-cash charges represent an accrual of or a reserve for cash expenditures in any future period).

Notwithstanding the foregoing, for the purposes of the covenant described under the caption "--Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

    "CONSOLIDATED NET WORTH" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as the sum of

    (1) the par or stated value of all outstanding Capital Stock of the Company; PLUS

    (2) paid-in capital or capital surplus relating to such Capital Stock; PLUS

    (3) any retained earnings or earned surplus; LESS

    (4) any accumulated deficit; LESS

    (5) any amounts attributable to Disqualified Stock.

    "CREDIT AGREEMENT" means

    (1) one or more credit agreements, loan agreements or similar agreements providing for working capital advances, term loans, letter of credit facilities or similar advances, loan or facilities to the Company, any Restricted Subsidiary, domestic or foreign, or any or all of such Persons, including the Second Amended and Restated Credit Agreement in effect on the Issue Date, among the

       Company and certain subsidiaries of the Company, as borrowers, the lenders party thereto and Credit Suisse First Boston as administrative agent for the lenders, Citibank, N.A., as documentation agent for the Lenders, as the same may be amended, modified, restated or supplemented from time to time, or any other indebtedness referred to in clause (b)(1) of the covenant described under the caption "--Certain Covenants--Limitation on Indebtedness;" and

    (2) any one or more agreements governing advances, loans or facilities provided to refund, refinance, replace or renew (including subsequent or successive refundings, financings, replacements and renewals) Indebtedness under the agreement or agreements referred to in the foregoing clause (1), as the same may be amended, modified, restated or supplemented from time to time.

    "CS INTERGLAS" means CS Interglas AG, a German stock corporation in which a subsidiary of Hexcel owns a 43.6% equity interest.

    "CS TECH-FAB" means CS Tech-Fab Company, a New York general partnership and joint venture in which a subsidiary of Hexcel owns a 50% partnership interest.

    "CURRENCY EXCHANGE PROTECTION AGREEMENT" means, in respect of any Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

    "DEFAULT" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "DESIGNATED SENIOR INDEBTEDNESS" means

    (1) the Bank Indebtedness; and

    (2) any other Senior Indebtedness (other than Hedging Obligations) which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture in an Officers' Certificate received by the Trustee.

    "DIC" means the joint venture entered into between the Company and Dainippon Ink & Chemicals, Inc. ("Dainippon"), pursuant to that certain Parent Company Agreement dated as of April 17, 1990, under which the Company and Dainippon caused Hexcel Technologies, Inc. and DIC Technologies, Inc. (Wholly Owned Subsidiaries of the Company and Dainippon Ink & Chemicals, Inc., respectively) to enter into that certain Participants Agreement dated as of September 14, 1990, pursuant to which Hexcel Technologies, Inc. and DIC Technologies, Inc. formed Hexcel-DIC Partnership ("HDP") and pursuant to which Hexcel Technologies, Inc. and DIC Technologies, Inc., caused HDP to form DIC-Hexcel, Ltd. as a wholly owned subsidiary of HDP.

    "DISQUALIFIED STOCK" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event

    (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

    (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

    (3) is mandatorily redeemable or must be purchased, upon the occurrence of certain events or otherwise, in whole or in part;

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
in each case on or prior to the first anniversary of the Stated Maturity of the Notes; PROVIDED, HOWEVER, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if

    (1) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under the captions "--Certain Covenants--Limitation on Asset Dispositions" and "--Change of Control"; and

    (2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

    "EBITDA" for any period means the sum of Consolidated Net Income plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

    (1) all income tax expense of the Company and its consolidated Restricted Subsidiaries for such period;

    (2) Consolidated Interest Expense for such period;

    (3) depreciation expense and amortization expense of the Company and its consolidated Restricted Subsidiaries for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);

    (4) all other non-cash items of the Company and its consolidated Restricted Subsidiaries for such period (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) reducing Consolidated Net Income LESS all non-cash items increasing Consolidated Net Income for such period; and

    (5) business consolidation and acquisition charges recognized for such period to the extent recognized during or prior to the fiscal year ended December 31, 2000; PROVIDED, HOWEVER, that the aggregate amount of the charges described in this clause (5) through the end of such fiscal year shall not exceed $25.0 million.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

    "EXISTING JOINT VENTURES" means (1) Asahi-Schwebel, (2) Asahi-Schwebel (Taiwan), (3) Asahi-Schwebel Interglas (Philippines), (4) CS Tech-Fab, (5) CS Interglas, (6) Asian Composite Manufacturing, (7) BHA Aero Composite Parts and
(8) DIC.

    "FOREIGN SUBSIDIARY" means a Subsidiary that is incorporated in a jurisdiction other than, and the majority of the assets of which are located outside of, the United States, a State thereof and the District of Columbia.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the

Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

    "GOVERNANCE AGREEMENT" means the Governance Agreement dated as of February 29, 1996, between Ciba Specialty Chemicals Holding Inc. and the Company.

    "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person

    (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

    (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

PROVIDED, HOWEVER, that the term "Guarantee" shall not include

    (1) endorsements for collection or deposit in the ordinary course of business; or

    (2) obligations, warranties and indemnities, not with respect to Indebtedness of any Person, that have been or are undertaken or made in the ordinary course of business or in connection with any Asset Disposition permitted by the covenant described under the caption "--Certain Covenants--Limitation on Asset Dispositions" and not for the benefit of or in favor of an Affiliate of the Company or any of its Subsidiaries.

The term "Guarantee" used as a verb has a corresponding meaning.

    "HEDGING OBLIGATIONS" of any Person means the obligations of such Person pursuant to any Interest Rate Protection Agreement or Currency Exchange Protection Agreement or other similar agreement or arrangement involving interest rates, currencies, commodities or otherwise.

    "INCUR" means issue, assume, Guarantee, incur or otherwise become liable for; PROVIDED, HOWEVER, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; PROVIDED, FURTHER, that any amendment, modification or waiver of any provision of any document pursuant to which Indebtedness was previously Incurred shall not be deemed to be an Incurrence of Indebtedness as long as such amendment, modification or waiver does not

    (1) increase the principal or premium thereof or interest rate thereon;

    (2) change to an earlier date the Stated Maturity thereof or the date of any scheduled or required principal payment thereon or the time or circumstances under which such Indebtedness may or shall be redeemed; or

    (3) if such Indebtedness is contractually subordinated in right of payment to the Notes, modify or affect, in any manner adverse to the holders, such subordination.

The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

    "INDEBTEDNESS" means, with respect to any Person on any date of determination (without duplication):

    (1) the principal of and premium (if any such premium is then due and owing) in respect of

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
       (A) indebtedness of such Person for money borrowed; and

       (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

    (2) all Capitalized Lease Obligations of such Person;

    (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

    (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

    (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person, or with respect to any Subsidiary of such Person, the liquidation preference with respect to any Preferred Stock (but excluding, in each case, any accrued dividends);

    (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

    (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

    (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

For purposes of this definition, the obligation of such Person with respect to the redemption, repayment or repurchase price of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such Stock as if such Stock were redeemed, repaid or repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; PROVIDED, HOWEVER, that if such Stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Stock as reflected in the most recent financial statements of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the amount of liability required by GAAP to be accrued or reflected on the most recently published balance sheet of such Person; PROVIDED, HOWEVER, that

    (1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP; and

    (2) Indebtedness shall not include any liability for federal, state, local or other taxes.

    "INTEREST RATE PROTECTION AGREEMENT" means, in respect of any Person, any interest rate swap agreement, interest rate option agreement, interest rate cap agreement, interest rate collar agreement, interest rate floor agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates.

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    "INVESTMENT" by any Person in any other Person means any direct or indirect advance, loan (other than advances to customers or suppliers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such former Person) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such latter Person that are or would be classified as investments on a balance sheet of such former Person prepared in accordance with GAAP. In determining the amount of any Investment in respect of any property or assets other than cash, such property or asset shall be valued at its fair market value at the time of such Investment (unless otherwise specified in this definition), as determined in good faith by the Board of Directors. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under the caption "--Certain Covenants--Limitation on Restricted Payments,"

    (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

    (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

    "INVESTMENT GRADE RATING" means a rating of BBB- or higher by Standard & Poor's Ratings Group, Inc. and Baa3 or higher by Moody's Investors Service, Inc. or the equivalent of such ratings by Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or by any other Rating Agency selected as provided in the definition of Rating Agency.

    "ISSUE DATE" means the date on which the Notes are originally issued.

    "JOINT VENTURE" means the Existing Joint Ventures, and any other joint venture, partnership or other similar arrangement whether in corporate, partnership or other legal form which is formed by the Company or any Restricted Subsidiary and one or more Persons which own, operate or service a Related Business.

    "JOINT VENTURE SUBSIDIARY" means a Restricted Subsidiary formed by the Company or any Restricted Subsidiary and one or more Persons which own, operate or service a Related Business.

    "LENDERS" has the meaning specified in the Credit Agreement.

    "LIEN" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

    "NET AVAILABLE CASH" from an Asset Disposition means the aggregate amount of cash received in respect of an Asset Disposition (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of

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    (1) all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Disposition;

    (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

    (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or Joint Ventures as a result of such Asset Disposition;

    (4) any amount of cash required to be placed in escrow by one or more parties to a transaction relating to contingent liabilities associated with an Asset Disposition until such cash is released to the Company or a Restricted Subsidiary; and

    (5) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Dispositions, all as determined in conformity with GAAP, retained by the Company or any Restricted Subsidiary after such Asset Disposition.

    "NET CASH PROCEEDS," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, printing costs, underwriters' or placement agents' fees, discounts or commissions and brokerage stock exchange listing fees, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "OFFICER'S CERTIFICATE" means a certificate signed by the Chairman of the Board, the President, an Executive Vice President, a Senior Vice President or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, of the Company and delivered to the Trustee.

    "OPINION OF COUNSEL" means a written opinion of counsel reasonably acceptable to the Trustee, which may be an employee of or counsel for the Company.

    "PERMITTED HOLDERS" means,

    (1) Ciba Specialty Chemicals Holding Inc. and its Affiliates;

    (2) any Person succeeding to the business of Ciba Specialty Chemicals Holding Inc., including pursuant to any merger or combination of one or more businesses that includes the business of Ciba Specialty Chemicals Holding Inc.; and

    (3) any Affiliate of any Person described in clause (2).

    "PERMITTED INVESTMENT" means an Investment

    (1) in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; PROVIDED, HOWEVER, that the primary business of such Restricted Subsidiary is a Related Business;

    (2) in another Person, if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; PROVIDED, HOWEVER, that such Person's primary business is a Related Business;

    (3) in Temporary Cash Investments;

                                       95
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    (4) in receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

    (5) in loans or advances to officers, directors or employees of the Company or any of its Subsidiaries for travel, transportation, entertainment, and moving and other relocation expenses and other business expenses that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

    (6) in loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Subsidiary, as the case may be;

    (7) in stock, obligations or securities received

       (A) in settlement of debts created in the ordinary course of business and owing to the Company or any Subsidiary;

       (B) in satisfaction of judgments; or

       (C) as consideration in connection with an Asset Disposition permitted pursuant to the covenant described under the caption "--Certain Covenants--Limitation on Asset Dispositions;" and

    (8) deemed to have been made as a result of the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person.

    "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "PLANS" means any employee benefit plan, retirement plan, deferred compensation plan, restricted stock plan, health, life, disability or other insurance plan or program, employee stock purchase plan, employee stock ownership plan, pension plan, stock option plan or similar plan or arrangement of the Company or any Subsidiary, or any successor thereof and "Plan" shall have a correlative meaning.

    "PREFERRED STOCK," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

    "PRINCIPAL" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

    "PUBLIC EQUITY OFFERING" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

    "PUBLIC MARKET" means any time after (x) a Public Equity Offering has been consummated and (y) at least 15% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

    "QUALIFIED PREFERRED STOCK" of a Restricted Subsidiary means a series of Preferred Stock of such Restricted Subsidiary which (1) has a fixed liquidation preference that is no greater in the aggregate than the sum of (x) the fair market value (as determined in good faith by the Board of Directors at the time of the issuance of such series of Preferred Stock) of the consideration received by such Restricted Subsidiary for the issuance of such series of Preferred Stock and (y) accrued and unpaid dividends to the date of liquidation, (2) has a fixed annual dividend and has no right to share in any dividend or other distributions

                                       96
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based on the financial or other similar performance of such Restricted
Subsidiary and (3) does not entitle the holders thereof to vote in the election of directors, managers or trustees of such Restricted Subsidiary unless such Restricted Subsidiary has failed to pay dividends on such series of Preferred Stock for a period of at least 12 consecutive calendar months.

    "RATING AGENCY" means Standard & Poor's Ratings Group, Inc. and Moody's Investors Service, Inc. or if Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both, as the case may be.

    "REFINANCING INDEBTEDNESS" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; PROVIDED, HOWEVER, that

    (1) the Refinancing Indebtedness has Stated Maturity no earlier than any Stated Maturity of the Indebtedness being refinanced;

    (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced; and

    (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) either the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) of the Indebtedness being refinanced (including, with respect to both the Refinancing Indebtedness and the Indebtedness being refinanced, amounts then outstanding and amounts available thereunder) or, if the Indebtedness being refinanced is the Capitalized Lease Obligation entered into on or about September 15, 1998, the aggregate purchase price of the property subject thereto, PLUS (y) unpaid interest, prepayment penalties, redemption premiums, defeasance costs, fees, expenses and other amounts owing with respect thereto, plus reasonable financing fees and other reasonable out-of-pocket expenses incurred in connection therewith;

PROVIDED FURTHER, HOWEVER, that Refinancing Indebtedness shall not include Indebtedness of a Subsidiary that refinances Indebtedness of the Company.

    "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement dated January 21, 1999, between the Company and Credit Suisse First Boston Corporation and Salomon Smith Barney Inc.

    "RELATED BUSINESS" means any business conducted by the Company and its Restricted Subsidiaries on the Issue Date and any business related, ancillary or complementary to the business of the Company and its Restricted Subsidiaries on the Issue Date.

    "REPRESENTATIVE" means the trustee, agent or other representative (if any) for an issue of Senior Indebtedness.

    "RESTRICTED PAYMENT" with respect to any Person means

    (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other PRO RATA dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

    (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of the Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

    (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase, or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or

    (4) the making of any Investment (other than a Permitted Investment) in any Person.

    "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

    "SECURED INDEBTEDNESS" means any Indebtedness of the Company secured by a Lien.

    "SENIOR INDEBTEDNESS" means

    (1) all Bank Indebtedness; and

    (2) all other Indebtedness of the Company, including interest (including interest accruing at the contract rate specified in the Credit Agreement or the documentation governing such other Indebtedness, as applicable (including any rate applicable upon default) on or after the filing of any petition in bankruptcy, or the commencement of any similar state, federal or foreign reorganization or liquidation proceeding, relating to the Company, whether or not allowed as a claim against the Company in any such proceeding) and fees thereon, whether outstanding on the Issue Date or thereafter issued or Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the Notes;

PROVIDED, HOWEVER, that Senior Indebtedness shall not include

    (1) any liability for federal, state, local or other taxes owed or owing by the Company;

    (2) any accounts payable or other liabilities to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

    (3) any Indebtedness, Guarantee or obligation of the Company which is subordinate or junior in any respect to any other Indebtedness, Guarantee or obligation of the Company, including any Senior Subordinated Indebtedness and any Subordinated Obligations; and

    (4) any obligations with respect to any Capital Stock.

    "SENIOR SUBORDINATED INDEBTEDNESS" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank PARI PASSU with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

    "SIGNIFICANT SUBSIDIARY" means a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act and the Exchange Act.

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
    "SPECIFIED PROPERTIES" shall mean the Company's manufacturing plants located in Lancaster, Ohio, Welkenraedt, Belgium, Brindisi, Italy and Lodi, New Jersey, and certain real property adjacent to the Company's manufacturing plant in Livermore, California.

    "STATED MATURITY" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

    "SUBORDINATED OBLIGATION" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred) that is contractually subordinated or junior in right of payment to the Notes pursuant to a written agreement, including the Convertible Notes and the Convertible Debentures.

    "SUBSIDIARY" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by

    (1) such Person,

    (2) such Person and one or more Subsidiaries of such Person or

    (3) one or more Subsidiaries of such Person.

Unless the context requires otherwise, "Subsidiary" shall refer to a Subsidiary of the Company.

    "TEMPORARY CASH INVESTMENTS" means any of the following:

    (1) investments in U.S. Government Obligations;

    (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank of trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $50.0 million (or the U.S. dollar equivalent thereof) and whose long-term debt is rated "A-" or higher (or such equivalent rating) by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act);

    (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

    (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group; and

    (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poors Ratings Group or "A" by Moody's Investors Service, Inc.

    "UNRESTRICTED SUBSIDIARY" means

    (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

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
    (2) any Subsidiary of an Unrestricted Subsidiary.

    The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED, HOWEVER, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under the caption "--Certain Covenants--Limitation on Restricted Payments."

    The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under the caption "--Certain Covenants--Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "U.S. GOVERNMENT OBLIGATIONS" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

    "VOTING STOCK" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

    "WHOLLY OWNED SUBSIDIARY" means a Restricted Subsidiary all the Capital Stock of which (other than Qualified Preferred Stock and directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

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                         BOOK-ENTRY; DELIVERY AND FORM

    The certificates representing the Exchange Notes will be issued in fully registered form. Except as described below, the Exchange Notes initially will be represented by one or more global notes, in definitive, fully registered form without interest coupons (each a "Global Note") and will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co. or such other nominee as DTC may designate.

    DTC has advised the Company as follows.

    - DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provision of Section 17A of the Exchange Act.

    - DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    - Upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the respective principal amounts of the Exchange Notes represented by such Global Notes to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

    So long as DTC or its nominee is the registered owner or holder of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the Exchange Notes represented by such Global Notes for all purposes under the Indenture and the Exchange Notes. No beneficial owners of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture. Owners of beneficial interests in the Global Notes will not (1) be entitled to have the Exchange Notes represented by such Global Notes registered in their names, (2) receive or be entitled to receive physical delivery of certificated Notes in definitive form and (3) be considered to be the owners or holders of any Exchange Notes under the Global Notes. Accordingly, each person owning a beneficial interest in the Global Notes must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any right of a holder of Exchange Notes under the Global Notes. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Notes desires to take any action that DTC, as the holder of the Global Notes, is entitled to take, DTC would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Payments of the principal of, premium, if any, and interest on the Exchange Notes represented by the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Notes. Neither we, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the

                                      101
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Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest in respect of the Global Notes will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such Global Notes, as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfer between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of Notes in certificated form ("Certificated Notes") for any reason, including to sell Notes to persons in states which require such delivery of such Notes or to pledge such Notes, such holder must transfer its interest in the Global Notes, in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

    Unless and until they are exchanged in whole or in part for certificated Exchange Notes in definitive form, the Global Notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

    Beneficial owners of Exchange Notes registered in the name of DTC or its nominee will be entitled to be issued, upon request, Exchange Notes in definitive certificated form.

    DTC has advised us that DTC will take any action permitted to be taken by a holder of Notes, including the presentation of Notes for exchange as described below-only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited, and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction.

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee, exchange such beneficial interest for Exchange Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons, or the nominee of any such persons. In addition, if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes, and a successor depositary is not appointed by us within 90 days, we will issue Certificated Notes in exchange for the Global Notes.

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                      EXCHANGE OFFER; REGISTRATION RIGHTS

    In connection with the sale of the Original Notes to Credit Suisse First Boston Corporation and Salomon Smith Barney Inc. (collectively, the "Initial Purchasers") pursuant to the Purchase Agreement, dated January 15, 1999, among the Company and the Initial Purchasers, the holders of the Original Notes became entitled to the benefits of the registration rights agreement, dated as of January 21, 1999 (the "Registration Rights Agreement") by and among the Company and the Initial Purchasers.

    Under the Registration Rights Agreement, we have agreed to use our best efforts:

    - to file a Registration Statement (the "Exchange Offer Registration Statement") with the Securities and Exchange Commission (the "SEC") in connection with a registered offer (the "Exchange Offer") to exchange the Original Notes for new 9 3/4% Senior Subordinated Notes due 2009 (the "Exchange Notes"), having terms substantially identical in all material respects to the Original Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions), within 90 days after January 21, 1999, the date the Original Notes were issued (the "Issue Date");

    - to cause the registration statement Exchange Offer Registration Statement to become effective within 180 days after the Issue Date;

    - to offer the Exchange Notes in exchange for surrender of the Original Notes, as soon as practicable after the effectiveness of the Exchange Offer Registration Statement;

    - to keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Original Notes.

    The Exchange Offer being made hereby, if consummated within the required time periods, will satisfy our obligations under the Registration Rights Agreement. We understand that there are approximately 30 beneficial owners of such Original Notes. This Prospectus, together with the Letter of Transmittal, is being sent to all such beneficial holders known to us. For each Original Note validly tendered to us pursuant to the Exchange Offer and not withdrawn by the holder of such Original Note, such holder will receive a Exchange Note having a principal amount equal to that of the tendered Original Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the tendered Original Note in exchange for an Exchange Note or, if no interest has been paid on such Original Note, from the date of the original issue of the Original Note.

    Based on an interpretation of the Securities Act by the Staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders of such Exchange Notes without further compliance with the registration and Prospectus delivery provisions of the Securities Act. However, any purchaser of Original Notes who is an "affiliate" of ours or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (1) will not be able to rely on the interpretation by the staff of the SEC set forth in the above referenced no-action letters, (2) will not be able to tender Original Notes in the Exchange Offer and (3) must comply with the registration and Prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

    Each holder of the Original Notes who wishes to exchange Original Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including that

    - it is neither our affiliate nor a broker-dealer tendering Notes acquired directly from us for its own account;

    - any Exchange Notes to be received by it were acquired in the ordinary course of its business; and

    - at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes.

    In addition, in connection with any resales of Exchange Notes, any participating broker-dealer who acquired the Exchange Notes for its own account as a result of market-making activities or other trading activities must deliver a Prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their Prospectus delivery requirements with respect to the Exchange Notes, other than a resale of an unsold allotment from the original sale of the Original Notes, with the Prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar Prospectus delivery requirements to use the Prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

    In the event that applicable interpretations of the staff of the SEC do not permit us to effect the Exchange Offer, or if for any other reason we do not consummate the Exchange Offer within 180 days of the date of the Registration Rights Agreement, or if an Initial Purchaser notifies us within 10 business days following consummation of the Exchange Offer that Notes held by it are not eligible for exchange in the Exchange Offer, or if any holder notifies us that it (1) is prohibited by law or SEC policy from participating in the Exchange Offer; (2) may not resell the Exchange Notes acquired in the Exchange Offer to the public without delivering a prospectus and this Prospectus is not appropriate or available for such resales by such holder; or (3) is a broker-dealer and holds Notes that are part of an unsold allotment from the original sale of the Notes, then, we have agreed:

    - to file a shelf registration statement (the "Shelf Registration Statement") as promptly as practicable, covering resales of the Original Notes or the Exchange Notes, as the case may be;

    - to use our best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act; and

    - to keep the Shelf Registration Statement effective until the earliest of
      (A) the time when the Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses
      (c), (e), (f) and (h) of Rule 144, (B) two years from the effective date and (C) the date on which all Notes registered thereunder are disposed of in accordance therewith.

    We have agreed to pay additional cash interest on the Notes if (1) by April 21, 1999 (90 days after the Issue Date), neither the Exchange Offer Registration Statement nor the Shelf Registration Statement is filed with the SEC; (2) by July 20, 1999 (180 days after the Issue Date), the Exchange Offer is not consummated and, if applicable, the Shelf Registration Statement is not declared effective; or (3) after either the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions). The rate of the additional interest will be 0.50% per annum following the occurrence of such Registration Default, until all Registration Defaults have been cured (subject to certain exceptions).

    Interest on each Exchange Note will accrue from January 21, 1999 or from the most recent interest payment date to which interest was paid on the Original Note surrendered in exchange for the Exchange Note or on the Exchange Note, as the case may be. The Exchange Notes will bear interest at 9 3/4% per annum, except that, if any interest accrues on the Exchange Notes in respect of any period prior to their issuance, such interest will accrue at the rate or rates borne by the Notes from time to time during such period. If we effect the Exchange Offer, we will be entitled to close the Exchange Offer 30 days after the commencement thereof provided that we have accepted all Notes validly tendered in accordance with the terms of the Exchange Offer.

    The summary in this Prospectus of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, which is filed as an exhibit to the Registration Statement to which this Prospectus forms a part.

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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On February 29, 1996, Hexcel consummated certain transactions with CGL whereby Hexcel acquired the Ciba Composites Business (the "Ciba Acquisition") pursuant to the terms and conditions of the Strategic Alliance Agreement, the Governance Agreement, a Registration Rights Agreement, a Distribution Agreement and other agreements (collectively, the "Agreements").

    On December 20, 1996, CGL and Sandoz Limited effected a business combination, forming Novartis Inc., a Swiss corporation. Prior to the business combination, CGL formed a new subsidiary, Ciba. On March 13, 1997, all direct and indirect interests in Hexcel previously held by CGL were transferred to Ciba, including without limitation, all of its direct or indirect interest in Hexcel's common stock, the Ciba Senior Subordinated Debt (as defined below) and all of its rights and obligations under the Agreements. In the Hexcel Consent Letter, Hexcel acknowledged Ciba as the successor to the rights and obligations of CGL and CGC under the Agreements.

THE STRATEGIC ALLIANCE AGREEMENT

    Under the Strategic Alliance Agreement, Hexcel acquired the assets (including the capital stock of certain non-U.S. subsidiaries) and assumed the liabilities of the Ciba Composites Business, other than certain excluded assets and liabilities, in exchange for (i) 18.0 million newly issued shares of Hexcel's common stock (representing beneficial ownership of approximately 49.6% of Hexcel's outstanding common stock), (ii) $25.0 million in cash, (iii) the Ciba Notes, and (iv) senior demand notes in an aggregate principal amount of $5.3 million. The aggregate purchase price for the net assets acquired in 1996 was $208.7 million.

THE GOVERNANCE AGREEMENT

    Pursuant to the Governance Agreement, Hexcel's Board of Directors was reconstituted. In addition, certain key employees of the Ciba Composites Business, including William Hunt, became executive officers of Hexcel effective as of the closing of the Ciba Acquisition (the "Closing").

    CORPORATE GOVERNANCE

    Pursuant to the Governance Agreement, Hexcel has agreed to exercise all authority under applicable law to cause any slate of nominees presented to stockholders for election to the Board of Directors to consist of certain specified numbers of Ciba Nominees and Independent Nominees, in addition to the Chairman and the President. The precise number of Ciba Nominees and Independent Nominees to be included in any slate of nominees varies based on Ciba's percentage ownership of the voting securities of Hexcel. The Governance Agreement further provides that (i) for so long as Ciba beneficially owns voting securities representing 40% or more of the total voting power of Hexcel, each committee of the Board of Directors shall consist of an equal number of Ciba Directors and Independent Directors and (ii) at all other times, each committee shall be comprised such that Ciba's representation is at least proportionate to its representation on the Board of Directors, unless the committee is comprised of three members or less, in which case at least one Ciba Director shall serve.

    Pursuant to the Governance Agreement, new directors chosen to fill vacancies on the Board of Directors shall be selected as follows: (i) if the new director is to be a Ciba Director, then Ciba shall designate the new director; (ii) if the former director was the Chairman or President, the replacement Chairman or President, respectively, shall be the replacement director; and (iii) if the new director is to be an Independent Director (other than the Chairman or the President), the remaining Independent Directors (including the Chairman and the President if he or she is an Independent Director) shall designate the new director.

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
    If at any time the percentage of the total voting power of Hexcel beneficially owned by Ciba decreases to a point at which the number of Ciba Directors would decrease, the Governance Agreement generally requires Ciba to cause a sufficient number of Ciba Directors to resign from the Board of Directors so that the number of Ciba Directors on the Board of Directors after such resignation(s) equals the number of Ciba Nominees that Ciba would have been entitled to designate had an election of directors taken place at such time. Any vacancies created by such resignations would be filled by Independent Directors.

    CERTAIN APPROVALS

    Under the Governance Agreement, so long as Ciba beneficially owns voting securities representing 40% or more of the total voting power of Hexcel, neither the Board of Directors nor any committee thereof shall take any action, including the approval, authorization or ratification of any action or inaction by officers, agents or employees of Hexcel, without the affirmative vote of at least one Ciba Director and one Independent Director. In addition, the Governance Agreement generally provides that for so long as Ciba beneficially owns voting securities representing at least 33% of the total voting power of Hexcel, the Board of Directors shall not authorize, approve or ratify any of the following actions without the approval of a majority of the Ciba Directors: (i) any merger, consolidation, acquisition or other business combination involving Hexcel or any subsidiary of Hexcel if the value of the consideration paid or received by Hexcel in such individual transaction or the aggregate consideration paid or received by Hexcel in all such transactions approved by the Board of Directors during the prior 12 months exceeds the greater of $75 million or 11% of Hexcel's total consolidated assets; (ii) any sale, transfer, conveyance, lease or other disposition or series of related dispositions of assets, business or operations of Hexcel or any of its subsidiaries, if the value of the assets, business or operations so disposed exceeds the greater of $75 million or 11% of Hexcel's total consolidated assets; (iii) any issuance by Hexcel or any significant subsidiary of Hexcel of equity securities (other than pursuant to customary employee or director stock option or incentive compensation or similar plans and other than transactions solely among Hexcel and its subsidiaries) or any other bonds, debentures, notes or securities convertible into, exchangeable for or exercisable for equity securities if the aggregate net proceeds to Hexcel of such issuance or of such issuance when added to the aggregate net proceeds to Hexcel of all such issuances approved by the Board of Directors during the prior 12 months exceeds the greater of $75 million or 11% of Hexcel's total consolidated assets; and (iv) any new capital expenditure program or any capital expenditure that is not part of a capital expenditure program previously approved by the Board of Directors, if the amount or anticipated amount of such program or expenditure or of such program or expenditure when added to the aggregate amount of capital expenditures not so approved by the Board of Directors during the prior 12 months exceeds the greater of $50 million or 7% of Hexcel's total consolidated assets.

    In addition, the Company's Bylaws, which include certain provisions of the Governance Agreement, provide that, for so long as Ciba beneficially owns 33% or more of the total voting power of the Company, the Board of Directors shall not authorize, approve or ratify certain mergers, consolidations, acquisitions, business combinations, sales or transfers of assets, issuances of equity securities or capital expenditures without the prior approval of a majority of the directors of the Company designated by Ciba.

    Under the terms of the Governance Agreement, Ciba has agreed that, until the percentage of the total voting power of Hexcel beneficially owned by Ciba falls below either (i) 15% if and so long as there is on file with the SEC any statement showing beneficial ownership by any person other than Ciba of 10% or more of the total voting power of Hexcel or (ii) 10% in all other cases, in any election of directors or any meeting of stockholders of Hexcel called expressly for the removal of directors, so long as the Board of Directors includes (and will include after any such removal) the requisite number of Ciba Directors, each of Ciba and any subsidiary of Ciba that holds voting securities of Hexcel (each, a "Ciba Entity") will be present for purposes of establishing a quorum and will vote all of its voting securities of Hexcel (x) in favor of any nominee or director selected in accordance with the terms of the Governance Agreement and (y) otherwise against the removal of any director designated in accordance with the terms of the

Governance Agreement. In any other matter submitted to a vote of the stockholders of Hexcel, Ciba and each Ciba Entity will be present for purposes of establishing a quorum and will vote all of its voting securities of Hexcel either, at the discretion of Ciba, (i) as recommended by the Board of Directors or (ii) in proportion to the votes cast with respect to the voting securities of Hexcel not beneficially owned by Ciba or the Ciba Entities, except that Ciba and each Ciba Entity will be free to vote all of its voting securities entitled to vote in its sole discretion on the following matters submitted to stockholders so long as such matters were not submitted to stockholders at the request of Ciba or any of its affiliates (other than Hexcel): (A) any amendment to the Certificate of Incorporation of Hexcel; (B) any merger, consolidation, acquisition or other business combination involving Hexcel or any of its subsidiaries; (C) any sale, lease, transfer or other disposition of the business operations or assets of Hexcel; (D) any recapitalization, restructuring or similar transaction or series of transactions involving Hexcel or any significant subsidiary of Hexcel; (E) any dissolution or complete or partial liquidation or similar arrangement of Hexcel or any significant subsidiary of Hexcel, subject to certain exceptions; (F) certain issuances of equity securities or securities convertible into or exchangeable or exercisable for equity securities; and (G) entering into any material joint venture, collaboration or partnership by Hexcel or any of its subsidiaries.

    STANDSTILL

    Under the terms of the Governance Agreement, Ciba has agreed, subject to certain specified exceptions, that it will not, directly or indirectly, (i) purchase or otherwise acquire any beneficial ownership of voting securities of Hexcel; (ii) enter into, propose to enter into, solicit or support any merger or business combination or similar transaction involving Hexcel or any of its subsidiaries or purchase, acquire, propose to purchase or acquire or solicit or support the purchase or acquisition of any portion of the business or assets of Hexcel or any significant subsidiary of Hexcel (except in the ordinary course of business or in nonmaterial amounts); (iii) initiate or propose any security holder proposal without the approval of the Board of Directors or make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in Section 14 of the Exchange Act) to vote or seek to advise or influence any person or entity with respect to the voting of any voting securities of Hexcel or request or take any action to obtain any list of security holders for such purposes with respect to any matter other than those with respect to which Ciba or the Ciba Entities may vote in their sole discretion under the Governance Agreement (or, as to such matters, solicit any person in a manner that would require the filing of a proxy statement under Regulation 14A of the Exchange
Act); (iv) form, join or otherwise participate in a group formed for the purpose of acquiring, holding, voting, disposing of or taking any action with respect to Hexcel's voting securities that would be required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC; (v) deposit any voting securities of Hexcel in a voting trust or enter into any voting agreement with respect thereto (other than the Governance Agreement); (vi) seek representation on the Board of Directors, remove a director or seek a change in the size or composition of the Board of Directors; (vii) make any request to amend or waive the provisions of the Governance Agreement referred to in this paragraph that would require public disclosure; (viii) disclose any intent, purpose, plan, arrangement or proposal inconsistent with the foregoing (including any such intent, purpose, plan, arrangement or proposal that is conditioned on or would require the waiver, amendment, nullification or invalidation of any of the foregoing) or take any action that would require public disclosure of any such intent, purpose, plan, arrangement or proposal;
(ix) take any action challenging the validity or enforceability of the foregoing; or (x) assist, advise, encourage or negotiate with respect to or seek to do any of the foregoing.

    The Governance Agreement permits Ciba to purchase or otherwise acquire beneficial ownership of Hexcel's voting securities in open market purchases so long as after giving effect to such purchases or acquisitions the percentage of the total voting power of Hexcel beneficially owned by Ciba does not exceed the greater of (i) 49.9% until February 28, 1999 or 57.5% thereafter and (ii) the highest percentage of the total voting power of Hexcel beneficially owned by Ciba immediately following any action by Hexcel that increases the percentage of the total voting power of Hexcel beneficially owned by Ciba due to a reduction in the amount of voting securities of Hexcel outstanding as a result of such action.

    BUYOUT TRANSACTIONS

    The Governance Agreement provides that, notwithstanding the standstill provisions described above, at any time after February 28, 2001, Ciba may propose, participate in, support or cause the consummation of a tender offer, merger or sale of substantially all of Hexcel's assets or similar transaction (a "Buyout Transaction"), including a Buyout Transaction with Ciba or any of its affiliates, if each stockholder other than Ciba and the Ciba Entities (the "Other Holders") is entitled to receive upon consummation of such Buyout Transaction consideration that is (i) approved by (x) a majority of the Independent Directors acting solely in the interests of the Other Holders after the receipt of an opinion of an independent nationally recognized investment banking firm retained by them or (y) a majority in interest of the Other Holders by means of a stockholder vote solicited pursuant to a proxy statement containing the information required by Schedule 14A under the Exchange Act (it being understood that the Independent Directors will, consistent with their fiduciary duties, be free to include in such proxy statement, if applicable, the reasons underlying any failure by them to approve a Buyout Transaction by the requisite vote, including whether a fairness opinion was sought by the Independent Directors and any opinions or recommendations expressed in connection therewith) and (ii) fair from a financial point of view to the Other Holders in the opinion of an independent nationally recognized investment banking firm (including such a firm retained by Ciba).

    ISSUANCE OF ADDITIONAL SECURITIES

    If, at any time after the Closing for so long as Ciba is entitled to designate one or more nominees for election to the Board of Directors, Hexcel issues any additional voting securities for cash (other than issuances of voting securities in connection with employee or director stock option or incentive compensation or similar plans), Ciba will, pursuant to the Governance Agreement, have the option to purchase, for the same consideration and otherwise on the same terms as are applicable to such issuance by Hexcel, an amount of such voting securities that would allow Ciba to beneficially own the same percentage of the total voting power of Hexcel after such issuance as Ciba beneficially owned immediately prior to such issuance.

    THIRD PARTY OFFERS

    In the event that Hexcel becomes the subject of a bona fide offer to enter into a Buyout Transaction by a person other than Ciba or any of its affiliates or any other person acting on behalf of Ciba or any of its affiliates (a "Third Party Offer") that is made after February 28, 1999 and that is approved by two-thirds of the Independent Directors, Ciba will, within ten days after receipt of notice of such event, either (i) offer to acquire the voting securities of Hexcel held by the Other Holders (the "Other Shares") on terms at least as favorable to the Other Holders as those contemplated by such Third Party Offer or (ii) support such Third Party Offer (or an alternative Third Party Offer providing greater value to the Other Holders) by voting and causing each Ciba Entity to vote all its voting securities of Hexcel eligible to vote thereon in favor of such Third Party Offer or, if applicable, tendering or selling and causing each Ciba Entity to tender or sell all its voting securities of Hexcel to the person making such Third Party Offer. In the event that Hexcel becomes the subject of a Third Party Offer, neither Ciba nor any of the Ciba Entities may support or vote in favor of such Third Party Offer or tender or sell its voting securities of Hexcel to the person making such Third Party Offer unless such Third Party Offer is approved by (i) a majority of the Independent Directors acting solely in the interests of the Other Holders or (ii) a majority in interest of the Other Holders in a stockholder vote solicited pursuant to a proxy statement containing the information required by Schedule 14A under the Exchange Act (it being understood that the Independent Directors will, consistent with their fiduciary duties, be free to include in such proxy statement, if applicable, the reasons underlying any failure by them to approve a Buyout Transaction by the requisite vote, including whether a fairness opinion

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
was sought by the Independent Directors and any opinions or recommendations expressed in connection therewith).

    TRANSFER RESTRICTIONS

    Except in connection with a Third Party Offer that has been approved by the Independent Directors or the Other Holders in accordance with the Governance Agreement, Ciba and the Ciba Entities are not permitted to sell, transfer or otherwise dispose of any voting securities of Hexcel except (i) transfers solely among Ciba and its wholly owned subsidiaries, (ii) in accordance with the volume and manner-of-sale limitations of Rule 144 under the Securities Act, and otherwise subject to compliance with the Securities Act or (iii) in a registered public offering or a non-registered offering subject to an applicable exemption from the registration requirements of the Securities Act, and in the case of clauses (ii) and (iii), in a manner calculated to achieve a Broad Distribution (as defined in the Governance Agreement).

    In addition, the Governance Agreement provides that Ciba will not (i) permit any subsidiary of Ciba that is not wholly owned to become a Ciba Entity or (ii) dispose of any of the capital stock of any Ciba Entity except to another direct or indirect wholly owned subsidiary of Ciba. This provision does not, however, prohibit Ciba from effecting (i) a pro rata distribution to Ciba's stockholders or (ii) a sale in a manner calculated to achieve a Broad Distribution of up to 20%, in each case, of the equity securities of a Ciba Entity if (x) such distribution or sale has a bona fide business purpose (other than the sale or distribution of such voting securities), (y) the voting securities of Hexcel beneficially owned by such Ciba Entity do not constitute a material portion of the total assets of such Ciba Entity and (z) in the case of a pro rata distribution to Ciba's stockholders, such Ciba Entity agrees in writing to be bound by the terms and provisions of the Governance Agreement to the same extent that Ciba would be if it beneficially owned the voting securities of Hexcel beneficially owned by such Ciba Entity.

    TERMINATION; EXTENSION

    On February 28, 2006, or at the end of any subsequent renewal period, if the percentage of the total voting power of Hexcel beneficially owned by Ciba is greater than 10% but less than 100%, Ciba will have the option to (i) extend the Governance Agreement for an additional two year period, in which case so long as Ciba beneficially owns voting securities of Hexcel representing 25% or more of the total voting power of Hexcel, on one occasion during such two-year period Ciba may require Hexcel to solicit in good faith a Buyout Transaction in which Ciba, the Ciba Entities and the Other Holders receive the same consideration per voting security of Hexcel (in which event the provisions of the Governance Agreement will continue in full force and effect until the consummation of such Buyout Transaction) or (ii) undertake to sell a sufficient number of voting securities of Hexcel so that the percentage of total voting power of Hexcel beneficially owned by Ciba falls below 10% during the subsequent 18 months pursuant to one or more registered or non-registered offerings calculated to achieve a Broad Distribution (in which event the provisions of the Governance Agreement will continue in full force and effect until Ciba's percentage ownership of the total voting power of Hexcel falls below 10%). If Ciba exercises its option to require Hexcel to solicit a Buyout Transaction as described above, Ciba and the Ciba Entities may vote in favor of or tender or sell their voting securities pursuant to any Third Party Offer made as a result of or during such solicitation so long as the Third Party Offer offers the same consideration to the Other Holders. Unless Hexcel has accepted another Third Party Offer providing at least equivalent value to all Hexcel stockholders, Hexcel will not take any action to interfere with Ciba's right to vote in favor of or tender into such a Third Party Offer, provided, however, that Hexcel will remain free to pursue alternative Third Party Offers that provide for at least equivalent currently realizable value to all Hexcel stockholders (including Ciba and the Ciba Entities) as such previously proposed Third Party Offer.

    The Governance Agreement will automatically terminate at any time that Ciba beneficially owns voting securities of Hexcel representing either 100% or less than 10% of the total voting power of Hexcel.

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THE DISTRIBUTION AGREEMENT

    In accordance with the terms of the Strategic Alliance Agreement, Hexcel and CGL entered into the Distribution Agreement, which was assigned to Ciba in accordance with the Hexcel Consent Letter (as so assigned, the "Distribution Agreement"). Pursuant to the Strategic Alliance Agreement and the Distribution Agreement, certain subsidiaries of CGL continued to act as distributors for Hexcel through February 28, 1997. In accordance with these agreements, Hexcel acquired certain assets (primarily inventory and certain fixed assets) of these distributors from time to time during the year following the Closing for an aggregate purchase price of approximately $2.5 million, to be paid in senior subordinated notes. Pursuant to the Distribution Agreement, sales to CGL subsidiaries were approximately $5.6 million in 1997.

THE REGISTRATION RIGHTS AGREEMENT

    In connection with the Acquisition, Hexcel and CGL entered into a registration rights agreement, which was assigned to Ciba in accordance with the Hexcel Consent Letter (as so assigned and amended, the "Ciba Registration Rights Agreement"). The Ciba Registration Rights Agreement provides that Hexcel will prepare and, not later than 60 days after a request from Ciba, file with the SEC a "shelf" registration statement covering the shares of Hexcel Common beneficially owned by Ciba and the Ciba Entities. Ciba's shares of Hexcel Common will generally become eligible for sale under the Ciba Registration Rights Agreement in four equal annual installments commencing on March 1, 1998. The shares eligible for sale under the Ciba Registration Rights Agreement in any year that are not sold in such year will continue to be eligible for sale under the Ciba Registration Rights Agreement in subsequent years. Under the Ciba Registration Rights Agreement, Ciba also has the right, subject to certain restrictions, to include its shares of Hexcel Common eligible for sale under the Ciba Registration Rights Agreement in certain equity offerings of Hexcel. The Ciba Registration Rights Agreement also contains certain provisions relating to blackout periods (during which Ciba would not be permitted to sell shares of Hexcel Common otherwise eligible for sale under the Ciba Registration Rights Agreement), payment of expenses, selection of underwriters and indemnification.

THE SUPPLY AND MANUFACTURING AGREEMENTS

    Hexcel and CGL have entered into various agreements and purchase orders, some of which were entered into in connection with the Ciba Acquisition, pursuant to which Hexcel and CGL have purchased certain products from each other; Ciba has assumed these obligations. Sales to CGL and Ciba under such agreements were approximately $5.6 million on a worldwide basis in 1997. Sales to Hexcel under such agreements were approximately $34.3 million on a worldwide basis in 1997.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general discussion of certain United States federal income tax consequences associated with the exchange of the Original Notes for the Exchange Notes pursuant to the Exchange Offer and the ownership and disposition of the Exchange Notes. This summary applies only to a holder of an Exchange Note who acquired an Original Note at the initial offering from an Initial Purchaser for the original offering price thereof and who acquires the Exchange Note pursuant to the Exchange Offer. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to subsequent purchasers of the Exchange Notes and is limited to investors who hold the Exchange Notes as capital assets. The tax treatment of the holders of the Notes may vary depending upon their particular situations. In addition, certain holders (including insurance companies, tax exempt organizations, financial institutions and broker-dealers) may be subject to special rules not discussed below. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OF THE ORIGINAL NOTES FOR THE EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER AND THE OWNERSHIP DISPOSITION OF THE EXCHANGE NOTES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY RELEVANT FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION.

UNITED STATES TAXATION OF UNITED STATES HOLDERS

    As used herein, (A) the term "United States Holder" means a holder of an Exchange Note that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source and (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust and (B) the term "Non-U.S. Holder" means a holder of an Exchange Note that is not a United States Holder.

    EXCHANGE OFFER

    The exchange of an Original Note for a Exchange Note pursuant to the Exchange Offer will not constitute a "significant modification" of the Original Note for United States federal income tax purposes and, accordingly, the Exchange Note received will be treated as a continuation of the Original Note in the hands of such holder. As a result, there will be no United States federal income tax consequences to a United States Holder who exchanges an Original Note for a Exchange Note pursuant to the Exchange Offer and any such holder will have the same adjusted tax basis and holding period in the Exchange Note as it had in the Original Note immediately before the exchange.

    STATED INTEREST

    Stated interest payable on a Exchange Note generally will be included in the gross income of a United States Holder as ordinary interest income at the time accrued or received, in accordance with such United States Holder's method of accounting for United States federal income tax purposes.

    DISPOSITION OF THE EXCHANGE NOTES

    Upon the sale, exchange, retirement at maturity or other taxable disposition of a Exchange Note (collectively, a "disposition"), a United States Holder generally will recognize capital gain or loss equal to the difference between the amount realized by such holder (except to the extent such amount is attributable to accrued interest, which will be treated as ordinary interest income) and such holder's adjusted tax basis in the Exchange Note. Such capital gain or loss will be long-term capital gain or loss if

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
such United States Holder's holding period for the Exchange Note exceeds one year at the time of the disposition.

UNITED STATES TAXATION OF NON-U.S. HOLDERS

    STATED INTEREST

    In general, payments of interest received by a Non-U.S. Holder will not be subject to United States federal withholding tax, provided that (i)(a) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote,
(b) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership, and (c) the beneficial owner of the Exchange Note, under penalty of perjury, either directly or through a financial institution which holds the Exchange Note on behalf of the Non-U.S. Holder and holds customers' securities in the ordinary course of its trade or business, provides The Company or its agent with the beneficial owner's name and address and certifies, under penalty of perjury, that it is not a United States Holder, (ii) the interest received on the Exchange Note is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and the Non-U.S. Holder complies with certain reporting requirement; or (iii) the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which the interest is exempt from United States withholding tax and the Non-U.S. Holder complies with certain reporting requirement. Payments of interest not exempt from United States federal withholding tax as described above will be subject to such withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty).

    GAIN ON DISPOSITION

    A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, redemption or other disposition of an Exchange Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met. In addition, an exchange of an Original Note for a Exchange Note pursuant to the Exchange Offer will not constitute a taxable exchange of the Original Note for Non-U.S. Holders. See "United States Taxation of United States Holders--Exchange Offer."

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Certain non-corporate United States Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium (if any) and interest on, and the proceeds of the disposition of, the Notes. In general, backup withholding will be imposed if the United States Holder (i) fails to furnish its taxpayer identification number ("TIN"), which, for an individual, would be such holder's Social Security number, (ii) furnishes an incorrect TIN,
(iii) is notified by the IRS that such holder has failed to report payments of interest or dividends of (iv) under certain circumstances, fails to certify, under penalty of perjury, that such holder has furnished a correct TIN and has been notified by the IRS that such holder is subject to backup withholding tax for failure to report interest or dividend payments. In addition, such payments of principal premium and interest to United States Holders will generally be subject to information reporting. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

    Backup withholding generally will not apply to payments made to a Non-U.S. Holder of a Exchange Note who provides the certification described under "United States Taxation of Non-U.S. Holders--Stated Interest" or otherwise establishes an exemption from backup withholding. Payments by a United States office of a broker of the proceeds of a disposition of the Exchange Notes generally will be subject to backup withholding at a rate of 31% unless the Non-United States Holder certifies it is a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

NEW TREASURY REGULATIONS

    New final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to Non-U.S. Holders after December 31, 1999 generally would not alter the treatment of Non-U.S. Holders described above. The new Treasury regulations would alter the procedures for claiming the benefits of an income tax treaty and may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a Non-U.S. Holder of an Exchange Note. Holders should consult their tax advisors concerning the effect, if any, of such new Treasury regulations on an investment in the Exchange Notes.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until July 20, 1999, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters with respect to the Exchange Notes offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Hexcel Corporation as of and for the year ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Hexcel Corporation as of December 31, 1996 and for each of the two years in the period ended December 31, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Clark-Schwebel Holdings, Inc. as of and for the years ended December 28, 1996 and January 3, 1998, included in this Prospectus, were audited by Arthur Andersen LLP, independent accountants, as stated in their report appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements of Clark-Schwebel Holdings, Inc. for the year ended December 30, 1995, included in this Prospectus, were audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, covering the notes to be issued in the Exchange Offer. This Prospectus does not contain all of the information included in the Registration Statement. Any statement made in this Prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If we have filed any such contract, agreement or other document as an exhibit to the Registration Statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

    Hexcel Corporation files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the Registration Statement, including the attached Exhibits, and any reports, statements or other information filed by us at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC's Web site at "http://www.sec.gov."

    This Prospectus incorporates by reference the following documents filed by Hexcel Corporation with the SEC:

    - Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

    - Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and

    - Current Reports on Form 8-K dated July 30, 1998, August 11, 1998, September 24, 1998, October 9, 1998, October 22, 1998, November 12, 1998, December 29, 1998, January 4, 1999 and January 25, 1999.

    In addition, all reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed to be incorporated by reference into this Prospectus and to be part of this Prospectus from the date we subsequently file such reports and documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus are deemed to be modified or superseded for purposes of this prospectus to the extent modified or superseded by another statement contained in any subsequently filed document also incorporated by reference in this prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

    You may also access copies of these filings at our website at "http://www.Hexcel.com." In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

    Hexcel Corporation
    Two Stamford Plaza
    281 Tresser Blvd.
    Stamford, Connecticut 06901
    (203) 969-0666
    Attention: Investor Relations

                               GLOSSARY OF TERMS

    ADHESIVES--A thermoset resin (e.g., epoxy, phenolic or BMI) in the form of a thin film or paste, cured under heat and pressure to bond a wide range of composite, metallic and honeycomb surfaces.

    ARAMID--A high strength, high stiffness fiber derived from polyamide (Nylon). Kevlar-Registered Trademark- and Nomex-Registered Trademark- are examples of aramids. Woven Aramid fabrics are used in both ballistic and composite materials applications.

    CARBON FIBER--Fiber produced by heat treating precursor fibers, such as PAN (Polyacrylonitrile), rayon and pitch, to drive off non-carbon atoms. The term is often used interchangeably with graphite; however, carbon fibers and graphite fibers differ. The basic differences lie in the temperatures at which the fibers are made and heat treated, and in the resultant carbon content.

    COMPOSITE MATERIALS--Product made from combining two or more materials such that the resultant product has exceptional structural properties not present in either of the constituent materials.

    COWLS OR COWLING--The outside protective shell of a jet engine traditionally made out of metal. Cowls mainly provides the engine with protection from the elements and structural support.

    FAIRINGS--A secondary structure of an airplane providing enhanced aerodynamics. Typically, fairings are found where the wing meets the body or at various locations on the leading or trailing edge of the wing.

    FIBER PLACEMENT--Fabrication of complex shaped components using computer or numerically controlled machines to place impregnated fiber tows in a predetermined pattern.

    FIBERGLASS--An individual filament made by drawing molten glass. As a composite materials reinforcement, it is a major material used to reinforce plastic.

    FILAMENT WINDING--A process to manufacture composite materials components such as mirole and rocket casings and cylinders. Fiber filaments are dipped in a resin matrix and then wound in a predetermined pattern over a form of the desired component that is mounted on a mandrel.

    FINISHED PARTS--Completed components that typically contain prepregs, honeycomb, adhesive and assembled hardware. These parts are ready for direct attachment to a structure (e.g., aircraft) or to sub-assemblies.

    HONEYCOMB--A unique, lightweight, cellular structure made from either metallic sheet material or non-metallic materials (e.g., resin-impregnated paper or woven fabric) and formed into hexagonal nestled cells, similar in appearance to a cross-sectional slice of a beehive.

    INLET DUCTS--Intake passages or tubes that confine and conduct air. They are usually located at the upstream end of an airplane engine on the engine cowling and aid in both propulsion and engine cooling. Inlet ducts are also used to improve aerodynamics of fighter planes and for this purpose are usually located on the fuselage near the wings.

    INTERIORS--Finished internal aircraft components, such as overhead stowage compartments, lavatories, sidewalls, floor panels and ceilings.

    KOREX-REGISTERED TRADEMARK---DuPont's registered trademark for honeycomb made from high temperature resistant Kevlar-Registered Trademark- aramid papers.

    NOMEX-REGISTERED TRADEMARK---DuPont's registered trademark for its high-temperature-resistant aramid papers, pressboard, staple fibers and filament yarns. Type 412 Nomex-Registered Trademark- aramid paper is used in the manufacture of honeycomb due to its unique combination of physical and thermal properties.

    PCBS--Printed circuit boards (also known as printed wiring boards) contain high pressure laminates derived from fiberglass fabric on which are mounted and interconnected semiconductors, passive electronic devices and other electronic components.

    PAN (POLYACRYLONITRILE)--A material used as a base or precursor material in the manufacture of certain carbon fibers.

    POLYETHYLENE--A common plastic made by polymerizing ethylene which is used widely in packaging and consumer products.

    PRECURSOR--For carbon or graphite, the PAN, rayon or pitch fibers from which carbon or graphite fibers are derived.

    PREPREGS (PRE-IMPREGNATED)--A composite material made from combining high performance reinforcement fibers or fabrics with a thermoset or thermoplastic resin matrix. The prepreg has exceptional structural properties not present in either of the constituent materials.

    PRIMARY STRUCTURE--A critical load bearing structure on an aircraft. If this structure is severely damaged, the aircraft cannot fly.

    QUALIFIED AND QUALIFICATIONS--The testing and manufacturing protocols in aerospace and military applications by which materials, such as composite materials, are approved for production supply. To qualify a product requires the creation of a technical database which records the performance of a product against certain customer specifications, and the documentation of the manufacturing equipment and process steps for production of the product. The performance database for the product forms a basis upon which engineers can design components and against which the manufacturer must test all future production to ensure that the product performance is replicated consistently. The manufacturing process and equipment documentation ensure that the future manufacture of the product replicates product performance. Once a product is qualified, changes to the product composition, manufacturing process or manufacturing location and equipment can only be made with customer approval after further testing has demonstrated that the original product performance will be replicated. By their nature, these qualification protocols are expensive and time consuming.

    RADOMES--The housing which protects the aircraft radar system from the elements while allowing transmission of radar signals. Often the radome is in the nose of an aircraft but can be found at other locations on the aircraft as well.

    REDUX-REGISTERED TRADEMARK---A registered trademark exclusively licensed by Hexcel for one of Hexcel's lines of adhesives and primers.

    REINFORCEMENTS--A strong material incorporated into a matrix to improve its mechanical properties. Reinforcements are usually long continuous fibers, which may be woven. Fiberglass, aramid and carbon fibers are typical reinforcements.

    REINFORCEMENT FABRICS--Woven fiberglass, carbon or aramid fabrics used in later production of prepregs and honeycomb.

    RESIN MATRIX--In reinforced fiber composites, a polymeric substrate material, such as epoxy or phenolic resin, is used to bind together the reinforcement material.

    S-2-REGISTERED TRADEMARK- FIBERGLASS--A type of high modulus glass fiber.

    SECONDARY STRUCTURE--A non-critical structure on an aircraft. If damaged, the aircraft can still fly. Fairings, access doors and some flight control surfaces are examples of secondary structures.

    SPECIAL PROCESS--The forming, shaping, machining or bonding of sheets or blocks of honeycomb into profiled and complex shapes to ready for use as semi-finished components in the fabrication of composite parts and structures.

    STRUCTURES--Finished components for aircraft, truck or other vehicles constructed from composite materials. For aircraft, these may be for Primary and Secondary Structures or Interiors. Truck applications include chassis fairings and floors.

    THORSTRAND-REGISTERED TRADEMARK---A family of electrically conductive fabrics woven by Hexcel from metallized yarns.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
CONSOLIDATED FINANCIAL STATEMENTS OF HEXCEL CORPORATION
Report of Independent Accountants..........................................................................        F-2
Independent Auditors' Report...............................................................................        F-3
Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1997 and 1996.............................................        F-4
  Consolidated Statements of Operations for the three years ended December 31, 1997........................        F-5
  Consolidated Statements of Stockholders' Equity for the three years ended December 31, 1997..............        F-6
  Consolidated Statements of Cash Flows for the three years ended December 31, 1997........................        F-7
  Notes to the Consolidated Financial Statements...........................................................        F-8

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF HEXCEL CORPORATION
Condensed Consolidated Balance Sheets--September 30, 1998 (unaudited) and December 31, 1997................       F-39
Condensed Consolidated Statements of Operations (unaudited)--The Nine-Months Ended September 30, 1998 and
  1997.....................................................................................................       F-40
Condensed Consolidated Statements of Cash Flows (unaudited)--The Nine-Months Ended September 30, 1998 and
  1997.....................................................................................................       F-41
Notes to Condensed Consolidated Financial Statements.......................................................       F-42

CONSOLIDATED FINANCIAL STATEMENTS OF CLARK-SCHWEBEL HOLDINGS, INC.
Report of Independent Public Accountants...................................................................       F-49
Independent Auditors' Report...............................................................................       F-50
Consolidated Balance Sheets as of December 28, 1996, and January 3, 1998...................................       F-51
Consolidated Statements of Income for the year ended December 30, 1995, the two periods in the year ended
  December 28, 1996 and the year ended January 3, 1998.....................................................       F-52
Consolidated Statements of Cash Flows for the year ended December 30, 1995, the two periods in the year
  ended December 28, 1996 and the year ended January 3, 1998...............................................       F-53
Notes to Consolidated Financial Statements.................................................................       F-54

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF CLARK-SCHWEBEL HOLDINGS, INC.
Consolidated Balance Sheets as of January 3, 1998 and July 4, 1998 (unaudited).............................       F-70
Consolidated Statements of Income for the Six months ended June 28, 1997 (unaudited) and July 4, 1998
  (unaudited)..............................................................................................       F-71
Consolidated Statements of Stockholders' Equity and Comprehensive Income as of January 3, 1998 and July 4,
  1998 (unaudited).........................................................................................       F-72
Consolidated Statements of Cash Flows for the Six Months ended June 28, 1997 (unaudited) and July 4, 1998
  (unaudited)..............................................................................................       F-73
Notes to Condensed and Consolidated Financial Statements...................................................       F-74

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
  Stockholders of Hexcel Corporation:

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Hexcel Corporation and its subsidiaries at December 31, 1997, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

    The financial statements of Hexcel Corporation for the years ended December 31, 1996 and 1995 were audited by other independent accountants whose report dated February 28, 1997 expressed an unqualified opinion on those statements.

/S/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP
San Jose, California
January 28, 1998, except as to
 Aggregate Maturities of Notes
 Payable in Note 7, which is as
 of March 5, 1998

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
Stockholders of Hexcel Corporation:

    We have audited the accompanying consolidated balance sheet of Hexcel Corporation and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of Hexcel's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hexcel Corporation and subsidiaries at December 31, 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

/S/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Oakland, California
February 28, 1997

                      HEXCEL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1997          1996
                                                                                       ------------  ------------
                                                                                             (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents..........................................................   $    9,033    $    7,975
  Accounts receivable................................................................      181,192       151,263
  Inventories........................................................................      165,321       145,884
  Prepaid expenses and other assets..................................................        6,665        11,809
  Deferred tax asset.................................................................       24,839        --
                                                                                       ------------  ------------
  Total current assets...............................................................      387,050       316,931
                                                                                       ------------  ------------
Property, plant and equipment........................................................      488,916       468,173
Less accumulated depreciation........................................................     (157,439)     (141,390)
                                                                                       ------------  ------------
  Net property, plant and equipment..................................................      331,477       326,783
Intangibles and other assets.........................................................       93,059        58,022
                                                                                       ------------  ------------
  Total assets.......................................................................   $  811,586    $  701,736
                                                                                       ------------  ------------
                                                                                       ------------  ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable and current maturities of long-term liabilities......................   $   13,858    $   23,835
  Accounts payable...................................................................       70,011        73,117
  Accrued compensation and benefits..................................................       37,306        30,969
  Other accrued liabilities..........................................................       65,181        60,891
                                                                                       ------------  ------------
  Total current liabilities..........................................................      186,356       188,812
                                                                                       ------------  ------------
Long-term notes payable and capital lease obligations................................      304,546       254,919
Indebtedness to related parties......................................................       34,967        32,262
Other non-current liabilities........................................................       35,816        46,414

Stockholders' equity:
  Preferred stock, no par value, 20,000 shares authorized, no shares issued or
    outstanding in 1997 and 1996.....................................................       --            --
  Common stock, $0.01 par value, 100,000 shares authorized, shares issued and
    outstanding of 36,856 in 1997 and 36,561 in 1996.................................          369           366
  Additional paid-in capital.........................................................      266,177       259,592
  Accumulated deficit................................................................      (15,541)      (89,171)
  Cumulative currency translation adjustment.........................................       (1,104)        8,542
                                                                                       ------------  ------------
  Total stockholders' equity.........................................................      249,901       179,329
                                                                                       ------------  ------------
  Total liabilities and stockholders' equity.........................................   $  811,586    $  701,736
                                                                                       ------------  ------------
                                                                                       ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
                                                                                (IN THOUSANDS, EXCEPT PER SHARE
                                                                                             DATA)
Net sales....................................................................  $  936,855  $  695,251  $  350,238
Cost of sales................................................................     714,223     553,942     283,148
                                                                               ----------  ----------  ----------
Gross margin.................................................................     222,632     141,309      67,090
Selling, general and administrative expenses.................................     102,449      79,408      41,706
Research and technology expenses.............................................      18,383      16,742       7,618
Business acquisition and consolidation expenses..............................      25,343      42,370      --
                                                                               ----------  ----------  ----------
Operating income.............................................................      76,457       2,789      17,766
Interest expense.............................................................      25,705      21,537       8,682
Other income, net............................................................      --          (2,994)       (791)
Bankruptcy reorganization expenses...........................................      --          --           3,361
                                                                               ----------  ----------  ----------
Income (loss) from continuing operations before income taxes.................      50,752     (15,754)      6,514
(Benefit) provision for income taxes.........................................     (22,878)      3,436       3,313
                                                                               ----------  ----------  ----------
Income (loss) from continuing operations.....................................      73,630     (19,190)      3,201
Discontinued operations:
  Losses during phase-out period.............................................      --          --             468
                                                                               ----------  ----------  ----------
    Net income (loss)........................................................  $   73,630  $  (19,190) $    2,733
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Net income (loss) per share:
Basic
  Continuing operations......................................................  $     2.00  $    (0.58) $     0.21
  Discontinued operations....................................................      --          --           (0.03)
                                                                               ----------  ----------  ----------
  Net income (loss)..........................................................  $     2.00  $    (0.58) $     0.18
Diluted
  Continuing operations......................................................  $     1.74  $    (0.58) $     0.20
  Discontinued operations....................................................      --          --           (0.03)
                                                                               ----------  ----------  ----------
  Net income (loss)..........................................................  $     1.74  $    (0.58) $     0.17
Weighted average shares:
  Basic......................................................................      36,748      33,351      15,605
  Diluted....................................................................      45,997      33,351      15,742

  The accompanying notes are an integral part of these consolidated financial statements.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                           COMMON STOCK                                    MINIMUM     CUMULATIVE
                                           OUTSTANDING        ADDITIONAL                   PENSION      CURRENCY        TOTAL
                                      ----------------------   PAID-IN    ACCUMULATED    OBLIGATION    TRANSLATION  STOCKHOLDERS'
                                       SHARES      AMOUNT      CAPITAL      DEFICIT      ADJUSTMENT    ADJUSTMENT      EQUITY
                                      ---------  -----------  ----------  ------------  -------------  -----------  -------------
                                                                            (IN THOUSANDS)
BALANCE, JANUARY 1, 1995............      7,301   $      73   $   62,626   $  (72,714)    $    (137)    $   4,267    $    (5,885)

  Net income........................                                            2,733                                      2,733
  Sale of new common stock under
    standby purchase commitment and
    subscription rights offering....     10,800         108       48,631                                                  48,739
  Activity under stock plans........        (10)                       2                                                       2
  Pension obligation adjustment.....                                                           (398)                        (398)
  Currency translation adjustment...                                                                        3,183          3,183
                                      ---------       -----   ----------  ------------        -----    -----------  -------------

BALANCE, DECEMBER 31, 1995..........     18,091         181      111,259      (69,981)         (535)        7,450         48,374

  Net loss..........................                                          (19,190)                                   (19,190)
  Issuance of shares to Ciba, net of
    issuance costs of $2,993........     18,022         180      141,001                                                 141,181
  Activity under stock plans........        408           4        7,133                                                   7,137
  Other issuance of shares..........         40           1          199                                                     200
  Pension obligation adjustment.....                                                            535                          535
  Currency translation adjustment...                                                                        1,092          1,092
                                      ---------       -----   ----------  ------------        -----    -----------  -------------

BALANCE, DECEMBER 31, 1996..........     36,561         366      259,592      (89,171)       --             8,542        179,329

  Net income........................                                           73,630                                     73,630
  Activity under stock plans........        292           3        6,535                                                   6,538
  Conversion of Subordinated
    Notes...........................          3                       50                                                      50
  Currency translation adjustment...                                                                       (9,646)        (9,646)
                                      ---------       -----   ----------  ------------        -----    -----------  -------------

BALANCE, DECEMBER 31, 1997..........     36,856   $     369   $  266,177   $  (15,541)    $  --         $  (1,104)   $   249,901
                                      ---------       -----   ----------  ------------        -----    -----------  -------------
                                      ---------       -----   ----------  ------------        -----    -----------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  --------------------------------
                                                                                    1997        1996       1995
                                                                                  ---------  ----------  ---------
                                                                                           (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES

Income (loss) from continuing operations........................................  $  73,630  $  (19,190) $   3,201
Reconciliation to net cash provided (used) by continuing operations:
  Depreciation and amortization.................................................     35,797      26,730     11,623
  Deferred income taxes.........................................................    (33,203)       (520)      (329)
  Write-off of purchased in-process technologies................................      8,000      --         --
  Accrued business acquisition and consolidation expenses.......................     25,343      42,370     --
  Business acquisition and consolidation payments...............................    (33,595)    (11,579)    --
  Other income..................................................................     --          (1,560)      (600)
  Changes in assets and liabilities, net of effects of acquisitions:
    Increase in accounts receivable.............................................    (37,557)    (14,695)    (1,752)
    Increase in inventories.....................................................    (23,797)     (5,072)    (8,111)
    Decrease (increase) in prepaid expenses and other assets....................      1,667      (1,430)       718
    Increase (decrease) in accounts payable and accrued liabilities.............     23,567      15,549    (10,090)
    Changes in other non-current assets and long-term liabilities...............    (13,878)     (4,096)     2,346
                                                                                  ---------  ----------  ---------
  Net cash provided (used) by continuing operations.............................     25,974      26,507     (2,994)
  Net cash provided by discontinued operations..................................     --          --            486
                                                                                  ---------  ----------  ---------
  Net cash provided (used) by operating activities..............................     25,974      26,507     (2,508)
                                                                                  ---------  ----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES

  Capital expenditures..........................................................    (57,369)    (43,569)   (12,144)
  Cash paid for business acquisitions...........................................    (37,000)   (164,400)    (4,150)
  Proceeds from sale of certain manufacturing facilities and an interest in a
    joint venture...............................................................     13,500       1,560     27,294
  Proceeds from sale of discontinued resins business............................     --          --          4,648
  Other.........................................................................     (2,000)     --             17
                                                                                  ---------  ----------  ---------
    Net cash provided (used) by investing activities............................    (82,869)   (206,409)    15,665
                                                                                  ---------  ----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES

  Proceeds from issuance of long-term debt......................................      3,199     286,974      4,317
  Repayments of long-term debt..................................................     (9,679)   (124,288)    (5,402)
  Proceeds from the revolving credit facility and short-term debt, net..........     57,186      15,319     20,923
  Proceeds from issuance of common stock........................................      6,538       3,702     48,741
  Payments of allowed claims pursuant to the Reorganization Plan................     --          --        (78,144)
                                                                                  ---------  ----------  ---------
    Net cash provided (used) by financing activities............................     57,244     181,707     (9,565)
                                                                                  ---------  ----------  ---------
Effect of exchange rate changes on cash and cash equivalents....................        709       2,341       (694)
                                                                                  ---------  ----------  ---------
Net increase in cash and cash equivalents.......................................      1,058       4,146      2,898
Cash and cash equivalents at beginning of year..................................      7,975       3,829        931
                                                                                  ---------  ----------  ---------
Cash and cash equivalents at end of year........................................  $   9,033  $    7,975  $   3,829
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS AND BASIS OF ACCOUNTING

    The accompanying consolidated financial statements include the accounts of Hexcel Corporation and subsidiaries ("Hexcel" or the "Company"), after elimination of intercompany transactions and accounts. Hexcel is a leading international developer and manufacturer of carbon fibers, reinforcement fabrics, and lightweight, high-performance composite materials, parts and structures for use in the commercial aerospace, space and defense, recreation, and general industrial markets. The Company serves international markets through manufacturing and marketing facilities located in the United States and Europe, as well as sales offices in Asia, Australia and South America. The Company is also a partner in a joint venture that manufactures and markets composite materials in Asia.

    As discussed in Note 2, Hexcel acquired the worldwide composites division of Ciba-Geigy Limited, a Swiss corporation ("CGL"), and Ciba-Geigy Corporation, a New York corporation ("CGC" and together with CGL, "Ciba"), including most of Ciba's composite materials, parts and structures businesses, on February 29, 1996. The Company subsequently acquired Ciba's Austrian composites business on May 30, 1996, and various remaining assets of Ciba's worldwide composites division at various dates through February 28, 1997 (the "Acquired Ciba Business"). As also discussed in Note 2, Hexcel acquired the composite products division of Hercules Incorporated ("Hercules"), including Hercules' carbon fibers and prepreg businesses (the "Acquired Hercules Business"), on June 27, 1996, and the satellite business and rights to certain technologies from Fiberite, Inc. ("Fiberite") on September 30, 1997. Accordingly, the accompanying consolidated balance sheets, statements of operations, stockholders' equity and cash flows include the financial position, results of operations and cash flows, of the businesses acquired from Ciba, Hercules and Fiberite as of such dates and for such periods that these businesses were owned by the Company.

    ESTIMATES AND ASSUMPTIONS

    The accompanying consolidated financial statements and related notes reflect numerous estimates and assumptions made by the management of Hexcel. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures with respect to contingent assets and liabilities, and the reported amounts of revenues and expenses. Although management believes that the estimates and assumptions used in preparing the accompanying consolidated financial statements and related notes are reasonable in light of known facts and circumstances, actual results could differ from the estimates used.

    CASH AND CASH EQUIVALENTS

    Hexcel invests excess cash in investments with original maturities of less than three months. The investments consist primarily of Eurodollar time deposits and are stated at cost, which approximates fair value. The Company considers such investments to be cash equivalents for purposes of the statements of cash flows.

    ACCOUNTS RECEIVABLE

    Accounts receivable are net of reserves for doubtful accounts of $6,641 and $6,625 as of December 31, 1997 and 1996, respectively.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INVENTORIES

    Inventories are valued at the lower of cost or market, with cost determined using the first-in, first-out and average cost methods.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are recorded at cost. Repairs and maintenance are charged to expense as incurred; replacements and betterments are capitalized.

    The Company depreciates property, plant and equipment over estimated useful lives. Accelerated and straight-line methods are used for financial statement purposes. The estimated useful lives range from 10 to 40 years for buildings and improvements and from 3 to 20 years for machinery and equipment.

    INTANGIBLES AND OTHER ASSETS

    Goodwill and other purchased intangibles are included in "intangibles and other assets" at cost, less accumulated amortization (see Note 6). Amortization is provided on a straight-line basis over estimated economic lives which range from 10 to 20 years.

    The Company periodically reviews the recoverability of long-term assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable.

    CURRENCY TRANSLATION

    The assets and liabilities of European subsidiaries are translated into U.S. dollars at year-end exchange rates, and revenues and expenses are translated at average exchange rates during the year. Cumulative currency translation adjustments are included in stockholders' equity. Realized gains and losses from currency exchange transactions are recorded in "selling, general and administrative expenses" in the accompanying consolidated statements of operations and were not material to the Company's consolidated results of operations in 1997, 1996 or 1995.

    REVENUE RECOGNITION

    Product sales are recognized on the date of shipment.

    EARNINGS PER SHARE

    The Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" ("SFAS 128"), in March 1997, which is effective for reporting periods ending after December 15, 1997. The Company adopted SFAS 128 in the fourth quarter of 1997. SFAS 128 requires the presentation of "Basic" earnings per share which represents net earnings divided by the weighted average shares outstanding excluding all potential common shares. A dual presentation of "Diluted" earnings per share reflecting the dilutive effects of all potential common shares, is also required. The Diluted presentation is similar to fully diluted earnings per share under the prior accounting standard (see Note 15).

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    STOCK-BASED COMPENSATION

    In 1996, Hexcel adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which provides for the disclosure of pro forma net earnings and earnings per share as if the fair value method were used to account for stock-based employee compensation plans (see Note 14). Pursuant to SFAS 123, the Company has elected to continue to use the intrinsic value method to account for such plans in the accompanying consolidated financial statements, in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".

    CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable. The Company's sales to two customers and their related subcontractors accounted for approximately 46% and 32% of the Company's 1997 and 1996 net sales, respectively (see Note 17). The Company performs on-going credit evaluations of its customers' financial condition but generally does not require collateral or other security to support customer receivables. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other financial information.

    RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130"). Hexcel is required to adopt SFAS 130 in the first quarter of 1998. SFAS 130 establishes standards for reporting comprehensive income and its components in a full set of general purpose financial statements. Management does not anticipate that the adoption of SFAS 130 will have a significant impact on the consolidated financial statements.

    In June 1997, the Financial Accounting Standards Board also issued Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). Hexcel is required to adopt SFAS 131 in its annual consolidated financial statements covering the year ending December 31, 1998. SFAS 131 establishes standards for the way business enterprises report information about operating segments in annual financial statements. Beginning in 1999, the Company will also be required to report selected information about operating segments in its interim financial reports to stockholders. The Company has not yet determined the impact, if any, that the adoption of SFAS 131 will have on the consolidated financial statements.

    RECLASSIFICATIONS

    Certain prior year amounts in the accompanying consolidated financial statements and related notes have been reclassified to conform to the 1997 presentation.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 2--BUSINESS ACQUISITIONS

    ACQUIRED CIBA BUSINESS

    Hexcel acquired most of Ciba's composite materials, parts and structures businesses on February 29, 1996, Ciba's Austrian composites business on May 30, 1996, and various remaining assets of Ciba's worldwide composites division at various dates through February 28, 1997. The Acquired Ciba Business is engaged in the manufacture and marketing of reinforcement fabrics and lightweight, high-performance composite materials, parts and structures for commercial aerospace, space and defense, recreation, and general industrial markets. Product lines include reinforcement fabrics, pre-impregnated fabrics ("prepregs"), structural adhesives, honeycomb core, sandwich panels and fabricated components, as well as composite structures and interiors primarily for the commercial and military aerospace markets.

    The acquisition of the Acquired Ciba Business was consummated pursuant to a Strategic Alliance Agreement dated as of September 29, 1995, among Ciba and Hexcel, as amended (the "Strategic Alliance Agreement"). Under the Strategic Alliance Agreement, the Company acquired the assets (including the capital stock of certain non-U.S. subsidiaries) and assumed the liabilities of the Acquired Ciba Business, (other than certain excluded assets and liabilities), in exchange for: (a) 18,022 newly issued shares of Hexcel common stock; (b) $25,000 in cash;
(c) senior subordinated notes in an aggregate principal amount of $34,928, subject to certain adjustments (the "Senior Subordinated Notes"); and (d) senior demand notes in an aggregate principal amount equal to the cash on hand at certain of the non-U.S. subsidiaries included in the Acquired Ciba Business (the "Senior Demand Notes"). In exchange for assets acquired between January 1, 1997 and February 28, 1997, from Ciba affiliates that continued to act as distributors for the Acquired Ciba Business (the "Ciba Distributors") throughout 1996, Hexcel undertook to deliver additional Senior Subordinated Notes to Ciba Specialty Chemicals Holding Inc., a Swiss Corporation ("CSCH"), as successor to Ciba in an aggregate principal amount of approximately $2,300 which was accrued in 1997. The aggregate purchase price for the net assets acquired was approximately $208,700.

    ACQUIRED HERCULES BUSINESS

    Hexcel acquired the assets of the composite products division of Hercules (the "Acquired Hercules Business") on June 27, 1996. The Acquired Hercules Business, which manufactures carbon fibers and prepregs for commercial aerospace, space and defense, recreation, and general industrial markets, was purchased for $139,400 in cash.

    In connection with the purchase of the Acquired Hercules Business, Hexcel obtained a new revolving credit facility (the "Revolving Credit Facility"). As discussed in Note 7, the Revolving Credit Facility was obtained to: (a) refinance outstanding indebtedness under a senior secured credit facility; (b) finance the purchase of the Acquired Hercules Business; and (c) provide for the ongoing working capital and other financing requirements of the Company, including business consolidation activities, on a worldwide basis (see Note 3).

    ACQUIRED FIBERITE ASSETS

    On September 30, 1997, the Company acquired from Fiberite its satellite business consisting of intangible assets and inventory, and certain non-exclusive worldwide rights to other prepreg technologies, for $37,000 in cash. The acquisition was substantially downsized from the original agreement whereby the Company had, subject to certain terms and conditions, committed to purchase selected assets and

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 2--BUSINESS ACQUISITIONS (CONTINUED) businesses of Fiberite for approximately $300,000. As a result of the downsized transaction, the Company wrote-off $4,973 of acquisition and financing costs to business acquisition and consolidation expenses. In addition, the Company expensed $8,000 of acquired in-process research and technology purchased from Fiberite which is also included in business acquisition and consolidation expenses.

    The acquisition of the satellite business and certain technologies from Fiberite on September 30, 1997 was accounted for using the purchase method, in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations" ("APBO No. 16"). Under this method, substantially all of the $37,000 purchase price, less the $8,000 write-off of the acquired in-process research and technology expenses, was allocated to intangible assets. Transaction costs in relation to the downsized transaction were not material.

    ASSETS ACQUIRED AND LIABILITIES ASSUMED OR INCURRED

    The acquisitions of the Acquired Ciba Business and the Acquired Hercules Business (collectively, the "Acquired Businesses"), have been accounted for using the purchase method, in accordance with APBO No. 16. The assets acquired and the liabilities assumed or incurred in 1996 were:

                                                            ACQUIRED    ACQUIRED     TOTAL
                                                              CIBA      HERCULES    ACQUIRED
                                                            BUSINESS    BUSINESS   BUSINESSES
                                                           ----------  ----------  ----------
Estimated fair values of assets acquired:
Accounts receivable......................................  $   53,861  $   16,819  $   70,680
Inventories..............................................      63,048      22,289      85,337
Property, plant and equipment............................     119,446     110,611     230,057
Goodwill and other purchased intangibles.................      48,539      --          48,539
Other assets.............................................       3,069         642       3,711
                                                           ----------  ----------  ----------
Total assets acquired....................................     287,963     150,361     438,324
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Estimated fair values of liabilities assumed or incurred:
Accounts payable and accrued liabilities.................      62,582       7,688      70,270
Notes payable and capital lease obligations..............       4,743       2,774       7,517
Deferred liabilities.....................................      14,233         499      14,732
                                                           ----------  ----------  ----------
Total liabilities assumed or incurred....................      81,558      10,961      92,519
                                                           ----------  ----------  ----------
Estimated fair values of net assets acquired.............  $  206,405  $  139,400  $  345,805
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

Purchase price:
Cash.....................................................  $   25,000  $  139,400  $  164,400
Senior Subordinated Notes issued to Ciba, at aggregate
  fair value.............................................      31,902      --          31,902
Senior Demand Notes issued to Ciba.......................       5,329      --           5,329
Hexcel common stock issued to Ciba, valued at $8 per
  share..................................................     144,174      --         144,174
                                                           ----------  ----------  ----------
Aggregate purchase price.................................  $  206,405  $  139,400  $  345,805
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 2--BUSINESS ACQUISITIONS (CONTINUED)
    The acquisitions of the Acquired Businesses were subject to certain post-closing adjustments, including the adjustment to the Senior Subordinated Notes discussed above and the pension adjustment discussed in Note 6.

    PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

    The pro forma net sales, net loss and net loss per share of Hexcel for the years ended December 31, 1996 and 1995, giving effect to the acquisitions of the Acquired Businesses and the related issuance of the Convertible Subordinated Notes (see Note 7) as if those transactions had occurred at the beginning of the periods presented, were:

                                                                           1996        1995
                                                                        ----------  ----------
Pro forma net sales...................................................  $  798,515  $  771,325
Pro forma net loss....................................................     (21,191)    (10,189)
Pro forma basic and diluted net loss per share........................       (0.59)      (0.30)
                                                                        ----------  ----------
                                                                        ----------  ----------
Shares used in computing pro forma basic and diluted net loss per
  share...............................................................      36,003      33,614
                                                                        ----------  ----------
                                                                        ----------  ----------

    Pro forma adjustments giving effect to the Fiberite transaction as if it occurred at the beginning of 1997 and 1996 would not have had a material effect to the Company's consolidated financial statements.

NOTE 3--BUSINESS CONSOLIDATION

    In May of 1996, Hexcel announced the commencement of a plan to consolidate the Company's operations over a period of three years. In December of 1996, the Company announced the commencement of further consolidation activities identified during the ongoing integration of the Acquired Businesses. The total expense of the business consolidation program was estimated to be approximately $58,000. Total expenses through December 31, 1997 were $54,700, excluding costs associated with the Fiberite transaction which were not included in the original program. The Company does not expect to incur any further significant additional expenses in relation to this program. As of December 31, 1997, cash expenditures remaining to complete this program are estimated at $12,000, which approximates amounts accrued. Thus, when the program is complete, the Company expects that cash expenditures (for expenses and capital, net of estimated proceeds from asset sales) necessary to complete the program will approximate the initial estimate of $51,000.

    The objective of the business consolidation program is to integrate acquired assets and operations into Hexcel, and to reorganize the Company's manufacturing and research activities around strategic centers dedicated to select product technologies. The business consolidation is also intended to eliminate excess manufacturing capacity and redundant administrative functions. Specific actions of the consolidation program included the closure of the Anaheim, California facility acquired in connection with the purchase of the Acquired Ciba Business, the reorganization of the Company's manufacturing operations in Europe, the consolidation of the Company's U.S. special process manufacturing activities, and the integration of sales, marketing and administrative resources.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 3--BUSINESS CONSOLIDATION (CONTINUED)
    As of December 31, 1997, the primary remaining activities of the business consolidation program relate to the European operations and the installation and customer qualifications of equipment transferred from the Anaheim facility to other U.S. locations. These qualification requirements increase the complexity, cost and time of moving equipment and rationalizing manufacturing activities. As a result, the Company continues to expect that the business consolidation program will take to the end of 1998 to complete.

    After closing the Anaheim facility on schedule in the third quarter of 1997, the Company completed the sale of the facility on October 30, 1997. Net cash proceeds from the sale were approximately $8,500, which approximated book value.

    Total accrued business acquisition and consolidation expenses at December 31, 1997 and 1996 were as follows:

                                    EMPLOYEE     FACILITY
                                    SEVERANCE    CLOSURE &
                                       AND       EQUIPMENT               FIBERITE
                                   RELOCATION   RELOCATION     OTHER    TRANSACTION    TOTAL
                                   -----------  -----------  ---------  -----------  ----------
BALANCE AS OF
  JANUARY 1, 1996................      --           --          --          --           --
Business acquisition and
  consolidation expenses.........   $  17,285    $  10,488   $  14,597   $  --       $   42,370
Liabilities assumed or incurred
  in business acquisitions.......       7,104        2,497      --          --            9,601
Cash expenditures................      (5,306)      (1,109)     (5,164)     --          (11,579)
Non-cash usage, including asset
  write-downs....................      --           (6,678)     (8,357)     --          (15,035)
                                   -----------  -----------  ---------  -----------  ----------
BALANCE AS OF
  DECEMBER 31, 1996..............      19,083        5,198       1,076      --           25,357
Business acquisition and
  consolidation expenses.........         (25)       7,651       4,744      12,973       25,343
Cash expenditures................      (6,644)      (8,771)     (5,207)    (12,973)     (33,595)
Non-cash usage, including asset
  write-downs, currency
  translation effects and
  reclassifications..............      (2,759)      (2,068)       (105)     --           (4,932)
                                   -----------  -----------  ---------  -----------  ----------
BALANCE AS OF
  DECEMBER 31, 1997..............   $   9,655    $   2,010   $     508   $  --       $   12,173
                                   -----------  -----------  ---------  -----------  ----------
                                   -----------  -----------  ---------  -----------  ----------

    The consolidation program calls for the elimination of approximately 345 manufacturing, marketing and administrative positions at certain locations, partially offset by the addition of new positions at other locations. As of December 31, 1997, approximately 245 positions have been eliminated.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 3--BUSINESS CONSOLIDATION (CONTINUED)

    Accrued business consolidation costs of $12,173 as of December 31, 1997 were included in "other accrued liabilities," and $21,780 and $3,577 as of December 31, 1996 were included in "other accrued liabilities" and "other non-current liabilities," respectively, in the accompanying consolidated balance sheets. During 1997 and 1996, business consolidation activities were financed with operating cash flows and borrowings under the Revolving Credit Facility.

NOTE 4--INVENTORIES

    Inventories as of December 31, 1997 and 1996 were:

                                                                           1997        1996
                                                                        ----------  ----------
Raw materials.........................................................  $   90,429  $   66,055
Work in progress......................................................      47,953      45,469
Finished goods........................................................      26,939      34,360
                                                                        ----------  ----------
Inventories...........................................................  $  165,321  $  145,884
                                                                        ----------  ----------
                                                                        ----------  ----------

NOTE 5--PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment as of December 31, 1997 and 1996 were:

                                                                         1997         1996
                                                                      -----------  -----------
Land................................................................  $    13,729  $    19,253
Buildings...........................................................      206,900      127,863
Equipment...........................................................      268,287      321,057
                                                                      -----------  -----------
Property, plant and equipment.......................................      488,916      468,173
Less accumulated depreciation.......................................     (157,439)    (141,390)
                                                                      -----------  -----------
Net property, plant and equipment...................................  $   331,477  $   326,783
                                                                      -----------  -----------
                                                                      -----------  -----------

    Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $33,214, $24,656 and $11,623, respectively.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 6--INTANGIBLES AND OTHER ASSETS

    Intangibles and other assets as of December 31, 1997 and 1996, were:

                                                                            1997       1996
                                                                          ---------  ---------
Goodwill and other purchased intangibles, net of accumulated amortization of $4,657 and $2,074, as of December 31, 1997 and 1996,
  respectively..........................................................  $  67,237  $  47,692
Debt financing costs, net of accumulated amortization of $2,487 and $877
  as of December 31, 1997 and 1996, respectively........................      4,030      5,915
Prepaid pension asset...................................................      8,619     --
Deferred income taxes...................................................      9,901     --
Investments in joint ventures...........................................     --          1,450
Other assets............................................................      3,272      2,965
                                                                          ---------  ---------
Intangibles and other assets............................................  $  93,059  $  58,022
                                                                          ---------  ---------
                                                                          ---------  ---------

    GOODWILL AND OTHER PURCHASED INTANGIBLES

    Goodwill and other purchased intangibles include certain intellectual property acquired in connection with the purchases of the Acquired Ciba Business, the Fiberite assets and the Hexcel-Fyfe joint venture (see below). Amortization expense for these assets for the years ended December 31, 1997 and 1996, was $2,583 and $2,074, respectively.

    DEBT FINANCING COSTS

    Debt financing costs are deferred and amortized over the life of the related debt. Unamortized debt financing costs relate to the Revolving Credit Facility obtained in June of 1996, and to the Convertible Subordinated Notes issued in July of 1996 (see Notes 2 and 7).

    INVESTMENTS IN JOINT VENTURES

    Investments in joint ventures are accounted for by the equity method. Equity in the earnings of joint ventures were not material to Hexcel's consolidated results of operations for 1997, 1996 or 1995.

    As of December 31, 1997 and 1996, Hexcel owned a 45% and 43% equity interest, respectively, in DIC-Hexcel Limited ("DHL"), a joint venture with Dainippon Ink and Chemicals, Inc. ("DIC"). On August 12, 1997, the Company sold its 40% equity interest in Hexcel-Fyfe, LLC, to its joint venture partner, Fyfe Associates Corporation, for net cash proceeds and the receipt of rights to certain intangible assets that approximated the Company's investment. On December 31, 1996, the Company sold its 50% equity interest in Knytex Company, LLC to the joint venture partner, Owens Corning Corporation, for net cash proceeds that approximated the Company's investment.

    The DHL joint venture, which owns and operates a manufacturing facility in Komatsu, Japan, was formed in 1990 for the production and sale of Nomex honeycomb, prepregs and decorative laminates for the Japanese market. In December of 1996, Hexcel and DIC reached an agreement in principle to continue the DHL joint venture and expand its operations. The Company and DIC agreed to fund the joint venture's operations through 1998 by each contributing an additional $3,250 in cash, payable in

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 6--INTANGIBLES AND OTHER ASSETS (CONTINUED) installments through 1998. Of this amount, $2,000 was paid in 1997. As of December 31, 1997 and 1996, the Company's liability with respect to funding the venture's activities, has been accrued for in the accompanying consolidated balance sheets. In addition, the Company and DIC agreed to contribute certain additional technology and product manufacturing rights to DHL. Under the terms of the agreement in principle, the Company remains contingently liable to pay DIC up to $4,500 with respect to DHL's bank debt, but the possibility that such repayment will be required has diminished as a result of the improvement in the venture's business prospects.

    PREPAID PENSION ASSET

    As part of the Acquired Ciba Business, the Company acquired a net pension asset from a defined benefit plan covering employees of a United Kingdom subsidiary. Pursuant to the terms of the purchase agreement, these employees continued to participate in a defined benefit retirement plan sponsored by Ciba up to January 1, 1997, at which time, the net pension asset was valued at $8,688 and was transferred to a newly created plan sponsored by the Company. Accordingly, the Company recorded the $8,688 as a prepaid pension asset with a corresponding reduction in goodwill. As of December 31, 1997, the prepaid pension asset was $8,619, reflecting the net change for the year.

NOTE 7--NOTES PAYABLE

    Notes payable, capital lease obligations and indebtedness to related parties as of December 31, 1997 and 1996, were:

                                                                           1997        1996
                                                                        ----------  ----------
Revolving Credit Facility.............................................  $  158,267  $   98,656
European Credit and Overdraft Facilities..............................      13,909      23,405
Convertible Subordinated Notes Due 2003...............................     114,450     114,500
Convertible Subordinated Debentures Due 2011..........................      25,625      25,625
Obligations Under IDRB Variable Rate Demand Notes.....................      --           8,450
Various notes payable.................................................         680       1,212
                                                                        ----------  ----------
Total notes payable...................................................     312,931     271,848
Capital lease obligations (see Note 8)................................       5,473       6,906
Senior Subordinated Notes Payable to CSC, net of unamortized discount of $2,233 and $2,666 as of December 31, 1997 and 1996,
  respectively........................................................      34,967      32,262
                                                                        ----------  ----------
Total notes payable, capital lease obligations and indebtedness to related parties.....................................................  $  353,371  $  311,016
                                                                        ----------  ----------
                                                                        ----------  ----------
Notes payable and current maturities of long-term liabilities.........  $   13,858  $   23,835
Long-term notes payable and capital lease obligations, less current
  maturities..........................................................     304,546     254,919
Indebtedness to related parties.......................................      34,967      32,262
                                                                        ----------  ----------
Total notes payable, capital lease obligations and indebtedness to related parties.....................................................  $  353,371  $  311,016
                                                                        ----------  ----------
                                                                        ----------  ----------

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 7--NOTES PAYABLE (CONTINUED)
    REVOLVING CREDIT FACILITY

    In connection with the acquisition of the Acquired Hercules Business on June 27, 1996, Hexcel obtained the Revolving Credit Facility to: (a) refinance outstanding indebtedness under its current credit facility; (b) finance the purchase of the Acquired Hercules Business; and (c) provide for the ongoing working capital and other financing requirements of the Company, including business consolidation activities, on a worldwide basis. The Revolving Credit Facility provided for up to $254,600 of borrowing capacity and would have expired in February 1999. As discussed in Note 24, the Revolving Credit Facility was amended and restated in March 1998.

    Interest on outstanding borrowings under the Revolving Credit Facility was computed at an annual rate of 0.4% in excess of the applicable London interbank rate or, at the option of Hexcel, at the base rate of the administrative agent for the lenders. In addition, the Revolving Credit Facility was subject to a commitment fee of approximately 0.2% per annum on the unused portion of the facility. As of December 31, 1997, letters of credit with an aggregate face amount of $3,700 were outstanding under the Revolving Credit Facility.

    The Revolving Credit Facility was secured by a pledge of stock of certain of Hexcel's subsidiaries. In addition, the Company was subject to various financial covenants and restrictions under the Revolving Credit Facility, and was generally prohibited from paying dividends or redeeming capital stock.

    As a result of obtaining the Revolving Credit Facility and the corresponding extinguishment of certain of the Company's credit facilities, Hexcel wrote off $3,400 of capitalized debt financing costs in 1996. This amount is included in "interest expense" in the accompanying consolidated statement of operations for 1996.

    EUROPEAN CREDIT AND OVERDRAFT FACILITIES

    In addition to the Revolving Credit Facility, certain of Hexcel's European subsidiaries have access to limited credit and overdraft facilities provided by various local lenders. These credit and overdraft facilities, which are only available to finance certain activities by specific subsidiaries, are primarily uncommitted facilities that are terminable at the discretion of the lenders. The credit and overdraft facilities in use by the Company's European subsidiaries as of December 31, 1997 and 1996, other than the Revolving Credit Facility, bear interest at rates between 2.5% and 7.7% per year.

    CONVERTIBLE SUBORDINATED NOTES, DUE 2003

    In July of 1996, Hexcel completed an offering of $114,500 in convertible subordinated notes due 2003 (the "Convertible Subordinated Notes"). The Convertible Subordinated Notes carry an annual interest rate of 7% and are convertible into Hexcel common stock at a conversion price of $15.81 per share, subject to adjustment under certain conditions. Net proceeds of $111,351 from this offering were used to repay outstanding borrowings under the Revolving Credit Facility.

    The Convertible Subordinated Notes are redeemable beginning in August of 1999, in whole or in part, at the option of Hexcel. The redemption prices range from 103.5% to 100.0% of the outstanding principal amount, depending on the period in which redemption occurs. As of December 31, 1997, $50 of the Convertible Subordinated Notes had been converted resulting in the issuance of 3 shares of common stock.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 7--NOTES PAYABLE (CONTINUED)
    CONVERTIBLE SUBORDINATED DEBENTURES, DUE 2011

    The 7% convertible subordinated debentures, due 2011, are redeemable by Hexcel under certain provisions, although any such redemption is restricted by the terms of the Revolving Credit Facility. Mandatory redemption is scheduled to begin in 2002 through annual sinking fund requirements. The debentures are convertible prior to maturity into common stock of the Company at $30.72 per share, subject to adjustment under certain conditions.

    OBLIGATIONS UNDER IDRB VARIABLE RATE DEMAND NOTES

    In 1997, Hexcel repaid in full various industrial development revenue bonds ("IDRBs") to obtain the benefit of reduced administration costs. The IDRBs had original maturity dates after 2001 and were guaranteed by bank letters of credit issued under the Revolving Credit Facility. The interest rates on the IDRBs were variable and averaged 4.0% in 1997, 4.2% in 1996 and 6.2% in 1995.

    SENIOR SUBORDINATED NOTES PAYABLE TO CSC

    In connection with the purchase of the Acquired Ciba Business, Hexcel delivered Senior Subordinated Notes to Ciba in an aggregate principal amount of $34,928. Hexcel has also consented to an assignment by Ciba of Ciba's rights and obligations under the Alliance Agreement to CSCH, and Ciba Specialty Chemicals Corporation, a Delaware corporation (collectively "CSC"). In connection with the assignment of these rights and obligations, the Senior Subordinated Notes that were previously payable to Ciba are now payable to CSC. In accordance with the terms of the amended Strategic Alliance Agreement, Hexcel acquired certain assets of the Ciba Distributors between January 1, 1997 and February 28, 1997, in exchange for an undertaking to deliver additional Senior Subordinated Notes in an aggregate principal amount of approximately $2,300. Upon delivery of these additional Senior Subordinated Notes, the total aggregate principal amount of Senior Subordinated Notes payable to CSC will be approximately $37,200.

    At the date of issue, the aggregate fair value of the Senior Subordinated Notes was $31,902, or $3,026 less than the aggregate principal amount. The original discount of $3,026 reflects the absence of certain call protection provisions from the terms of the Senior Subordinated Notes and the difference between the stated interest rate on the Senior Subordinated Notes and the estimated market rate for debt obligations of comparable quality and maturity. This discount, which is amortized over the life of the Senior Subordinated Notes, had an unamortized balance of $2,233 and $2,666 as of December 31, 1997 and 1996, respectively.

    The Senior Subordinated Notes are general unsecured obligations of Hexcel that bear interest for three years at a rate of 7.5% per annum, payable semiannually from February 29, 1996. The interest rate will increase to 10.5% per annum on the third anniversary of the purchase of the Acquired Ciba Business (February 28, 1999), and by an additional 0.5% per year thereafter until the Senior Subordinated Notes mature in the year 2003.

    As discussed in Note 9, Hexcel has various financial and other relationships with CSC. Accordingly, the Company's net indebtedness to CSC under the Senior Subordinated Notes has been classified as "indebtedness to related parties" in the accompanying consolidated balance sheets.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 7--NOTES PAYABLE (CONTINUED)
    AGGREGATE MATURITIES OF NOTES PAYABLE

    Aggregate maturities of notes payable, excluding capital lease obligations (see Note 8), as of December 31, 1997, were:

PAYABLE DURING YEARS ENDING DECEMBER 31:
----------------------------------------------------------------------------------
1998..............................................................................  $   13,511
1999..............................................................................         672
2000..............................................................................         147
2001..............................................................................         154
2002..............................................................................       1,856
2003 and thereafter...............................................................     331,558
                                                                                    ----------
Total notes payable...............................................................  $  347,898
                                                                                    ----------
                                                                                    ----------

    At December 31, 1997, amounts owed under the Revolving Credit Facility totaled $158,267. As discussed in Note 24, the Revolving Credit Facility was amended and restated in March 1998. Under the amended terms, the facility was extended to 2003, and accordingly, the above table reflects the amended due date.

    ESTIMATED FAIR VALUES OF NOTES PAYABLE

    The Revolving Credit Facility, and substantially all of the various European credit facilities and other notes payable outstanding as of December 31, 1997 and 1996, are variable-rate debt obligations. Accordingly, management believes that the estimated fair value of each of these debt obligations approximates the respective book value.

    The aggregate fair values of the Convertible Subordinated Notes, due 2003, and the Convertible Subordinated Debentures, due 2011, are estimated on the basis of quoted market prices, although trading in these debt securities is limited and may not reflect fair value. The aggregate fair value of the Convertible Subordinated Notes, due 2003, was approximately $196,000 and $141,700 as of December 31, 1997 and 1996, respectively. The aggregate fair value of the Convertible Subordinated Debentures, due 2011, was approximately $25,500 and $24,000 as of December 31, 1997 and 1996, respectively.

NOTE 8--LEASING ARRANGEMENTS

    Assets, accumulated depreciation and related liability balances under capital leasing arrangements as of December 31, 1997 and 1996, were:

                                                                            1997       1996
                                                                          ---------  ---------
Property, plant and equipment...........................................  $  10,197  $  11,572
Less accumulated depreciation...........................................     (3,593)    (2,927)
                                                                          ---------  ---------
Net property, plant and equipment.......................................  $   6,604  $   8,645
                                                                          ---------  ---------
                                                                          ---------  ---------
Capital lease obligations...............................................  $   5,473  $   6,906
less current maturities.................................................       (347)      (768)
                                                                          ---------  ---------
Long-term capital lease obligations, net................................  $   5,126  $   6,138
                                                                          ---------  ---------
                                                                          ---------  ---------

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 8--LEASING ARRANGEMENTS (CONTINUED)

    Certain sales and administrative offices, data processing equipment, and manufacturing facilities are leased under operating leases. Rental expense under operating leases was $4,559 in 1997, $4,623 in 1996 and $2,871 in 1995.

    Future minimum lease payments as of December 31, 1997, were:

                                                               TYPE OF LEASE
                                                           ----------------------
PAYABLE DURING YEARS ENDING DECEMBER 31:                    CAPITAL    OPERATING
---------------------------------------------------------  ---------  -----------
1998.....................................................  $     858   $   3,935
1999.....................................................        858       3,304
2000.....................................................        783       1,987
2001.....................................................        512         714
2002.....................................................        512         233
2003 and thereafter......................................      5,948       1,402
                                                           ---------  -----------
  Total minimum lease payments...........................  $   9,471   $  11,575
                                                           ---------  -----------
                                                           ---------  -----------

    Total minimum capital lease payments include $3,999 of imputed interest.

NOTE 9--RELATED PARTIES

    In connection with the purchase of the Acquired Ciba Business, Hexcel delivered 18,022 newly issued shares of Hexcel common stock to Ciba, representing 49.9% of the Hexcel common stock issued and outstanding at that date. In addition, the Company and Ciba entered into the Alliance Agreement which currently provides for, among other things, the designation by Ciba of four of the Company's ten directors, and the approval of a majority of these four designated directors for the taking of certain significant actions by the Company. On February 21, 1997, the Company consented to an assignment by Ciba of Ciba's rights and obligations under the Alliance Agreement to CSC. In connection with the assignment of these rights and obligations, all of the Hexcel common stock previously held by Ciba is now held by CSC.

    As discussed in Notes 2 and 7, Hexcel has delivered Senior Subordinated Notes in an aggregate principal amount of $34,928 to Ciba in connection with the purchase of the Acquired Ciba Business and has undertaken to deliver approximately $2,300 additional Senior Subordinated Notes in connection with the acquisition of certain assets of the Ciba Distributors. In connection with the assignment of Ciba's rights and obligations under the Alliance Agreement, the Senior Subordinated Notes that were previously payable to Ciba will be payable to CSC. During 1996, the Company also delivered Senior Demand Notes to Ciba in an aggregate principle amount of $5,329. The Senior Demand Notes were presented for payment and paid in full prior to December 31, 1996. Aggregate interest expense on the Senior Subordinated Notes in 1997 and 1996 was $2,762 and $2,715, respectively.

    Hexcel purchases certain raw materials from various CSC subsidiaries, as successor to Ciba subsidiaries. In addition, the Company sells certain finished products to various CSC subsidiaries, including the Ciba Distributors. The Company's aggregate purchases from CSC subsidiaries and their predecessor Ciba subsidiaries for 1997 and for the period from March 1, 1996 through December 31, 1996, were $34,255 and $15,116, respectively. The Company's aggregate sales to CSC subsidiaries and their Ciba subsidiaries for the same periods were $5,620 and $32,408, respectively. These sales were primarily to the Ciba Distributors

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 9--RELATED PARTIES (CONTINUED)
pursuant to a distribution agreement, which expired February 28, 1997. In addition, in 1997 and 1996 the Company incurred $1,234 and $214, respectively, of expenses related to the Acquired Ciba Business that are subject to reimbursement by CSC as successor to Ciba under the terms of the Strategic Alliance Agreement. As of December 31, 1997 and 1996, aggregate receivables from CSC or CSC subsidiaries and their Ciba predecessors included in "accounts receivable" in the accompanying consolidated balance sheets were $400 and $5,951, respectively. Aggregate payables to CSC or CSC subsidiaries and their Ciba predecessors included in "accounts payable" and "accrued liabilities" as of the same dates were $1,196 and $1,812, respectively.

NOTE 10--OTHER NON-CURRENT LIABILITIES

    Other non-current liabilities as of December 31, 1997 and 1996, were:

                                                                            1997       1996
                                                                          ---------  ---------
Postretirement benefit liability (see Note 12)..........................  $  14,066  $  13,726
Liability for environmental remediation activities......................      5,080      7,070
Liability for business consolidation activities (see Note 3)............     --          3,577
Liability for DIC-Hexcel Limited (see Note 6)...........................     --          3,250
Pension and retirement liability (see Note 11)..........................      2,702      2,206
Deferred tax liability (see Note 13)....................................      2,970      1,433
Other...................................................................     10,998     15,152
                                                                          ---------  ---------
Other non-current liabilities...........................................  $  35,816  $  46,414
                                                                          ---------  ---------
                                                                          ---------  ---------

NOTE 11--RETIREMENT PLANS

    Hexcel maintains a retirement savings and contribution plan and a defined benefit retirement plan covering most U.S. employees, except for certain employees with union affiliations. In addition, the Company maintains a separate retirement savings plan available to certain U.S. employees with union affiliations, and contributes to a union sponsored multi-employer pension plan covering these same employees. The Company also maintains various retirement plans covering certain European employees, as well as defined benefit supplemental retirement plans for eligible senior executives. The net expense to the Company of all of these retirement plans was $11,500 in 1997, $9,107 in 1996 and $2,768 in 1995.

    Under the U.S. retirement savings and contribution plan, eligible employees may contribute up to 16% of their compensation to an individual retirement savings account. Hexcel makes matching contributions to individual retirement savings accounts equal to 50% of employee contributions, not to exceed 3% of employee compensation. Furthermore, the Company makes profit sharing contributions of up to an additional 4% of employee compensation when the Company meets or exceeds certain annual performance targets. Matching contributions to the U.S. retirement savings and contribution plan were $2,309 for 1997, $2,160 for 1996 and $1,290 for 1995. The profit sharing contributions were $3,648 for 1997 and $3,236 for 1996. There was no profit sharing contribution for 1995.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 11--RETIREMENT PLANS (CONTINUED)
    The U.S. defined benefit retirement plan is a career average pension plan covering both hourly and salaried employees. Benefits are based on years of service and the annual compensation of the employee. Hexcel's funding policy is to contribute the minimum amount required by applicable regulations.

    Hexcel maintains a separate retirement savings plan available to certain U.S. employees with union affiliations of the composite structures business acquired from Ciba on February 29, 1996. Under this plan, employees may contribute up to 14% of their compensation to an individual retirement savings account. There are no matching or profit sharing contributions. In addition, the Company participates in a union sponsored multi-employer pension plan covering these same employees. The Company's contributions to this plan were $1,326 for 1997 and $731 for 1996.

    As part of the Acquired Ciba Business, the Company acquired a net pension asset from a defined benefit retirement plan covering employees of a United Kingdom subsidiary. Pursuant to the terms of the purchase agreement, these employees continued to participate in a defined benefit retirement plan sponsored by Ciba up to January 1, 1997, at which time, the accumulated benefit obligation and net pension asset was valued and transferred to a newly created plan sponsored by the Company.

    The net periodic cost of Hexcel's defined benefit retirement plans for the years ended December 31, 1997, 1996 and 1995, were:

                                                               U.S. PLANS                EUROPEAN PLANS
                                                     -------------------------------  --------------------
                                                       1997       1996       1995       1997       1996
                                                     ---------  ---------  ---------  ---------  ---------
Service cost--benefits earned during the year......  $   2,310  $   2,365  $     661  $   1,933  $     150
Interest cost on projected benefit obligation......        817        646        660      2,168        132
Return on plan assets--actual......................       (739)      (477)    (1,103)    (6,799)      (109)
Net amortization and deferral......................        265        273      1,260      4,002     --
                                                     ---------  ---------  ---------  ---------  ---------
Net periodic pension cost..........................  $   2,653  $   2,807  $   1,478  $   1,304  $     173
                                                     ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------

    The following table sets forth the funded status of the plans as of December 31, 1997 and 1996:

                                                                U.S. PLANS           EUROPEAN PLANS
                                                          ----------------------  --------------------
                                                            1997        1996        1997       1996
                                                          ---------  -----------  ---------  ---------
Actuarial present value of benefit obligations--
Vested benefit obligation...............................  $  12,424   $   9,082   $  22,813  $   2,760
Non-vested benefit obligation...........................        613         473      --         --
                                                          ---------  -----------  ---------  ---------
Accumulated benefit obligation..........................  $  13,037   $   9,555   $  22,813  $   2,760
                                                          ---------  -----------  ---------  ---------
                                                          ---------  -----------  ---------  ---------
Projected benefit obligation............................  $  14,910   $  11,070   $  32,627  $   3,494
Plan assets at fair value...............................      8,343       5,974      44,557      2,405
                                                          ---------  -----------  ---------  ---------
Plan assets more (less) than projected benefit
  obligation............................................     (6,567)     (5,096)     11,930     (1,089)
Unrecognized net (gain) loss............................      1,436         157      (3,311)    --
Unrecognized net transition obligation..................        169         212      --         --
Unrecognized prior service cost.........................          4          32      --          1,183
                                                          ---------  -----------  ---------  ---------
Prepaid (accrued) pension liability.....................     (4,958)     (4,695)      8,619         94
                                                          ---------  -----------  ---------  ---------
  less current portion..................................      2,256       2,395      --         --
                                                          ---------  -----------  ---------  ---------
Long-term portion prepaid (accrued) pension liability...  $  (2,702)  $  (2,300)  $   8,619  $      94
                                                          ---------  -----------  ---------  ---------
                                                          ---------  -----------  ---------  ---------

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 11--RETIREMENT PLANS (CONTINUED)
    Assumptions used to estimate the actuarial present value of benefit obligations as of December 31, 1997, 1996 and 1995, were:

                                                                     1997       1996       1995
                                                                   ---------  ---------  ---------
U.S. defined benefit retirement plans:
  Discount rate..................................................       7.5%       7.5%       7.0%
  Rate of increase in compensation...............................       4.5%       4.5%       4.0%
  Expected long-term rate of return on plan assets...............       9.0%       9.0%       9.5%

                                                                 1997            1996
                                                            --------------  --------------
European defined benefit retirement plans:
  Discount rates..........................................     6.5% - 7.0%     6.5% - 7.5%
  Rates of increase in compensation.......................     2.0% - 5.0%     2.0% - 4.5%
  Expected long-term rates of return on plan assets.......     6.5% - 7.5%     6.5% - 9.0%

NOTE 12--POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

    Hexcel provides certain postretirement health care and life insurance benefits to eligible retirees. Substantially all U.S. employees hired on or before December 31, 1995, are eligible for benefits, as well as certain U.S. employees hired on February 29, 1996, in connection with the purchase of the Acquired Ciba Business, and on June 27, 1996, in connection with the purchase of the Acquired Hercules Business. Effective January 1, 1996, the Company amended its postretirement benefit program to eliminate any benefits for employees hired after December 31, 1995, other than senior executives and certain employees hired in connection with business acquisitions.

    Benefits are available to eligible employees who retire on or after age 58 after rendering at least 15 years of service to Hexcel, including years of service rendered to the Acquired Ciba Business or the Acquired Hercules Business prior to the dates of acquisition. Benefits consist of coverage of up to 50% of the annual cost of certain health insurance plans, as well as annual life insurance coverage equal to 65% of the final base pay of the retiree until the age of 70. Upon reaching 70 years of age, life insurance coverage is reduced. Effective January 1, 1996, Hexcel amended its postretirement benefit program to limit health care benefit coverage to selected health insurance plans for the majority of active employees.

    Hexcel funds postretirement health care and life insurance benefit costs on a pay-as-you-go basis and, for 1997, 1996 and 1995, made benefit payments of approximately $750, $400 and $600, respectively. Net defined postretirement benefit costs for the years ended December 31, 1997, 1996 and 1995, were:

                                                                        1997       1996       1995
                                                                      ---------  ---------  ---------
Service cost--benefits earned during the year.......................  $      91  $      80  $     279
Interest cost on accumulated postretirement
  benefit obligation................................................        752        701        780
Net amortization and deferral.......................................       (213)      (222)      (201)
                                                                      ---------  ---------  ---------
Net periodic postretirement benefit cost............................  $     630  $     559  $     858
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 12--POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS (CONTINUED) Defined postretirement benefit liabilities as of December 31, 1997 and 1996, were:

                                                                            1997       1996
                                                                          ---------  ---------
Accumulated postretirement benefit obligation:
Retirees................................................................  $   7,483  $   7,302
Fully eligible active plan participants.................................      1,897      1,658
Other active plan participants..........................................      1,456      1,031
                                                                          ---------  ---------
                                                                             10,836      9,991
Unrecognized prior service credit.......................................        556        890
Unrecognized net gain...................................................      3,210      3,567
                                                                          ---------  ---------
Defined postretirement benefit liability................................     14,602     14,448
  less current portion of postretirement benefit liability..............       (536)      (722)
                                                                          ---------  ---------
Deferred postretirement benefit liability (see Note 10).................  $  14,066  $  13,726
                                                                          ---------  ---------
                                                                          ---------  ---------

    Two health care cost trend rates were used in measuring the accumulated postretirement benefit obligation. For indemnity health care costs, the assumed cost trend in 1997 was 10.0% for participants less than 65 years of age and 6.0% for participants 65 years of age and older, gradually declining to 5.0% for both age groups in the year 2002. For Health Maintenance Organization health care costs, the assumed cost trend in 1997 was 7.0% for participants less than 65 years of age and 4.0% for participants 65 years of age and older, gradually declining to 5.0% and 4.0%, respectively, in the year 1999.

    The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.0% in 1997 and 7.5% in 1996. The rate of increase in compensation used in determining the obligation was 4.5% in 1997 and 1996 and 4.0% in 1995.

    If the health care cost trend rate assumptions were increased by 1.0%, the accumulated postretirement benefit obligation as of December 31, 1997 would be increased by 6.1%. The effect of this change on the sum of the service cost and interest cost would be an increase of 5.6%.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 13--INCOME TAXES

    PROVISION FOR INCOME TAXES

    Income (loss) before income taxes and the (benefit) provision for income taxes from continuing operations for the years ended December 31, 1997, 1996 and 1995, were:

                                                                 1997        1996       1995
                                                              ----------  ----------  ---------
Income (loss) before income taxes:
  U.S. .....................................................  $   24,197  $  (11,956) $  (1,027)
  International.............................................      26,555      (3,798)     7,541
                                                              ----------  ----------  ---------
      Total income (loss) before income taxes...............  $   50,752  $  (15,754) $   6,514
                                                              ----------  ----------  ---------
                                                              ----------  ----------  ---------
Provision (benefit) for income taxes:
Current:
  U.S. .....................................................  $      798  $   (1,600) $     197
  International.............................................       9,527       5,556      3,445
                                                              ----------  ----------  ---------
Current provision for income taxes..........................      10,325       3,956      3,642
                                                              ----------  ----------  ---------
Deferred:
  U.S. .....................................................     (33,935)     --         --
  International.............................................         732        (520)      (329)
                                                              ----------  ----------  ---------
Deferred benefit for income taxes...........................     (33,203)       (520)      (329)
                                                              ----------  ----------  ---------
      Total (benefit) provision for income taxes............  $  (22,878) $    3,436  $   3,313
                                                              ----------  ----------  ---------
                                                              ----------  ----------  ---------

    A reconciliation of the (benefit) provision to the U.S. federal statutory income tax rate of 35%, 34% and 34% for the years ended December 31, 1997, 1996 and 1995, is as follows:

                                                                   1997       1996       1995
                                                                ----------  ---------  ---------
Provision (benefit) at U.S. federal statutory rate............  $   17,763  $  (5,356) $   2,215
U.S. state taxes, less federal tax benefit....................         519         21       (254)
Impact of different international tax rates, adjustments to
  income tax accruals and other...............................      18,773     (9,656)       492
Valuation allowance...........................................     (59,933)    18,427        860
                                                                ----------  ---------  ---------
      Total (benefit) provision for income taxes..............  $  (22,878) $   3,436  $   3,313
                                                                ----------  ---------  ---------
                                                                ----------  ---------  ---------

    In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), in 1996 and 1995 the Company had fully provided valuation allowance reserves against its net deferred tax assets primarily in the U.S. and Belgium where there were uncertainties in generating sufficient future taxable income. In 1997, the Company reversed $59.9 million of its valuation allowance reserve as follows: $17.0 million due to current year profitable U.S. operations, $39.0 million due to the Company's assessment that the realization of the remaining U.S. net deferred tax assets is more likely than not, and $3.9 million in Belgium due to a gain on sale of certain tangible and intangible assets to other Hexcel subsidiaries. The Company continues to reserve the balance of the net deferred tax asset related to its Belgium operations.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 13--INCOME TAXES (CONTINUED)
    The Company has made no U.S. income tax provision for approximately $46,000 of undistributed earnings of international subsidiaries as of December 31, 1997. Such earnings are considered to be permanently reinvested. The additional U.S. income tax on these earnings, if repatriated, would be offset in part by foreign tax credits.

    DEFERRED INCOME TAXES

    Deferred income taxes result from temporary differences between the recognition of items for income tax purposes and financial reporting purposes. Principal temporary differences as of December 31, 1997 and 1996, were:

                                                                            1997       1996
                                                                          ---------  ---------
Net operating loss carryforwards........................................  $  21,000  $  33,922
Reserves and other, net.................................................     31,580     37,596
Accrued business acquisition and consolidation expenses.................      4,380      9,128
Accelerated depreciation and amortization...............................    (16,690)   (13,646)
Valuation allowance.....................................................     (8,500)   (68,433)
                                                                          ---------  ---------
Net deferred tax asset (liability)......................................  $  31,770  $  (1,433)
                                                                          ---------  ---------
                                                                          ---------  ---------

    NET OPERATING LOSS CARRYFORWARDS

    As of December 31, 1997, Hexcel had net operating loss ("NOL") carryforwards for U.S. federal and Belgium income tax purposes of approximately $53,000 and $5,000, respectively. The U.S. NOL carryforwards, which are available to offset future taxable income, expire at various dates through the year 2010. As a result of the ownership change, which occurred in connection with the purchase of the Acquired Ciba Business, the Company has a limitation on the utilization of U.S. NOL carryforwards of approximately $12,000 per year.

NOTE 14--STOCK-BASED INCENTIVE PLANS

    The Hexcel Corporation Incentive Stock Plan as amended and restated ("Incentive Stock Plan"), authorizes the use of Hexcel common stock for providing a variety of stock-based incentive awards to eligible employees, officers, directors and consultants. The Incentive Stock Plan provides for grants of stock options, stock appreciation rights, restricted stock and restricted stock units, and other stock-based awards. In May 1997, Hexcel's stockholders increased the aggregate number of shares of Hexcel common stock available for use under the Incentive Stock Plan by 3,850 to 4,013. As of December 31, 1997, 1,193 options were vested.

    As of December 31, 1997 and 1996, the Company had outstanding a total of 352 and 286, respectively, of performance accelerated restricted stock units ("PARS"). Subject to certain conditions of employment, PARS vest in increments through 2004, subject to accelerated vesting under certain circumstances, and are convertible into an equal number of shares of Hexcel common stock. As of December 31, 1997, no PARS were vested.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 14--STOCK-BASED INCENTIVE PLANS (CONTINUED)
    In May 1997, Hexcel's stockholders approved the Management Stock Purchase Plan (the "MSPP"). The MSPP authorizes an aggregate of 150 shares of Hexcel common stock for use by the Company in providing stock-based incentive awards to senior executives and certain key management employees. Eligible executives and employees may purchase Restricted Stock Units ("Units") for up to 50% of their annual bonus pursuant to an irrevocable election made previously. Each Unit is purchased at 80% of the fair market value (as defined in the MSPP) of the Company's common stock at the date the bonus becomes available and is restricted for a period of three years. Subject to certain conditions of employment, the Units vest equally over a period of three years, and upon expiration of the restricted period are convertible on a one-to-one basis for shares of Hexcel common stock. No Units had been purchased as of December 31, 1997.

    In December 1997, the Board of Directors resolved to permit non-employee directors to elect to receive a portion or all of their annual retainer fees in the form of non-qualified stock options issued under the Incentive Stock Plan. These options may be used to purchase common stock of the Company at a price of 50% of the fair market value at the date of grant. Options vest proportionately over a period of one year from the date of grant. No such options had been granted as of December 31, 1997.

    Stock option data for the three years ended December 31, 1997, 1996 and 1995, were:

                                                                                       WEIGHTED
                                                                                        AVERAGE
                                                                          NUMBER OF    EXERCISE
                                                                           SHARES        PRICE
                                                                         -----------  -----------
Options outstanding at January 1, 1995.................................         468    $   12.37
Options granted........................................................         787    $    5.63
Options exercised......................................................          (1)   $    7.56
Options expired or canceled............................................        (240)   $   11.80
                                                                              -----   -----------
Options outstanding at December 31, 1995...............................       1,014    $    7.27
Options granted........................................................       1,577    $   12.69
Options exercised......................................................        (447)   $    9.40
Options expired or canceled............................................         (85)   $   11.45
                                                                              -----   -----------
Options outstanding at December 31, 1996...............................       2,059    $   10.36
Options granted........................................................       3,094    $   18.24
Options exercised......................................................        (289)   $    9.64
Options expired or canceled............................................         (25)   $   15.51
                                                                              -----   -----------
Options outstanding at December 31, 1997...............................       4,839    $   15.39
                                                                              -----   -----------
                                                                              -----   -----------

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 14--STOCK-BASED INCENTIVE PLANS (CONTINUED)

    The following table summarizes information about stock options outstanding at December 31, 1997:

                               OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                          ------------------------------               ------------------------
                                            WEIGHTED       WEIGHTED                  WEIGHTED
                            NUMBER OF        AVERAGE        AVERAGE     NUMBER OF     AVERAGE
        RANGE OF             OPTIONS        REMAINING      EXERCISE      OPTIONS     EXERCISE
    EXERCISE PRICES        OUTSTANDING   LIFE (IN YEARS)     PRICE     EXERCISABLE     PRICE
------------------------  -------------  ---------------  -----------  -----------  -----------
$ 4.75- 5.00............          160             7.3      $    4.75          160    $    4.75
$ 5.01-10.00............          373             5.5      $    5.99          335    $    6.10
$10.01-15.00............        1,211             8.0      $   12.43          648    $   12.42
$15.01-20.00............        3,058             9.1      $   18.13           49    $   16.71
$20.01-25.00............           15             9.2      $   20.13       --           --
$25.01-30.00............           20             9.6      $   27.39            1    $   29.38
$30.01-32.06............            2             9.2      $   30.49       --        $   32.06
                                                   --
                                -----                     -----------       -----   -----------
$ 4.75-32.06............        4,839             8.5      $   15.39        1,193    $    9.80
                                                   --
                                                   --
                                -----                     -----------       -----   -----------
                                -----                     -----------       -----   -----------

    EMPLOYEE STOCK PURCHASE PLAN ("ESPP")

    In July 1997, the Company established an ESPP to provide eligible employees an additional opportunity to share in the ownership of Hexcel. The maximum number of shares of common stock reserved for issuance under the ESPP is 200. Under the ESPP, eligible employees may contribute up to 10% of their base earnings toward the quarterly purchase of the Company's common stock at a purchase price equal to 85% of the fair market value of the common stock on the purchase date. During 1997, approximately 3 shares of common stock were issued under the ESPP.

    PRO FORMA DISCLOSURES

    In 1996, Hexcel adopted the disclosure requirements of SFAS 123, which provide for the disclosure of pro forma net earnings and net earnings per share as if the fair value method were used to account for stock-based employee incentive plans. Pursuant to SFAS 123, the Company has elected to continue to use the intrinsic value method to account for its stock option plans in the accompanying consolidated financial statements, in accordance with APBO No. 25.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 14--STOCK-BASED INCENTIVE PLANS (CONTINUED)
    If compensation expense had been determined for stock options granted in 1997, 1996 and 1995 using the fair value method at the date of grant, consistent with the provisions of SFAS 123, Hexcel's pro forma net income (loss) and diluted income (loss) per share would have been as follows:

                                                                 1997        1996       1995
                                                               ---------  ----------  ---------
Net income (loss), as reported...............................  $  73,630  $  (19,190) $   2,733
Pro forma compensation adjustment............................     (6,275)        (43)    (1,029)
                                                               ---------  ----------  ---------
Pro forma net income (loss)..................................  $  67,355  $  (19,233) $   1,704
                                                               ---------  ----------  ---------
                                                               ---------  ----------  ---------
Diluted net income (loss) per share, as reported.............  $    1.74  $    (0.58) $    0.20
Pro forma compensation adjustment............................      (0.14)       0.02      (0.06)
                                                               ---------  ----------  ---------
Pro forma diluted net income (loss) per share................  $    1.60  $    (0.56) $    0.14
                                                               ---------  ----------  ---------
                                                               ---------  ----------  ---------

    The weighted average fair value of options granted during 1997, 1996 and 1995 were $18.24, $12.75 and $5.63, respectively. The following ranges of assumptions were used in the Black-Scholes pricing models for options granted in 1997, 1996 and 1995: risk-free interest of 5.6% to 6.2%, estimated volatility of 40% to 49%, and an expected life of 3.6 years to 4.7.

    During 1996, the Company recognized $3,635 of compensation expense under the intrinsic value method resulting from stock options which vested in connection with the purchase of the Acquired Ciba Business. This compensation expense was based on the difference between the exercise price of the stock options granted and the market price of Hexcel common stock on the date that the Company's stockholders approved the Incentive Stock Plan under which these options were granted. The recognition of compensation expense in connection with these stock options resulted in a corresponding $3,635 increase in the additional paid-in capital of the Company.

NOTE 15--EARNINGS PER SHARE

    In the fourth quarter of 1997, Hexcel adopted SFAS 128. SFAS 128 requires the presentation of "Basic" earnings per share which represents net earnings divided by the weighted average shares outstanding excluding all potential common shares. A dual presentation of "Diluted" earnings per share reflecting the dilutive effects of all potential common shares is also required. The Diluted presentation is similar to fully diluted earnings per share under the prior accounting standard.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 15--EARNINGS PER SHARE (CONTINUED)
    Computations of basic and diluted earnings (loss) per share for the years ended December 31, 1997, 1996 and 1995, are as follows:

                                                                1997        1996       1995
                                                              ---------  ----------  ---------
Basic earnings (loss) per share:
Net income (loss) from continuing operations................  $  73,630  $  (19,190) $   3,201
                                                              ---------  ----------  ---------
Weighted average common shares outstanding..................     36,748      33,351     15,605
                                                              ---------  ----------  ---------
Basic earnings (loss) per share.............................  $    2.00  $    (0.58) $    0.21
                                                              ---------  ----------  ---------
                                                              ---------  ----------  ---------
Diluted earnings (loss) per share:
Net income (loss) from continuing operations................  $  73,630  $  (19,190) $   3,201
Effect of dilutive securities--
  Senior Subordinated Notes, due 2003.......................      5,087      --         --
  Senior Subordinated Debentures, due 2011..................      1,111      --         --
                                                              ---------  ----------  ---------
Adjusted net income (loss) from continuing operations.......  $  79,828  $  (19,190) $   3,201
                                                              ---------  ----------  ---------
Weighted average common shares outstanding..................     36,748      33,351     15,605
Effect of dilutive securities--
  Stock options.............................................      1,176      --            137
  Senior Subordinated Notes, due 2003.......................      7,239      --         --
  Senior Subordinated Debentures, due 2011..................        834      --         --
                                                              ---------  ----------  ---------
Adjusted weighted average common shares outstanding.........     45,997      33,351     15,742
                                                              ---------  ----------  ---------
Diluted earnings (loss) per share...........................  $    1.74  $    (0.58) $    0.20
                                                              ---------  ----------  ---------
                                                              ---------  ----------  ---------

    The Convertible Subordinated Notes, due 2003, which were issued in 1996, and the Convertible Subordinated Debentures, due 2011, were excluded from the 1996 and 1995 computations of diluted earnings (loss) per share, as applicable, as they were antidilutive. Substantially all of the Company's stock options were included in the calculation of diluted earnings per share for the year ended December 31, 1997.

NOTE 16--CONTINGENCIES

    Hexcel is involved in litigation, investigations and claims arising out of the conduct of its business, including those relating to government contracts, commercial transactions, and environmental, health and safety matters. The Company estimates its liabilities resulting from such matters based on a variety of factors, including outstanding legal claims and proposed settlements, assessments by internal and external counsel of pending or threatened litigation, and assessments by environmental engineers and consultants of potential environmental liabilities and remediation costs. Such estimates exclude counterclaims against other third parties. Such estimates are not discounted to reflect the time value of money due to the uncertainty in estimating the timing of the expenditures, which may extend over several years. Although it is impossible to determine the level of future expenditures for legal, environmental and related matters with any degree of certainty, it is the Company's opinion, based on available information, that it is unlikely

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 16--CONTINGENCIES (CONTINUED)
that these matters, individually or in the aggregate, will have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

    LEGAL AND ENVIRONMENTAL CLAIMS AND PROCEEDINGS

    Hexcel has been named as a potentially responsible party with respect to several hazardous waste disposal sites that it does not own or possess which are included on the Superfund National Priority List of the U.S. Environmental Protection Agency or on equivalent lists of various state governments. The Company believes that its liability with respect to these sites is not material.

    Pursuant to the New Jersey Environmental Responsibility and Clean-Up Act, Hexcel signed an administrative consent order to pay for the environmental remediation of a manufacturing facility it owns and formerly operated in Lodi, New Jersey. The Company's estimate of the remaining cost to satisfy this consent order is accrued in the accompanying consolidated balance sheets. The ultimate cost of remediating the Lodi site will depend on developing circumstances.

    In connection with the purchase of the Acquired Ciba Business, Hexcel assumed various liabilities including a liability with respect to certain environmental remediation activities at an acquired facility in Kent, Washington. The Company is a party to a cost sharing agreement regarding the operation of certain environmental remediation systems necessary to satisfy a post-closure care permit issued to a previous owner of the Kent site by the U.S. Environmental Protection Agency. Under the terms of the cost sharing agreement, the Company is obligated to reimburse the previous owner for a portion of the cost of the required remediation activities. The Company's estimate of its share of the cost is accrued in the accompanying consolidated balance sheets as of December 31, 1997 and 1996.

    PRODUCT CLAIMS

    In 1993, Hexcel became aware of an aluminum honeycomb sandwich panel delamination problem with panels produced by its wholly-owned Belgium subsidiary, Hexcel Composites S.A., and installed in rail cars in France and Spain. Certain customers have alleged that Hexcel Composites S.A. is responsible for the problem. The Company and its insurer continue to investigate these claims. The Company is also working with the customers to repair or replace panels when necessary, with certain costs to be allocated upon determination of responsibility for the delamination. Two customers in France requested that a court appoint experts to investigate the claims; to date, the experts have not reported any conclusions. The Company's primary insurer for this matter has agreed to fund legal representation and to provide coverage of the claim to the extent of the policy limit. The Company believes that, based on available information, it is unlikely that these claims will have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

    U.S. GOVERNMENT CLAIMS

    Hexcel, as a defense subcontractor, is subject to U.S. government audits and reviews of negotiations, performance, cost classifications, accounting and general practices relating to government contracts. Under the direction of the Corporate Administrative Contracting Officer ("CACO"), the Defense Contract Audit Agency ("DCAA") reviews cost accounting and business practices of government contractors and subcontractors, including the Company. In 1996, the Company was engaged in discussions with

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 16--CONTINGENCIES (CONTINUED)
the CACO and the DCAA regarding a number of cost accounting issues identified during the course of various audits performed by the DCAA. The Company reached an agreement with the CACO and the DCAA that resolved the primary issues identified during the course of these audits. Under the terms of the agreement, the Company paid the U.S. federal government $1,314 in exchange for the irrevocable discharge of any claims with respect to the issues that were resolved.

NOTE 17--RAW MATERIALS, SIGNIFICANT CUSTOMERS AND MARKETS

    Hexcel purchases most of the raw materials used in production. Several key materials are available from relatively few sources, and in many cases the cost of product qualification makes it impractical to develop multiple sources of supply. The unavailability of these materials, which the Company does not anticipate, could have a material adverse effect on sales and earnings.

    The Boeing Company ("Boeing") and Boeing subcontractors accounted for approximately 36% of 1997 sales, 22% of 1996 sales and 21% of 1995 sales. The Airbus Industrie ("Airbus") consortium and Airbus subcontractors accounted for approximately 10% of 1997 and 1996 sales, and less than 10% of 1995 sales. The loss of all or a significant portion of the business with Boeing or Airbus, which Hexcel does not anticipate, could have a material adverse effect on sales and earnings.

    Net sales by market for the years ended December 31, 1997, 1996 and 1995, were:

                                                                 1997       1996       1995
                                                               ---------  ---------  ---------
Commercial aerospace.........................................        64%        56%        45%
Space and defense............................................          9         11         11
Recreation...................................................          7         10          9
General industrial and other.................................         20         23         35
                                                               ---------  ---------  ---------
Net sales....................................................       100%       100%       100%
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 18--BUSINESS SEGMENT DATA

    Hexcel operates within a single business segment: Advanced Structural Materials. The following table summarizes certain financial data for continuing operations by geographic area as of December 31, 1997, 1996 and 1995, and for the years then ended:

                                                              1997        1996        1995
                                                           ----------  ----------  ----------
Net sales to non-affiliates:
  U.S....................................................  $  598,555  $  394,524  $  197,665
  International..........................................     338,300     300,727     152,573
                                                           ----------  ----------  ----------
  Consolidated...........................................  $  936,855  $  695,251  $  350,238
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Income (loss) before income taxes:
  U.S....................................................  $   34,684  $   (2,934) $    2,912
  International..........................................      16,068     (12,820)      3,602
                                                           ----------  ----------  ----------
  Consolidated...........................................  $   50,752  $  (15,754) $    6,514
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Total assets:
  U.S....................................................  $  547,471  $  429,025  $  134,972
  International..........................................     264,115     272,711      95,630
                                                           ----------  ----------  ----------
  Consolidated...........................................  $  811,586  $  701,736  $  230,602
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Capital expenditures:
  U.S....................................................  $   40,667  $   27,217  $    7,729
  International..........................................      16,702      16,352       4,415
                                                           ----------  ----------  ----------
  Consolidated...........................................  $   57,369  $   43,569  $   12,144
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Depreciation and amortization:
  U.S....................................................  $   22,348  $   15,239  $    6,528
  International..........................................      13,449      11,491       5,095
                                                           ----------  ----------  ----------
  Consolidated...........................................  $   35,797  $   26,730  $   11,623
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

    The international segment is comprised primarily of operations in Western Europe conducted by various European subsidiaries. International net sales consist of the net sales of these European subsidiaries, sold primarily in Europe.

    U.S. net sales include U.S. exports to non-affiliates of $70,875 in 1997, $53,333 in 1996 and $18,092 in 1995. Transfers from the Company's U.S. subsidiaries to its international subsidiaries for the years ended December 31, 1997, 1996 and 1995 were $44,650, $30,390 and $18,590, respectively. Transfers from the Company's international subsidiaries to its U.S. subsidiaries for the years ended December 31, 1997, 1996 and 1995 were $22,700, $11,480 and $4,380, respectively. Transfers between geographic areas are recorded on the basis of arm's length prices established by the Company.

    To compute income (loss) before income taxes, Hexcel allocated administrative expenses to the international segment of $10,487 in 1997, $9,022 in 1996 and $3,939 in 1995.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 19--SUPPLEMENTAL CASH FLOW INFORMATION

    Supplemental cash flow information, including non-cash financing and investing activities, for the years ended December 31, 1997, 1996 and 1995, consist of the following:

                                                                  1997       1996       1995
                                                                ---------  ---------  ---------
Cash paid for:
Interest......................................................  $  22,300  $  14,061  $   8,345
Taxes.........................................................      3,929      8,911      3,864

Non-cash items:
Debt issued in connection with Ciba acquisition...............         --     37,231         --
Common stock issued in connection with Ciba Acquisition.......         --    144,174         --
Conversion of Senior Subordinated Notes.......................         50         --         --
Compensation expense in connection with the issuance of common
  stock (see Note 14).........................................         --      3,635         --

NOTE 20--OTHER INCOME, NET

    Other income of $2,994 recognized in 1996 is largely attributable to the receipt of an additional $1,560 of cash in connection with the disposition of the Chandler, Arizona manufacturing facility and certain related assets in 1994, and to the receipt of $1,054 in partial settlement of a claim arising from the sale of certain assets in 1991.

    Other income of $791 recognized in 1995 is largely attributable to the receipt of an additional $600 of cash in connection with the disposition of the Chandler, Arizona manufacturing facility and certain related assets in 1994.

    Hexcel sold its Chandler, Arizona manufacturing facility and certain related assets, including technology, to Northrop Grumman Corporation ("Northrop") in 1994. Under the terms of the Chandler transaction, Hexcel retained a royalty-free, non-exclusive license to use the technology sold to Northrop in non-military applications. In addition, the Company will receive royalties from Northrop on certain applications of the technology by Northrop. The Company received net cash proceeds of $1,560 and $27,294 in relation to this sale in 1996 and 1995, respectively.

NOTE 21--BANKRUPTCY REORGANIZATION

    On January 12, 1995, the U.S. Bankruptcy Court for the Northern District of California ("the Bankruptcy Court") entered an order dated January 10, 1995, confirming the First Amended Plan of Reorganization (the "Reorganization Plan") proposed by Hexcel and the Official Committee of Equity Security Holders (the "Equity Committee"). On February 9, 1995, the Reorganization Plan became effective and Hexcel Corporation (a Delaware corporation) emerged from the bankruptcy reorganization proceedings which had begun on December 6, 1993, when Hexcel filed a voluntary petition for relief under the provisions of Chapter 11 of the federal bankruptcy laws.

    The Reorganization Plan which became effective on February 9, 1995 provided for, among other things: (a) the completion of the first closing under a standby purchase commitment whereby Mutual

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 21--BANKRUPTCY REORGANIZATION (CONTINUED)
Series Fund Inc. ("Mutual Series") purchased 1,946 shares of newly issued Hexcel common stock for $9,000 and loaned the Company $41,000 as an advance against the proceeds of a subscription rights offering for additional shares of Hexcel common stock; and (b) the reinstatement or payment in full, with interest, of all allowed claims, including prepetition accounts payable and notes payable. The subscription rights offering concluded on March 27, 1995, with the issuance of an additional 7,156 shares of Hexcel common stock. The resulting cash proceeds of $33,098 were used to reduce the outstanding balance of the loan from Mutual Series. The second closing under the standby purchase agreement was completed on April 6, 1995, with the issuance of an additional 1,590 shares of Hexcel common stock to Mutual Series, the issuance of an additional 108 shares of Hexcel common stock to John J. Lee, the Company's Chief Executive Officer, and the retirement of the remaining balance of the Mutual Series loan.

    The Reorganization Plan provided for the reinstatement or payment in full, with interest, of all allowed claims, including prepetition accounts payable and notes payable. On February 9, 1995, Hexcel paid $78,144 in prepetition claims and interest, and reinstated another $60,575 in prepetition liabilities. The payment of claims and interest on February 9, 1995 was financed with: (a) cash proceeds of $26,694 received in the first quarter of 1995 from the sale of the Company's Chandler, Arizona manufacturing facility and certain related assets (see Note 20); (b) the $50,000 in cash received from Mutual Series in connection with the standby purchase agreement; and (c) borrowings under a $45,000 U.S. credit facility obtained on February 9, 1995. This $45,000 U.S. credit facility was subsequently replaced by a secured credit facility on February 29, 1996, which in turn was replaced by the Revolving Credit Facility on June 27, 1996 (see Notes 2 and 7).

    Professional fees and other costs directly related to bankruptcy proceedings were expensed as incurred, and have been reflected in the accompanying consolidated statements of operations as "bankruptcy reorganization expenses." Bankruptcy reorganization expenses consisted primarily of professional fees paid to legal and financial advisors of Hexcel, the Equity Committee and the Official Committee of Unsecured Creditors. In addition, these expenses included incentives for employees to remain with the Company for the duration of bankruptcy proceedings and the write-off of previously capitalized costs related to the issuance of prepetition debt.

NOTE 22--DISCONTINUED OPERATIONS

    In October of 1995, the Company sold its U.S. resins operations for net cash proceeds that approximated the net book value of the assets sold. This sale, which completed the divestiture of the Company's resins business, has been accounted for as a discontinued operation in the accompanying consolidated statements of operations and cash flows for 1995. The net sales of the discontinued resins business were $6,944 in 1995.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 23--QUARTERLY FINANCIAL DATA (UNAUDITED)

    Quarterly financial data for the years ended December 31, 1997 and 1996, were:

                                                 FIRST       SECOND      THIRD       FOURTH
                                                QUARTER     QUARTER     QUARTER     QUARTER
                                               ----------  ----------  ----------  ----------
1997
Net sales....................................  $  214,009  $  241,629  $  226,611  $  254,606
Gross margin.................................      46,889      57,818      54,967      62,958
Business acquisition and consolidation
  expenses...................................      (2,899)     (2,818)    (15,433)     (4,193)
Operating income.............................      16,384      24,516       9,331      26,226
Net income...................................       8,226      15,135      37,948      12,321

Earnings per share
  Basic......................................  $     0.22  $     0.41  $     1.03  $     0.33
  Diluted....................................        0.22        0.38        0.87        0.30
Dividends per share..........................          --          --          --          --

Market price:
  High.......................................  $    21.38  $    20.00  $    30.25  $    31.75
  Low........................................       16.00       16.38       18.75       22.25

1996
Net sales....................................  $  126,418  $  166,770  $  189,542  $  212,521
Gross margin.................................      26,783      35,188      35,813      43,525
Business acquisition and consolidation
  expenses...................................      (5,211)    (29,209)     (1,382)     (6,568)
Operating income (loss)......................       4,090     (17,900)      8,789       7,810
Net income (loss)............................       1,848     (23,667)        346       2,283

Basic and diluted net income (loss) per
  share......................................  $     0.07  $    (0.65) $     0.01  $     0.06
Dividends per share..........................          --          --          --          --

Market price:
  High.......................................  $    13.13  $    16.00  $    20.00  $    19.88
  Low........................................       10.63       11.50       12.75       15.75

    For the nine months ended September 30, 1997 and for the year ended December 31, 1996, except for the $39,000 reversal of the U.S. tax valuation allowance reserve on September 30, 1997, there was no net federal tax provision recorded on the Company's U.S. income (loss). Third quarter 1997 results include both the $39,000 reversal of the U.S. tax valuation allowance reserve and an additional charge of $13,000 to business acquisition and consolidation expenses in connection with the Company's acquisition of the Fiberite assets. In addition, first quarter 1996 results include other income of $2,697 (see Note 20).

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 24--SUBSEQUENT EVENTS (UNAUDITED)

    REVOLVING CREDIT FACILITY

    On March 5, 1998, the Company amended and restated its Revolving Credit Facility (the "Amended Facility"). The Amended Facility provides for borrowing capacity of up to $355,000 and extends the expiration date to March 2003. Depending on certain predetermined ratios and other conditions, interest on outstanding borrowings under the Amended Facility is computed at an annual rate ranging from 0.313 to 1.125% in excess of the applicable London interbank rate or, at the option of Hexcel, at the base rate of the administrative agent for the lenders. In addition, the Amended Facility is subject to a commitment fee ranging from approximately 0.188 to 0.375% per annum of the total facility.

    The Amended Facility is secured by a pledge of stock of certain of Hexcel's subsidiaries. In addition, the Company continues to be subject to various financial covenants and restrictions, and is generally prohibited from paying dividends or redeeming capital stock.

    JOINT VENTURES

    In January 1998, the Company reached an agreement in principle with Boeing and Aviation Industries of China to form a joint venture, BHA Aero Composite Parts Co., Ltd., to manufacture composite parts for secondary structures and interior applications on commercial aircraft. This joint venture will be located in Tianjin, China. In February 1998, the Company signed an agreement with Boeing, Sime Darby Berhad and Malaysia Helicopter Services to form another joint venture, Asian Composite Manufacturing Sdn. Bhd., to manufacture composite parts for secondary structures for commercial aircraft. This joint venture will be located in Alor Setar, Malaysia. Products manufactured by both joint ventures will be shipped to the Company's Kent, Washington facility for final assembly, inspection and shipment to Boeing as well as other customers worldwide. It is anticipated that the first parts will be delivered to customers in 2000. The Company's total estimated financial commitment to both of these joint ventures will be approximately $31,000, which is expected to be made in increments through 2000. However, completion of these projects and related investments remain subject to certain significant conditions, including U.S. and foreign government approvals.

    STOCK-BASED INCENTIVE PLAN

    On February 5, 1998, the Company adopted the 1998 Broad Based Stock Incentive Plan (the "Broad Based Plan"), which authorizes the use of Hexcel common stock for providing a variety of stock-based incentive awards to eligible employees and consultants (but not to directors, officers and related consultants). The Broad Based Plan provides for grants of stock options, stock appreciation rights, restricted stock and restricted stock units, and other stock-based awards. The aggregate number of shares of Hexcel common stock available under the Broad Based Plan is 500.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                       SEPTEMBER    DECEMBER
                                                                          30,          31,
                                                                         1998         1997
                                                                      -----------  -----------
                                                                       UNAUDITED
                                                                       (IN THOUSANDS, EXCEPT
                                                                          PER SHARE DATA)
ASSETS
Current assets:
  Cash and cash equivalents.........................................   $   3,870    $   9,033
  Accounts receivable...............................................     206,591      181,192
  Inventories.......................................................     224,683      165,321
  Prepaid expenses and other assets.................................       7,551        6,665
  Deferred tax asset................................................      16,955       24,839
                                                                      -----------  -----------
  Total current assets..............................................     459,650      387,050
                                                                      -----------  -----------
Property, plant and equipment.......................................     607,546      488,916
Less accumulated depreciation.......................................    (185,971)    (157,439)
                                                                      -----------  -----------
  Net property, plant and equipment.................................     421,575      331,477
Intangibles and other assets........................................     513,313       93,059
                                                                      -----------  -----------
Total assets........................................................   $1,394,538   $ 811,586
                                                                      -----------  -----------
                                                                      -----------  -----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable and current maturities of long-term liabilities.....   $  18,185    $  13,858
  Accounts payable..................................................      83,009       70,011
  Accrued liabilities...............................................     108,791      102,487
                                                                      -----------  -----------
  Total current liabilities.........................................     209,985      186,356
                                                                      -----------  -----------
Long-term notes payable and capital lease obligations...............     803,195      304,546
Indebtedness to related parties.....................................      35,567       34,967
Other non-current liabilities.......................................      45,529       35,816
                                                                      -----------  -----------
Total liabilities...................................................   1,094,276      561,685
                                                                      -----------  -----------
Shareholders' equity:
Preferred stock, no par value, 20,000 shares authorized, no shares
  issued or outstanding in 1998 and 1997............................          --           --
Common stock, $0.01 par value, 100,000 shares authorized, shares
  issued and outstanding of 37,135 in 1998 and 36,891 in 1997.......         371          369
Additional paid-in capital..........................................     270,879      266,830
Retained earnings (accumulated deficit).............................      33,005      (15,541)
Cumulative currency translation adjustment..........................       6,660       (1,104)
                                                                      -----------  -----------
                                                                         310,915      250,554
Less-treasury stock, at cost, 847 shares in 1998, 35 shares in
  1997..............................................................     (10,653)        (653)
                                                                      -----------  -----------
Total shareholders' equity..........................................     300,262      249,901
                                                                      -----------  -----------
Total liabilities and shareholders' equity..........................   $1,394,538   $ 811,586
                                                                      -----------  -----------
                                                                      -----------  -----------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                            NINE MONTHS ENDED
                                                                                              SEPTEMBER 30,
                                                                                          ----------------------
                                                                                             1998        1997
                                                                                          ----------  ----------
                                                                                                UNAUDITED
                                                                                          (IN THOUSANDS, EXCEPT
                                                                                             PER SHARE DATA)
Net sales...............................................................................  $  785,581  $  682,249
Cost of sales...........................................................................     586,417     522,577
                                                                                          ----------  ----------
Gross margin............................................................................     199,164     159,672
Selling, general and administrative expenses............................................      82,092      74,769
Research and technology expenses........................................................      16,906      13,524
Business acquisition and consolidation expenses.........................................         711      21,150
                                                                                          ----------  ----------
Operating income........................................................................      99,455      50,229
Interest expense........................................................................      23,167      18,288
                                                                                          ----------  ----------
Income before income taxes..............................................................      76,288      31,941
Provision (benefit) for income taxes....................................................      27,742     (29,366)
                                                                                          ----------  ----------
Net income..............................................................................  $   48,546  $   61,307
                                                                                          ----------  ----------
                                                                                          ----------  ----------
Net income per share:
  Basic.................................................................................  $     1.32  $     1.67
  Diluted...............................................................................        1.15        1.48
Weighted average shares:
  Basic.................................................................................      36,800      36,711
  Diluted...............................................................................      46,134      45,474

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            NINE MONTHS ENDED
                                                                              SEPTEMBER 30,
                                                                           --------------------
                                                                             1998       1997
                                                                           ---------  ---------
                                                                                UNAUDITED
                                                                              (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.............................................................  $  48,546  $  61,307
  Reconciliation to net cash provided (used) by operations:
    Depreciation and amortization........................................     30,932     28,011
    Deferred income taxes................................................      7,475    (39,000)
    Write-off of purchased in-process technologies.......................         --      8,000
    Business acquisition and consolidation payments......................     (6,929)   (27,342)
    Accrued business acquisition and consolidation expenses..............        711     21,150
    Working capital changes and other....................................    (32,649)   (71,185)
                                                                           ---------  ---------
  Net cash provided (used) by operating activities.......................     48,086    (19,059)
                                                                           ---------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures...................................................    (41,703)   (31,695)
  Cash paid for the Clark-Schwebel Business, net of $5,049 of acquired
    cash.................................................................   (453,027)        --
  Cash paid for the Acquired Fiberite Assets.............................         --    (37,000)
  Proceeds from sale of an interest in a joint venture...................         --      5,000
  Other..................................................................     (1,250)    (2,000)
                                                                           ---------  ---------
  Net cash used by investing activities..................................   (495,980)   (65,695)
                                                                           ---------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from the senior and revolving credit facilities, and
    short-term debt, net.................................................    442,343     80,085
  Proceeds (repayments) on long-term debt, net...........................        554     (6,746)
  Purchase of treasury stock.............................................    (10,000)        --
  Activity under stock plans.............................................      4,051      4,938
                                                                           ---------  ---------
  Net cash provided by financing activities..............................    436,948     78,277
                                                                           ---------  ---------
Effect of exchange rate changes on cash and cash equivalents.............      5,783      1,643
                                                                           ---------  ---------

Net decrease in cash and cash equivalents................................     (5,163)    (4,834)
Cash and cash equivalents at beginning of year...........................      9,033      7,975
                                                                           ---------  ---------
Cash and cash equivalents at end of period...............................  $   3,870  $   3,141
                                                                           ---------  ---------
                                                                           ---------  ---------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      HEXCEL CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1--BASIS OF ACCOUNTING

    The accompanying condensed consolidated financial statements have been prepared from the unaudited records of Hexcel Corporation and subsidiaries ("Hexcel" or the "Company") in accordance with generally accepted accounting principles, and, in the opinion of management, include all adjustments necessary to present fairly the balance sheet of the Company as of September 30, 1998, and the results of operations for the nine months ended September 30, 1998 and 1997, and the cash flows for the nine months ended September 30, 1998 and 1997. The condensed consolidated balance sheet of the Company as of December 31, 1997 was derived from the audited 1997 consolidated balance sheet. Certain information and footnote disclosures normally included in financial statements have been omitted pursuant to rules and regulations of the Securities and Exchange Commission. Certain prior period amounts in the condensed consolidated financial statements and notes have been reclassified to conform to the 1998 presentation. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's 1997 Annual Report on Form 10-K.

    As discussed in Note 2, Hexcel acquired from Clark-Schwebel, Inc. and its subsidiaries (collectively "C-S") certain assets and assumed certain operating liabilities of its industrial fabrics business (the "Clark-Schwebel Business") on September 15, 1998. Accordingly, the condensed consolidated balance sheet as of September 30, 1998 includes the financial position of the Clark-Schwebel Business as of that date, and the condensed consolidated statements of operations and cash flows include the results of operations and cash flows of the Clark-Schwebel Business since the date of acquisition.

NOTE 2--BUSINESS ACQUISITION

    On September 15, 1998, the Company acquired certain assets and assumed certain operating liabilities from C-S. The Clark-Schwebel Business is engaged in the manufacturing and sale of high-quality fiberglass fabrics, which are used in printed circuit boards found in electronic products, including computers, cellular telephones, televisions, automobiles and home appliances. The Clark-Schwebel Business also produces high performance specialty products for use in insulation, filtration, wall and facade claddings, ballistics and reinforcements for composite materials. The Clark-Schwebel Business operates four manufacturing facilities in the southeastern U.S. and has approximately 1,300 full time employees. As part of its purchase of the Clark-Schwebel Business, Hexcel also acquired from C-S significant equity ownership interests in two joint ventures:

    - a 43.3% share in Asahi-Schwebel Co., Ltd. ("Asahi-Schwebel"), headquartered in Japan, which in turn has its own joint venture with Allied Signal in Taiwan; and

    - a 50% share in Clark-Schwebel Tech-Fab Company, headquartered in the U.S.

    In addition, Hexcel has a contractual agreement to purchase a 43.6% share in CS-Interglas AG ("CS-Interglas"), together with fixed-price options to increase this equity interest to 84%. Hexcel's purchase of this joint venture interest will be consummated when German regulatory approval is obtained.

    CS-Interglas and Asahi-Schwebel are fiberglass fabric producers serving the European and Asian electronics and telecommunications industries. In addition, CS-Interglas and Asahi-Schwebel have announced plans to build and operate a jointly owned facility in the Philippines to serve the printed circuit board laminating market in Southeast Asia. Clark-Schwebel Tech-Fab manufactures non-woven materials for roofing, construction and other specialty applications.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 2--BUSINESS ACQUISITION (CONTINUED)
    The acquisition of the Clark-Schwebel Business was completed pursuant to an Asset Purchase Agreement dated July 25, 1998, as amended, by and among Hexcel, Stamford CS Acquisition Corp., and C-S (the "Asset Purchase Agreement"). Under the Asset Purchase Agreement, Hexcel acquired the net assets of the Clark-Schwebel Business other than certain excluded assets and liabilities, in exchange for approximately $453,000 in cash, subject to certain potential adjustments. Hexcel also agreed to lease $50,000 of property, plant and equipment used in the Clark-Schwebel Business from an affiliate of C-S, pursuant to a long-term lease with purchase options. The Company has accounted for the acquisition of the Clark-Schwebel Business using the purchase method of accounting.

    C-S currently owns 43.6% of the outstanding common stock of C-S Interglas and has options to purchase up to an additional 40% of the common stock in C-S Interglas. As part of the acquisition of the Clark-Schwebel Business, the Company paid $11,000 as a prepayment for the acquisition of C-S's interest in C-S Interglas. The Company has also agreed to pay an additional $19,000 to purchase the interest in C-S Interglas upon approval of the German Federal Cartel Commission. If such approval is not received on or before January 24, 1999, either the Company or C-S may terminate the Company's obligation to acquire the joint venture interest, in which case the Company's commitment to pay the additional $19,000 will be extinguished and the Company will be entitled to receive a share of the sales proceeds resulting from the disposition of the joint venture interest by C-S.

    In connection with the acquisition of the Clark-Schwebel Business, the Company obtained a new global credit facility (the "Senior Credit Facility") that provides for up to $910,000 of borrowing capacity. Borrowings under the Senior Credit Facility were used to: (a) fund the cash purchase price of approximately $453,000; (b) refinance the Company's previous revolving credit facility; and (c) provide for ongoing working capital and other financing requirements of the Company.

HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

    The assets acquired and the liabilities assumed or incurred in connection with the acquisition of the Clark-Schwebel Business were:

Estimated fair value of assets acquired:
  Cash............................................................  $   5,049
  Accounts receivable.............................................     20,249
  Inventories.....................................................     39,582
  Net property, plant and equipment...............................     70,000
  Investments in joint ventures, intangibles and other assets.....     49,389
  Goodwill........................................................    360,469
                                                                    ---------
    Total assets acquired.........................................    544,738
                                                                    ---------
Estimated fair value of liabilities assumed or incurred:
  Accounts payable and accrued liabilities........................     32,523
  Capital lease obligations.......................................     50,000
  Other non-current liabilities...................................      4,139
                                                                    ---------
    Total liabilities assumed or incurred.........................     86,662
                                                                    ---------
Estimated fair value of net assets acquired.......................  $ 458,076
                                                                    ---------
                                                                    ---------
Less- cash acquired...............................................     (5,049)
                                                                    ---------
Net cash paid for the Clark-Schwebel Business.....................  $ 453,027
                                                                    ---------
                                                                    ---------

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 2--BUSINESS ACQUISITION (CONTINUED)
    The allocations of purchase price to the assets acquired and liabilities assumed or incurred in connection with the purchase of the Clark-Schwebel Business are based on current estimates of fair values, and are subject to change until September 15, 1999. The estimated fair value of net assets acquired does not include the additional $19,000 needed to acquire the 43.6% C-S Interglas joint venture interest.

    The pro forma net sales, net income and diluted earnings per share of Hexcel for the nine months periods ended September 30, 1998 and 1997, giving effect to the acquisition of the Clark-Schwebel Business as if the acquisition had occurred at the beginning of the periods presented, were:

                                                            THE NINE MONTHS ENDED SEPTEMBER 30,
                                                         ------------------------------------------
                                                                1998                    1997
                                                         ------------------       -----------------
Pro forma net sales....................................       $931,309                $862,655
Pro forma net income...................................         48,434                  61,854
Pro forma diluted earnings per share...................       $   1.15                $   1.49

NOTE 3--INVENTORIES

    Inventories as of September 30, 1998 and December 31, 1997 were:

                                                         SEPTEMBER 30, 1998  DECEMBER 31, 1997
                                                         ------------------  -----------------
Raw materials..........................................     $    111,296        $    90,429
Work in progress.......................................           63,625             47,953
Finished goods.........................................           49,762             26,939
                                                                --------           --------
Total inventories......................................     $    224,683        $   165,321
                                                                --------           --------
                                                                --------           --------

    Inventories as of September 30, 1998, include $40,061 from the Clark-Schwebel Business

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 4--NOTES PAYABLE, CAPITAL LEASE OBLIGATIONS AND INDEBTEDNESS TO RELATED PARTIES

    Notes payable, capital lease obligations and indebtedness to related parties as of September 30, 1998 and December 31, 1997 were:

                                                                             SEPTEMBER 30, 1998  DECEMBER 31, 1997
                                                                             ------------------  -----------------
Senior credit facility.....................................................     $    611,916        $   --
Revolving credit facility..................................................          --                 158,267
European credit and overdraft facilities...................................           13,620             13,909
Convertible subordinated notes, due 2003...................................          114,435            114,450
Convertible subordinated debentures, due 2011..............................           25,625             25,625
Various notes payable......................................................              548                680
                                                                                    --------           --------
Total notes payable........................................................          766,144            312,931
Capital lease obligations..................................................           55,236              5,473
Senior subordinated notes payable to various wholly-owned subsidiaries of
  Ciba Specialty Chemicals Corp., who beneficially owns 49.7% of the
  Company's outstanding stock, net of unamortized discount of $1,909 and
  $2,233 as of September 30, 1998 and December 31, 1997, respectively......           35,567             34,967
                                                                                    --------           --------
Total notes payable, capital lease obligations and indebtedness to
  related parties..........................................................     $    856,947        $   353,371
                                                                                    --------           --------
                                                                                    --------           --------

Notes payable and current maturities of long-term liabilities..............     $     18,185        $    13,858
Long-term notes payable and capital lease obligations, less current
  maturities...............................................................          803,195            304,546
Indebtedness to related parties............................................           35,567             34,967
                                                                                    --------           --------
Total notes payable, capital lease obligations and indebtedness to
  related parties..........................................................     $    856,947        $   353,371
                                                                                    --------           --------
                                                                                    --------           --------

SENIOR CREDIT FACILITY

    In connection with the acquisition of the Clark-Schwebel Business (see Note
2) on September 15, 1998, Hexcel obtained the Senior Credit Facility to: (a) fund the purchase of the Clark-Schwebel Business; (b) refinance the Company's then existing revolving credit facility; and (c) provide for ongoing working capital and other financing requirements of the Company. The Senior Credit Facility provides for up to $910,000 of borrowing capacity.

    Depending on certain predetermined ratios and other conditions, interest on outstanding borrowings under the Senior Credit Facility is computed at an annual rate ranging from approximately 0.75 to 2.25% in excess of the applicable London interbank rate or, at the option of Hexcel, at 0 to 1.25% in excess of the base rate of the administrative agent for the lenders. In addition, the Senior Credit Facility is subject to a commitment fee ranging from 0.23 to 0.50% per annum of certain commitments under the facility.

    The Senior Credit Facility is secured by a pledge of stock of certain of Hexcel's subsidiaries. In addition, the Company is subject to various financial covenants and restrictions under the Senior Credit

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 4--NOTES PAYABLE, CAPITAL LEASE OBLIGATIONS AND INDEBTEDNESS TO RELATED PARTIES (CONTINUED)
Facility, and is generally prohibited from paying dividends or redeeming capital stock beyond certain specified limits. Approximately $690,000 of the Senior Credit Facility expires by September 2004, with the balance expiring in September 2005, in each case unless terminated earlier under certain circumstances.

    The Senior Credit Facility replaced the Company's previous revolving credit facility, which had provided up to $355,000 of borrowing capacity. Interest on outstanding borrowings depended upon certain predetermined ratios and other conditions and was computed at an annual rate ranging from approximately 0.3% to 1.1% in excess of the applicable London interbank rate or, at the option of Hexcel, at an annual rate ranging from approximately 0 to .13% in excess of the base rate of the administrative agent for the lenders. In addition, the revolving credit facility was subject to a commitment fee ranging from approximately 0.19 to 0.38% per annum of the total facility. The revolving credit facility, prior to its replacement, would have expired in March 2003, unless terminated earlier under certain circumstances.

CAPITAL LEASE OBLIGATION

    Hexcel also entered into a $50,000 capital lease for property, plant and equipment used in the Clark-Schwebel Business (see Note 2). The lease expires in September 2006 and includes various purchase options.

NOTE 5--BUSINESS ACQUISITION AND CONSOLIDATION EXPENSES

    In 1996, Hexcel announced plans to consolidate the Company's operations over a period of three years. The objective of the program was to integrate acquired assets and operations into Hexcel, and to reorganize the Company's manufacturing and research activities around strategic centers dedicated to select product technologies. The business consolidation program was also intended to eliminate excess manufacturing capacity and redundant administrative functions.

    As of September 30, 1998, the primary remaining activities of the business consolidation program relate to the Company's European operations and certain customer qualifications of equipment transferred within the U.S. These qualification requirements increase the complexity, cost and time of moving equipment and rationalizing manufacturing activities. As a result, the Company continues to expect that the business consolidation program will take to the end of 1998 to complete. Total expenses for the business consolidation program, which remains unchanged since December 31, 1997, were $54,700. The Company anticipates no significant additional expenses in relation to this program. As of December 31, 1997 and September 30, 1998, accrued business consolidation costs, representing estimated cash expenditures remaining to complete the program, were approximately $12,000 and $7,900 respectively.

    This business consolidation program does not include any activities that may result from the integration of the Company's Clark-Schwebel Business. As of September 30, 1998, the Company wrote off $711 of business acquisition and consolidation expenses relating to transaction costs for a proposed acquisition that was not consummated.

NOTE 6--PROVISION FOR INCOME TAXES

    The effective income tax rate for the nine months ended September 30, 1998 was 36%. For the nine months ended September 30, 1997, the benefit for income taxes was $29,366, which included a $39,000 reversal of a U.S. tax valuation allowance.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 6--PROVISION FOR INCOME TAXES (CONTINUED)
    Prior to September 30, 1997, the Company had fully provided valuation allowances against its U.S. net deferred tax assets as there were uncertainties in generating sufficient future taxable income to realize these net deferred tax assets. On September 30, 1997, the Company reversed its U.S. tax valuation allowance as it was more likely than not that these tax assets would be realized. As a result, excluding the $39,000 U.S. valuation allowance reversal, no provision for U.S. federal income taxes had been recorded for the nine months ended September 30, 1997 due to the utilization of net operating loss carryforwards. Since September 30, 1997, U.S. federal income taxes have been provided at approximately the statutory rate.

NOTE 7--EARNINGS PER SHARE

    Computations of basic and diluted earnings per share are as follows:

                                                                             NINE MONTHS ENDED
                                                                               SEPTEMBER 30,
                                                                            --------------------
                                                                              1998       1997
                                                                            ---------  ---------
Basic earnings per share:
Net income................................................................  $  48,546  $  61,307
Weighted average common shares outstanding................................     36,800     36,711
                                                                            ---------  ---------
Basic earnings per share..................................................  $    1.32  $    1.67
                                                                            ---------  ---------
                                                                            ---------  ---------

Diluted earnings per share:
Net income................................................................  $  48,546  $  61,307
Effect of dilutive securities -
  Senior Subordinated Notes, due 2003.....................................      3,845      5,994
  Senior Subordinated Debentures, due 2011................................        861         --
                                                                            ---------  ---------
Adjusted net income.......................................................  $  53,252  $  67,301
                                                                            ---------  ---------

Weighted average common shares outstanding................................     36,800     36,711
Effect of dilutive securities -
  Stock options...........................................................      1,262      1,522
  Senior Subordinated Notes, due 2003.....................................      7,238      7,241
  Senior Subordinated Notes, due 2011.....................................        834         --
                                                                            ---------  ---------
Adjusted weighted average common shares outstanding.......................     46,134     45,474
                                                                            ---------  ---------
Diluted earnings per share................................................  $    1.15  $    1.48
                                                                            ---------  ---------
                                                                            ---------  ---------

    The Convertible Subordinated Debentures, due 2011, were excluded from the nine months ended September 30, 1997 computation of diluted earnings per share, as they were antidilutive. For the nine months ended September 30, 1997, the net income effect of the Senior Subordinated Notes, due 2003, was not tax effected as a provision for U.S. income taxes was not recorded during these periods.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 8--COMPREHENSIVE INCOME

    Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting comprehensive income and its components, including presentation in an annual financial statement that is displayed with the same prominence as other annual financial statements. Various components of comprehensive income may, for example, consist of foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments classified as available-for-sale.

    The Company's total comprehensive income was as follows:

                                                                             NINE MONTHS ENDED
                                                                               SEPTEMBER 30,
                                                                            --------------------
                                                                              1998       1997
                                                                            ---------  ---------
Net income................................................................  $  48,546  $  61,307
Currency translation adjustment...........................................      7,764    (11,016)
                                                                            ---------  ---------
Total comprehensive income................................................  $  56,310  $  50,291
                                                                            ---------  ---------
                                                                            ---------  ---------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Clark-Schwebel Holdings, Inc.:

    We have audited the accompanying consolidated balance sheets of Clark-Schwebel Holdings, Inc. (a Delaware corporation) and subsidiaries as of December 28, 1996, and January 3, 1998, and the related consolidated statements of income and cash flows for each of the two periods in the year ending December 28, 1996, and the fiscal year ending January 3, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Clark-Schwebel Holdings, Inc. and subsidiaries as of December 28, 1996, and January 3, 1998, and the results of their operations and their cash flows for each of the two periods in the year ended December 28, 1996, and the fiscal year ending January 3, 1998, in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Columbia, South Carolina
  February 12, 1998 (except with respect to the matters discussed in Note 17 as to which the date is September 15, 1998)

                          INDEPENDENT AUDITORS' REPORT

    We have audited the accompanying statements of income and cash flows of Fort Mill A Inc. (the "Predecessor") (a wholly owned subsidiary of Springs Industries, Inc.) for the fiscal year ended December 30, 1995. These financial statements are the responsibility of the Predecessor's management, our responsibility is to express an opinion on the financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the results of operations and cash flows of Fort Mill A Inc. for the fiscal year ended December 30, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Charlotte, North Carolina

February 9, 1996

(February 24, 1996 as to Note 2)

                         CLARK-SCHWEBEL HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS

                     DECEMBER 28, 1996 AND JANUARY 3, 1998

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                      DECEMBER 28,     JANUARY 3,
                                                                                          1996            1998
                                                                                     ---------------  ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................................................    $     4,064     $      147
  Accounts receivable, net.........................................................         25,794         28,527
  Inventories, net.................................................................         33,625         34,897
  Other............................................................................            592            235
                                                                                     ---------------  ------------
    Total current assets...........................................................         64,075         63,806
                                                                                     ---------------  ------------
PROPERTY, PLANT AND EQUIPMENT......................................................         67,936         72,133
  Accumulated depreciation.........................................................         (5,841)       (12,540)
                                                                                     ---------------  ------------
    Property, plant and equipment, net.............................................         62,095         59,593
                                                                                     ---------------  ------------
EQUITY INVESTMENTS.................................................................         63,426         65,411
GOODWILL...........................................................................         44,333         43,205
OTHER ASSETS.......................................................................          6,808          5,702
                                                                                     ---------------  ------------
TOTAL ASSETS.......................................................................    $   240,737     $  237,717
                                                                                     ---------------  ------------
                                                                                     ---------------  ------------
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
  Accounts payable.................................................................    $    21,448     $   19,806
  Accrued liabilities..............................................................         15,330         16,706
  Deferred tax liabilities--current................................................          2,056          2,370
  Current maturities of long-term debt.............................................             51             --
                                                                                     ---------------  ------------
    Total current liabilities......................................................         38,885         38,882
LONG-TERM DEBT.....................................................................        123,440        155,994
DEFERRED TAX LIABILITIES...........................................................         21,458         20,575
LONG-TERM BENEFIT PLANS AND OTHER..................................................          7,121          4,139
COMMITMENTS AND CONTINGENCIES
                                                                                     ---------------  ------------
TOTAL LIABILITIES..................................................................        190,904        219,590
                                                                                     ---------------  ------------
EQUITY:
  Preferred stock (par value per share--$.01)--12.5% participating, 10,000 shares
  authorized, 1,000 and 0 shares issued and outstanding, respectively..............         35,000             --
  Common stock (par value per share--$.01)--100,000 shares authorized, 9,000 shares
  issued and outstanding, less management loans of $822 and $0, respectively.......          9,178          9,000
  Retained earnings................................................................          7,005         13,664
  Cumulative translation adjustment................................................         (1,350)        (4,537)
                                                                                     ---------------  ------------
    Total equity...................................................................         49,833         18,127
                                                                                     ---------------  ------------
TOTAL LIABILITIES AND EQUITY.......................................................    $   240,737     $  237,717
                                                                                     ---------------  ------------
                                                                                     ---------------  ------------

                See notes to consolidated financial statements.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

      YEARS ENDED DECEMBER 30, 1995, DECEMBER 28, 1996 AND JANUARY 3, 1998

                             (DOLLARS IN THOUSANDS)

                                                          DECEMBER                  DECEMBER
                                                             31,      APRIL 18--       29,
                                                           1995--      DECEMBER      1996--
                                                          APRIL 17,       28,      JANUARY 3,
                                                1995        1996         1996         1998
                                              ---------  -----------  -----------  -----------
                                               (PREDECESSOR BASIS)       (SUCCESSOR BASIS)
Net sales...................................  $ 231,306   $  68,911    $ 152,003    $ 240,204
Cost of goods sold..........................    191,978      54,958      118,605      184,901
                                              ---------  -----------  -----------  -----------
Gross profit................................     39,328      13,953       33,398       55,303
Selling, general and adminstrative
  expenses..................................     17,750       4,812       10,418       15,987
                                              ---------  -----------  -----------  -----------
  Operating income..........................     21,578       9,141       22,980       39,316
Other income (expense):
  Interest expense..........................       (401)       (148)     (10,061)     (15,176)
  Other, net................................         12          (5)          50           35
                                              ---------  -----------  -----------  -----------
Income before income taxes..................     21,189       8,988       12,969       24,175
Provision for income tax....................     (8,444)     (3,595)      (5,460)      (9,657)
Income from equity investees, net...........      2,553       1,174        2,633        3,997
                                              ---------  -----------  -----------  -----------
Income from continuing operations...........     15,298       6,567       10,142       18,515
Discontinued operations:
  Income from discontinued operations,
    net.....................................        111          --           --           --
                                              ---------  -----------  -----------  -----------
Net income..................................  $  15,409   $   6,567       10,142       18,515
                                              ---------  -----------
                                              ---------  -----------
Accrued dividends on preferred stock........                              (3,137)      (2,856)
                                                                      -----------  -----------
  Net income applicable to common shares....                           $   7,005    $  15,659
                                                                      -----------  -----------
                                                                      -----------  -----------

                See notes to consolidated financial statements.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

      YEARS ENDED DECEMBER 30, 1995, DECEMBER 28, 1996 AND JANUARY 3, 1998

                             (DOLLARS IN THOUSANDS)

                                                           DECEMBER                  DECEMBER
                                                              31,      APRIL 18--       29,
                                                            1995--      DECEMBER      1996--
                                                           APRIL 17,       28,      JANUARY 3,
                                                 1995        1996         1996         1998
                                               ---------  -----------  -----------  -----------
                                                (PREDECESSOR BASIS)       (SUCCESSOR BASIS)
OPERATING ACTIVITIES:
  Net income.................................  $  15,409   $   6,567    $  10,142    $  18,515
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation and amortization of goodwill
      and unearned revenue...................     11,128       3,526        6,683        9,385
    Amortization of deferred financing
      cost...................................         --           0          601        1,106
    Deferred tax provision...................        176       1,404       (1,128)      (1,369)
    Income from equity investments, net......     (2,553)     (1,174)      (2,633)      (3,997)
    Income from discontinued operations,
      net....................................       (111)         --           --           --
    Loss on sale of equipment................         --          --           --           42
    Changes in assets and liabilities, net of
      the effects of the purchase of the
      company:
      Accounts receivable....................     (8,244)      1,832        3,811       (2,733)
      Inventories............................     (2,931)     (2,883)       3,323       (1,272)
      Prepaid expenses and other.............      1,465        (187)       1,399          890
      Accounts payable.......................      3,181        (697)      14,011       (1,642)
      Accrued liabilities....................        367        (289)       5,076        2,377
    Other....................................        124        (131)        (455)         342
                                               ---------  -----------  -----------  -----------
      Net cash provided by operating
        activities...........................     18,011       7,968       40,830       21,644
                                               ---------  -----------  -----------  -----------
INVESTING ACTIVITIES:
  Purchases of equipment and other assets....     (8,429)     (1,603)      (2,035)     (11,019)
  Proceeds from sale of assets...............         42          --           --        1,511
  Payment for purchase of company............         --          --     (192,895)          --
                                               ---------  -----------  -----------  -----------
      Net cash used in investing
        activities...........................     (8,387)     (1,603)    (194,930)      (9,508)
                                               ---------  -----------  -----------  -----------
FINANCING ACTIVITIES:
  Investment by Springs......................     (8,982)    (10,955)          --           --
  Transfer of assets retained by Springs.....         --       4,461           --           --
  Proceeds from issuance of stock............         --          --       45,000           --
  Payment of acquisition fees, net...........         --          --      (10,128)          --
  Loans to management investors..............         --          --         (822)          --
  Proceeds from long-term borrowings.........         --          --      160,000       45,994
  Principal payments under long-term debt and
    capital lease obligations................        (87)        (29)     (36,616)     (13,491)
  Redemption of preferred stock, net.........         --          --           --      (50,172)
  Dividends received from ASCO...............         --          --          304        1,616
                                               ---------  -----------  -----------  -----------
      Net cash provided by (used in)
        financing activities.................     (9,069)     (6,523)     157,738      (16,053)
                                               ---------  -----------  -----------  -----------
NET CHANGE IN CASH...........................        555        (158)       3,638       (3,917)
CASH, BEGINNING OF PERIOD / YEAR.............         29         584          426        4,064
                                               ---------  -----------  -----------  -----------
CASH, END OF PERIOD / YEAR...................  $     584   $     426    $   4,064    $     147
                                               ---------  -----------  -----------  -----------
                                               ---------  -----------  -----------  -----------
CASH PAID FOR INTEREST.......................  $     401   $     120    $   7,081    $  12,263
                                               ---------  -----------  -----------  -----------
                                               ---------  -----------  -----------  -----------
CASH PAID FOR TAXES..........................  $      --   $      --    $   7,546    $  10,488
                                               ---------  -----------  -----------  -----------
                                               ---------  -----------  -----------  -----------

                See notes to consolidated financial statements.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the assets, liabilities and results of operations of Clark-Schwebel Holdings, Inc. the successor company ("Company"), following the change in ownership (See Note 2), for the following periods: as of and for the period ended January 3, 1998, and as of December 28, 1996 and for the period from April 18, 1996 to December 28, 1996. The Company's primary asset is the capital stock of Clark-Schwebel, Inc. its operating company. The statements also include the assets, liabilities, and results of operations as of and for the period ended December 30, 1995, and for the period from December 31, 1995 to April 17, 1996 of Fort Mill A Inc., the predecessor company ("Predecessor Company"), prior to the change in ownership. The statements of the Predecessor Company include certain liabilities and expenses that historically were accounted for only at the Springs Industries, Inc. ("Springs")--parent company level. The financial statements of the Predecessor Company and Successor Company are not comparable in certain respects due to differences between the costs bases of certain assets and liabilities and the impact of interest expense on the Successor Company (see Note 2).

    SUMMARIZED FINANCIAL INFORMATION--The following table provides summarized financial information for Clark-Schwebel, Inc., the operating company, on a stand alone basis. Clark-Schwebel, Inc. is a wholly owned subsidiary of Clark-Schwebel Holdings, Inc. and its separate financial statements are not included or filed separately because management has determined that they would not be material to investors. The 1996 balance sheet information is as of December 28, 1996 and the 1996 income statement information is for the period from April 18, 1996 through December 28, 1996. The 1997 balance sheet information is as of January 3, 1998 and the 1997 income statement information is for the period from December 29, 1996 to January 3, 1998.

                                                                           1996        1997
                                                                        ----------  ----------
Current assets........................................................  $   64,038  $   63,806
Noncurrent assets.....................................................     176,662     173,911
                                                                        ----------  ----------
      Total assets....................................................  $  240,700  $  237,717
                                                                        ----------  ----------
                                                                        ----------  ----------
Current liabilities...................................................  $   38,885  $   36,706
Noncurrent liabilities................................................     148,878     135,097
Equity................................................................      52,937      65,914
                                                                        ----------  ----------
      Total liabilities and equity....................................  $  240,700  $  237,717
                                                                        ----------  ----------
                                                                        ----------  ----------
Net sales.............................................................  $  152,003  $  240,204
Gross profit..........................................................      33,398      55,303
Income from continuing operations.....................................      10,135      19,816
Net income............................................................  $   10,135  $   19,816
                                                                        ----------  ----------
                                                                        ----------  ----------
Dividends to Clark-Schwebel Holdings, Inc.............................  $       --  $    5,000
                                                                        ----------  ----------
                                                                        ----------  ----------

    All assets of Clark-Schwebel, Inc. represent restricted net assets with the exception of the foreign equity investments and distributions received from the foreign equity investments. Except in limited circumstances, Clark-Schwebel, Inc. is prohibited from transferring restricted net assets to Clark-Schwebel Holdings, Inc. in the form of cash dividends, loans, or advances without the consent of a third party lender. The amount of unrestricted net assets at January 3, 1998 is $62,257, which represents the book value of the

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION (CONTINUED)
foreign equity investments ($61,254) and distributions received in the form of cash from the foreign equity investments ($1,003).

    OPERATIONS--The Company consists primarily of the operations, assets, and liabilities of manufacturing facilities located in Anderson, SC, Statesville, NC, Cleveland, GA, and Washington, GA, which produce woven fiber glass and aramid fabrics. The Company's products are used in electronic circuit boards, coated and laminated composites, aircraft construction and protective apparel such as anti-ballistic vests and helmets.

2. PURCHASE TRANSACTION

    On February 24, 1996, the Company, Springs and affiliates of Vestar Equity Partners, L.P. (Vestar), entered into an Agreement and Plan of Merger (Agreement) whereby affiliates of Vestar would acquire the Company. Pursuant to the Agreement, on April 17, 1996 (Closing Date), Vestar/CS Holding Company, LLC (Vestar/CS) purchased all of the issued and outstanding capital stock of Fort Mill A Inc. from Springs for approximately $192,895. The sources of cash for this purchase included $110,000 of senior notes, an equity contribution of $45,000 and bank debt. On the day following the Closing Date, Vestar/CS had an 82% common equity interest and management investors had an 18% common equity interest in the Company.

    Under the Agreement, Springs agreed to (i) assume responsibility for repayment of the Industrial Revenue Bonds payable in 2010 and related accrued interest, (ii) pay $959 in certain accrued employee benefits, (iii) provide indemnification for certain environmental, tax and other matters (including the environmental matter described in Note 14 for which $175 was accrued at December 30, 1995), (iv) retain the accounts receivable from one customer (which totaled $2,782 as of December 30, 1995) and related $1,400 reserve, and (v) retain the $99 accrued obligation related to the Company's Long-Term Disability Plan. At the Closing Date, all payable and receivable accounts between the Company and Springs were canceled.

    The acquisition was accounted for as a purchase business combination. The adjustment to net assets represents the step-up to fair value of the net assets acquired as follows:

Purchase price....................................................  $ 192,895
Nonfinancing portion of fees and expenses.........................      2,780
                                                                    ---------
      Total purchase price........................................    195,675
Less fair value of net assets acquired............................   (150,547)
                                                                    ---------
Excess of purchase price over fair value of net assets acquired...  $  45,128
                                                                    ---------
                                                                    ---------

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

2. PURCHASE TRANSACTION (CONTINUED)
    The fair values of Clark-Schwebel, Inc.'s assets and liabilities at the date of acquisition are presented below:

Current assets....................................................  $  68,410
Property, plant and equipment.....................................     66,391
Equity investments................................................     62,314
Current liabilities...............................................    (20,282)
Other liabilities.................................................    (26,286)
                                                                    ---------
Net assets acquired...............................................  $ 150,547
                                                                    ---------
                                                                    ---------

    Following the acquisition, the purchase cost (including the fees and expenses related thereto) was allocated to the tangible and intangible assets and liabilities of the Company based upon their respective fair values. This resulted in a step-up in the basis of inventory of $5,274 and property, plant and equipment of $15,000. The excess of the purchase price over the fair value of net assets acquired of $45,128 was recorded as goodwill, and is being amortized on a straight-line basis over a period of 40 years.

    Additional agreements include Transition Agreements for specified periods in which Springs would be compensated for certain services provided to the Company, and a Management Agreement that specifies services to be provided to the Company by Vestar.

    In accordance with agreements related to the change of ownership transaction, certain assets totaling $4,461 were transferred to Springs in the first quarter of 1996. This balance has been separately disclosed on the face of the accompanying 1996 statements of cash flows.

3. PREFERRED STOCK REDEMPTION AND ISSUANCE OF SENIOR DEBENTURES

    On July 14, 1997, the Company amended the terms of its outstanding participating preferred stock (the "Preferred Stock") by amending and restating its certificate of incorporation (the "Certificate") to allow the Company to redeem such Preferred Stock. On August 14, 1997 the Company issued $46,000 in 12.5% Senior Debentures due 2007 (the "Senior Debentures") and paid $5,000 in cash in exchange for and redemption of the Preferred Stock. The $51,000 redemption price was established as follows:

Book value of Preferred Stock......................................  $  35,000
Accrued Preferred Stock dividends..................................      6,000
Common equity component of Preferred Stock.........................     10,000
                                                                     ---------
      Total........................................................  $  51,000
                                                                     ---------
                                                                     ---------

    Vestar/CS-Holding paid $1,000 for the common equity component of the Preferred Stock at the time of the Acquisition. The common equity component was purchased for $10,000 on the redemption date.

    Vestar/CS-Holding sold the Preferred Stock on July 14, 1997 and simultaneously purchased 10% of the outstanding Common Stock of the Company from the management investors on a pro rata basis. Upon the consummation of that transaction, all of the Company's outstanding loans to management were repaid in full.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

3. PREFERRED STOCK REDEMPTION AND ISSUANCE OF SENIOR DEBENTURES (CONTINUED) The overall net impact of the Preferred Stock redemption and issuance of
Senior Debentures was a reduction of equity by $44,200, an increase in debt by $46,000, a reduction of "long-term benefit plans and other" liabilities by $6,000, and a decrease in cash by $4,200.

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Following is a summary of the significant accounting policies used in the preparation of the financial statements of the Company.

    BASIS OF CONSOLIDATION--The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany amounts and transactions have been eliminated.

    FISCAL YEAR--The Company's operations are based on a fifty-two or fifty-three week fiscal year ending on the Saturday closest to December 31. The fiscal years ended December 30, 1995, December 28, 1996 and January 3, 1998 are referred to herein as 1995, 1996 and 1997, respectively. The 1995 and 1996 fiscal years each consisted of 52 weeks, while the 1997 fiscal year consisted of 53 weeks. Due to the purchase transaction on April 17, 1996, the 52 week fiscal year in 1996 is comprised of the operations of the Predecessor Company and the Successor Company.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates include the allowance for doubtful accounts receivable and the liabilities for certain long-term benefit plans. Actual results could differ from such estimates.

    REVENUE RECOGNITION--Revenue from product sales is recognized at the time ownership of the goods transfers to the customer and the earnings process is complete. This generally occurs when the goods are shipped.

    CASH AND CASH EQUIVALENTS--Cash and cash equivalents include cash on hand and in the bank as well as short term investments held for the purpose of general liquidity. Such investments normally mature within three months from the date of acquisition.

    ACCOUNTS RECEIVABLE--The Company establishes an allowance for doubtful accounts based upon factors including the credit risk of specific customers, historical trends and other information. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral. The reserve for doubtful accounts was $853 at December 28, 1996 and $1,100 at January 3, 1998. The provision for uncollectible amounts was $1,842, ($84), $160 and $189 for fiscal 1995, 1996 (Predecessor), 1996 (Successor) and 1997 (Successor), respectively. Net write-offs (recoveries) were $349, ($6), ($38) and ($58), respectively, for the same periods.

    INVENTORIES--Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method for substantially all inventories.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY, PLANT, AND EQUIPMENT--Property, plant, and equipment is recorded at cost and depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. Estimated useful lives are as follows:

                                                               10 to 20
Land improvements............................................  years
                                                               20 to 40
Buildings and improvements...................................  years
Machinery and equipment......................................  3 to 11 years

    EQUITY INVESTMENTS--The company owns equity interests in CS-Interglas AG (headquartered in Germany), Asahi-Schwebel Co., Ltd. (headquartered in Japan) and Clark Schwebel Tech-Fab Company (located in Anderson, SC), which are accounted for using the equity method of accounting.

    FOREIGN CURRENCY--The foreign equity investments are translated at year-end exchange rates. Equity income and losses are translated at the average rate during the year. Cumulative translation adjustments are reflected as a separate component of stockholders' equity.

    POSTRETIREMENT BENEFITS--Postretirement benefits are accounted for pursuant to Statement of Financial Accounting Standards ("SFAS") No. 106, EMPLOYERS ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. SFAS No. 106 requires that the projected future cost of providing postretirement benefits, such as health care and life insurance, be recognized as an expense as employees render service rather than when claims are incurred.

    INCOME TAXES--Income taxes are accounted for pursuant to SFAS 109, ACCOUNTING FOR INCOME TAXES. Under SFAS No. 109, deferred income tax assets and liabilities represent the future income tax effect of temporary differences between the book and tax bases of assets and liabilities assuming they will be realized and settled at the amounts reported in the financial statements. The provision for income taxes included in the accompanying financial statements is computed in a manner consistent with SFAS No. 109.

    CERTAIN COMPENSATION PLANS--Certain key employees of the Company were granted stock options and certain types of deferred compensation related to Springs common stock under Springs' executive plans. Compensation expense allocated from Springs for these grants for 1995, 1996 (Predecessor), 1996 Successor) and 1997 (Successor) was approximately $145, $418, $0 and $0, respectively.

    NEW ACCOUNTING STANDARD--During 1997, the FASB issued SFAS No. 130, "Comprehensive Income", that is not effective until 1998. SFAS No. 130 applies to the Company and will be adopted in the first quarter of 1998. Comprehensive income is defined as essentially all changes in shareholders' equity exclusive of transactions with owners, such as translation adjustments on investments in foreign subsidiaries. Comprehensive income includes net income (loss) plus changes in certain assets and liabilities that are reported directly in equity, referred to as "Other Comprehensive Income." The adoption of SFAS No. 130 is not expected to have a material impact on the consolidated financial statements of the Company.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

5. LONG-TERM DEBT

    Long-term debt consisted of the following:

                                                                           1996        1997
                                                                        ----------  ----------
Senior Notes, payable in 2006, interest at 10.5%......................  $  110,000  $  110,000
Senior Debentures, payable in 2007, interest at 12.5%.................          --      45,994
Term Loan payable in quarterly installments; paid in July 1997........      13,440          --
Revolving Credit Agreement, due 2002, interest at
  variable rates......................................................          --          --
Capitalized lease obligation payable in equal monthly
  Installments of $7, through June 1997...............................          51          --
                                                                        ----------  ----------
      Total...........................................................     123,491     155,994
Less current maturities...............................................         (51)         --
                                                                        ----------  ----------
Long-term debt........................................................  $  123,440  $  155,994
                                                                        ----------  ----------
                                                                        ----------  ----------

    The Senior Notes accrue interest at a fixed rate of 10.5% per annum, with interest payable semiannually in arrears on April 15 and October 15. The Senior Notes are not redeemable at the option of the Company prior to April 15, 2001, except in the event of a public equity offering of the Company, at which time a portion of the Senior Notes would be redeemable. Management estimates that the fair value of the Senior Notes is $120,450 at January 3, 1998, based on the estimated market trading price for the Senior Notes as of January 3, 1998.

    The Senior Debentures accrue interest at a fixed rate of 12.5% per annum with interest payable semiannually in arrears on January 15 and July 15 to the extent permitted by the Credit Agreement and the indenture governing the Senior Notes. If the Company is unable to pay interest in cash due to the prohibitions contained in the Credit Agreement or such indenture, interest on the Senior Debentures would be payable in additional Senior Debentures. Under the terms of the indenture, Clark-Schwebel, Inc., the operating company, must maintain a minimum fixed charge coverage ratio in order to pay dividends. At January 3, 1998, the indenture allowed the operating company to pay $8,700 in dividends to the Company. The Senior Debentures will not be redeemable at the Company's option prior to July 15, 2002, except in the event of a public equity offering of the Company, or a change of control or subsidiary change of control after January 15, 1998. Management estimates that the fair value of the Senior Debentures is $49,214 at January 3, 1998, based on the estimated market trading price for the Senior Debentures as of January 3, 1998.

    On July 14, 1997, the Company prepaid all of its outstanding indebtedness under the Term Loan and amended the Credit Agreement to provide, among other things, that the Company may, subject to certain conditions, pay up to $5,000 in cash and issue Senior Debentures in a redemption of the Preferred Stock, and make semi-annual interest payments in cash on the Senior Debentures. The Revolving Credit Facility under the Credit Agreement was also amended to increase the aggregate amount of commitments thereunder to $65,000.

    The Company pays a quarterly commitment fee equal to 0.25% on the unused portion of the Revolving Credit Facility which was $65,000 at January 3, 1998.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

5. LONG-TERM DEBT (CONTINUED)

    The Revolving Credit Facility, the Senior Notes, and the Senior Debentures contain certain restrictive covenants which provide limitations on the Company with respect to restricted payments, indebtedness, liens, investments, dividends, distributions, transactions with affiliates, debt repayments, capital expenditures, mergers, and consolidations. The bank facility covenants also require maintenance of certain financial ratios. At January 3, 1998, the Company was in compliance with such covenants. With the exception of the Senior Debentures, which are obligations of Clark-Schwebel Holdings, Inc., all other debt is incurred at the Clark-Schwebel, Inc., operating company level. Substantially all of the assets of Clark-Schwebel, Inc., the operating company, are subject to liens in favor of the Revolving Credit Facility lenders.

    No principal payments are required on any long-term debt in the next five years due to the payment of the term loan in July 1997.

6. INVENTORIES

    Inventories consisted of the following:

                                                                            1996       1997
                                                                          ---------  ---------
Finished goods..........................................................  $  10,256  $  12,301
Raw material and supplies...............................................      9,254      8,854
In process..............................................................     15,215     15,317
                                                                          ---------  ---------
Total at standard cost (which approximates average cost)................     34,725     36,472
Less LIFO reserve.......................................................     (1,100)    (1,575)
                                                                          ---------  ---------
Inventories, net........................................................  $  33,625  $  34,897
                                                                          ---------  ---------
                                                                          ---------  ---------

7. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consisted of the following:

                                                                             1996       1997
                                                                           ---------  ---------
Land.....................................................................  $   1,875  $   1,875
Buildings and improvements...............................................     19,381     20,714
Machinery and equipment..................................................     43,113     47,061
Construction in progress.................................................      3,567      2,483
                                                                           ---------  ---------
Total....................................................................     67,936     72,133
Less accumulated depreciation............................................     (5,841)   (12,540)
                                                                           ---------  ---------
Property, plant and equipment, net.......................................  $  62,095  $  59,593
                                                                           ---------  ---------
                                                                           ---------  ---------

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

8. OTHER CURRENT LIABILITIES

    Accrued liabilities consisted of the following:

                                                                            1996       1997
                                                                          ---------  ---------
Accrued retirement and incentive........................................  $   3,841  $   4,711
Employee benefit accruals...............................................      3,017      2,935
Accrued payroll.........................................................      2,759      2,235
Accrued interest........................................................      2,477      4,576
Other accrued liabilities...............................................      2,235      2,249
Unearned revenue........................................................      1,001          0
                                                                          ---------  ---------
Total accrued liabilities...............................................  $  15,330  $  16,706
                                                                          ---------  ---------
                                                                          ---------  ---------

9. STOCKHOLDERS' EQUITY

    Changes in stockholders' equity on a successor basis for the periods of April 18, 1996 through December 28, 1996, and December 29, 1996 through January 3, 1998, respectively, consisted of the following (in thousands, except share amounts):

                                                            PREFERRED STOCK         COMMON STOCK                 CUMULATIVE
                                                          --------------------  --------------------  RETAINED   TRANSLATION
                                                           SHARES     AMOUNT     SHARES     AMOUNT    EARNINGS   ADJUSTMENT
                                                          ---------  ---------  ---------  ---------  ---------  -----------
Preferred stock issued on April 17, 1996................      1,000  $  35,000
Common stock issued on April 17, 1996...................                            9,000  $  10,000
Management loans (see Note 16)..........................                                        (822)
Net income..............................................                                              $  10,142
Accrued preferred stock dividend........................                                                 (3,137)
Cumulative translation adjustment.......................                                                          ($  1,350)
                                                          ---------  ---------  ---------  ---------  ---------  -----------
Balance at December 28, 1996............................      1,000  $  35,000      9,000  $   9,178  $   7,005   ($  1,350)
                                                          ---------  ---------  ---------  ---------  ---------  -----------
                                                          ---------  ---------  ---------  ---------  ---------  -----------
Repayment of management loans
  (See Notes 3 and 16)..................................                                         822
Net income..............................................                                                 18,515
Accrued preferred stock dividend........................                                                 (2,856)
Redemption of preferred stock (see Note 3)..............     (1,000)   (35,000)               (1,000)    (9,000)
Cummulative translation adjustment......................                                                             (3,187)
                                                          ---------  ---------  ---------  ---------  ---------  -----------
Balance at January 3, 1998..............................         --  $      --      9,000  $   9,000  $  13,664   ($  4,537)
                                                          ---------  ---------  ---------  ---------  ---------  -----------
                                                          ---------  ---------  ---------  ---------  ---------  -----------

10. EMPLOYEE BENEFIT PLANS

EMPLOYEES PROFIT SHARING/RETIREMENT PLANS

    Substantially all associates of the Company are covered by defined contribution plans. In 1995 and 1996 (Predecessor Company) the plan was provided by Springs. The 1996 Successor Company plan operates substantially the same as the Springs plan. The Company makes contributions to a defined contribution Profit Sharing Plan annually based upon the profitability of the Company. The contribution is

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

10. EMPLOYEE BENEFIT PLANS (CONTINUED)
allocated to participant accounts based upon participant compensation. The amount of the Company contribution is subject to approval by the Board of Directors.

    In addition, associates are allowed to contribute a percentage of their compensation to a defined contribution plan and the Company will match a portion of their contribution. This plan, available to substantially all associates, contains a matched savings provision that permits pre-tax employee contributions. Participants can contribute from 1% to 12% of their compensation and receive a 50% matching employer contribution on up to 4% of the participant's contribution.

    Defined contribution plan expense for 1995, 1996 (Predecessor), and 1996 (Successor) and 1997 (Successor) was $1,810, $964, $1,655 and $3,116,
respectively.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    The Company participates in a defined benefit postretirement medical plan which covers substantially all salaried and nonsalaried employees. In 1995 and 1996 (Predecessor Company) the plan was provided by Springs. The benefit cost and benefit obligation for these periods was allocated by Springs to the Predecessor Company. The 1996 Successor Company and 1997 plan operated identically to the Springs plan, but was a separate plan on a stand alone company basis. The plan provides medical coverage to age 65 for employees who retire at age 62 or later, have at least 25 years of service and participated in the plan prior to retirement. The plan is funded on a "pay-as-you-go" basis and is contributory, with retiree contributions adjusted periodically. Postretirement benefit cost consisted of the following components:

                                                    1995       1996       1996       1997
                                                  ---------  ---------  ---------  ---------
                                                     (PREDECESSOR)          (SUCCESSOR)
Service cost....................................  $     138  $      41  $      71  $     127
Interest cost...................................        278         83        229        283
                                                  ---------  ---------  ---------  ---------
                                                  $     416  $     124  $     300  $     410
                                                  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------

    Management believes that the 1995 and 1996 (Predecessor) allocated amounts are reasonable and approximate the amounts that would have resulted from a SFAS 106 calculation of postretirement benefit cost on a separate company basis. The 1996 Successor and 1997 amounts were determined on a stand alone company basis.

    The Company has assumed responsibility for the accrued benefits attributable to employees of the Company. Pursuant to the Agreement, the Company established employee benefit plans which are substantially similar to Springs' employee benefit plans.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

10. EMPLOYEE BENEFIT PLANS (CONTINUED)
    The following table sets forth the status of the Company's obligation under SFAS No. 106 at the end of 1996 and 1997:

Accumulated postretirement benefit obligation ("APBO")          1996       1997
                                                              ---------  ---------
Retirees....................................................  $   1,473  $   1,416
Fully eligible active plan participants.....................        393        261
Other active participants...................................      2,145      2,583
                                                              ---------  ---------
Accumulated postretirement benefit obligation...............  $   4,011  $   4,260
Unrecognized gain/(loss)....................................        (27)      (121)
                                                              ---------  ---------
Total recorded obligation...................................  $   3,984  $   4,139
                                                              ---------  ---------
                                                              ---------  ---------

    The 1996 and 1997 balance sheets include a liability of $3,984 and $4,139, respectively, which is classified in "Long-Term Benefit Plans and Other."

    For measurement purposes, a 10.8% annual rate of increase in the per capita cost of covered health care benefits was assumed. This 10.8% rate is assumed to decrease gradually to 6.3% in the year 2006 and remain at that level thereafter. If the health care cost trend rate was increased by one percent, the APBO would increase by 12.6% and postretirement benefit cost would increase by approximately 14.6%. The discount rate used in determining the APBO at January 3, 1998 was 7.25%.

11. INCOME TAXES

    The following tables present the components of the provision for income taxes, a reconciliation of the statutory U.S. income tax rate to the effective income tax rate, and the principal items of deferred income tax assets and liabilities at the end of 1995, 1996 (Predecessor), 1996 (Successor), and 1997 (Successor).

    Components of the total income tax provision were as follows:

                                            1995       1996       1996       1997
                                          ---------  ---------  ---------  ---------
                                             (PREDECESSOR)          (SUCCESSOR)
Current federal.........................  $   8,622  $   3,739  $   6,011  $   9,906
Current state...........................      1,297        563      1,096      1,955
                                          ---------  ---------  ---------  ---------
Total current...........................      9,919      4,302      7,107     11,861
                                          ---------  ---------  ---------  ---------
Deferred federal........................        129         56        (18)       543
Deferred state..........................         47         20         (3)       107
                                          ---------  ---------  ---------  ---------
Total deferred..........................        176         76        (21)       650
                                          ---------  ---------  ---------  ---------
Total provision.........................  $  10,095  $   4,378  $   7,086  $  12,511
                                          ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

11. INCOME TAXES (CONTINUED)
    The total provision is included in the statements of income as follows:

                                            1995       1996       1996       1997
                                          ---------  ---------  ---------  ---------
                                             (PREDECESSOR)          (SUCCESSOR)
Provision on income before income
  taxes.................................  $   8,444  $   3,595  $   5,460  $   9,657
Income from equity investees............      1,582        783      1,626      2,854
Income of discontinued operations.......         69          0          0          0
                                          ---------  ---------  ---------  ---------
Total provision.........................  $  10,095  $   4,378  $   7,086  $  12,511
                                          ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------

    The difference between the federal statutory tax rate and the effective tax rate on income before income taxes was as follows:

                                                  1995       1996       1996       1997
                                                ---------  ---------  ---------  ---------
                                                   (PREDECESSOR)          (SUCCESSOR)
Provision at federal statutory tax rate.......       35.0%      35.0%      35.0%      35.0%
State income tax, net of federal tax effect...        3.4        3.4        4.2        4.2
Amortization of acquisition price not
  deductible for tax purposes.................        0.7        0.7        2.1        1.6
Other.........................................        0.8        0.9       (0.2)      (0.5)
                                                      ---        ---        ---        ---
Effective tax rate............................       39.9%      40.0%      41.1%      40.3%
                                                      ---        ---        ---        ---
                                                      ---        ---        ---        ---

    Temporary differences and the related balances of deferred tax assets and liabilities were as follows:

                                                                            1996       1997
                                                                          ---------  ---------
Employee benefit accruals...............................................  $   3,356  $   2,865
Equity investments......................................................      2,376      3,519
Other items.............................................................        419      1,176
                                                                          ---------  ---------
Total deferred tax assets...............................................      6,151      7,561
                                                                          ---------  ---------
Property................................................................     11,920     11,114
Equity investments......................................................     12,551     13,339
Inventories.............................................................      4,362      4,786
Other items.............................................................        832      1,267
                                                                          ---------  ---------
Total deferred tax liabilities..........................................     29,665     30,506
                                                                          ---------  ---------
Net deferred tax liabilities............................................  $  23,514  $  22,945
                                                                          ---------  ---------
                                                                          ---------  ---------

12. EQUITY INVESTMENTS

    CS-INTERGLAS AG ("INTERGLAS")--In March 1993, the Company contributed two European subsidiaries and $8.8 million to Interglas, a company which manufactures fiber glass, aramid and carbon fabrics, in exchange for a 24.9% common stock interest and convertible notes with a face value of 20 million Deutsche marks (the "Convertible Notes"). No gain or loss was recognized as a result of this exchange.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

12. EQUITY INVESTMENTS (CONTINUED)
The Company's common stock investment in Interglas had a carrying value of $14,282 and $13,107 at December 28, 1996 and January 3,1998, respectively.

    The Convertible Notes, which had a carrying value of $13,037 and $11,344 at December 28, 1996 and January 3, 1998, respectively, are convertible into common stock of Interglas. At the Company's option, conversion would result in the Company owning a total of 42% of the outstanding common stock of Interglas as of January 3, 1998. Interest on the Convertible Notes, which is included in income from equity investees, is at 8% through December 31, 1996 and 5% thereafter. Interest income in 1995, 1996 and 1997 was recognized on an accrual basis. If Convertible Notes are not converted, the principal balance plus outstanding interest becomes due on June 30, 2007.

    ASAHI-SCHWEBEL CO. LTD. ("ASCO")--On October 1, 1997, the Company purchased an additional 4.3% common equity interest in ASCO, which increased the Company's ownership percentage from 39.0% to 43.3%. ASCO, a company which manufactures fiber glass fabric, operates a facility in Japan and, in 1996, acquired a majority interest in a fiber glass manufacturer located in Taiwan. The Company's investment in ASCO had a carrying value of $32,586 and $36,803 at December 28, 1996 and January 3, 1998, respectively. The carrying value at January 3, 1998 exceeds 43.3% of ASCO's total equity by approximately $1.7 million, which is being amortized on a straight-line basis through 2008.

    CLARK-SCHWEBEL TECH-FAB COMPANY ("TECH-FAB")--The Company owns a 50% partnership interest in Tech-Fab, a joint venture which manufactures nonwoven fabrics using fiber glass and other synthetic materials. The Company's investment in Tech-Fab had a carrying value of $3,521 and $4,156 at December 28, 1996 and January 3, 1998, respectively.

    COMBINED SUMMARIZED FINANCIAL INFORMATION--The following table provides combined summarized balance sheet information for these investees as of December 28, 1996 and January 3, 1998:

                                                                           1996        1997
                                                                        ----------  ----------
Current assets........................................................  $  165,715  $  178,573
Noncurrent assets.....................................................     125,597     118,694
                                                                        ----------  ----------
Total assets..........................................................  $  291,312  $  297,267
                                                                        ----------  ----------
                                                                        ----------  ----------
Current liabilities...................................................  $   54,303  $   64,879
Noncurrent liabilities................................................      89,279      77,036
Minority interest.....................................................       9,715      11,712
Redeemable equity instrument..........................................      21,341      19,853
Equity................................................................     116,675     123,787
                                                                        ----------  ----------
Total liabilities and equity..........................................  $  291,312  $  297,267
                                                                        ----------  ----------
                                                                        ----------  ----------

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

12. EQUITY INVESTMENTS (CONTINUED)
    The following table provides combined summarized income statement information for these investees for the years ended December 30, 1995, December 28,1996, and January 3, 1998:

                                                              1995        1996        1997
                                                           ----------  ----------  ----------
Net sales................................................  $  328,145  $  317,918  $  328,122
Operating income.........................................      20,761      35,163      36,739
Net income...............................................      13,207      16,643      17,783
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

13. MAJOR CUSTOMERS, CERTAIN CONCENTRATIONS, AND FAIR VALUE OF FINANCIAL INSTRUMENTS

    Sales to two customers exceeded 10% of net sales during fiscal 1995, 1996, and 1997. Sales to the two customers represented as a percentage of net sales 29.1% and 13.2% in 1995, 29.9% and 13.5% in 1996 (Predecessor), 29.1% and 14.1%
in 1996 (Successor), and 28.7% and 15.9% in 1997 (Successor), respectively. Accounts receivable due from these two customers as a percent of total accounts receivable was 38.0% and 19.8% at December 28, 1996 and 27.1% and 25.2% at January 3, 1998. Although the Company's exposure to credit risk could be affected by conditions or occurrences within these customers' industry, no indication of such adverse circumstances existed at January 3, 1998.

    The Company currently buys substantially all of its fiber glass yarn, an important component of its products, from two suppliers and substantially all of its aramid yarn from one supplier. There are a limited number of manufacturers of fiber glass yarn and aramid yarn.

    The Company's financial instruments include cash, short term investments, accounts receivable, Convertible Notes, accounts payable and long-term debt. Management estimates that the carrying value of such instruments approximates fair value, with the exception of the Senior Notes and Senior Debentures (see
Note 5).

14. COMMITMENTS AND CONTINGENCIES

    The Company leases certain machinery and equipment under noncancelable operating leases. Rent expense attributed to such leases was $384, $177, $314, and $563 in 1995, 1996 (Predecessor), 1996 (Successor), and 1997 (Successor), respectively.

    Future minimum payments under the non-cancelable operating leases as of January 3, 1998 were as follows:

1998................................................  $     497
1999................................................        360
2000................................................        316
2001................................................        258
2002................................................        258
                                                      ---------
                                                      $   1,689
                                                      ---------
                                                      ---------

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

14. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Prior to the Closing Date of the Acquisition, the Company was involved in administrative proceedings under environmental laws and regulations, including proceedings under the Comprehensive Environmental Response, Compensation and Liability Act. On the closing date, Springs assumed all liabilities related to the costs associated with these environmental matters. There was no material provision for environmental matters in 1995, 1996 or 1997.

    The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not materially affect the Company's financial position or results of operations.

15. DISCONTINUED OPERATIONS

    In January 1996, the Company sold its equity investment in a company engaged in a separate line of business for an amount which approximated book value. The proceeds received were distributed to Springs. The equity earnings from this investment are included in Discontinued Operations in the Company's financial statements.

16. RELATED PARTY TRANSACTIONS

    In connection with the Acquisition, certain members of management (the "Management Investors") made equity contributions to the Company pursuant to a Management Subscription Agreement which provided the terms under which the Management Investors could purchase shares in the Company. The Management Subscription Agreement set forth the share price, vesting provisions, disposition of shares upon termination of employment, and certain other rights of the Management Investors with respect to the shares.

    The Management Investors purchased $1,800, or 18%, of the common equity in the Company. Approximately $800 of the purchase price was financed by the Company through a promissory note (the "Note") which carried an interest rate of 6.51% annually. As described in Note 3, the notes were paid in full during 1997 in connection with the Preferred Stock Redemption.

    The Management Investors have entered into a Securityholders Agreement with the Company and Vestar/CS Holding which contains certain agreements among such parties with respect to the capital stock and corporate governance of the Company. The Securityholders Agreement gives Vestar/CS Holding the right to appoint all members to the Board of Directors of the Company. Additionally, the Securityholders Agreement restricts the ability of Management Investors to transfer their equity interest except upon (A) the exercise of their tag along rights, which allows Management Investors to sell their equity interest when Vestar/CS Holding sells its equity interest in the Company; (B) a sale of the Company; (C) the exercise of certain put and call options under the Management Subscription Agreement; (D) a public sale of the Company's common stock.

    The Management Investors have entered into a Voting Trust Agreement with the Company and Vestar/CS Holding which requires Management Investors to vote all of their common stock as directed by Vestar/CS Holding for the approval of any of the following: amendment to the Company's Certificate of Incorporation, merger, share exchange, combination or consolidation of the Company with any other person, the sale, lease or exchange of all or substantially all of the property and assets of the Company, or the reorganization, recapitalization, liquidation, or dissolution of the Company.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

16. RELATED PARTY TRANSACTIONS (CONTINUED)
    Pursuant to a Management Advisory Agreement (the "Management Agreement"), Vestar Capital Partners will receive an annual fee and reimbursement of out-of-pocket expenses for management and financial consulting services provided to the Company. Such services include advising the Company on the establishment of effective banking, legal and other business relationships, and assisting management in developing and implementing strategies for improving the operational, marketing and financial performance of the Company. The management advisory fees to be paid per annum will equal the greater of (i) 1.0% of the consolidated earnings of the Company before interest, taxes, depreciation and amortization or (ii) $350. Expenses pursuant to the Management Agreement were approximately $485 in 1997 and $258 for the period from April 18, 1996 to December 28, 1996 (Successor Company).

    Upon consummation of the Acquisition, the Company paid to Vestar Capital Partners an investment banking fee of approximately $1,500 plus out-of-pocket expenses for its services in structuring the transaction and providing financial advice in connection therewith. Additionally, a member of the Company's Board of Directors received a fee of approximately $600 for his consulting services in connection with the Acquisition.

17. SUBSEQUENT EVENTS

HEXCEL CORPORATION ACQUIRES ASSETS OF CLARK-SCHWEBEL

    On September 15, 1998, Hexcel Corporation ("Hexcel") acquired certain assets and operating liabilities of Clark-Schwebel, Inc. In the first transaction, Vestar Capital Partners and Management Investors sold the stock of the Clark-Schwebel Holdings, Inc. ("Holdings") to Stamford C-S Acquisition Corp. ("Stamford") for an enterprise value of approximately $488,000, less debt and transaction expenses. Stamford then immediately sold certain assets and operating liabilities of Clark-Schwebel, Inc. and its subsidiaries (the "Company") to Hexcel for $453,600. Stamford will retain $50,000 of property, plant and equipment to be leased to Hexcel under a long-term capital lease.

CLARK-SCHWEBEL AND PARENT COMPANY LAUNCH CASH TENDER OFFERS AND CONSENT
  SOLICITATIONS FOR NOTES AND DEBENTURES

    As part of the sale described above, the Company and Holdings launched cash tender offers and consent solicitations for their notes and debentures.

    Pursuant to the tender offers, the Company and Holdings, respectively, have repurchased:

        1. All $110,000 of the 10 1/2% Senior Notes of the Company due 2006. The purchase price offered for each $1 principal amount tendered is based on a fixed spread of 50 basis points over the yield of the 6 1/4% U.S. Treasury Notes due March 31, 2001, plus accrued unpaid interest on the notes, minus the consent payment described below.

        2. All $45,994 of the 12 1/2% Senior Debentures of Holdings due 2007. The purchase price offered for each $1 principal amount tendered is $1.06750 plus accrued unpaid interest on the debentures, minus the consent payment described below.

    Concurrent with the tender offers, the issuers obtained consents to eliminate or modify substantially all of the convenants in the indentures governing the notes and the debentures. Holders who tender their notes and debentures were required to consent to the proposed amendments.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

17. SUBSEQUENT EVENTS (CONTINUED)
    The Company offered to make consent payments of $.025 per $1 principal amount to the holders of the notes and debentures who tender their securities and deliver their consents at or prior to 5:00 p.m. New York City time on the consent date.

    The Company and Holdings purchased the tendered notes and debentures with borrowings under proceeds from stock sale.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS

                        JANUARY 3, 1998 AND JULY 4, 1998

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                          JANUARY 3,     JULY 4,
                                                                                             1998         1998
                                                                                         ------------  -----------
                                                                                                       (UNAUDITED)
ASSETS
CURRENT ASSETS:
      Cash and cash equivalents........................................................   $      147    $  14,175
      Accounts receivable, net.........................................................       28,527       22,153
      Inventories, net.................................................................       34,897       35,799
      Other............................................................................          235          615
                                                                                         ------------  -----------
          Total current assets.........................................................       63,806       72,742
                                                                                         ------------  -----------
PROPERTY, PLANT AND EQUIPMENT..........................................................       72,133       74,565
    Accumulated depreciation...........................................................      (12,540)     (16,623)
                                                                                         ------------  -----------
      Property, plant and equipment, net...............................................       59,593       57,942
                                                                                         ------------  -----------
EQUITY INVESTMENTS.....................................................................       65,411       65,341
GOODWILL...............................................................................       43,205       42,641
OTHER ASSETS...........................................................................        5,702        5,327
                                                                                         ------------  -----------
TOTAL ASSETS...........................................................................   $  237,717    $ 243,993
                                                                                         ------------  -----------
                                                                                         ------------  -----------
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
      Accounts payable.................................................................   $   19,806    $  22 994
      Accrued liabilities..............................................................       16,706       15,261
      Deferred tax liabilities--current................................................        2,370        2,370
                                                                                         ------------  -----------
          Total current liabilities....................................................       38,882       40,625
                                                                                         ------------  -----------
LONG-TERM DEBT.........................................................................      155,994      155,994
DEFERRED TAX LIABILITIES...............................................................       20,575       19,578
LONG-TERM BENEFIT PLANS AND OTHER......................................................        4,139        4,139
COMMITMENTS AND CONTINGENCIES
                                                                                         ------------  -----------
TOTAL LIABILITIES......................................................................      219,590      220,336
                                                                                         ------------  -----------
EQUITY:
      Common stock (par value per share--$.01)--100,000 shares authorized, 9,000 shares
      issued and outstanding...........................................................        9,000        9,000
      Retained earnings................................................................       13,664       22,310
      Cumulative translation adjustment................................................       (4,537)      (7,653)
                                                                                         ------------  -----------
          Total equity.................................................................       18,127       23,657
                                                                                         ------------  -----------
TOTAL LIABILITIES AND EQUITY...........................................................   $  237,717    $ 243,993
                                                                                         ------------  -----------
                                                                                         ------------  -----------

         See notes to condensed and consolidated financial statements.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                       (UNAUDITED--DOLLARS IN THOUSANDS)

                                                                            SIX MONTHS ENDED
                                                                          --------------------
                                                                          JUNE 28,    JULY 4,
                                                                            1997       1998
                                                                          ---------  ---------
Net sales...............................................................  $ 123,299  $ 111,664
Cost of goods sold......................................................     95,851     84,546
                                                                          ---------  ---------
Gross profit............................................................     27,448     27,118
Selling, general and administrative expenses............................      7,727      8,016
                                                                          ---------  ---------
    Operating income....................................................     19,721     19,102
Other income (expense):
    Interest expense....................................................     (6,427)    (8,885)
    Other, net..........................................................         (3)        (2)
                                                                          ---------  ---------
Income before income taxes..............................................     13,291     10,215
Provision for income tax................................................     (5,475)    (4,090)
Income from equity investees, net.......................................      1,582      2,521
                                                                          ---------  ---------
Net income..............................................................      9,398      8,646
Accrued dividends on preferred stock....................................     (2,416)         0
                                                                          ---------  ---------
    Net income applicable to common shares..............................  $   6,982  $   8,646
                                                                          ---------  ---------
                                                                          ---------  ---------

         See notes to condensed and consolidated financial statements.

                         CLARK-SCHWEBEL HOLDINGS, INC.
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND
                              COMPREHENSIVE INCOME
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     PREFERRED STOCK         COMMON STOCK                 CUMULATIVE
                                   --------------------  --------------------  RETAINED   TRANSLATION              COMPREHENSIVE
                                    SHARES     AMOUNT     SHARES     AMOUNT    EARNINGS   ADJUSTMENT     TOTAL         INCOME
                                   ---------  ---------  ---------  ---------  ---------  -----------  ----------  --------------
Balance at December 28, 1996.....      1,000  $  35,000      9,000  $   9,178  $   7,005   $  (1,350)  $   49,833    $    8,792
Repayment of management loans....                                         822                                 822
Net income.......................                                                 18,515                   18,515        18,515
Accrued preferred stock
  dividend.......................                                                 (2,856)                  (2,856)
Redemption of preferred stock....     (1,000)   (35,000)               (1,000)    (9,000)                 (45,000)
Cumulative translation
  adjustment.....................                                                             (3,187)      (3,187)       (3,187)
                                   ---------  ---------  ---------  ---------  ---------  -----------  ----------       -------
Balance at January 3, 1998.......          0  $       0      9,000  $   9,000  $  13,664   $  (4,537)  $   18,127    $   24,120
                                   ---------  ---------  ---------  ---------  ---------  -----------  ----------       -------
                                   ---------  ---------  ---------  ---------  ---------  -----------  ----------       -------
Net income (Unaudited)...........                                                  4,791                    4,791         4,791
Cumulative translation adjustment
  (Unaudited)....................                                                             (2,175)      (2,175)       (2,175)
                                   ---------  ---------  ---------  ---------  ---------  -----------  ----------       -------
Balance at April 4, 1998
  (Unaudited)....................          0  $       0      9,000  $   9,000  $  18,455   $  (6,712)  $   20,743    $   26,736
                                   ---------  ---------  ---------  ---------  ---------  -----------  ----------       -------
                                   ---------  ---------  ---------  ---------  ---------  -----------  ----------       -------
Net Income (Unaudited)...........                                                  3,855                    3,855         3,855
Cumulative translation adjustment
  (Unaudited)....................                                                               (941)        (941)         (941)
                                   ---------  ---------  ---------  ---------  ---------  -----------  ----------       -------
Balance at July 4, 1998
  (Unaudited)....................          0  $       0      9,000  $   9,000  $  22,310   $  (7,653)  $   23,657    $   29,650
                                   ---------  ---------  ---------  ---------  ---------  -----------  ----------       -------
                                   ---------  ---------  ---------  ---------  ---------  -----------  ----------       -------

         See notes to condensed and consolidated financial statements.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                       (UNAUDITED--DOLLARS IN THOUSANDS)

                                                                              SIX MONTHS ENDED
                                                                           ----------------------
                                                                            JUNE 28,     JULY 4,
                                                                              1997        1998
                                                                           -----------  ---------
OPERATING ACTIVITIES:
    Net income...........................................................   $   9,398   $   8,646
    Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization of goodwill and unearned revenue.....       4,562       4,906
      Amortization of deferred financing cost............................         417         404
      Deferred tax provision.............................................        (595)       (676)
      Income from equity investments, net................................      (1,540)     (2,521)
      Loss on sale of equipment..........................................          11           7
      Changes in assets and liabilities, net of the effects of the purchase of the company:
        Accounts receivable..............................................        (557)      6,374
        Inventories......................................................      (4,130)       (902)
        Prepaid expenses and other.......................................          98        (320)
        Accounts payable.................................................       7,525       3,188
        Accrued liabilities..............................................        (570)     (1,445)
      Other..............................................................          (6)         (1)
                                                                           -----------  ---------
          Net cash provided by operating activities......................      14,613      17,660
                                                                           -----------  ---------
INVESTING ACTIVITIES:
    Purchases of equipment...............................................      (3,541)     (2,723)
    Proceeds from sale of equipment......................................       1,494          25
    Additional investment in CS-Interglas................................           0      (2,643)
                                                                           -----------  ---------
          Net cash used in investing activities..........................      (2,047)     (5,341)
                                                                           -----------  ---------
FINANCING ACTIVITIES:
    Principal payments under long-term debt and capital lease
    obligations..........................................................      (2,301)          0
    Proceeds from repayment of loans to management Investor..............          23           0
    Dividends received from ASCO.........................................           0       1,709
                                                                           -----------  ---------
          Net cash (used in) provided by financing activities............      (2,278)      1,709
                                                                           -----------  ---------
NET CHANGE IN CASH.......................................................      10,288      14,028
CASH, BEGINNING OF PERIOD................................................       4,064         147
                                                                           -----------  ---------
CASH, END OF PERIOD......................................................   $  14,352   $  14,175
                                                                           -----------  ---------
                                                                           -----------  ---------
CASH PAID FOR INTEREST...................................................   $   6,030   $   8,269
                                                                           -----------  ---------
                                                                           -----------  ---------
CASH PAID FOR TAXES......................................................   $   6,372   $   4,914
                                                                           -----------  ---------
                                                                           -----------  ---------

Noncash Transaction: The company accrued dividends on preferred stock of $2,416 for the period of December 29, 1996--June 28, 1997.

         See notes to condensed and consolidated financial statements.

                         CLARK-SCHWEBEL HOLDINGS, INC.

            NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the assets, liabilities and results of operations as of July 4, 1998 and for the period from January 4, 1998 to July 4, 1998 of Clark-Schwebel Holdings, Inc. The Company's primary asset is all of the capital stock of Clark-Schwebel, Inc., its operating company. The statements also include the assets and liabilities of the Company as of January 3, 1998, and the Company's results of operations for the period from December 29, 1996 to June 28, 1997.

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission (SEC). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. All significant intercompany balances and transactions have been eliminated. The balance sheet at January 3, 1998 has been derived from the audited financial statements at that date. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Results of operations for interim periods are not necessarily indicative of results for the entire year. For further information, refer to the Company's consolidated financial statements and footnotes for the year ended January 3, 1998 included in the Company's Form 10-K for the year then ended.

    SUMMARIZED FINANCIAL INFORMATION--The following table provides summarized financial information for Clark-Schwebel, Inc., the operating company, on a stand-alone basis. Clark-Schwebel, Inc. is a wholly owned subsidiary of Clark-Schwebel Holdings, Inc. and its separate financial statements are not included or filed separately because management has determined that they would not be material to investors. The balance sheet information is as of July 4, 1998 and the income statement information is for the six months ended July 4, 1998.

Current assets....................................................................  $  72,742
Noncurrent assets.................................................................    171,251
                                                                                    ---------
Total assets......................................................................  $ 243,993
                                                                                    ---------
                                                                                    ---------
Current liabilities...............................................................  $  37,986
Noncurrent liabilities............................................................    135,189
Equity............................................................................     70,818
                                                                                    ---------
Total liabilities and equity......................................................  $ 243,993
                                                                                    ---------
                                                                                    ---------
Net sales.........................................................................  $ 111,664
Gross profit......................................................................     27,118
Income from continuing operations.................................................     10,431
Net income........................................................................  $  10,431
                                                                                    ---------
                                                                                    ---------
Dividends paid to Clark-Schwebel Holdings, Inc....................................  $   2,411
                                                                                    ---------
                                                                                    ---------

    All assets of Clark-Schwebel, Inc. represent restricted net assets with the exception of the foreign equity investments and distributions received from the foreign equity investments. Except in limited circumstances, Clark-Schwebel, Inc. is prohibited from transferring restricted net assets to Clark-Schwebel Holdings, Inc. in the form of cash dividends, loans, or advances without the consent of the lenders under

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION (CONTINUED)
the Credit Agreement. The amount of unrestricted net assets at July 4, 1998 was $61,295, which represents the book value of the foreign equity investments ($61,225) and distributions received in the form of cash from the foreign equity investments, net of restricted payments to increase equity ownership in foreign equity investments ($70).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Following is a summary of the significant accounting policies used in the preparation of the financial statements of the Company.

    BASIS OF CONSOLIDATION--The consolidated financial statements include the accounts of the Company and its operating company and wholly-owned subsidiary, Clark-Schwebel, Inc. All material intercompany amounts and transactions have been eliminated.

    FISCAL YEAR--The Company's operations are based on a fifty-two or fifty-three week fiscal year ending on the Saturday closest to December 31. Accordingly, the interim periods will also be reported on the Saturday closest to the calendar quarter end. The fiscal year ended January 2, 1999 is referred to herein as 1998. The fiscal year ended January 3, 1998 is referred to herein as 1997. The 1998 fiscal year consists of 52 weeks, while the 1997 fiscal year consisted of 53 weeks.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates include the allowance for doubtful accounts receivable and the liabilities for certain long-term benefit plans. Actual results could differ from such estimates.

    REVENUE RECOGNITION--Revenue from product sales is recognized at the time ownership of the goods transfers to the customer and the earnings process is complete. This generally occurs when the goods are shipped.

    CASH AND CASH EQUIVALENTS--Cash and cash equivalents include cash on hand and in the bank as well as short term investments held for the purpose of general liquidity. Such investments normally mature within three months from the date of acquisition.

    ACCOUNTS RECEIVABLE--The Company establishes an allowance for doubtful accounts based upon factors including the credit risk of specific customers, historical trends and other information. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral.

    INVENTORIES--Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method for substantially all inventories.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY, PLANT, AND EQUIPMENT--Property, plant, and equipment is recorded at cost and depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. Estimated useful lives are as follows:

                                                               10 to 20
Land improvements............................................  years
                                                               20 to 40
Buildings and improvements...................................  years
Machinery and equipment......................................  3 to 11 years

    EQUITY INVESTMENTS--The company owns equity interests in CS-Interglas AG (headquartered in Germany), Asahi-Schwebel Co., Ltd. (headquartered in Japan) and Clark Schwebel Tech-Fab Company (located in Anderson, SC), which are accounted for using the equity method of accounting.

    FOREIGN CURRENCY--The foreign equity investments are translated at year-end exchange rates. Equity income and losses are translated at the average rate during the year. Cumulative translation adjustments are reflected as a separate component of stockholders' equity.

    POSTRETIREMENT BENEFITS--Postretirement benefits are accounted for pursuant to Statement of Financial Accounting Standards ("SFAS") No. 106, EMPLOYERS ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. SFAS No. 106 requires that the projected future cost of providing postretirement benefits, such as health care and life insurance, be recognized as an expense as employees render service rather than when claims are incurred.

    INCOME TAXES--Income taxes are accounted for pursuant to SFAS 109, ACCOUNTING FOR INCOME TAXES. Under SFAS No. 109, deferred income tax assets and liabilities represent the future income tax effect of temporary differences between the book and tax bases of assets and liabilities assuming they will be realized and settled at the amounts reported in the financial statements. The provision for income taxes included in the accompanying financial statements is computed in a manner consistent with SFAS No. 109.

    GOODWILL--Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in the Acquisition of the Company from Springs Industries in April 1996. Goodwill recorded from the Acquisition was $45,128, and is being amortized on a straight-line basis over a period of 40 years.

3. LONG-TERM DEBT

    Long-term debt consisted of the following:

                                                                        JANUARY 3,   JULY 4,
                                                                           1998        1998
                                                                        ----------  ----------
Senior Notes, payable in 2006, interest at 10.5%......................  $  110,000  $  110,000
Senior Debentures, payable in 2007, interest at 12.5%.................      45,994      45,994
Revolving Credit Agreement, due 2002, interest at
  variable rates......................................................           0           0
                                                                        ----------  ----------
Total.................................................................     155,994     155,994
Less current maturities...............................................           0           0
                                                                        ----------  ----------
Long-term debt........................................................  $  155,994  $  155,994
                                                                        ----------  ----------
                                                                        ----------  ----------

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

3. LONG-TERM DEBT (CONTINUED)
    The Senior Notes accrue interest at a fixed rate of 10.5% per annum, with interest payable semiannually in arrears on April 15 and October 15. The Senior Notes are not redeemable at the option of the Company prior to April 15, 2001, except in the event of a public equity offering of the Company, at which time a portion of the Senior Notes would be redeemable.

    The Senior Debentures accrue interest at a fixed rate of 12.5% per annum with interest payable semiannually in arrears on January 15 and July 15 to the extent permitted by the Credit Agreement and the indenture governing the Senior Notes. If the Company is unable to pay interest in cash due to the prohibitions contained in the Credit Agreement or such indenture, interest on the Senior Debentures would be payable in additional Senior Debentures. The Senior Debentures will not be redeemable at the Company's option prior to July 15, 2002, except in the event of a public equity offering of the Company, or a change of control or subsidiary change of control after January 15, 1998. See
Note 6.

    The Company has a $65,000 Revolving Credit Facility under the Credit Agreement. The Company pays a quarterly commitment fee equal to 0.25% on the unused portion of the Revolving Credit Facility, which was $65,000 at July 4, 1998.

    The Revolving Credit Facility, the Senior Notes, and the Senior Debentures contain certain restrictive covenants which provide limitations on the Company with respect to restricted payments, indebtedness, liens, investments, dividends, distributions, transactions with affiliates, debt repayments, capital expenditures, mergers, and consolidations. The bank facility covenants also require maintenance of certain financial ratios. At July 4, 1998, the Company was in compliance with such covenants. With the exception of the Senior Debentures, which are obligations of Clark-Schwebel Holdings, Inc., all other long-term debt is owed at the Clark-Schwebel, Inc., operating company level, and guaranteed by Clark-Schwebel Holdings, Inc.

    No principal payments are required on any long-term debt in the next five years.

4. INVENTORIES

    Inventories consisted of the following:

                                                                         JANUARY 3,    JULY 4,
                                                                            1998        1998
                                                                         -----------  ---------
Finished goods.........................................................   $  12,301   $  11,511
Raw material and supplies..............................................       8,854      10,384
In process.............................................................      15,317      15,853
                                                                         -----------  ---------
Total at standard cost (which approximates average cost)...............      36,472      37,748
Less LIFO reserve......................................................      (1,575)     (1,949)
                                                                         -----------  ---------
Inventories, net.......................................................   $  34,897   $  35,799
                                                                         -----------  ---------
                                                                         -----------  ---------

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

5. CONVERSION OF CS-INTERGLAS AG ("INTERGLAS") NOTE RECEIVABLE AND OPTION TO PURCHASE A CONTROLLING INTEREST IN INTERGLAS

    On March 31, 1998, the Company notified CS-Interglas of its intent to convert its 20 million Deutsche mark convertible notes (the "Convertible Notes") into CS-Interglas common stock. Effective June 30, 1998, the conversion increased the Company's ownership of the outstanding common stock of Interglas from 24.9% to 41.9%. The conversion was approved by the German Merger Control Authorities. Interglas manufactures fiber glass, aramid and carbon fabrics in Europe, with plants in Germany, Belgium, England and France. CS-Interglas sales for the fiscal year ended June 30, 1997 were $154,000.

    On March 31, 1998, the Company also entered into an agreement (the "Interglas Purchase Agreement") with the Deschler-Group, the Company's joint venture partner in Interglas who, following the Company's Convertible Notes conversion described above, owns 41.9% of the outstanding common stock of Interglas. Under the Interglas Purchase Agreement, the Company purchased 1.7% of Interglas' common stock from the Deschler-Group for 4.75 million Deutsche marks (approximately $2,600) on June 30, 1998. This purchase increased the Company's ownership in Interglas from 41.9% to 43.6%. The Company's purchase of additional shares in CS-Interglas was approved by the German Merger Control Authorities. Additionally, pursuant to the Interglas Purchase Agreement, the Company obtained two options from the Deschler-Group to purchase additional shares of Interglas held by the Deschler-Group. The first option allows the Company to purchase an additional 6.4% of Interglas' common stock from the Deschler-Group on or before January 10, 1999, which, if exercised, will give the Company control of Interglas. The second option allows the Company to purchase the remaining shares of Interglas held by the Deschler-Group at any time through December 31, 1999.

6. SUBSEQUENT EVENTS

HEXCEL CORPORATION ACQUIRES ASSETS OF CLARK-SCHWEBEL

    On September 15, 1998, Hexcel Corporation ("Hexcel") acquired certain assets and operating liabilities of Clark-Schwebel, Inc. In the first transaction, Vestar Capital Partners and Management Investors sold the stock of the Clark-Schwebel Holdings, Inc. ("Holdings") to Stamford C-S Acquisition Corp. ("Stamford") for an enterprise value of approximately $488,000, less debt and transaction expenses. Stamford then immediately sold certain assets and operating liabilities of Clark-Schwebel, Inc. and its subsidiaries (the "Company") to Hexcel for $453,600. Stamford will retain $50,000 of property, plant and equipment to be leased to Hexcel under a long-term capital lease.

CLARK-SCHWEBEL AND PARENT COMPANY LAUNCH CASH TENDER OFFERS AND CONSENT
  SOLICITATIONS FOR NOTES AND DEBENTURES

    As part of the sale described above, the Company and Holdings launched cash tender offers and consent solicitations for their notes and debentures.

    Pursuant to the tender offers, the Company and Holdings, respectively, have repurchased:

        1. all $110,000 of the 10 1/2% Senior Notes of the Company due 2006. The purchase price offered for each $1 principal amount tendered is based on a fixed spread of 50 basis points over the yield of the 6 1/4% U.S. Treasury Notes due March 31, 2001, plus accrued unpaid interest on the notes, minus the consent payment described below.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

6. SUBSEQUENT EVENTS (CONTINUED)
        2. all $45,994 of the 12 1/2% Senior Debentures of Holdings due 2007. The purchase price offered for each $1 principal amount tendered is $1.0675 plus accrued unpaid interest on the debentures, minus the consent payment described below.

    Concurrent with the tender offers, the issuers obtained consents to eliminate or modify substantially all of the convenants in the indentures governing the notes and the debentures. Holders who tender their notes and debentures were required to consent to the proposed amendments.

    The Company offered to make consent payments of $.025 per $1 principal amount to the holders of the notes and debentures who tender their securities and deliver their consents at or prior to 5:00 p.m. New York City time on the consent date.

    The Company and Holdings purchased the tendered notes and debentures with borrowings under proceeds from stock sale.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS
PROSPECTUS IS CURRENT AS OF             , 1999. HOWEVER, YOU SHOULD REALIZE THAT
OUR AFFAIRS MAY HAVE CHANGED SINCE THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Forward-Looking Statements................................................   ii
Prospectus Summary........................................................    1
Risk Factors..............................................................   12
Use of Proceeds...........................................................   19
Capitalization............................................................   20
Pro Forma Financial Information...........................................   21
Selected Consolidated Financial Information...............................   26
The Exchange Offer........................................................   27
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   35
Business..................................................................   43
Management................................................................   58
Security Ownership of Certain Beneficial Owners...........................   62
Description of Certain Indebtedness.......................................   63
Description of the Notes..................................................   66
Book-Entry; Delivery and Form.............................................  101
Exchange Offer; Registration Rights.......................................  103
Certain Relationships and Related Transactions............................  105
Certain United States Federal Income Tax Considerations...................  111
Plan of Distribution......................................................  114
Legal Matters.............................................................  115
Experts...................................................................  115
Available Information.....................................................  115
Glossary of Terms.........................................................  117
Index to Financial Statements.............................................  F-1

                                  $240,000,000

                                     [LOGO]

                           9 3/4% SENIOR SUBORDINATED
                                 NOTES DUE 2009

                          ---------------------------

                                   PROSPECTUS

                          ---------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                          , 1999

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Set forth below is a description of certain provisions of the Delaware General Corporation Law (the "DGCL"), the Certificate of Incorporation of the Company, the Strategic Alliance Agreement dated as of September 29, 1995 among Ciba-Geigy Limited, Ciba-Geigy Corporation and the Company, as amended December 12, 1995 (the "Strategic Alliance Agreement") and the Hexcel Corporation Incentive Stock Plan, as amended and restated January 30, 1997 and further amended December 10, 1997 and the Hexcel Corporation 1998 Broad Based Incentive Stock Plan (together, the "Incentive Stock Plans"), as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the applicable provisions of the DGCL, the Certificate of Incorporation of the Company, the Bylaws of the Company, the Strategic Alliance Agreement and the Incentive Stock Plans, which are incorporated herein by reference.

    Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity at another corporation or business organization, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

    Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of a corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (Liability of Directors for Unlawful Payment of Dividend or Unlawful Stock Purchase or Redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

    The Company's Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, to the full extent permitted by the DGCL. The Company's Certificate of Incorporation also provides that the Company shall indemnify its directors and officers to the full extent permitted by the DGCL; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Company. The Certificate of Incorporation further provides that the Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification similar to those provided to the directors and officers of the Company to the employees and agents of the Company who are not directors or officers of the Company.

    The Strategic Alliance Agreement provides that the Company's Certificate of Incorporation and Bylaws will continue to contain the provisions with respect to indemnification of directors and officers as of

September 29, 1995, which provisions will not be amended, repealed or otherwise modified for a period of six years following the Closing contemplated by the Strategic Alliance Agreement (the "Ciba Closing") in any manner that would adversely affect the rights of individuals who at any time prior to the Ciba Closing were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Ciba Closing, except for such modifications as are required by applicable law. In addition, the Strategic Alliance Agreement generally requires the Company to indemnify, to the fullest extent permitted under the DGCL, its officers and directors as of September 29, 1995 against all losses, expense, claims, damages, liabilities, costs or expenses (including reasonable fees and expenses of counsel) arising out of any claim, action, suit, proceeding or investigation based in whole or in part on the fact that such person was a director or officer of the Company at or prior to the Ciba Closing. The Company maintains, at its expense, an insurance policy which insures the directors and officers of the Company, subject to certain exclusions and deductions, against certain liabilities that they may incur in their capacity as such. The Strategic Alliance Agreement provides that for six years after the Ciba Closing, the Company is generally required to provide directors' and officers' liability insurance meeting certain specified criteria for its officers and directors as of September 29, 1995.

    Pursuant to the Incentive Stock Plans, no member of the Executive Compensation Committee of the Board of Directors of the Company, or such other committee or committees of the Board of Directors as may be designated by the Board of Directors from time to time to administer the Incentive Stock Plans, shall be liable for any action or determination made in good faith, and the members of such committee or committees shall be entitled to indemnification in the manner provided in the Company's Certificate of Incorporation.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.                                             DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------
   2.1       Strategic Alliance Agreement dated as of September 29, 1995 among Hexcel, Ciba-Geigy Limited and
             Ciba-Geigy Corporation (incorporated herein by reference to Exhibit 10.1 to the Company's Current
             Report on Form 8-K dated as of October 13, 1995).

   2.1(a)    Amendment dated as of December 12, 1995 to the Strategic Alliance Agreement among Hexcel,
             Ciba-Geigy Limited and Ciba-Geigy Corporation (incorporated herein by reference to Exhibit 2.1(a)
             to the Company's Current Report on Form 8-K dated as of March 15, 1996).

   2.1(b)    Letter Agreement dated as of February 28, 1996 among Hexcel, Ciba-Geigy Limited and Ciba-Geigy
             Corporation (incorporated herein by reference to Exhibit 2.1(b) to the Company's Current Report on
             Form 8-K dated as of March 15, 1996).

   2.1(c)    Distribution Agreement dated as of February 29, 1996 among the Company, Brochier S.A., Composite
             Materials Limited, Salver S.r.l. and Ciba Geigy Limited (incorporated by reference to Exhibit
             2.1(c) to the Company's Current Report on Form 8-K dated as of March 15, 1996).

   2.1(d)    Consent Letter dated February 21, 1997, between Hexcel and Ciba Specialty Chemicals Holding Inc.
             (incorporated herein by reference to Exhibit 2.1(d) to the Company's Annual Report on Form 10-K
             for the fiscal year ended December 31, 1997).

   2.2       Sale and Purchase Agreement dated as of April 15, 1996 among Hexcel Corporation, Hercules
             Incorporated, Hercules Nederland BV and HISPAN Corporation (incorporated herein by reference to
             Exhibit 2.2 to Hexcel's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
             1996).

EXHIBIT NO.                                             DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------
   2.2(a)    Amendment Number One dated as of June 27, 1996 to the Sale and Purchase Agreement among Hexcel
             Corporation, Hercules Incorporated, Hercules Nederland BV and HISPAN Corporation (incorporated herein by reference to Exhibit 2.2 to Hexcel's Current Report on Form 8-K dated July 12, 1996).

   2.2(b)    Letter Agreement dated as of June 27, 1996 among Hexcel Corporation, Hercules Incorporated,
             Hercules Nederland BV and HISPAN Corporation (incorporated herein by reference to Exhibit 2.3 to
             Hexcel's Current Report on Form 8-K dated July 12, 1996).

   2.3       Asset Purchase Agreement by and among Stamford FHI Acquisition Corp., Fiberite, Inc. and Hexcel
             Corporation, dated as of April 21, 1997 (incorporated herein by reference to Exhibit 10.1 to
             Hexcel's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1997).

   2.3(a)    Amended and Restated Asset Purchase Agreement by and among Stamford FHI Acquisition Corp.,
             Fiberite, Inc. and Hexcel Corporation, dated as of August 25, 1997 (incorporated herein by reference to Exhibit 10.11 to Hexcel's Quarterly Report on Form 10-Q for the Quarter ended
             September 30, 1997).

   2.4       License of Intellectual Property agreement, by and among Hexcel Corporation and Fiberite, Inc., dated as of August 29, 1997 (incorporated herein by reference to Exhibit 10.12 to Hexcel's
             Quarterly Report on Form 10-Q for the Quarter ended September 30, 1997).

   2.5       Asset Purchase Agreement by and among the Company, Stamford CS Acquisition Corp., Clark-Schwebel
             Holdings, Inc. and Clark-Schwebel Inc., dated July 25, 1998 (incorporated herein by reference to
             Exhibit 2.1 of the Company's Current Report on Form 8-K, filed on July 30, 1998).

   2.5(a)    Amendment No. 1 to Asset Purchase Agreement by and among the Company, Stamford CS Acquisition
             Corp., Clark-Schwebel Holdings, Inc. and Clark-Schwebel Inc., dated as of September 15, 1998
             (incorporated by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K, filed on
             September 24, 1998).

   2.5(b)    Amendment No. 2 to Asset Purchase Agreement by and among the Company and EQCSI Holding Corp., formerly known as Clark-Schwebel, Inc., dated as of December 23, 1998.

   2.6       First Amended Plan of Reorganization dated as of November 7, 1994 (incorporated by reference to
             Exhibit 2 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 2,
             1994).

   3.1       Restated Certificate of Incorporation of Hexcel Corporation (incorporated herein by reference to
             Exhibit 1 to Hexcel's Registration Statement on Form 8-A dated July 9, 1996).

   3.2       Amended and Restated Bylaws of Hexcel Corporation (incorporated herein by reference to Exhibit 2 to Hexcel's Registration Statement on Form 8-A dated July 9, 1996).

   4.1       Indenture dated as of January 21, 1999 between Hexcel Corporation and The Bank of New York, as trustee, relating to the issuance of the 9 3/4% Senior Subordinated Notes due 2009.

   4.2       Registration Rights Agreement dated as of January 21, 1999 by and among Hexcel Corporation, Credit
             Suisse First Boston Corporation and Salomon Smith Barney Inc., relating to the issuance of the
             9 3/4% Senior Subordinated Notes due 2009.

   4.3       Purchase Agreement dated as of January 15, 1999 by and among Hexcel Corporation, Credit Suisse
             First Boston Corporation and Salomon Smith Barney Inc., relating to the issuance of the 9 3/4%
             Senior Subordinated Notes due 2009.

EXHIBIT NO.                                             DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------
   4.4       Indenture dated as of July 24, 1996 between Hexcel Corporation and First Trust of California,
             National Association, as trustee, relating to the 7% Convertible Subordinated Notes due 2003 of
             the Company (incorporated herein by reference to Exhibit 4 to Hexcel's Quarterly Report on Form
             10-Q for the quarter ended June 30, 1996).

   4.5       Indenture dated as of February 29, 1996 between Hexcel and First Trust of California, National
             Association, as trustee, relating to the Increasing Rate Senior Subordinated Notes due 2003 of the
             Company (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form
             8-K dated as of March 15, 1996).

   4.5(a)    First Supplemental Indenture dated as of June 27, 1996 between Hexcel and First Trust of
             California, N.A., as trustee, to the Indenture dated as of February 29, 1996 between Hexcel and
             First Trust of California, N.A., as trustee (incorporated herein by reference to Exhibit 4.2(a) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997).

   4.5(b)    Second Supplemental Indenture dated as of March 5, 1998 between Hexcel and First Trust of
             California, N.A., as trustee, to the Indenture dated as of February 29, 1996 between Hexcel and
             First Trust of California, N.A., as trustee (incorporated by reference to Exhibit 4.2(b) to
             Hexcel's Annual Report on Form 10-K for the fiscal year ended December 31, 1997).

   4.5(c)    Third Supplemental Indenture dated as of September 15, 1998 between Hexcel and U.S. Bank Trust
             National Association (formerly known as First Trust of California, National Association), as
             trustee.

   4.5(d)    Fourth Supplemental Indenture dated as of January 21, 1999 between Hexcel and U.S. Bank Trust
             National Association (formerly known as First Trust of California, National Association), as
             trustee.

   4.6       Indenture dated as of August 1, 1986 between Hexcel and the Bank of California, N.A., as trustee, relating to the 7% Convertible Subordinated Notes due 2011 of the Company (incorporated herein by reference to Exhibit 4.3 to the Company's Annual Report on Form 10-K for the fiscal year ended
             December 31, 1997).

   4.6(a)    Instrument of Resignation, Appointment and Acceptance, dated as of October 1, 1993 (incorporated herein by reference to Exhibit 4.10 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993).

   5.1       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company.

  10.1       Credit Agreement dated as of June 27, 1996 among Hexcel and certain of its subsidiaries as borrowers, the institutions party thereto as lenders, the institutions party thereto as issuing banks, Citibank, N.A. as collateral agent and Credit Suisse as administrative agent (incorporated herein by reference to Exhibit 99.2 to Hexcel's Current Report on Form 8-K dated July 12, 1996).

  10.1(a)    Consent Number 1 and First Amendment dated as of July 3, 1996 to the Credit Agreement dated as of
             June 27, 1996 among Hexcel Corporation and certain of its subsidiaries as borrowers, the institutions party thereto as lenders, the institutions party thereto as issuing banks, Citibank,
             N.A. as collateral agent and Credit Suisse as administrative agent (incorporated herein by reference to Exhibit 10.2 to Hexcel's Quarterly Report on Form 10-Q for the quarter ended June 30,
             1996).

EXHIBIT NO.                                             DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------
  10.1(b)    Modifications dated as of July 8, 1996 to the First Amendment to the Credit Agreement among Hexcel
             Corporation and certain of its subsidiaries as borrowers, the institutions party thereto as lenders, the institutions party thereto as issuing banks, Citibank, N.A. as collateral agent and
             Credit Suisse as administrative agent (incorporated herein by reference to Exhibit 10.3 to
             Hexcel's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1996).

  10.1(c)    Consent Number 2 and Second Amendment dated as of November 12, 1996 to the Credit Agreement dated as of June 27, 1996 among Hexcel Corporation and certain of its subsidiaries as borrowers, the institutions party thereto as lenders, the institutions party thereto as issuing banks, Citibank,
             N.A. as collateral agent and Credit Suisse as administrative agent (incorporated herein by reference to Exhibit 10.4(b) to Hexcel's Annual Report on Form 10-K for the year ended December
             31, 1996).

  10.1(d)    Consent Number 3 and Third Amendment dated as of February 27, 1997 to the Credit Agreement dated as of June 27, 1996 among Hexcel Corporation and certain of its subsidiaries as borrowers, the institutions party thereto as lenders, the institutions party thereto as issuing banks, Citibank,
             N.A. as collateral agent and Credit Suisse as administrative agent (incorporated herein by reference to Exhibit 10.4(c) to Hexcel's Annual Report on Form 10-K for the year ended December
             31, 1996).

  10.1(e)    Amended and Restated Credit Agreement dated as of March 5, 1998 among Hexcel and certain subsidiaries as borrowers, the lenders and issuing banks party thereto, Citibank, N.A., as U.S.
             administrative agent, Citibank International plc, as European administrative agent and Credit
             Suisse, as syndication agent (incorporated herein by reference to Exhibit 10.4(d) to Hexcel's
             Annual Report on Form 10-K for the year ended December 31, 1997).

  10.1(f)    Second Amended and Restated Credit Agreement, dated as of September 15, 1998, by and among Hexcel and certain of its subsidiaries as borrowers, the lenders from time to time parties thereto,
             Citibank, N.A. as documentation agent, and Credit Suisse First Boston as lead arranger and as administrative agent for the lenders (incorporated herein by reference to Exhibit 10.1 of the
             Company's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1998).

  10.1(g)    First Amendment dated as of December 31, 1998 to the Second Amended and Restated Credit Agreement
             by and among Hexcel Corporation and the Foreign Borrowers from time to time party thereto, the banks and other financial institutions from time to time parties thereto, Citibank, N.A., as
             Documentation Agent, and Credit Suisse First Boston, as Administrative Agent.

  10.1(h)    Consent Letter dated as of January 15, 1999 relating to the First Amendment dated December 31,
             1998 to the Second Amended and Restated Credit Agreement dated September 15, 1998.

  10.2       Hexcel Corporation Incentive Stock Plan as amended and restated January 30, 1997 (incorporated herein by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-8,
             Registration No. 333-36163).

  10.2(a)    Hexcel Corporation Incentive Stock Plan as amended and restated January 30, 1997 and further amended December 10, 1997 (incorporated herein by reference to Exhibit 10.5(a) to the Company's
             Annual Report on Form 10-K for the fiscal year ended December 31, 1997).

  10.3       Hexcel Corporation 1998 Broad Based Incentive Stock Plan (incorporated herein by reference to
             Exhibit 4.3 of the Company's Form S-8 filed on June 19, 1998).

EXHIBIT NO.                                             DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------
  10.4       Hexcel Corporation Management Stock Purchase Plan (incorporated herein by reference to Exhibit
             10.9 to Hexcel's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1997).

  10.5       Hexcel Corporation Management Incentive Compensation Plan (incorporated herein by reference to
             Annex A of the Company's Proxy Statement dated April 20, 1998, which was previously filed electronically).

  10.6       Form of Employee Option Agreement (1998) (incorporated herein by reference to Exhibit 10.4 of the
             Company's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1998).

  10.7       Form of Employee Option Agreement (1997) (incorporated herein by reference to Exhibit 10.4 to
             Hexcel's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1997).

  10.8       Form of Employee Option Agreement (1996) (incorporated herein by reference to Exhibit 10.5 to
             Hexcel's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1996).

  10.9       Form of Employee Option Agreement (1995) (incorporated herein by reference to Exhibit 10.6 to
             Hexcel's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1996).

  10.10      Form of Retainer Fee Option Agreement for Non-Employee Directors (1997) (incorporated herein by reference to Exhibit 10.8 to Hexcel's Annual Report on Form 10-K for the fiscal year ended
             December 31, 1997).

  10.11      Form of Option Agreement (Directors) (incorporated herein by reference to Exhibit 10.13 to
             Hexcel's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).

  10.12      Form of Short-Term Option Agreement (incorporated herein by reference to Exhibit 10.8 to Hexcel's
             Quarterly Report on Form 10-Q for the Quarter ended March 31, 1996).

  10.13      Form of Performance Accelerated Restricted Stock Unit Agreement (1998) (incorporated herein by reference to Exhibit 10.2 to Hexcel's Quarterly Report on Form 10-Q for the Quarter ended March
             31, 1998).

  10.14      Form of Performance Accelerated Restricted Stock Unit Agreement (1997) (incorporated herein by reference to Exhibit 10.5 to Hexcel's Quarterly Report on Form 10-Q for the Quarter ended June 30,
             1997).

  10.15      Form of Performance Accelerated Restricted Stock Unit Agreement (1996) (incorporated herein by reference to Exhibit 10.9 to Hexcel's Quarterly Report on Form 10-Q for the Quarter ended March
             31, 1996).

  10.16      Form of Reload Option Agreement (1997) (incorporated herein by reference to Exhibit 10.8 of
             Hexcel's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1997).

  10.17      Form of Reload Option Agreement (1996) (incorporated herein by reference to Exhibit 10.10 to
             Hexcel's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1996).

  10.18      Form of Performance Accelerated Stock Option Agreement (Director) (incorporated herein by reference to Exhibit 10.6 to Hexcel's Quarterly Report on Form 10-Q for the Quarter ended June 30,
             1997).

  10.19      Form of Performance Accelerated Stock Option (Employee) (incorporated herein by reference to
             Exhibit 10.7 to Hexcel's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1997).

EXHIBIT NO.                                             DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------
  10.20      Form of Grant of Restricted Stock Unit Agreement (incorporated herein by reference to Exhibit
             10.10 to Hexcel's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1997).

  10.21      Form of Exchange Performance Accelerated Stock Option Agreement (incorporated herein by reference to Exhibit 10.3 to Hexcel's Quarterly Report on Form 10-Q for the Quarter ended September 30,
             1998).

  10.22      Hexcel Corporation 1997 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit
             10.2 to Hexcel's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1997).

  10.23      Employment Agreement dated as of February 29, 1996 between Hexcel and John J. Lee (incorporated herein by reference to Exhibit 10.14 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).

  10.23(a)   Employee Option Agreement dated as of February 29, 1996 between Hexcel and John J. Lee
             (incorporated herein by reference to Exhibit 10.14(a) to the Company's Annual Report on Form 10-K
             for the fiscal year ended December 31, 1995).

  10.23(b)   Bankruptcy Court Option Agreement dated as of February 29, 1996 between Hexcel and John J. Lee
             (incorporated herein by reference to Exhibit 10.14(b) to the Company's Annual Report on Form 10-K
             for the fiscal year ended December 31, 1995).

  10.23(c)   Performance Accelerated Restricted Stock Unit Agreement dated as of February 29, 1996 between
             Hexcel and John J. Lee (incorporated herein by reference to Exhibit 10.14(c) to the Company's
             Annual Report on Form 10-K for the fiscal year ended December 31, 1995).

  10.23(d)   Short-Term Option Agreement dated as of February 29, 1996 between Hexcel and John J. Lee
             (incorporated herein by reference to Exhibit 10.14(d) to the Company's Annual Report on Form 10-K
             for the fiscal year ended December 31, 1995).

  10.23(e)   Form of Reload Option Agreement dated as of February 29, 1996 between Hexcel and John J. Lee
             (incorporated herein by reference to Exhibit 10.14(e) to the Company's Annual Report on Form 10-K
             for the fiscal year ended December 31, 1995).

  10.23(f)   Supplemental Executive Retirement Agreement dated as of May 20, 1998 between Hexcel and John J.
             Lee (incorporated herein by reference to Exhibit 10.3 to the Company's Quarterly Report on Form
             10-Q for the Quarter ended June 30, 1998).

  10.23(g)   Summary of Terms of Employment (effective as of July 15, 1998) between Hexcel and Harold E. Kinne,
             President and Chief Operating Officer of Hexcel (incorporated herein by reference to Exhibit 10.5 of the Company's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1998).

  10.23(h)   Employment Agreement dated as of July 25, 1998 (effective date September 15, 1998) between Hexcel and Richard Wolfe, Executive V.P. of Manufacturing of Clark-Schwebel Corporation (a wholly-owned subsidiary of Hexcel) (incorporated herein by reference to Exhibit 10.6 of the Company's Quarterly
             Report on Form 10-Q for the Quarter ended September 30, 1998).

  10.23(i)   Employment Agreement dated as of July 25, 1998 (effective date September 15, 1998) between Hexcel and Jack Schwebel, Co-Chairman of Clark-Schwebel Corporation (a wholly-owned subsidiary of Hexcel)
             (incorporated herein by reference to Exhibit 10.7 of the Company's Quarterly Report on Form 10-Q
             for the Quarter ended September 30, 1998).

EXHIBIT NO.                                             DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------
  10.23(j)   Employment Agreement dated as of July 25, 1998 (effective date September 15, 1998) between Hexcel and William D. Bennison, President of Clark-Schwebel Corporation (a wholly-owned subsidiary of
             Hexcel) (incorporated herein by reference to Exhibit 10.8 of the Company's Quarterly Report on
             Form 10-Q for the Quarter ended September 30, 1998).

  10.24      Agreement dated September 3, 1996 between Hexcel Corporation and Ira J. Krakower (incorporated herein by reference to Exhibit 10.12 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997).

  10.25      Separation and Release Agreement dated as of January 29, 1998 between Hexcel Corporation and
             Juergen Habermeier (incorporated herein by reference to Exhibit 10.13 to the Company's Annual
             Report on Form 10-K for the fiscal year ended December 31, 1997).

  10.26      Agreement between Hexcel Corporation and Stephen C. Forsyth (incorporated herein by reference to
             Exhibit 10.4(L) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31,
             1994).

  10.27      Agreement between Hexcel Corporation and Gary L. Sandercock (incorporated herein by reference to
             Exhibit 10.4(I) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31,
             1994).

  10.28      Governance Agreement dated as of February 29, 1996 between Hexcel and Ciba-Geigy Limited
             (incorporated herein by reference to Exhibit 10.21 to the Company's Annual Report on Form 10-K for
             the fiscal year ended December 31, 1995).

  10.29      Registration Rights Agreement dated as of February 29, 1996 between Hexcel and Ciba-Geigy Limited
             (incorporated herein by reference to Exhibit 10.22 to the Company's Annual Report on Form 10-K for
             the fiscal year ended December 31, 1995).

  10.29(a)   Amendment No.1 dated as of December 29, 1998 to the Registration Rights Agreement by and between
             Ciba-Geigy Limited (which has since assigned the Registration Rights Agreement to Ciba Specialty
             Chemical Holding Inc.) and Hexcel Corporation.

  10.30      Agreement Governing United States Employment Matters dated as of September 29, 1995 between Hexcel and Ciba-Geigy Corporation (incorporated herein by reference to Exhibit D to Exhibit 10.1 to the
             Company's Current Report on Form 8-K as of October 13, 1995).

  10.30(a)   Amendment dated as of November 22, 1995 to the Agreement Governing United States Employment
             Matters between Hexcel and Ciba-Geigy Corporation (incorporated herein by reference to Exhibit
             10.23(a) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).

  10.31      Employment Matters Agreement dated as of February 29, 1996 among Ciba-Geigy PLC, Composite
             Materials Limited and Hexcel (incorporated herein by reference to Exhibit 10.24 to the Company's
             Annual Report on Form 10-K for the fiscal year ended December 31, 1995).

  10.32      Lease Agreement, dated as of September 15, 1998, by and among Clark-Schwebel Corporation (a wholly-owned subsidiary of Hexcel) as lessee, CSI Leasing Trust as lessor, and William J. Wade as co-trustee for CSI Leasing Trust (incorporated herein by reference to Exhibit 10.2 of the
             Company's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1998).

  12.1       Statement regarding the computation of ratio of earnings to fixed charges for the Company.

  21.1       Subsidiaries of the Company.

EXHIBIT NO.                                             DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------
  23.1       Consent of PricewaterhouseCoopers LLP.

  23.2       Consent of Deloitte & Touche LLP.

  23.3       Consent of Arthur Andersen LLP.

  23.4       Consent of Deloitte & Touche LLP.

  23.5       Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

  24.1       Powers of attorney (included on signature page to the Registration Statement).

  25.1       Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as trustee, under the Indenture relating to the Exchange Notes.

  99.1       Form of Letter of Transmittal.

  99.2       Form of Notice of Guaranteed Delivery.

  99.3       Form of Letter to Clients.

  99.4       Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

  99.5       Form of Exchange Agency Agreement.*

  99.6       Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9.

------------------------

* To be filed by Amendment.

ITEM 22.  UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 2nd day of February, 1999.

                                HEXCEL CORPORATION
                                (Registrant)

                                By:             /s/ IRA J. KRAKOWER
                                     -----------------------------------------
                                                  Ira J. Krakower
                                       SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                                   AND SECRETARY

    KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ira J. Krakower his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

       /s/ JOHN J. LEE          Chairman of the Board;       February 2, 1999
------------------------------    Chief Executive Officer;
         John J. Lee              Director

     /s/ HAROLD E. KINNE        President and Chief          February 2, 1999
------------------------------    Operating Officer;
       Harold E. Kinne            Director

    /s/ STEPHEN C. FORSYTH      Executive Vice President;    February 2, 1999
------------------------------    Chief Financial Officer
      Stephen C. Forsyth

     /s/ WAYNE C. PENSKY        Vice President; Corporate    February 2, 1999
------------------------------    Controller; Chief
       Wayne C. Pensky            Accounting Officer

   /s/ JOHN M.D. CHEESMOND      Director                     February 2, 1999
------------------------------
     John M.D. Cheesmond

    /s/ MARSHALL S. GELLER      Director                     February 2, 1999
------------------------------
      Marshall S. Geller

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ STANLEY SHERMAN        Director                     February 2, 1999
------------------------------
       Stanley Sherman

    /s/ MARTIN L. SOLOMON       Director                     February 2, 1999
------------------------------
      Martin L. Solomon

    /s/ GEORGE S. SPRINGER      Director                     February 2, 1999
------------------------------
      George S. Springer

                                Director                          , 1999
------------------------------
      Joseph T. Sullivan

                                Director                          , 1999
------------------------------
       Hermann Vodicka

                                Director                          , 1999
------------------------------
      Franklin S. Wimer

                               INDEX TO EXHIBITS

EXHIBIT NO.                                             DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------
   2.1       Strategic Alliance Agreement dated as of September 29, 1995 among Hexcel, Ciba-Geigy Limited and
             Ciba-Geigy Corporation (incorporated herein by reference to Exhibit 10.1 to the Company's Current
             Report on Form 8-K dated as of October 13, 1995).

   2.1(a)    Amendment dated as of December 12, 1995 to the Strategic Alliance Agreement among Hexcel,
             Ciba-Geigy Limited and Ciba-Geigy Corporation (incorporated herein by reference to Exhibit 2.1(a)
             to the Company's Current Report on Form 8-K dated as of March 15, 1996).

   2.1(b)    Letter Agreement dated as of February 28, 1996 among Hexcel, Ciba-Geigy Limited and Ciba-Geigy
             Corporation (incorporated herein by reference to Exhibit 2.1(b) to the Company's Current Report on
             Form 8-K dated as of March 15, 1996).

   2.1(c)    Distribution Agreement dated as of February 29, 1996 among the Company, Brochier S.A., Composite
             Materials Limited, Salver S.r.l. and Ciba Geigy Limited (incorporated by reference to Exhibit
             2.1(c) to the Company's Current Report on Form 8-K dated as of March 15, 1996).

   2.1(d)    Consent Letter dated February 21, 1997, between Hexcel and Ciba Specialty Chemicals Holding Inc.
             (incorporated herein by reference to Exhibit 2.1(d) to the Company's Annual Report on Form 10-K
             for the fiscal year ended December 31, 1997).

   2.2       Sale and Purchase Agreement dated as of April 15, 1996 among Hexcel Corporation, Hercules
             Incorporated, Hercules Nederland BV and HISPAN Corporation (incorporated herein by reference to
             Exhibit 2.2 to Hexcel's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
             1996).

   2.2(a)    Amendment Number One dated as of June 27, 1996 to the Sale and Purchase Agreement among Hexcel
             Corporation, Hercules Incorporated, Hercules Nederland BV and HISPAN Corporation (incorporated herein by reference to Exhibit 2.2 to Hexcel's Current Report on Form 8-K dated July 12, 1996).

   2.2(b)    Letter Agreement dated as of June 27, 1996 among Hexcel Corporation, Hercules Incorporated,
             Hercules Nederland BV and HISPAN Corporation (incorporated herein by reference to Exhibit 2.3 to
             Hexcel's Current Report on Form 8-K dated July 12, 1996).

   2.3       Asset Purchase Agreement by and among Stamford FHI Acquisition Corp., Fiberite, Inc. and Hexcel
             Corporation, dated as of April 21, 1997 (incorporated herein by reference to Exhibit 10.1 to
             Hexcel's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1997).

   2.3(a)    Amended and Restated Asset Purchase Agreement by and among Stamford FHI Acquisition Corp.,
             Fiberite, Inc. and Hexcel Corporation, dated as of August 25, 1997 (incorporated herein by reference to Exhibit 10.11 to Hexcel's Quarterly Report on Form 10-Q for the Quarter ended
             September 30, 1997).

   2.4       License of Intellectual Property agreement, by and among Hexcel Corporation and Fiberite, Inc., dated as of August 29, 1997 (incorporated herein by reference to Exhibit 10.12 to Hexcel's
             Quarterly Report on Form 10-Q for the Quarter ended September 30, 1997).

   2.5       Asset Purchase Agreement by and among the Company, Stamford CS Acquisition Corp., Clark-Schwebel
             Holdings, Inc. and Clark-Schwebel Inc., dated July 25, 1998 (incorporated herein by reference to
             Exhibit 2.1 of the Company's Current Report on Form 8-K, filed on July 30, 1998).

   2.5(a)    Amendment No. 1 to Asset Purchase Agreement by and among the Company, Stamford CS Acquisition
             Corp., Clark-Schwebel Holdings, Inc. and Clark-Schwebel Inc., dated as of September 15, 1998
             (incorporated by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K, filed on
             September 24, 1998).

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
EXHIBIT NO.                                             DESCRIPTION
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
   2.5(b)    Amendment No. 2 to Asset Purchase Agreement by and among the Company and EQCSI Holding Corp., formerly known as Clark-Schwebel, Inc., dated as of December 23, 1998.

   2.6       First Amended Plan of Reorganization dated as of November 7, 1994 (incorporated by reference to
             Exhibit 2 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 2,
             1994).

   3.1       Restated Certificate of Incorporation of Hexcel Corporation (incorporated herein by reference to
             Exhibit 1 to Hexcel's Registration Statement on Form 8-A dated July 9, 1996).

   3.2       Amended and Restated Bylaws of Hexcel Corporation (incorporated herein by reference to Exhibit 2 to Hexcel's Registration Statement on Form 8-A dated July 9, 1996).

   4.1       Indenture dated as of January 21, 1999 between Hexcel Corporation and The Bank of New York, as trustee, relating to the issuance of the 9 3/4% Senior Subordinated Notes due 2009.

   4.2       Registration Rights Agreement dated as of January 21, 1999 by and among Hexcel Corporation, Credit
             Suisse First Boston Corporation and Salomon Smith Barney Inc., relating to the issuance of the
             9 3/4% Senior Subordinated Notes due 2009.

   4.3       Purchase Agreement dated as of January 15, 1999 by and among Hexcel Corporation, Credit Suisse
             First Boston Corporation and Salomon Smith Barney Inc., relating to the issuance of the 9 3/4%
             Senior Subordinated Notes due 2009.

   4.4       Indenture dated as of July 24, 1996 between Hexcel Corporation and First Trust of California,
             National Association, as trustee, relating to the 7% Convertible Subordinated Notes due 2003 of
             the Company (incorporated herein by reference to Exhibit 4 to Hexcel's Quarterly Report on Form
             10-Q for the quarter ended June 30, 1996).

   4.5       Indenture dated as of February 29, 1996 between Hexcel and First Trust of California, National
             Association, as trustee, relating to the Increasing Rate Senior Subordinated Notes due 2003 of the
             Company (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form
             8-K dated as of March 15, 1996).

   4.5(a)    First Supplemental Indenture dated as of June 27, 1996 between Hexcel and First Trust of
             California, N.A., as trustee, to the Indenture dated as of February 29, 1996 between Hexcel and
             First Trust of California, N.A., as trustee (incorporated herein by reference to Exhibit 4.2(a) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997).

   4.5(b)    Second Supplemental Indenture dated as of March 5, 1998 between Hexcel and First Trust of
             California, N.A., as trustee, to the Indenture dated as of February 29, 1996 between Hexcel and
             First Trust of California, N.A., as trustee (incorporated by reference to Exhibit 4.2(b) to
             Hexcel's Annual Report on Form 10-K for the fiscal year ended December 31, 1997).

   4.5(c)    Third Supplemental Indenture dated as of September 15, 1998 between Hexcel and U.S. Bank Trust
             National Association (formerly known as First Trust of California, National Association), as
             trustee.

   4.5(d)    Fourth Supplemental Indenture dated as of January 21, 1999 between Hexcel and U.S. Bank Trust
             National Association (formerly known as First Trust of California, National Association), as
             trustee.

   4.6       Indenture dated as of August 1, 1986 between Hexcel and the Bank of California, N.A., as trustee, relating to the 7% Convertible Subordinated Notes due 2011 of the Company (incorporated herein by reference to Exhibit 4.3 to the Company's Annual Report on Form 10-K for the fiscal year ended
             December 31, 1997).

EXHIBIT NO.                                             DESCRIPTION
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
   4.6(a)    Instrument of Resignation, Appointment and Acceptance, dated as of October 1, 1993 (incorporated herein by reference to Exhibit 4.10 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993).

   5.1       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company.

  10.1       Credit Agreement dated as of June 27, 1996 among Hexcel and certain of its subsidiaries as borrowers, the institutions party thereto as lenders, the institutions party thereto as issuing banks, Citibank, N.A. as collateral agent and Credit Suisse as administrative agent (incorporated herein by reference to Exhibit 99.2 to Hexcel's Current Report on Form 8-K dated July 12, 1996).

  10.1(a)    Consent Number 1 and First Amendment dated as of July 3, 1996 to the Credit Agreement dated as of
             June 27, 1996 among Hexcel Corporation and certain of its subsidiaries as borrowers, the institutions party thereto as lenders, the institutions party thereto as issuing banks, Citibank,
             N.A. as collateral agent and Credit Suisse as administrative agent (incorporated herein by reference to Exhibit 10.2 to Hexcel's Quarterly Report on Form 10-Q for the quarter ended June 30,
             1996).

  10.1(b)    Modifications dated as of July 8, 1996 to the First Amendment to the Credit Agreement among Hexcel
             Corporation and certain of its subsidiaries as borrowers, the institutions party thereto as lenders, the institutions party thereto as issuing banks, Citibank, N.A. as collateral agent and
             Credit Suisse as administrative agent (incorporated herein by reference to Exhibit 10.3 to
             Hexcel's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1996).

  10.1(c)    Consent Number 2 and Second Amendment dated as of November 12, 1996 to the Credit Agreement dated as of June 27, 1996 among Hexcel Corporation and certain of its subsidiaries as borrowers, the institutions party thereto as lenders, the institutions party thereto as issuing banks, Citibank,
             N.A. as collateral agent and Credit Suisse as administrative agent (incorporated herein by reference to Exhibit 10.4(b) to Hexcel's Annual Report on Form 10-K for the year ended December
             31, 1996).

  10.1(d)    Consent Number 3 and Third Amendment dated as of February 27, 1997 to the Credit Agreement dated as of June 27, 1996 among Hexcel Corporation and certain of its subsidiaries as borrowers, the institutions party thereto as lenders, the institutions party thereto as issuing banks, Citibank,
             N.A. as collateral agent and Credit Suisse as administrative agent (incorporated herein by reference to Exhibit 10.4(c) to Hexcel's Annual Report on Form 10-K for the year ended December
             31, 1996).

  10.1(e)    Amended and Restated Credit Agreement dated as of March 5, 1998 among Hexcel and certain subsidiaries as borrowers, the lenders and issuing banks party thereto, Citibank, N.A., as U.S.
             administrative agent, Citibank International plc, as European administrative agent and Credit
             Suisse, as syndication agent (incorporated herein by reference to Exhibit 10.4(d) to Hexcel's
             Annual Report on Form 10-K for the year ended December 31, 1997).

  10.1(f)    Second Amended and Restated Credit Agreement, dated as of September 15, 1998, by and among Hexcel and certain of its subsidiaries as borrowers, the lenders from time to time parties thereto,
             Citibank, N.A. as documentation agent, and Credit Suisse First Boston as lead arranger and as administrative agent for the lenders (incorporated herein by reference to Exhibit 10.1 of the
             Company's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1998).

  10.1(g)    First Amendment dated as of December 31, 1998 to the Second Amended and Restated Credit Agreement
             by and among Hexcel Corporation and the Foreign Borrowers from time to time party thereto, the banks and other financial institutions from time to time parties thereto, Citibank, N.A., as
             Documentation Agent, and Credit Suisse First Boston, as Administrative Agent.

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
EXHIBIT NO.                                             DESCRIPTION
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
  10.1(h)    Consent Letter dated as of January 15, 1999 relating to the First Amendment dated December 31,
             1998 to the Second Amended and Restated Credit Agreement dated September 15, 1998.

  10.2       Hexcel Corporation Incentive Stock Plan as amended and restated January 30, 1997 (incorporated herein by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-8,
             Registration No. 333-36163).

  10.2(a)    Hexcel Corporation Incentive Stock Plan as amended and restated January 30, 1997 and further amended December 10, 1997 (incorporated herein by reference to Exhibit 10.5(a) to the Company's
             Annual Report on Form 10-K for the fiscal year ended December 31, 1997).

  10.3       Hexcel Corporation 1998 Broad Based Incentive Stock Plan (incorporated herein by reference to
             Exhibit 4.3 of the Company's Form S-8 filed on June 19, 1998).

  10.4       Hexcel Corporation Management Stock Purchase Plan (incorporated herein by reference to Exhibit
             10.9 to Hexcel's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1997).

  10.5       Hexcel Corporation Management Incentive Compensation Plan (incorporated herein by reference to
             Annex A of the Company's Proxy Statement dated April 20, 1998, which was previously filed electronically).

  10.6       Form of Employee Option Agreement (1998) (incorporated herein by reference to Exhibit 10.4 of the
             Company's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1998).

  10.7       Form of Employee Option Agreement (1997) (incorporated herein by reference to Exhibit 10.4 to
             Hexcel's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1997).

  10.8       Form of Employee Option Agreement (1996) (incorporated herein by reference to Exhibit 10.5 to
             Hexcel's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1996).

  10.9       Form of Employee Option Agreement (1995) (incorporated herein by reference to Exhibit 10.6 to
             Hexcel's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1996).

  10.10      Form of Retainer Fee Option Agreement for Non-Employee Directors (1997) (incorporated herein by reference to Exhibit 10.8 to Hexcel's Annual Report on Form 10-K for the fiscal year ended
             December 31, 1997).

  10.11      Form of Option Agreement (Directors) (incorporated herein by reference to Exhibit 10.13 to
             Hexcel's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).

  10.12      Form of Short-Term Option Agreement (incorporated herein by reference to Exhibit 10.8 to Hexcel's
             Quarterly Report on Form 10-Q for the Quarter ended March 31, 1996).

  10.13      Form of Performance Accelerated Restricted Stock Unit Agreement (1998) (incorporated herein by reference to Exhibit 10.2 to Hexcel's Quarterly Report on Form 10-Q for the Quarter ended March
             31, 1998).

  10.14      Form of Performance Accelerated Restricted Stock Unit Agreement (1997) (incorporated herein by reference to Exhibit 10.5 to Hexcel's Quarterly Report on Form 10-Q for the Quarter ended June 30,
             1997).

  10.15      Form of Performance Accelerated Restricted Stock Unit Agreement (1996) (incorporated herein by reference to Exhibit 10.9 to Hexcel's Quarterly Report on Form 10-Q for the Quarter ended March
             31, 1996).

  10.16      Form of Reload Option Agreement (1997) (incorporated herein by reference to Exhibit 10.8 of
             Hexcel's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1997).

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
EXHIBIT NO.                                             DESCRIPTION
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
  10.17      Form of Reload Option Agreement (1996) (incorporated herein by reference to Exhibit 10.10 to
             Hexcel's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1996).

  10.18      Form of Performance Accelerated Stock Option Agreement (Director) (incorporated herein by reference to Exhibit 10.6 to Hexcel's Quarterly Report on Form 10-Q for the Quarter ended June 30,
             1997).

  10.19      Form of Performance Accelerated Stock Option (Employee) (incorporated herein by reference to
             Exhibit 10.7 to Hexcel's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1997).

  10.20      Form of Grant of Restricted Stock Unit Agreement (incorporated herein by reference to Exhibit
             10.10 to Hexcel's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1997).

  10.21      Form of Exchange Performance Accelerated Stock Option Agreement (incorporated herein by reference to Exhibit 10.3 to Hexcel's Quarterly Report on Form 10-Q for the Quarter ended September 30,
             1998).

  10.22      Hexcel Corporation 1997 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit
             10.2 to Hexcel's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1997).

  10.23      Employment Agreement dated as of February 29, 1996 between Hexcel and John J. Lee (incorporated herein by reference to Exhibit 10.14 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).

  10.23(a)   Employee Option Agreement dated as of February 29, 1996 between Hexcel and John J. Lee
             (incorporated herein by reference to Exhibit 10.14(a) to the Company's Annual Report on Form 10-K
             for the fiscal year ended December 31, 1995).

  10.23(b)   Bankruptcy Court Option Agreement dated as of February 29, 1996 between Hexcel and John J. Lee
             (incorporated herein by reference to Exhibit 10.14(b) to the Company's Annual Report on Form 10-K
             for the fiscal year ended December 31, 1995).

  10.23(c)   Performance Accelerated Restricted Stock Unit Agreement dated as of February 29, 1996 between
             Hexcel and John J. Lee (incorporated herein by reference to Exhibit 10.14(c) to the Company's
             Annual Report on Form 10-K for the fiscal year ended December 31, 1995).

  10.23(d)   Short-Term Option Agreement dated as of February 29, 1996 between Hexcel and John J. Lee
             (incorporated herein by reference to Exhibit 10.14(d) to the Company's Annual Report on Form 10-K
             for the fiscal year ended December 31, 1995).

  10.23(e)   Form of Reload Option Agreement dated as of February 29, 1996 between Hexcel and John J. Lee
             (incorporated herein by reference to Exhibit 10.14(e) to the Company's Annual Report on Form 10-K
             for the fiscal year ended December 31, 1995).

  10.23(f)   Supplemental Executive Retirement Agreement dated as of May 20, 1998 between Hexcel and John J.
             Lee (incorporated herein by reference to Exhibit 10.3 to the Company's Quarterly Report on Form
             10-Q for the Quarter ended June 30, 1998).

  10.23(g)   Summary of Terms of Employment (effective as of July 15, 1998) between Hexcel and Harold E. Kinne,
             President and Chief Operating Officer of Hexcel (incorporated herein by reference to Exhibit 10.5 of the Company's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1998).

  10.23(h)   Employment Agreement dated as of July 25, 1998 (effective date September 15, 1998) between Hexcel and Richard Wolfe, Executive V.P. of Manufacturing of Clark-Schwebel Corporation (a wholly-owned subsidiary of Hexcel) (incorporated herein by reference to Exhibit 10.6 of the Company's Quarterly
             Report on Form 10-Q for the Quarter ended September 30, 1998).

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
EXHIBIT NO.                                             DESCRIPTION
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
  10.23(i)   Employment Agreement dated as of July 25, 1998 (effective date September 15, 1998) between Hexcel and Jack Schwebel, Co-Chairman of Clark-Schwebel Corporation (a wholly-owned subsidiary of Hexcel)
             (incorporated herein by reference to Exhibit 10.7 of the Company's Quarterly Report on Form 10-Q
             for the Quarter ended September 30, 1998).

  10.23(j)   Employment Agreement dated as of July 25, 1998 (effective date September 15, 1998) between Hexcel and William D. Bennison, President of Clark-Schwebel Corporation (a wholly-owned subsidiary of
             Hexcel) (incorporated herein by reference to Exhibit 10.8 of the Company's Quarterly Report on
             Form 10-Q for the Quarter ended September 30, 1998).

  10.24      Agreement dated September 3, 1996 between Hexcel Corporation and Ira J. Krakower (incorporated herein by reference to Exhibit 10.12 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997).

  10.25      Separation and Release Agreement dated as of January 29, 1998 between Hexcel Corporation and
             Juergen Habermeier (incorporated herein by reference to Exhibit 10.13 to the Company's Annual
             Report on Form 10-K for the fiscal year ended December 31, 1997).

  10.26      Agreement between Hexcel Corporation and Stephen C. Forsyth (incorporated herein by reference to
             Exhibit 10.4(L) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31,
             1994).

  10.27      Agreement between Hexcel Corporation and Gary L. Sandercock (incorporated herein by reference to
             Exhibit 10.4(I) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31,
             1994).

  10.28      Governance Agreement dated as of February 29, 1996 between Hexcel and Ciba-Geigy Limited
             (incorporated herein by reference to Exhibit 10.21 to the Company's Annual Report on Form 10-K for
             the fiscal year ended December 31, 1995).

  10.29      Registration Rights Agreement dated as of February 29, 1996 between Hexcel and Ciba-Geigy Limited
             (incorporated herein by reference to Exhibit 10.22 to the Company's Annual Report on Form 10-K for
             the fiscal year ended December 31, 1995).

  10.29(a)   Amendment No.1 dated as of December 29, 1998 to the Registration Rights Agreement by and between
             Ciba-Geigy Limited (which has since assigned the Registration Rights Agreement to Ciba Specialty
             Chemical Holding Inc.) and Hexcel Corporation.

  10.30      Agreement Governing United States Employment Matters dated as of September 29, 1995 between Hexcel and Ciba-Geigy Corporation (incorporated herein by reference to Exhibit D to Exhibit 10.1 to the
             Company's Current Report on Form 8-K as of October 13, 1995).

  10.30(a)   Amendment dated as of November 22, 1995 to the Agreement Governing United States Employment
             Matters between Hexcel and Ciba-Geigy Corporation (incorporated herein by reference to Exhibit
             10.23(a) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).

  10.31      Employment Matters Agreement dated as of February 29, 1996 among Ciba-Geigy PLC, Composite
             Materials Limited and Hexcel (incorporated herein by reference to Exhibit 10.24 to the Company's
             Annual Report on Form 10-K for the fiscal year ended December 31, 1995).

  10.32      Lease Agreement, dated as of September 15, 1998, by and among Clark-Schwebel Corporation (a wholly-owned subsidiary of Hexcel) as lessee, CSI Leasing Trust as lessor, and William J. Wade as co-trustee for CSI Leasing Trust (incorporated herein by reference to Exhibit 10.2 of the
             Company's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1998).

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
EXHIBIT NO.                                             DESCRIPTION
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
  12.1       Statement regarding the computation of ratio of earnings to fixed charges for the Company.

  21.1       Subsidiaries of the Company.

  23.1       Consent of PricewaterhouseCoopers LLP.

  23.2       Consent of Deloitte & Touche LLP.

  23.3       Consent of Arthur Andersen LLP.

  23.4       Consent of Deloitte & Touche LLP.

  23.5       Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

  24.1       Powers of attorney (included on signature page to the Registration Statement).

  25.1       Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as trustee, under the Indenture relating to the Exchange Notes.

  99.1       Form of Letter of Transmittal.

  99.2       Form of Notice of Guaranteed Delivery.

  99.3       Form of Letter to Clients.

  99.4       Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

  99.5       Form of Exchange Agency Agreement.*

  99.6       Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9.

------------------------

*   To be filed by Amendment.